 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996

                                                 REGISTRATION NO. 333-16339
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                             REGISTRATION STATEMENT

                                    ON

                                 FORM S-4
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                            SIGNATURE RESORTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 MARYLAND                                           95-4582157
       (STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)

                                      6552
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                               ----------------
                     5933 WEST CENTURY BOULEVARD, SUITE 210
                         LOS ANGELES, CALIFORNIA 90045
                                 (310) 348-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ANDREW D. HUTTON, ESQ.,
                       VICE PRESIDENT AND GENERAL COUNSEL
                            SIGNATURE RESORTS, INC.
                     5933 WEST CENTURY BOULEVARD, SUITE 210
                         LOS ANGELES, CALIFORNIA 90045
                                 (310) 348-1000
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                                    COPY TO:

            EDWARD H. BROWN, ESQ.                          THOMAS J. MORGAN, ESQ.
       SCHREEDER, WHEELER & FLINT, LLP                   GALLAGHER & KENNEDY, P.A.
            1600 CANDLER BUILDING                        2600 NORTH CENTRAL AVENUE
         127 PEACHTREE STREET, N.E.                     PHOENIX, ARIZONA 85004-3020
         ATLANTA, GEORGIA 30303-1845

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of AVCOM International, Inc. and Signature Resorts, Inc. pursuant to an Agreement and Plan of Merger, dated as of September 22, 1996, described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

                               ----------------
  IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX: [_]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           AVCOM INTERNATIONAL, INC.
                                561 HIGHWAY 179
                             SEDONA, ARIZONA 86336

                            December 20, 1996

Dear Shareholder:

  This booklet contains the Notice of Meeting and Proxy Statement/Prospectus for a Special Meeting of the Shareholders (the "SPECIAL MEETING") of AVCOM International, Inc. ("AVCOM") to be held on January 10, 1997, commencing at 8:00 a.m., local time, at Poco Diablo Resort, 1736 Highway 179, Sedona, Arizona 86336.

  The purpose of the Special Meeting is to consider and vote upon the Agreement and Plan of Merger as amended (as amended, the "MERGER AGREEMENT") described in the accompanying Proxy Statement/Prospectus pursuant to which ASP Acquisition Corp. ("ASP"), a subsidiary of Signature Resorts, Inc. ("SIGNATURE"), would be merged with and into AVCOM (the "MERGER"). If the Merger Agreement is approved, each outstanding share of common stock of AVCOM ("AVCOM STOCK") will be converted into and exchanged for the right to receive shares of common stock of Signature (the "SIGNATURE STOCK"). The accompanying Proxy Statement/Prospectus includes a description of the terms and conditions of the proposed Merger, a description of the business of the parties and their respective subsidiaries, and information regarding management and certain other information, including a description of the appraisal rights of shareholders.

  Notwithstanding the foregoing, ten percent (10%) of the aggregate shares of Signature Stock to be received by the shareholders of AVCOM upon consummation of the proposed Merger, will be held and made subject to an escrow established as a procedure for the satisfaction of any claims by Signature for indemnification pursuant to the Merger Agreement. See "THE PROPOSED MERGER-- Escrow Agreement and Indemnity" in the Proxy Statement/Prospectus.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF AVCOM AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL AND FOR ADOPTION OF THE MERGER AGREEMENT.

  The affirmative vote of the holders of a majority of the outstanding AVCOM Stock is required to approve the Merger Agreement. All of the directors and executive officers of AVCOM, who, as of December 12, 1996, in the aggregate beneficially owned approximately 38.2% of the outstanding shares of AVCOM Stock, have indicated that they intend to vote in favor of approval and adoption of the Merger Agreement. A form of proxy is enclosed, and you are urged to complete, sign and return it to AVCOM as soon as possible in the enclosed, stamped envelope. If you attend the Special Meeting you may revoke your proxy at that time simply by requesting the right to vote in person.

  Should you have any questions concerning the merger or the accompanying Proxy Statement/Prospectus, or require any assistance in completing your proxy card, please feel free to contact the undersigned at 561 Highway 179, Sedona, Arizona 86336, (520) 282-1983.

                                          Sincerely,

                                          /s/ Gary L. Hughes

                                          Gary L. Hughes
                                          Chairman of the Board of Directors

                           AVCOM INTERNATIONAL, INC.
                                561 HIGHWAY 179
                             SEDONA, ARIZONA 86336

                 ---------------------------------------------

 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 10, 1997

                 ---------------------------------------------

  Notice is hereby given that a Special Meeting of Shareholders (the "SPECIAL MEETING") of AVCOM International, Inc. ("AVCOM") will be held on January 10, 1997, commencing at 8:00 a.m., local time, at Poco Diablo Resort, 1736 Highway 179, Sedona, Arizona 86336, for the purpose of considering and voting upon:

  (1) An Agreement and Plan of Merger as amended (as amended, the "MERGER AGREEMENT") providing for the merger (the "MERGER") of ASP Acquisition Corp. ("ASP"), a subsidiary of Signature Resorts, Inc. ("SIGNATURE") with and into AVCOM, with the result being AVCOM becoming a wholly owned subsidiary of Signature; and

  (2) Such other business as may lawfully come before the meeting or any adjournment thereof.

  In connection with the Merger, each outstanding share of common stock of AVCOM ("AVCOM STOCK") will be converted into the right to receive $5.00 (subject to adjustment) of Merger consideration to be delivered in the form of shares of common stock of Signature ("SIGNATURE STOCK"). The initial conversion ratio is .26 shares of Signature Stock for each share of AVCOM Stock. The conversion ratio is subject to adjustments which could permit the value of the Merger consideration to fluctuate between a maximum of $6.00 and a minimum of $4.00 for each share of AVCOM Stock. In lieu of the issuance of fractional shares of Signature Stock, there will be paid in cash an amount (computed to the nearest cent) equal to the value of any fractional share. The Merger Agreement and the Merger are described in detail in the accompanying Proxy Statement/Prospectus. Notwithstanding the foregoing, ten percent (10%) of the aggregate shares of Signature Stock to be received by the shareholders of AVCOM, will be held and made subject to an escrow established as a procedure for the satisfaction of any claims by Signature for indemnification pursuant to the Merger Agreement. See "THE PROPOSED MERGER--Escrow Agreement and Indemnity" in the Proxy Statement/Prospectus.

  If the Merger is consummated, shareholders dissenting therefrom will be entitled to be paid the "fair value" of their shares in cash, provided that they shall have filed a written notice of intent to demand payment for their shares before the vote of shareholders is taken thereon, have not voted their shares in favor of the Merger and have complied with the further provisions of
Section 262 of the Delaware General Corporation Law, regarding the rights of dissenting shareholders, all as more fully set forth under "THE PROPOSED MERGER--Appraisal Rights of Shareholders" and in Appendix C to the attached Proxy Statement/Prospectus.

  The Board of Directors of AVCOM unanimously recommends that shareholders vote FOR the approval and adoption of the Merger, the Merger Agreement, and the transactions contemplated thereby.

  Only shareholders of record at the close of business on December 12, 1996, which the Board of Directors of AVCOM has fixed as the record date for the Special Meeting, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A complete list of such shareholders will be available for examination at the offices of AVCOM in Sedona, Arizona, during normal business hours by any AVCOM shareholder, for any purpose germane to the Special Meeting, for a period of ten days prior to the Special Meeting.

  A form of proxy and a Proxy Statement/Prospectus are enclosed. The approval of the Merger requires the affirmative vote of the holders of a majority of the AVCOM Stock. To assure representation at the Special Meeting, you are requested to sign, date and return the proxy promptly in the enclosed, stamped envelope. If you attend the Special Meeting you may revoke your proxy at that time simply by requesting the right to vote in person. Prior to the Special Meeting you may withdraw a previously submitted proxy by notifying the Secretary of AVCOM, in writing or by submitting an executed, later dated proxy to AVCOM as more fully described under "INFORMATION REGARDING THE SPECIAL MEETING."

                                          By Order of the Board of Directors,

                                          /s/ Gary L. Hughes

                                          Gary L. Hughes, President

December 20, 1996

PROXY STATEMENT/PROSPECTUS

                           AVCOM INTERNATIONAL, INC.
                                PROXY STATEMENT

                     FOR A SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON JANUARY 10, 1997

                         -----------------------------

                            SIGNATURE RESORTS, INC.
                                  PROSPECTUS
                            SHARES OF COMMON STOCK

                         -----------------------------

  This Proxy Statement/Prospectus is being furnished to the shareholders of AVCOM International, Inc., a Delaware corporation ("AVCOM") in connection with the solicitation of proxies by the AVCOM Board of Directors for use at a special meeting of shareholders to be held at 8:00 a.m., local time, on January 10, 1997 (the "SPECIAL MEETING"). The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated September 22, 1996 as amended November 15, 1996 and December 18, 1996 (as amended, the "MERGER AGREEMENT") by and among AVCOM and Signature Resorts, Inc. ("SIGNATURE"), which when consummated will result in the merger of ASP Acquisition Corp., a subsidiary of Signature ("ASP"), into AVCOM, with AVCOM then becoming a wholly owned subsidiary of Signature (the "MERGER"). See "SUMMARY--Terms of the Merger."

  This Proxy Statement/Prospectus also serves as a prospectus of Signature relating to up to 1,494,957 shares of Signature common stock, $.01 par value (all shares of Signature common stock, including those to be delivered to AVCOM shareholders, referred to herein as the "SIGNATURE STOCK") to be issued to the shareholders of AVCOM upon consummation of the proposed Merger. Upon consummation of the Merger, each outstanding share of AVCOM common stock (the "AVCOM STOCK") (excluding treasury shares and shares held by shareholders who perfect their appraisal rights) will be converted into the right to receive $5.00 (subject to adjustment to a maximum of $6.00 or a minimum of $4.00 based upon the market value of Signature Stock at the time of consummation of the Merger), to be paid in the form of shares of Signature Stock. The value of each share of Signature Stock, for the purposes of determining the number of shares issuable upon conversion, will equal the mean average of the high and low trading prices of Signature Stock as reported on the NASDAQ National Market, for each of the ten consecutive days immediately preceding ten days prior to the closing date of the Merger (the "CLOSING DATE"). The initial conversion rate is .26 shares of Signature Stock for each share of AVCOM Stock. This conversion rate is fixed unless the value of Signature Stock as of the Closing Date is greater than $23.33, or less than $15.55, in which case the conversion rate will be adjusted to insure that each share of AVCOM Stock is converted into consideration of not more than $6.00, nor less than $4.00, respectively, in shares of Signature Stock.

  SEE "RISK FACTORS" COMMENCING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHAREHOLDERS SHOULD CONSIDER PRIOR TO VOTING ON THE MERGER.

  THE SHARES OF SIGNATURE STOCK TO BE RECEIVED IN THIS MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Proxy Statement/Prospectus is December 20, 1996

  Signature Stock is traded and its quotations are reported on the National Market System of the National Association of Securities Dealers Automated Quotations System (the "NASDAQ NATIONAL MARKET") under the symbol "SIGR." AVCOM Stock is traded on the over-the-counter market under the symbol "AVMI." On December 16, 1996, the closing sale price for Signature Stock, as reported on the NASDAQ National Market, was $35 7/8 per share and the closing bid price per share for AVCOM Stock was $4 7/8.

  The transaction is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (except to the extent of any cash payments that AVCOM shareholders receive upon conversion of their shares of AVCOM Stock or upon the exercise of any shareholder's appraisal rights). See "SUMMARY--Federal Income Tax Consequences," and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

  NO ASSURANCE CAN BE GIVEN THAT THE SIGNATURE STOCK VALUE WILL REFLECT THE MARKET VALUE OF THE SHARES OF SIGNATURE STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A SHAREHOLDER OR AT ANY OTHER TIME. THE VALUE OF A SHARE OF SIGNATURE STOCK RECEIVED BY A SHAREHOLDER MAY BE GREATER OR LESS THAN THE SIGNATURE STOCK VALUE DUE TO NUMEROUS MARKET FORCES.

  The Board of Directors of AVCOM (the "AVCOM BOARD") recommend that shareholders vote FOR the approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby.

  The information contained in this Proxy Statement/Prospectus with respect to AVCOM has been supplied by AVCOM, and the information contained herein with respect to Signature and ASP Acquisition Corp. has been supplied by Signature.

  This Proxy Statement/Prospectus, the Notice of Special Meeting of Shareholders and a form of proxy were first mailed to the shareholders of AVCOM on or about December 20, 1996.

                             AVAILABLE INFORMATION

  Signature is subject to the information and requirements of the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("COMMISSION"). Such reports and other information filed by Signature with the Commission can be inspected and copied at the Public Reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, NY 10048, and 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Web Site is http://www.sec.gov.

  Signature's Common Stock is quoted on the NASDAQ National Market (Symbol:
SIGR), and reports and other information concerning Signature can be inspected at the National Association of Securities Dealers, Report Section, 1735 "K" Street, N.W., Washington, D.C. 20006.

  Signature has filed with the Commission a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") (of which this Proxy Statement/Prospectus is part) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the shares of Signature Stock which may be issued in connection with the Merger. This Proxy Statement/Prospectus ("PROXY STATEMENT/PROSPECTUS") does not contain all of the information set forth in the Registration Statement and exhibits thereto covering the securities offered hereby which has been filed by Signature with the Commission. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For such further information, reference is made to the Registration Statement.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AVCOM OR SIGNATURE. NEITHER THE DE-LIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURI-TIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF AVCOM OR SIGNATURE SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

  EMBASSY VACATION RESORTSM IS A SERVICE MARK OF THE PROMUS HOTEL CORPORATION. WESTIN HOTELS & RESORTSSM IS A SERVICE MARK OF THE WESTIN HOTEL COMPANY.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................   ii
INTRODUCTION..............................................................    1
SUMMARY...................................................................    2
Business of Signature.....................................................    2
Recent Developments.......................................................    4
Business of AVCOM.........................................................    5
Terms of Merger...........................................................    6
Examples of Conversion Ratio..............................................    6
Reasons for the Merger....................................................    7
Escrow Agreement..........................................................   10
The Special Meeting of Shareholders; Vote Required; Record Date...........   10
Appraisal Rights of AVCOM Shareholders....................................   10
Federal Income Tax Consequences...........................................   10
Accounting Treatment......................................................   11
Markets and Market Prices.................................................   11
Conditions, Termination and Termination Fee...............................   12
Effect of Merger on Shareholders..........................................   12
Risk Factors..............................................................   12
Regulatory Approvals......................................................   13
Comparative Per Share Data (Unaudited)....................................   13
RISK FACTORS..............................................................   15
Conversion Ratio..........................................................   15
Escrow Agreement..........................................................   15
Risks Related to the Merger...............................................   15
Acquisition Strategy and Risks Related to Rapid Growth....................   17
Variability of Quarterly Results; Possible Volatility of Stock Price......   17
Risk of Development and Construction Activities...........................   18
Risks of the St. John Acquisition.........................................   18
Risk of Increasing Leverage; Restrictive Covenants........................   19
Limited Operating History.................................................   19
General Economic Conditions; Concentration in Timeshare Industry;
 Geographic Concentration of Investments..................................   19
Risks Associated with Customer Financing..................................   20
Risks of Hedging Activities...............................................   20
Risks Associated with Customer Default....................................   20
Competition...............................................................   21
Dependence on Vacation Interval Exchange Networks; Risk of Inability to
 Qualify Resorts..........................................................   22
Dependence on Key Personnel...............................................   22
Regulation of Marketing and Sales of Vacation Intervals; Other Laws.......   22
Possible Environmental Liabilities........................................   23
Costs of Compliance with Laws Governing Accessibility of Facilities to
 Disabled Persons.........................................................   24
Natural Disasters; Uninsured Loss.........................................   25
Effective Voting Control by Existing Shareholders; Westin Director
 Designation..............................................................   25
Dividend Policy...........................................................   25
Risk of Tax Re-Classification of Independent Contractors and Resulting Tax
 Liability; Cost of Compliance with Applicable Laws.......................   26
Limited Resale Market for Vacation Intervals..............................   26
Risks Related to Operations in St. Maarten, Netherlands Antilles..........   26
Potential Conflicts of Interest...........................................   27

                                                                            PAGE
                                                                            ----
Risks Related to Westin Agreement; Limited Control of Resorts and
 Termination..............................................................   27
Risks Associated with Partnership Investment in Poipu Partnership.........   27
Anti-takeover Effect of Certain Provisions of Maryland Law and Signature's
 Charter and Bylaws.......................................................   28
Shares Eligible for Future Sale...........................................   28
Potential Dilutive Effect of Signature Stock..............................   29
Risk Associated with Proposed Offerings...................................   29
INFORMATION REGARDING THE SPECIAL MEETING.................................   30
Special Meeting...........................................................   30
Date, Time and Place......................................................   30
Record Date; Vote Required................................................   30
Voting and Revocation of Proxies..........................................   30
Solicitation of Proxies...................................................   31
THE PROPOSED MERGER.......................................................   32
General Description of Merger.............................................   32
Escrow Agreement and Indemnity............................................   34
Conditions of the Merger..................................................   35
Accounting Treatment......................................................   37
Signature Loan to AVCOM...................................................   37
Termination of Merger Agreement...........................................   37
Reasons for the Merger....................................................   38
Background of the Merger..................................................   41
Transaction Costs and Anticipated Financial Commitments...................   41
Management After the Merger...............................................   42
Conduct of Business of AVCOM Pending Closing..............................   50
Certain Relationships and Related Transactions............................   51
Resales of Stock After the Merger.........................................   53
Regulatory Approvals......................................................   53
Appraisal Rights of Shareholders..........................................   54
Surrender of Stock Certificates and Receipt of Merger Consideration.......   55
INFORMATION REGARDING SIGNATURE RESORTS, INC. ............................   56
Corporate Background......................................................   56
Business..................................................................   56
Description of Signature's Resorts........................................   62
Customer Financing........................................................   71
Sales and Marketing.......................................................   72
Acquisition Process.......................................................   73
Other Operations..........................................................   74
Vacation Interval Ownership...............................................   74
Participation in Vacation Interval Exchange Networks......................   75
Future Acquisitions.......................................................   75
Competition...............................................................   76
Governmental Regulation...................................................   76
Employees.................................................................   79
Insurance, Legal Proceedings..............................................   79
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   79
Principal Shareholders....................................................   90
Description of Capital Stock..............................................   92
Shares Eligible for Future Sale...........................................   93

                                                                            PAGE
                                                                            ----
Changes in and Disagreements With Accountants on Accounting and Financial
 Disclosure...............................................................   94
Trademarks and Signature Name.............................................   95
INFORMATION REGARDING AVCOM INTERNATIONAL, INC. ..........................   96
Business Overview.........................................................   96
Administrative and Operating Facilities...................................   96
Description of AVCOM's Resorts............................................   96
Regulatory Matters........................................................   98
Sales and Marketing.......................................................   99
Employees.................................................................   99
Legal Proceedings.........................................................   99
Management................................................................  100
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  102
Principal Shareholders....................................................  111
Description of Capital Stock..............................................  112
SELECTED FINANCIAL DATA...................................................  114
Selected Financial Data of AVCOM International, Inc.......................  114
Selected Consolidated Historical Financial Information of Signature
 Resorts, Inc.............................................................  116
PRO FORMA COMBINED FINANCIAL STATEMENTS (Unaudited).......................  118
MARKET PRICE DATA.........................................................  128
Signature Resorts, Inc....................................................  128
AVCOM International, Inc..................................................  128
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.....................  129
COMPARISON OF RIGHTS OF SHAREHOLDERS......................................  130
Directors.................................................................  131
Removal of Directors......................................................  131
Limitation on Personal Liability of Directors.............................  132
Indemnification of Officers and Directors and Advancement of Expenses.....  132
Shareholder Inspection; Action by Written Consent; Special Meetings.......  133
Cumulative Voting.........................................................  133
Dividends.................................................................  133
Amendment or Repeal of the Certificate of Incorporation and By-Laws.......  134
Advance Notice of Director Nominations and New Business...................  134
Restrictions on Business Combinations/Corporate Control...................  134
Control Share Acquisitions................................................  135
Shareholder Vote for Mergers..............................................  136
Dissenters' Rights in Mergers.............................................  136
EXPERTS...................................................................  136
LEGAL MATTERS.............................................................  136
OTHER MATTERS.............................................................  137
INDEX TO FINANCIAL STATEMENTS.............................................  F-1
APPENDICES
Agreement and Plan of Merger as amended...................................  A-1
Escrow Agreement..........................................................  B-1
Appraisal Rights--Section 262 of the Delaware General Corporation Law.....  C-1

                                 INTRODUCTION

  This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of AVCOM of proxies for use at the Special Meeting of shareholders to be held on January 10, 1997 at the time and place set forth in the accompanying Notices of Special Meeting and at any adjournments thereof. The Special Meeting has been called for the purpose of considering and acting upon the proposed Merger. Unless otherwise stated herein, capitalized terms shall have the same meaning as defined in the Merger Agreement.

  HOLDERS OF AVCOM STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED.

  Any proxy given pursuant to this solicitation may be revoked at any time before it is voted by so notifying the Secretary of AVCOM in writing or by submitting an executed later dated proxy to: AVCOM International, Inc., by mail: P. O. Box 1243, Sedona, Arizona 86339, or if in person: 561 Highway 179, Sedona, Arizona 86336, Attention: Corporate Secretary, prior to the Special Meeting or by appearance at the Special Meeting and requesting the right to vote in person, without compliance with any other formalities. If the proxy is properly signed and returned by a shareholder and is not revoked, it will be voted at the Special Meeting in the manner specified therein. If no instructions are indicated, such proxies will be voted FOR approval of the Merger Agreement, and in the discretion of the proxy holder, as to any other matter which may properly come before the Special Meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the Special Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the proposal regarding the Merger Agreement at the time of the Special Meeting.

  Whether or not the Merger is consummated, all expenses of this solicitation, including the cost of preparing, printing and mailing this Proxy Statement/Prospectus (which will include fees and expenses of counsel and accountants), will be paid by each party to the extent of their respective expenses. In addition to solicitation by mail, directors, officers and regular employees of AVCOM may solicit proxies by telephone, facsimile transmission, telegram or personal meeting, for which they will receive no compensation in addition to their regular compensation. D.F. King & Co., Inc. ("KING") has also been retained to assist in the solicitation of proxies for the Special Meeting. King will be compensated for its services. See "INFORMATION REGARDING THE SPECIAL MEETING--Solicitation of Proxies."

  As of December 12, 1996, AVCOM had authorized capital stock of 10,000,000 shares of common stock of which 5,274,636 shares were issued and outstanding, including 12,000 shares held in treasury which will be canceled prior to the Merger. AVCOM also has authorized 1,400,000 shares of preferred stock (the "AVCOM PREFERRED"). As a condition to the consummation of the Merger, all 1,310,700 shares of the AVCOM Preferred were converted into AVCOM Stock at a conversion rate of one share of AVCOM Stock for each share of AVCOM Preferred. The conversion of the AVCOM Preferred into common shares was approved on October 24, 1996. There are, in the aggregate, 750,000 shares of AVCOM Stock reserved for issuance pursuant to an AVCOM stock option plan, of which stock options for 300,000 shares of AVCOM Stock are outstanding. Options granted outside of the AVCOM stock option plan to acquire an additional 100,000 shares of AVCOM Stock are also outstanding. In addition, there is an option to acquire 350,000 shares of AVCOM Stock, the validity of which is being challenged by AVCOM. All valid options outstanding at the Closing Date to acquire AVCOM Stock will be converted into the right to receive shares of Signature Stock based upon the value of the option at the effective time of the Merger, unless Signature elects, at its option, to convert an option into an option to acquire Signature Stock. See "THE PROPOSED MERGER--General Description of the Merger."

  Only shareholders of record at the close of business on December 12, 1996, which the Board of Directors of AVCOM has set as the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

                                    SUMMARY

  The following is a summary of certain information contained in this Proxy Statement/Prospectus, which is qualified in its entirety by reference to the more detailed textual information and financial data set forth elsewhere in this Proxy Statement/Prospectus (including the appendix items), and the documents referenced herein. Unless the context otherwise indicates, references to "Signature" and "AVCOM" includes their respective corporate and partnership predecessors and wholly-owned subsidiaries and affiliates. This Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. Signature's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

BUSINESS OF SIGNATURE

  Signature Resorts, Inc., is one of the largest developers and operators of timeshare resorts in North America, based on the number of resorts in sales. Signature is devoted exclusively to timeshare operations and owns eight timeshare resorts currently in sales, which include one under construction, and a ninth resort in sales in which Signature holds a partial interest (the "EXISTING RESORTS"). The Existing Resorts are located in a variety of resort destinations including Hilton Head Island, South Carolina, Koloa, Kauai, Hawaii, the Orlando, Florida area (two resorts), St. Maarten, Netherlands Antilles (two resorts), Branson, Missouri, South Lake Tahoe, California and Avila Beach, California. In addition, in December 1996 Signature announced plans for the acquisition and development of its tenth resort to be located in St. John, U.S. Virgin Islands. Signature's principal operations currently consist of (i) acquiring, developing and operating timeshare resorts, (ii) marketing and selling timeshare interests in its resorts, which typically entitle the buyer to use a fully-furnished vacation residence, generally for a one-week period each year ("VACATION INTERVALS") and (iii) providing financing for the purchase of Vacation Intervals at its resorts.

  Signature believes that, based on published industry data, it is the only developer and operator of timeshare resorts in North America that will offer Vacation Intervals in each of the three principal price segments of the market (value, upscale (characterized by high quality accommodations and service) and luxury (characterized by elegant accommodations and personalized service)). Signature's resorts operate in the following three general categories, each differentiated by price range, brand affiliation and quality of accommodations:

  . Non-Branded Resorts. Vacation Intervals at Signature's six non-branded resorts, which are not affiliated with any hotel chain, generally sell for $6,000 to $15,000 and are targeted to buyers with annual incomes ranging from $35,000 to $80,000. Signature believes its non-branded resorts offer buyers an economical alternative to branded timeshare resorts (such as Embassy Vacation Resorts and Westin Vacation Club resorts) or traditional vacation lodging alternatives. Vacation Intervals at AVCOM resorts generally sell for $9,000 to $18,000 and are targeted to buyers in the same non-branded market segment.

  . Embassy Vacation Resorts. Vacation Intervals at Signature's three Embassy Vacation Resorts generally sell for $14,000 to $20,000 and are targeted to buyers with annual incomes ranging from $60,000 to $150,000. Embassy Vacation Resorts are designed to provide timeshare accommodations that offer the high quality and value that is represented by more than 135 Embassy Suites hotels throughout North America.

  . Westin Vacation Club Resorts. Through its agreement with Westin Hotels & Resorts ("WESTIN"), Signature has the exclusive right through May 2001 to jointly acquire, develop and market with Westin "four-star" and "five-star" timeshare resorts located in North America, Mexico and the Caribbean (the "WESTIN AGREEMENT"). Signature anticipates that Vacation Intervals at Westin Vacation Club resorts generally will sell for $18,000 to $25,000 and will be targeted to buyers with annual incomes ranging from $80,000 to $250,000. The Westin Agreement represents Westin's entry into the timeshare market. Signature and Westin recently announced plans for the acquisition and development of the first Westin Vacation Club resort to be located in St. John, U.S. Virgin Islands. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Description of Signature's Resorts."

  For the twelve month period ended September 30, 1996, Signature sold 6,512 Vacation Intervals at the Existing Resorts, compared to 3,566 and 5,687 for the same periods ended in 1994 and 1995, respectively. Total revenue from Vacation Interval sales at the Existing Resorts for the same periods increased from $36.6 million in 1994 to $57.2 million in 1995 to $84.2 million in 1996. The number of Existing Resorts has increased during the same periods through acquisitions and development from four in 1994 to seven in 1995 to nine in 1996.

  Signature's Existing Resorts and the AVCOM Resorts participate in the Vacation Interval exchange network operated by Resort Condominiums International, Inc. ("RCI"), the world's largest Vacation Interval exchange organization with more than two million Vacation Interval owners as members. Participation in the RCI Network entitles Vacation Interval owners to exchange their annual Vacation Intervals for occupancy at any of the approximately 2,900 other resorts participating in the RCI network. In November 1996, HFS Incorporated consummated its acquisition of RCI for a combination of cash and securities. According to the American Resort Development Association ("ARDA"), a non-profit industry organization, the ability to exchange Vacation Intervals is cited by buyers as a primary reason for purchasing a Vacation Interval.

  According to ARDA, during the fifteen year period ending in 1994 (the most recent year for which ARDA statistics are available), the total Vacation Interval sales volume for the timeshare industry increased from $490 million in 1980 to $4.6 billion in 1994. A year-by-year presentation of annual Vacation Interval sales volume is detailed under "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Business--The Timeshare Industry--The Market." Based on industry data, Signature believes that the total Vacation Interval sales volume for the timeshare industry exceeded $5 billion in 1995. Signature believes that, based on ARDA reports and other industry data, the timeshare industry has benefited recently from increased consumer acceptance of the timeshare concept resulting from effective governmental regulation of the industry, the entry into the industry by national lodging and hospitality companies and increased vacation flexibility resulting from the growth of Vacation Interval exchange networks. Signature expects the timeshare industry to continue to grow as consumer awareness of the timeshare industry increases and as the baby boom generation continues to enter the 40-55 year age bracket, the age group which purchased the most Vacation Intervals in 1994.

  Signature has historically provided financing for approximately 85% of its Vacation Interval buyers. Buyers who finance through Signature typically are required to make a down payment of at least 10% of the Vacation Interval's sales price and pay the balance of the purchase price over a period of one to ten years. Signature typically borrows against its loans to Vacation Interval buyers with borrowings from third-party lending institutions. At September 30, 1996, Signature had a portfolio of approximately 12,800 loans to Vacation Interval buyers amounting to approximately $90.8 million with respect to Signature's consolidated resorts (all of the Existing Resorts except the Embassy Vacation Resort Poipu Point). Signature's consumer loans had a weighted average maturity of approximately seven years and a weighted average interest rate of 15% compared to a weighted average cost of funds of 10.25% on Signature's borrowings secured by such customer loans. As of September 30, 1996, approximately 8.1% of Signature's consumer loans were considered by Signature to be delinquent (past due by 60 or more days) and Signature has completed or commenced foreclosure or deed-in-lieu of foreclosure on approximately 2.5% of its consumer loans. Signature also provides resort management and maintenance services at its non-branded resorts for which it receives fees paid by the homeowners associations at its resorts. Pursuant to management agreements between Signature and the Vacation Interval owners, Signature generally has sole responsibility and exclusive authority for the day-to-day operation of its resorts, including administrative services, procurement of inventories and supplies and promotion and publicity.

  Signature's objective is to become North America's leading developer and operator of timeshare resorts. To meet this objective, Signature intends to (i) acquire, convert and develop additional resorts to be operated as Embassy Vacation Resorts, Westin Vacation Club resorts and non-branded resorts, capitalizing on the acquisition and marketing opportunities to be provided through its relationships with Promus Hotel Corporation ("PROMUS") which is the owner of the Embassy Suites brand, Westin and selected financial institutions,
(ii) increase sales and financings of Vacation Intervals at the Existing Resorts through broader-based marketing efforts and in certain instances through the construction of additional Vacation Interval inventory, (iii) improve operating margins by consolidating administrative functions, reducing borrowing costs and reducing its sales and marketing expenses as a percentage of revenues and (iv) acquire additional Vacation Interval inventory, management contracts, Vacation Interval mortgage portfolios, and properties or other timeshare-related assets that may be integrated into Signature's operations. To implement its growth strategy, Signature intends to pursue resort acquisitions and developments in a number of resort markets that will complement Signature's operations, including the California and Hawaii markets which are subject to barriers to entry and in which Signature's founders, Messrs. Kaneko, Gessow and Kenninger (the "FOUNDERS"), have extensive acquisition and development experience.

  Signature has established strategic agreements and relationships with certain lodging companies and financial institutions, including the following:

  . Signature is currently the only licensee and operator of Embassy Vacation Resorts. Signature presently operates two Embassy Vacation Resorts and plans to complete the first phase of construction of a third in February 1997. Signature is evaluating properties which could be operated as Embassy Vacation Resorts and Promus has created a new timeshare division to expand its Embassy Vacation Resort timeshare operations.

  . Signature, through the Westin Agreement, has the exclusive right through May 2001 to jointly acquire, develop and market with Westin Vacation Intervals at "four-star" and "five-star" Westin-affiliated resorts. Signature and Westin recently announced plans for the acquisition and development of the first Westin Vacation Club resort to be located in St. John, U.S. Virgin Islands. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Description of Signature's Resorts--Westin Vacation Club Resorts." In addition, Signature and Westin are evaluating the potential acquisition of a number of other properties which may be operated as Westin Vacation Club resorts.

  . Signature has relationships with financial institutions which control significant real estate portfolios and has acquired three of the Existing Resorts from such institutions. Signature expects that these relationships will continue to permit Signature to acquire resort properties at attractive prices. Signature currently is evaluating the acquisition of a number of properties currently owned or controlled by such financial institutions.

  Signature is a Maryland corporation incorporated in May 1996. Its executive offices are located at 5933 West Century Boulevard, Suite 210, Los Angeles, California 90045, and its telephone number is (310) 348-1000. ASP Acquisition Corp. ("ASP") is a Delaware corporation incorporated in October 1996.

RECENT DEVELOPMENTS

  Signature intends to pursue resort acquisitions and developments in a number of vacation destinations that will complement Signature's operations. The proposed Merger, as well as Signature's proposed acquisition and development of the first Westin Vacation Club resort to be located in St. John, U.S. Virgin Islands, which transactions were announced in the third and fourth quarter of 1996, respectively, are the result of Signature's growth strategy.

  Development of First Westin Vacation Club Resort. In December 1996, Signature and Westin announced plans to acquire and develop the first Westin Vacation Club resort in St. John, U.S. Virgin Islands. The Westin Vacation Club at St. John will involve a conversion of the existing Virgin Grand Villas condominium development (the "ST. JOHN VILLAS"), located adjacent to the Great Cruz Bay Resort Hotel (formerly known as the Hyatt Regency St. John) which will be operated as a Westin Resort Hotel (the "ST. JOHN HOTEL"). Pursuant to the purchase and sale agreement, Westin will acquire a 100% interest in the St. John Hotel and Signature and Westin will form an entity owned 50% by each of Signature and Westin (the "WESTIN PARTNERSHIP") to acquire the St. John Villas, consisting of 96 units, representing 4,163 remaining unsold Vacation Intervals, which will be operated as the Westin Vacation Club resort at St. John. Of the $10.5 million purchase price for the remaining unsold Vacation Intervals at St. John Villas, each of Signature and Westin is obligated to contribute approximately $2.5 million in cash, with the remaining $5.5 million of the acquisition price to be paid by the Westin Partnership. In addition, through the Westin Partnership, Signature will be obligated to contribute 50% of the estimated additional $7.1 million necessary to complete the conversion of the St. John Villas to a Westin Vacation Club resort.

  The acquisition of the St. John resort is anticipated to close during the first quarter of 1997 and commencement of Vacation Interval sales at the resort is anticipated to begin by the fourth quarter of 1997. Located adjacent to the beachfront hotel, the St. John Villas consist of 96 studio, one bedroom, two bedroom and three bedroom units located on 12.3 hillside acres, of which 48 units are completed and ready for immediate occupancy. The additional 48 units currently require construction of interior finishes and installation of furniture, fixtures and equipment prior to occupancy. See "RISK FACTORS--Risk of the St. John Acquisition."

  Proposed Offerings by Signature. On December 20, 1996, Signature filed with the Securities and Exchange Commission a registration statement with respect to a proposed offering of (i) 3,000,000 additional Signature common stock (1.6 million shares proposed to be offered by Signature and 1.4 million shares proposed to be offered by certain selling shareholders of Signature) and (ii) $100 million in subordinated notes convertible into Signature common stock (in each case, without giving effect to the underwriters' over-allotment option) (collectively, the "PROPOSED OFFERINGS"). There are no assurances that the registration statement with respect to the Proposed Offerings will become effective, or, if so, that the Proposed Offerings will be consummated. The Proposed Offerings are not conditioned upon one another and therefore one offering may be consummated without the other offering being consummated. See "RISK FACTORS--Risks Associated with Proposed Offerings."

BUSINESS OF AVCOM

  AVCOM International, Inc. (referred to hereinafter with its subsidiaries as "AVCOM") develops, markets and finances timeshare resort properties in Arizona, California and Texas. In addition, AVCOM provides property management services to the homeowners' association of each of its developed resorts and services or monitors timeshare sales and receivables generated at its resorts. AVCOM's operations are primarily conducted through its wholly-owned subsidiaries, particularly All Seasons Resorts, Inc. ("ASR"), RPM Management, Inc. ("RPM MANAGEMENT"), All Seasons Realty, Inc. ("ALL SEASONS REALTY") and All Seasons Construction, Inc. ("AS CONSTRUCTION"). See "INFORMATION REGARDING AVCOM INTERNATIONAL, INC.--Business."

  AVCOM's timeshare resorts are typically comprised of furnished condominium-style units, consisting of a two bedroom unit separable into two, one bedroom suites. Timeshare ownership at AVCOM's resorts typically provides an owner with the exclusive and perpetual right to use a vacation interval and are typically sold in intervals of one or more weeks. Additionally, AVCOM generally includes a one year membership in an international vacation interval exchange company and a vacation travel club, together with various other amenities. A homeowners' association, established at each AVCOM resort, manages the resort and provides for ongoing maintenance, repairs and major replacements. In addition to its primary sales of timeshare interests, AVCOM maintains an active resale program at all of its resorts in order to remarket timeshare interests for owners desiring to sell their interests and for AVCOM to sell its interests reacquired due to trade-in or purchaser default. See "INFORMATION REGARDING AVCOM INTERNATIONAL, INC.--Business."

  AVCOM is a Delaware corporation incorporated in August 1993. Its executive offices are located at 561 Highway 179, Sedona, Arizona 86336 and its telephone number is (520) 282-1983.

TERMS OF MERGER

  General. The Merger Agreement provides that ASP, which has recently been formed as a wholly-owned subsidiary of Signature for purposes of effecting this Merger, shall be merged with and into AVCOM, which shall be the surviving corporation in the Merger. Thereafter, AVCOM shall be a wholly-owned subsidiary of Signature. At the time the Merger becomes effective, each outstanding share of AVCOM Stock (excluding treasury shares and shares held by shareholders who perfect their appraisal rights) shall be converted into the right to receive shares of Signature Stock. If the Merger Agreement is approved at the Special Meeting, all required governmental and other consents and approvals are obtained, and all other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in Appendix A to this Proxy Statement/Prospectus. See "THE PROPOSED MERGER--General Description of Merger."

  Loans to AVCOM. As part of the Merger, Signature has agreed to lend to AVCOM up to $4.0 million, of which approximately $3.0 million has been lent as of the date of this Proxy Statement/Prospectus, which has been used by AVCOM for working capital purposes. See "THE PROPOSED MERGER--Signature Loan to AVCOM."

  Conversion Ratio. The Merger Agreement provides that, at the effective time of the Merger, each outstanding share of AVCOM Stock (excluding treasury shares and shares held by shareholders who perfect their appraisal rights) shall be converted into the right to receive shares of Signature Stock. The Merger Agreement provides that each share of AVCOM Stock shall be converted into consideration of $5.00 (subject to adjustment to a maximum of $6.00 or a minimum of $4.00), based upon the market value of Signature Stock at the time of the consummation of the Merger. The initial conversion ratio of .26 shares of Signature Stock for each share of AVCOM Stock is fixed unless the Conversion Share Value of a share of Signature Stock at the effective time of the Merger exceeds $23.33 or is less than $15.55. In the event that the Conversion Share Value of Signature Stock should exceed $23.33, the conversion ratio shall then be adjusted so that a share of AVCOM Stock would be converted into Merger consideration (in the form of Signature Stock) of $6.00; while should the Conversion Share Value of Signature Stock be less than $15.55, the conversion ratio shall then be adjusted so that a share of AVCOM Stock would be converted into Merger consideration of $4.00. The final conversion ratio will be based upon the Conversion Share Value of the Signature Stock at the effective time of the Merger. The "CONVERSION SHARE VALUE" shall be equal to the mean average of the high and low trading prices of Signature Stock as reported on the NASDAQ National Market for each of the ten consecutive days immediately preceding ten days prior to the Closing Date of the Merger.

EXAMPLES OF CONVERSION RATIO

  So long as the Conversion Share Value of Signature Stock does not exceed $23.33 or is not less than $15.55, the conversion ratio of .26 shares of Signature Stock for each share of AVCOM Stock shall remain fixed. The conversion ratio was based upon a value of $19.44 for a share of Signature Stock as of the first business day immediately preceding the date that the Merger Agreement was executed (being the average of the high and low trading prices on such date). Consequently, should the Conversion Share Value of the Signature Stock be $23.33 or more, the effective Merger consideration for a share of AVCOM Stock shall be $6.00 per share ($23.33 X .26). Likewise, should the Conversion Share Value of the Signature Stock be $15.55 or less, the effective Merger consideration for each share of AVCOM Stock shall be $4.00 per share ($15.55 X .26).

  In the event that the Conversion Share Value of the Signature Stock should be, for example, $30, then the conversion ratio would be adjusted from .26 to
 .20 shares of Signature Stock for each share of AVCOM Stock in order to reduce the effective Merger consideration for each share of AVCOM Stock to $6.00 ($30.00 X .20). Likewise, in the event that the Conversion Share Value should be $14 per share, the conversion ratio would be increased from .26 to .2857 shares of Signature Stock for each share of AVCOM Stock in order to increase the effective Merger consideration per share of AVCOM Stock to $4.00 ($14.00 X
 .2857).

REASONS FOR THE MERGER

 Joint Reasons for the Merger

  Both the Board of Directors of AVCOM (the "AVCOM BOARD") and the Board of Directors of Signature (the "SIGNATURE BOARD") believe that the Merger represents a strategic combination of two companies in the timeshare resort industry, offering enhanced opportunities to better service this market.

  The Merger is viewed by both management teams as providing both short and long-term potential benefits to shareholders resulting from economies of scale and other operating synergies made possible by the Merger. Signature's management expects a positive impact of the Merger in the future on its earnings per share based upon the combined companies. Both AVCOM and Signature believe the Merger to be an appropriate combination due to several factors, including: (i) AVCOM's strength in the southwestern United States combines well with Signature's broad presence in Florida, Missouri, California, South Carolina, Hawaii and St. Maarten, Netherlands Antilles, (ii) the management strengths of the two companies are generally complementary, allowing the combined companies to benefit from an enhanced overall level of management experience and operating leverage, and (iii) the similarity in development and operation of the two companies should allow for a relatively smooth combination of the two companies.

 AVCOM Reasons for the Merger

  In deciding to approve the Merger Agreement, the AVCOM Board considered many factors, including, but not limited to, the terms of the Merger Agreement, management's knowledge of the respective businesses of AVCOM and Signature, the general financial circumstances of each respective company and current and potential future cash flows, earnings and capital needs. Furthermore, the Merger was considered by AVCOM's management in view of available alternatives, and the AVCOM Board believes that the Merger could result in the following strategic benefits:

  . Access to Greater Financial Resources. Under the terms of the Merger Agreement, Signature initially provided AVCOM a $2.5 million working capital loan which allows it to satisfy certain current obligations and continue its operations at current levels. Signature later agreed to lend up to $4.0 million to AVCOM. If such working capital loan or a similar loan had not been obtained, AVCOM may have been required to take certain steps to operate within available cash flow. The Merger is also expected to provide AVCOM with increased access to additional capital that may not have otherwise been available. In order for AVCOM to successfully complete the projects it has planned for development through 1997, the majority of which are currently under construction, significant new capital resources must be obtained. While AVCOM traditionally has met its capital needs through various sources, including cash flow from operations, private and bank lenders and debt and equity financings, the AVCOM Board determined that these sources may not be sufficient to meet AVCOM's capital needs in the future. The AVCOM Board considered various methods to obtain additional capital, including public and private debt and equity financings and private and bank loans, and determined that while possible to obtain, there was no assurance such capital could be obtained on a timely or on a cost-effective basis. The AVCOM Board believes that the combined company will have greater access to significant financial resources which could lower its borrowing costs, particularly acquisition and construction borrowing costs, and provide it capital, on a timely basis which is sufficient to meet its current development schedules. The AVCOM Board believes that lower borrowing costs should contribute overall to greater profitability for its operations.

  . Shareholder Value. The AVCOM Board considered the benefits that could reasonably be expected to accrue to AVCOM shareholders from the Merger. These benefits include the premium offered over both AVCOM's then-current stock price or stock price unaffected by the acquisition speculation and the likelihood of a higher stock price for Signature Stock than would be achieved by AVCOM operating on an independent basis unaffected by acquisition speculation. The AVCOM Board determined that a combination with Signature could result in greater value to the shareholders of AVCOM than by either remaining independent or merging or being acquired by another entity. The AVCOM Board considered various factors in reaching this conclusion, including the increased liquidity provided to shareholders, Signature's overall performance historically and on a prospective basis, the potential for interruption of its development and sales operations if additional capital could not be obtained on a timely basis, and the value of the consideration being paid. Specifically, the value of the Merger consideration, between $4.00 and $6.00 per share, compared favorably to the book value of a share of AVCOM common stock of $1.05 as of June 30, 1996. Alternatives to the Merger considered by the AVCOM Board included a merger with another developer with operations solely in one state, public debt or equity offering, venture capital funding and a leveraged buy-out by management. Upon consideration of these alternatives, the AVCOM Board determined the Merger to have the highest probability of allowing shareholders to maximize the value of their AVCOM Stock.

  . Enhanced Marketing Capabilities. The AVCOM Board believes that the Merger will quickly enhance AVCOM's marketing capabilities through increased presence in additional geographical markets, attraction to its resorts due to national name brand recognition and exchange demand for its Vacation Interval products. The AVCOM Board believes that it will have greater cross-selling opportunities with the geographic diversity of the sales centers of the combined companies and will benefit from Signature's current customer base through cross-marketing its products directly to such customers at lower costs. The AVCOM Board also believes that the Merger will benefit its marketing capabilities by associating AVCOM with the nationally recognized brand names of Westin Vacation Club Resorts and Embassy Vacation Resorts. Additionally, the combined resources of the companies will enhance the attractiveness of its products for exchange purposes, both intra-company and through international exchange companies.

  . Obtain Shares of a More Liquid, Publicly Traded Company. Due to the Signature Stock being listed on the NASDAQ National Market, the Merger will be a means by which the AVCOM shareholders will be able to obtain shares of a more liquid, publicly held company.

  . Merge With a Leader in the Timeshare Industry. The AVCOM Board believes that Signature is a leading developer and operator of timeshare resorts and, as such, is well positioned for further growth and profitability in the future. The AVCOM Board believes that its combination with Signature will enhance its ability to acquire larger and potentially more profitable resorts due to the anticipated greater capital resources and greater sales volume generated from the joint marketing efforts.

  . Improved Operating Practices. The AVCOM Board believes that the combination of AVCOM's operations with Signature will create operating synergies in that the companies can draw upon the operating experience and knowledge of each such entity's operations which could result in more efficient development, marketing and financing (both development and consumer) business practices and in reduced general and administrative overhead.

  . Tax Ramifications. The Merger is expected to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and, as a result, the AVCOM shareholders should recognize no gain or loss upon the conversion of shares of AVCOM Stock into shares of Signature Stock, except for gain or loss recognized in receipt of cash in lieu of any fractional share interest in Signature Stock. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

  THE BOARD OF DIRECTORS OF AVCOM UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER, THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

 Signature Reasons for the Merger

  The Signature Board believes that the terms of the Merger are fair to, and in the best interests of, Signature and its shareholders. Furthermore, the of Signature Board believes that the Merger could result in the following strategic benefits:

  . Increased Presence in Southwestern United States. The Signature Board believes that AVCOM maintains a strong presence in the Sedona, Arizona market which should be enhanced by the development of its fifth resort, The Ridge on Sedona Golf Resort. AVCOM is currently completing development and selling of Vacation Intervals at its fourth Sedona resort, Sedona Summit Resort, and will begin sales at The Ridge in the spring of 1997. In addition to development in Sedona, AVCOM is developing and pre-selling Vacation Intervals at the Scottsdale Villa Mirage Resort in Scottsdale, Arizona. The Signature Board believes the acquisition of AVCOM will give Signature a stronger presence in the Southwest, complementing its existing presence in the Southeastern United States and California. Vacation Intervals at All Seasons' resorts generally sell for $9,000 to $18,000 and will be targeted to the same market segment as Signature's non-branded resorts.

  . Strategic Combination. The Signature Board believes that the Merger represents a strategic combination of two companies in the timeshare resort industry, offering enhanced opportunities to better service this market. The Merger is viewed by both management teams as providing both short and long-term potential benefits to shareholders resulting from economies of scale and other operating synergies made possible by the Merger. The Signature Board believes the Merger to be an appropriate combination due to several factors, including: (i) AVCOM's strength in the Southwestern United States combines well with Signature's presence in Florida, Missouri, California, South Carolina, Hawaii and
     St. Maarten, Netherlands Antilles and (ii) the management strengths of the two companies are generally complementary, allowing the combined company to benefit from an enhanced overall level of management experience and operating leverage.

  . Addition of New Development Opportunities. The Signature Board believes that the Merger may allow Signature to enhance its sales potential by adding AVCOM's six existing resorts in sales (plus one additional resort under construction to begin in sales during 1997) to Signature's existing portfolio of nine resorts in sales and the recently announced Westin Vacation Club resort in St. John (for a total of 17 resorts in sales by the end of 1997) from which the combined company will be able to sell Vacation Intervals. In particular, the Signature Board believes that the Merger may allow Signature to have greater access to customers by way of AVCOM's strong sales and marketing organization in the Southwestern United States, in addition to benefiting from AVCOM's current base of approximately 15,000 Vacation Interval owners.

  . Lower Cost of Borrowing. The Signature Board believes that the combined company will have access to greater financial resources and lower borrowing costs. The Signature Board believes that this lower cost of borrowing may contribute to greater net income and lower development costs for Signature going forward.

  . Significant Operating Synergies. The Merger is expected to provide Signature certain administrative benefits and opportunities for cost reductions, including reductions resulting from employee redundancies. AVCOM has certain development, sales and marketing expertise that may enable Signature to function more efficiently. The Signature Board believes that beyond cost savings and efficiencies there is also a long term potential benefit to shareholders from leveraging the operating experiences of both management teams to improve operations of resorts and, thereby, increasing the profitability of the combined entity.

ESCROW AGREEMENT

  In order to establish a procedure for the satisfaction of any claims by Signature for indemnification pursuant to the Merger Agreement, the parties to the Merger Agreement agreed that 10% of the aggregate shares of Signature Stock to be received by AVCOM shareholders upon consummation of the Merger, will be held for a period of time. The parties have further agreed that the mechanism for holding such shares shall be subject to and governed by the Escrow Agreement described herein. See "THE PROPOSED MERGER--Escrow Agreement and Indemnity."

THE SPECIAL MEETING OF SHAREHOLDERS; VOTE REQUIRED; RECORD DATE

  The Special Meeting of AVCOM shareholders will be held on January 10, 1997, at 8:00 a.m., local time, at Poco Diablo Resort, 1736 Highway 179, Sedona, Arizona 86336. Approval by the AVCOM shareholders of the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AVCOM Stock. Only holders of record of AVCOM Stock at the close of business on December 12, 1996 (the "RECORD DATE"), will be entitled to notice of, and to vote at, the Special Meeting. At the record date, there were 5,274,636 shares of AVCOM Stock outstanding, of which 2,016,450 shares (excluding unexercised options to acquire AVCOM stock) were owned beneficially by directors and executive officers of AVCOM and their affiliates or approximately 38.2% of the shares entitled to vote at the Special Meeting. All directors and the executive officers and the affiliates have indicated their intention to vote their shares for the approval of the Merger Agreement.

  ALL OF THE DIRECTORS OF AVCOM PRESENT AT THE DIRECTORS MEETING HELD TO CONSIDER THE MERGER CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AS BEING IN THE BEST INTEREST OF AVCOM AND ITS SHAREHOLDERS. THE AVCOM BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

APPRAISAL RIGHTS OF AVCOM SHAREHOLDERS

  AVCOM shareholders have the right under Delaware General Corporation Law to seek an appraisal of their shares of AVCOM Stock. Any deviation by an AVCOM shareholder from the requirements of the Delaware General Corporation Law may result in forfeiture of such rights. See "THE PROPOSED MERGER--Appraisal Rights of Shareholders."

FEDERAL INCOME TAX CONSEQUENCES

  The Merger has been structured with the intent to permit qualification as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. Provided that the Merger qualifies as a reorganization thereunder, AVCOM shareholders who exchange shares of AVCOM Stock for shares of Signature Stock will recognize gain, if any, up to but not in excess of any cash received in the Merger as a result of payment for fractional shares. The shareholders should be aware that no tax ruling from the Internal Revenue Service has been sought in connection with the Merger. Depending upon AVCOM shareholders' intentions and the number of shares of Signature Stock, in the aggregate, actually sold by AVCOM shareholders following the Merger, it is possible that the Merger could be treated as a taxable transaction by the Internal Revenue Service, and in which event all AVCOM shareholders would recognize gain, if any, to the extent the fair market value of shares of the Signature Stock plus the cash received in lieu of fractional shares in the Merger exceeded a shareholder's basis in the shares of AVCOM Stock surrendered in exchange therefor. HOLDERS OF SHARES OF AVCOM STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE POSSIBILITY THAT THE SHARES OF THE SIGNATURE STOCK RECEIVED BY THEM WILL BE TAXABLE TO THEM AS INDICATED ABOVE, AS WELL AS THE APPLICABILITY OF VARIOUS STATE AND LOCAL TAX LAWS. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a "pooling-of-interests" transaction in accordance with generally accepted accounting principles. In the event that AVCOM shareholders holding more than 10% of the AVCOM Stock assert their appraisal rights, the Merger will not qualify for pooling-of-interests treatment. It is a condition to the Merger that the Merger be accounted for as a "pooling-of-interests." Under this method of accounting, the recorded assets and liabilities of Signature and AVCOM will be carried forward at their book values to Signature after the Merger, income of Signature after the Merger will include the income (or loss) of Signature and AVCOM for the entire fiscal year in which the Merger occurs, and the reported income of Signature and AVCOM for prior periods will be combined and restated as income of Signature after the Merger. It is a condition to Signature's obligation to effect the Merger that it receive an opinion from its independent public accountants, that the Merger will qualify for a pooling-of-interests accounting treatment. See "THE PROPOSED MERGER--Conditions of the Merger" and "THE PROPOSED MERGER--Accounting Treatment." No assurance can be given, however, that Signature will waive the foregoing condition and effect the Merger if pooling of interest accounting is not available. Signature currently intends not to waive this condition. If such condition is waived, the purchase method of accounting would be applicable. Under the purchase method, the book value of AVCOM's assets would be increased to their fair values, which could result in higher costs of sales, thereby adversely affecting Signature's earnings. Additionally, the excess of the purchase price over the fair value of AVCOM's assets would be amortized and expensed, which could also adversely affect Signature's earnings.

MARKETS AND MARKET PRICES

 Signature Resorts, Inc.

  Signature Stock has been listed on the NASDAQ National Market ("NASDAQ NATIONAL MARKET") under the symbol "SIGR" since its initial public offering which was completed in August 1996. The following table sets forth the high and low sales prices for Signature Stock as reported on NASDAQ National Market since Signature's initial public offering.

                               1996                             HIGH    LOW
                               ----                             ----    ----
   Third Calendar Quarter (beginning August 15, 1996).......... $24 5/8 $13 5/8
   Fourth Calendar Quarter (through December 16, 1996)......... $39 1/8 $25

  On September 20, 1996, the last trading day before announcement of the execution of the Merger Agreement, the closing bid price of Signature Stock, as reported on the NASDAQ National Market, was $20 1/4 per share.

  Because the market price of Signature Stock is subject to fluctuation, the market value of the shares of Signature Stock that AVCOM shareholders will receive in the Merger may increase or decrease prior to the Merger. Holders of shares of AVCOM Stock should obtain current market quotations for shares of Signature Stock.

 AVCOM International, Inc

  AVCOM Stock is traded over-the-counter market and its quotations are reported on the OTC Bulletin Board Display under the symbol "AVMI." The following sets forth the high and low per share bid price for AVCOM Stock:

                               1994                              HIGH      LOW
                               ----                              ----      ---
   Second Calendar Quarter (beginning April 11, 1994)...........  4 11/16   1 1/2
   Third Calendar Quarter.......................................  3         3
   Fourth Calendar Quarter......................................  4         2 1/4
                               1995
                               ----
   First Calendar Quarter.......................................  3 5/8     2 3/4
   Second Calendar Quarter......................................  4         3 1/2
   Third Calendar Quarter.......................................  4         3
   Fourth Calendar Quarter......................................  3 1/8     2 3/4
                               1996
                               ----
   First Calendar Quarter.......................................  3         2 1/8
   Second Calendar Quarter......................................  3         2 1/4
   Third Calendar Quarter.......................................  4 3/4     2
   Fourth Calendar Quarter (through December 16, 1996)..........  4 7/8     4 1/4

  On September 20, 1996, the last trading day before announcement of the execution of the Merger Agreement, the last price of AVCOM Stock, as reported on the over-the-counter market, was $3 7/8 per share.

CONDITIONS, TERMINATION AND TERMINATION FEE

  The consummation of the Merger is subject to various conditions, which are more fully set out herein. The conditions to closing include, but are not limited to, completion of the due diligence investigation by Signature of AVCOM, (ii) the conversion of all outstanding AVCOM Preferred into AVCOM Stock,
(iii) AVCOM shareholders holding less than 10% of the shares of AVCOM Stock dissenting from the Merger, (iv) obtaining appropriate and necessary lenders' consents and state agency approvals, and (v) receipt by Signature of a letter from its accountants to the effect that the Merger will qualify for the pooling of interest accounting treatment. See "THE PROPOSED MERGER--General Description of the Merger." If the Merger Agreement is terminated by AVCOM under certain circumstances, Signature would be required to pay AVCOM a fee of $900,000, plus expenses incurred in connection with the transaction. If the Merger Agreement is terminated by Signature under certain other circumstances, AVCOM would be required to pay Signature a fee of $1,800,000, plus expenses incurred in connection with the transaction. See "THE PROPOSED MERGER--Termination of Merger Agreement."

EFFECT OF MERGER ON SHAREHOLDERS

  The rights and privileges of holders of AVCOM Stock are governed by the provisions of the Delaware General Corporate Law, while the rights and privileges of holders of Signature Stock are governed by Maryland law. AVCOM shareholders should review the discussion of a comparison of rights included in this Proxy Statement/Prospectus under the headings. See "COMPARISON OF RIGHTS OF SHAREHOLDERS."

RISK FACTORS

  Certain Risk Factors that AVCOM shareholders should consider prior to voting on the Merger are included herein under the heading "RISK FACTORS" beginning at page 15 of this Proxy Statement/Prospectus.

REGULATORY APPROVALS

  The Merger is subject to regulatory approval of various state agencies which monitor the sale of timeshare intervals. The fulfillment of any such approval processes is a condition to the consummation of the Merger.

COMPARATIVE PER SHARE DATA (UNAUDITED)

  Under the terms of the Merger Agreement, AVCOM shareholders will receive .26 shares of Signature Stock for each share of AVCOM Stock subject to adjustment in the event the Conversion Share Value (as defined) of a share of Signature Stock exceeds $23.33 per share or is less than $15.55. As stated in the Merger Agreement, if the Conversion Share Value of a share of Signature Stock is less than $15.55 per share, then Signature is not required to consummate the Merger. The final conversion ratio will be based upon the Conversion Share Value of the Signature Stock (as defined) at the Closing Date. Assuming a minimum Conversion Share Value of Signature Stock of $15.55 per share and a maximum Conversion Share Value of $37.25, a recent closing price, the conversion ratios would be
 .26 and .16, respectively, and AVCOM shareholders would receive 1,371,405 shares and 843,942 shares, respectively, of Signature Stock.

  The following table presents, on an unaudited basis, at the dates and for the periods indicated (i) historical per share data for Signature and AVCOM, (ii) pro forma combined per share data giving effect to the merger with AVCOM and
(iii) pro forma equivalent per share data for AVCOM Stock. The pro forma financial data and equivalent per share data assume conversion ratios of .26 and .16 for AVCOM as discussed above.


                                            FOR THE YEARS ENDED DECEMBER 31,
                         NINE MONTHS ENDED  ---------------------------------
                         SEPTEMBER 30, 1996    1995        1994       1993
                         ------------------ ----------- ---------- ----------
HISTORICAL DATA
  Signature Resorts,
   Inc.(a)
    Weighted average
     shares
     outstanding........     12,321,759      11,354,705        --         --
    Earnings per
     share(b)...........     $     0.54     $      0.63        --         --
    Book value per
     share..............     $     5.76     $      3.39        --         --
    Cash dividends per
     share..............            --              --         --         --
  AVCOM International,
   Inc.
    Weighted average
     shares
     outstanding........      4,987,080       5,554,089  4,942,759  4,682,507
    Earnings per share..     $    (0.41)    $      0.17 $     0.16 $     0.27(c)
    Book value per
     share..............     $     0.55     $      1.05 $     0.59 $     0.36
    Cash dividends per
     share..............            --              --         --         --

--------

(a) Historical information for Signature is presented on a pro forma basis, assuming the shares issued in connection with the Initial Public Offering and the Consolidation Transactions were outstanding since January 1, 1995. Per share amounts prior to 1995 are not presented.

(b) Reflects the effects on earnings per share assuming Signature had been treated as a C corporation rather than as individual limited partnerships and limited liability companies for federal income tax purposes.

(c) Historical earnings per share for AVCOM for the year ended December 31, 1993 are presented on a pro forma basis and gives effect to the reorganization, as if it occurred at the beginning of the period and is based on income before income taxes, adjusted for cumulative and unpaid dividends on convertible preferred stock and adjusted for a pro forma income tax provision at the rate of forty percent, and on the outstanding weighted average shares (less treasury stock), common stock equivalents and convertible preferred stock.

                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                     NINE MONTHS ENDED  ------------------------
                                     SEPTEMBER 30, 1996    1995     1994   1993
                                     ------------------ ---------- ------ ------
PRO FORMA COMBINED DATA
  Pro Forma combined at a
   conversion ratio of .26
    Weighted average shares
     outstanding...................      18,886,241     18,763,610    --     --
    Earnings per share.............      $     0.36     $     0.57    --     --
    Book value per share...........      $     5.54            --     --     --
    Cash dividends per share.......             --             --     --     --
  Pro Forma combined at a
   conversion ratio of .16
    Weighted average shares
     outstanding...................      18,338,778     18,236,147    --     --
    Earnings per share.............      $     0.37     $     0.59    --     --
    Book value per share...........      $     5.70            --     --     --
    Cash dividends per share.......             --             --     --     --
PRO FORMA EQUIVALENT PER SHARE DATA
  Equivalent AVCOM per share
   amounts at a conversion ratio of
   .26
    Weighted average AVCOM shares
     outstanding...................       4,987,080      5,554,089    --     --
    Earnings per share.............      $     0.09     $     0.15    --     --
    Book value per share...........      $     1.44            --     --     --
    Cash dividends per share.......             --             --     --     --
  Equivalent AVCOM per share
   amounts at a conversion ratio of
   .16
    Weighted average AVCOM shares
     outstanding...................       4,987,080      5,554,089    --     --
    Earnings per share.............      $     0.06     $     0.09    --     --
    Book value per share...........      $     0.91            --     --     --
    Cash dividends per share.......             --             --     --     --

                                 RISK FACTORS

  In addition to the other information contained in this Proxy
Statement/Prospectus, the following risk factors should be considered carefully by the holders of AVCOM Stock in connection with the matters to be voted on at the Special Meeting. Signature and AVCOM caution the reader that this list of risk factors may not be exhaustive.

  Certain statements in this Proxy Statement/Prospectus that are not historical fact constitute "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Information Regarding Signature Resorts, Inc." and "Information Regarding AVCOM International, Inc.," as well as within the Proxy Statement/Prospectus generally. In addition, when used in the Proxy Statement/Prospectus the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in the Proxy Statement/Prospectus generally. Signature undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

CONVERSION RATIO

  The conversion ratio was determined by the parties such that AVCOM shareholders (and holders of options to acquire AVCOM Stock) would receive merger consideration of $5.00 per share of AVCOM Stock (subject to adjustment), payable in the form of Signature Stock, based upon the $19.44 price of Signature Stock immediately prior to the execution of the Merger Agreement (which was the average price of the high and low trades on the first business day preceding the execution of the Merger Agreement). Based upon such $19.44 price of Signature Stock, a conversion ratio of .26 shares of Signature Stock for each share of AVCOM Stock was agreed to among the parties ($19.44 X
 .26 = $5.00). Pursuant to the Merger Agreement, the actual consideration to be received at closing for each share of AVCOM Stock could be as high as $6.00 per share or as low as $4.00 per share, based upon the Conversion Share Value of the Signature Stock at the Closing Date. The Conversion Share Value of the Signature Stock for purposes of determining the conversion ratio will be equal to the mean average of the high and low trading prices of Signature Stock as reported on the NASDAQ National Market System for each of the ten consecutive trading days immediately preceding ten days prior to the Closing Date. In the event that the Conversion Share Value should exceed $23.33, the conversion ratio shall be reduced so that the consideration being received for a share of AVCOM Stock is $6.00. In the event that the Conversion Share Value shall be less than $15.55, the conversion ratio shall be adjusted so that a share of AVCOM Stock shall receive $4.00 per share in Merger consideration. All Merger consideration shall be paid in the form of Signature Stock, with the exception of cash to be paid for fractional shares. See "THE PROPOSED MERGER--General Description of the Merger."

ESCROW AGREEMENT

  In order to establish a procedure for the satisfaction of any claims by Signature for indemnification pursuant to the Merger Agreement, ten percent of the aggregate shares of Signature Stock to be received by AVCOM shareholders upon consummation of the Merger will be deposited into escrow and governed by the Escrow Agreement. The Signature Stock held in the escrow will be deliverable to the AVCOM shareholders only upon termination of the Escrow Agreement and satisfaction of the indemnification obligations contained in the Merger Agreement. See "THE PROPOSED MERGER--Escrow Agreement and Indemnity."

RISKS RELATED TO THE MERGER

  Uncertainty as to Future Financial Results. Signature believes that the Merger with AVCOM will offer opportunities for long-term efficiencies in operations that should positively affect future results of the combined operations of Signature and AVCOM. However, the Merger may adversely affect Signature's financial performance in 1997 and future years until such time as Signature is able to realize the positive effect of such long-term efficiencies. In addition, the combined companies will be more complex and diverse than Signature individually, and the combination and continued operation of their distinct business operations will present difficult challenges for Signature's management due to the increased time and resources required in the management effort. While management and the Board of Directors of Signature believe that the combination can be effected in a manner which will realize the value of the two companies, management has no experience in combinations of this size. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Following the Merger, in order to maintain and increase profitability, the combined companies will need to successfully integrate and streamline overlapping functions. Signature and AVCOM have different systems and procedures in many operational areas which must be rationalized and integrated. There can be no assurance that integration will be successfully accomplished. The difficulties of such integration may be increased by the necessity of coordinating geographically separate organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on Signature's results of operations and financial condition.

  Merger and Related Expenses. Transaction costs relating to the negotiation of, preparation for, and consummation of the Merger and the anticipated combination of certain operations of Signature and AVCOM will result in a one-time charge to Signature's earnings of approximately $1,700,000 to $1,900,000 in the quarter in which the Merger is consummated (expected to be the first quarter of 1997). This charge is expected to include the fees and expenses payable to financial advisors, legal fees and other transaction expenses related to the Merger. In addition, there can be no assurance that Signature will not incur additional charges in subsequent quarters to reflect costs associated with the Merger and the integration of Signature's and AVCOM's operations. Additionally, transaction costs relating to the consummation of the Merger and the anticipated combination of operations of Signature and AVCOM, along with changes in AVCOM's accounting policies to conform to Signature's and the write-down and write-off of certain AVCOM assets, will result in a one-time charge to AVCOM's earnings of approximately $6 million to $8 million. This charge is expected to include the estimated costs associated with workforce reductions, contractual payment obligations and other restructuring activities. While the exact timing of this charge cannot be determined at this time, management anticipates that this charge to earnings will be recorded primarily in the fourth quarter of 1996.

  Shares Eligible for Public Sale. Sales of substantial amounts of Signature's Stock in the public market after the consummation of the Merger could adversely affect prevailing market prices. The shares of Common Stock (based on current stock prices) to be issued in the Merger will be eligible for immediate sale in the public market, subject to certain contractual limitations and limitations under the Securities Act applicable to affiliates of AVCOM.

  Accounting Treatment. The Merger is expected to be accounted for by the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets and liabilities of Signature and AVCOM will be carried forward at their book values to Signature after the Merger, income of Signature after the Merger will include the income (or loss) of Signature and AVCOM for the entire fiscal year in which the Merger occurs, and the reported income of Signature and AVCOM for prior periods will be combined and restated as income of Signature after the Merger. It is a condition to Signature's obligation to effect the Merger that it receive an opinion from its independent public accountants, that the Merger will qualify for a pooling-of-interests accounting treatment. In the event that holders of more than 10% of the outstanding AVCOM Stock dissent to the Merger and perfect their appraisal rights, the Merger will not qualify for pooling-of-interests treatment. See "THE PROPOSED MERGER--Conditions of the Merger." No assurance can be given, however, that Signature will waive the foregoing condition and effect the Merger if pooling of interest accounting is not available. If pooling-of-interests treatment is not available, the purchase method of accounting would be applicable. Under the purchase method, the book value of AVCOM's assets would be increased to their fair values, which could result in higher costs of sales, thereby adversely affecting Signature's earnings. Additionally, the excess of the purchase price over the fair value of AVCOM's assets would be amortized and expensed, which could also adversely affect Signature's earnings.

ACQUISITION STRATEGY AND RISKS RELATED TO RAPID GROWTH

  A principal component of Signature's strategy is to continue to grow by acquiring additional resorts. Signature's future growth and financial success will depend upon a number of factors, including its ability to identify attractive resort acquisition opportunities, consummate the acquisitions of such resorts on favorable terms, convert such resorts to use as timeshare resorts and profitably sell Vacation Intervals at such resorts. There can be no assurance that Signature will be successful with respect to such factors. Signature's ability to execute its growth strategy depends to a significant degree on the existence of attractive resort acquisition opportunities (which, in the past, have included completed or nearly completed resort properties), its ability both to consummate acquisitions on favorable terms and to obtain additional debt and equity capital and to fund such acquisitions and any necessary conversion and marketing expenditures. Currently, there are numerous potential buyers of resort real estate which are better capitalized than Signature competing to acquire resort properties which Signature may consider attractive resort acquisition opportunities. There can be no assurance that Signature will be able to compete against such other buyers successfully or that Signature will be successful in consummating any such future financing transactions or equity offerings on terms favorable to Signature. Signature's ability to obtain and repay any indebtedness at maturity may depend on refinancing, which could be adversely affected if Signature cannot effect the sale of additional debt or equity through public offerings or private placements on terms favorable to Signature. Factors which could affect Signature's access to the capital markets, or the cost of such capital, include changes in interest rates, general economic conditions, the perception in the capital markets of the timeshare industry and Signature's business, results of operations, leverage, financial condition and business prospects. In addition, an important part of Signature's growth strategy is to acquire and develop additional Embassy Vacation Resorts and Westin Vacation Club resorts. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Business." Westin has not previously been active in the timeshare market and may not devote the corporate resources to such projects at levels which will make the projects successful. Moreover, there can be no assurance that Promus Hotels Corporation ("PROMUS") will elect to continue licensing the Embassy Vacation Resort name to Signature with respect to possible future resorts.

VARIABILITY OF QUARTERLY RESULTS; POSSIBLE VOLATILITY OF STOCK PRICE

  Signature's earnings may be impacted by the timing of the completion and development of future resorts, and the potential impact of weather or other natural disasters at Signature's resort locations (e.g., hurricanes in Hawaii, St. Maarten and St. John and earthquakes in California). Furthermore, Signature has historically experienced and expects to continue to experience seasonal fluctuations in its gross revenues and net income from the sale of Vacation Intervals. This seasonality may cause significant variations in quarterly operating results. If sales of Vacation Intervals are below seasonal norms during a particular period, Signature's annual operating results could be materially adversely affected. In addition, the combination of (i) the possible delay in generating revenue after the acquisition by Signature of additional resorts prior to the commencement of Vacation Interval sales and
(ii) the expenses associated with start-up unit or room-rental operations, interest expense, amortization and depreciation expenses from such acquisitions may materially adversely impact earnings.

  Due to the foregoing and other factors, Signature believes that its quarterly and annual revenues, expenses and operating results could vary significantly in the future and that period-to-period comparisons should not be relied upon as indications of future performance. Because of the above factors, it is possible that Signature's operating results will be below the expectations of stock market analysts and investors, which could have a severe adverse effect on the market value of Signature Stock. Furthermore, the market price for Signature Stock has been subject to significant fluctuations. Numerous factors, including announcements of fluctuations in Signature's or its competitors' operating results and market conditions for hospitality and timeshare industry stocks in general, could have a significant impact on the future price of Signature Stock. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad market fluctuations may adversely affect the market price of Signature Stock in future periods including prior to the consummation of the Merger, and these market fluctuations could affect the conversion ratio and adversely affect the number of shares of Signature Stock to be received by the AVCOM shareholders in the Merger. See "THE PROPOSED MERGER--General Description of the Merger."

RISK OF DEVELOPMENT AND CONSTRUCTION ACTIVITIES

  Signature intends to actively continue development, construction, redevelopment/conversion and expansion of timeshare resorts. There cn be no assurance that Signature will complete development and/or conversion of the Lake Tahoe and AVCOM's Scottsdale Villa Mirage Resort Villas on the Lake, Sedona Summit Resort and The Ridge on Sedona Golf Resort currently under development, complete the expansion projects currently under development at Signature's Cypress Pointe, Plantation at Fall Creek and Embassy Vacation Resort Grand Beach resorts and at AVCOM's Sedona Summit Resort, North Bay Resort at Lake Arrowhead and Villas on the Lake resorts, undertake the additional expansion plans set forth in "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Business" or undertake to develop other resorts or complete such development if undertaken. Risks associated with Signature's development, construction and redevelopment/conversion activities, including activities relating to the Lake Tahoe and AVCOM's Scottsdale Villa Mirage Resort and Villas on the lake and The Ridge on Sedona Golf Resort, and expansion activities, including activities relating to the Cypress Pointe, Plantation at Fall Creek and San Luis Bay, Flamingo Beach Club and Embassy Vacation Resort Grand Beach resorts and at AVCOM's Sedona Summit Resort, and Villas on the Lake resorts, may include the risks that: acquisition and/or development opportunities may be abandoned; construction costs of a resort may exceed original estimates, possibly making the resort uneconomical or unprofitable; sales of Vacation Intervals at a newly completed resort may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of, or the continued sales of Vacation Intervals at, a resort; and construction may not be completed on schedule, resulting in decreased revenues and increased interest expense. In addition, Signature's construction activities typically are performed by third-party contractors, the timing, quality and completion of which cannot be controlled by Signature. Nevertheless, construction claims may be asserted against Signature for construction defects and such claims may give rise to liabilities. New development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, the ability of Signature to coordinate construction activities with the process of obtaining such permits and authorizations, and the ability of Signature to obtain the financing necessary to complete the necessary acquisition, construction, and/or conversion work. The ability of Signature to expand its business to include new resorts will in part depend upon the availability of suitable properties at reasonable prices and the availability of financing for the acquisition and development of such properties. In addition, certain states and local laws may impose liability on property developers with respect to construction defects, discovered or repairs made by future owners of such property. Pursuant to such laws, future owners may recover from Signature amounts in connection with any repairs made to the developed property. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.-- Business" and "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Management's Discussion and Analysis of Financial Condition and Results of Operations."


RISKS OF THE ST. JOHN ACQUISITION

  Although Signature and Westin have announced the signing of definitive agreements for the acquisition of the St. John Villas and the St. John Hotel, the closing of such acquisition is subject to the timely satisfaction of certain conditions. Although Signature expects such acquisition to be consummated during the first quarter 1997 and sales of Vacation Intervals to begin at the resort by the fourth quarter of 1997, there can be no assurance that such acquisition and commencement of timeshare sales will be consummated in such time period, if at all.

  In the event that the closing of the St. John acquisition or the commencement of timeshare sales is materially delayed or does not occur, Signature could incur additional transaction and start-up costs, which may result in an adverse effect on the results of Signature in 1997 or in future years.

RISK OF INCREASING LEVERAGE; RESTRICTIVE COVENANTS

  Future development by Signature at its Existing Resorts and the AVCOM Resorts will be financed with indebtedness obtained pursuant to Signature's existing credit facilities or credit facilities obtained by Signature in the future. The agreements with respect to such facilities do contain or in the future could contain restrictive covenants, possibly including covenants limiting capital expenditures, incurrence of debt and sales of assets and requiring Signature to achieve certain financial ratios, some of which could become more restrictive over time. Subsequent acquisition activities will be financed primarily by new financing arrangements. Signature's indebtedness to be incurred under such facilities will be secured by mortgages on Signature's resort properties as well as other assets of Signature. Among other consequences, the leverage of Signature and such restrictive covenants and other terms of Signature's debt instruments could impair Signature's ability to obtain additional financing in the future, to make acquisitions and to take advantage of significant business opportunities that may arise. In addition, Signature's leverage may increase its vulnerability to adverse general economic and timeshare industry conditions and to increased competitive pressures.

LIMITED OPERATING HISTORY

  Although predecessors of Signature have operating history in the timeshare and hospitality industries, Signature has only limited operating history as an integrated entity with respect to the Existing Resorts and limited experience operating as a public company, which could have an adverse impact on Signature's operations and future profitability. Signature has chosen to conduct its management operations (i) in two locations in California primarily with respect to acquisition, development and finance, (ii) in Chicago, Illinois with respect to marketing, (iii) in Orlando, Florida primarily with respect to sales, accounting, treasury and property management operations and
(iv) following the Merger, in Sedona, Arizona, primarily with respect to sales and marketing, accounting, and property management of Signature's and AVCOM's western resorts. However, as Signature grows and diversifies into additional geographic markets, including new markets as a result of the Merger with AVCOM, no assurance can be given as to management's ability to efficiently manage operations and control functions without a centrally located management team.

GENERAL ECONOMIC CONDITIONS; CONCENTRATION IN TIMESHARE INDUSTRY; GEOGRAPHIC CONCENTRATION OF INVESTMENTS

  Any downturn in economic conditions or any price increases (e.g., airfares) related to the travel and tourism industry could depress discretionary consumer spending and have a material adverse effect on Signature's business. Any such economic conditions, including recession, may also adversely affect the future availability of attractive financing rates for Signature or its customers and may materially adversely affect Signature's business. Furthermore, adverse changes in general economic conditions may adversely affect the collectibility of Signature's loans to Vacation Interval buyers. Because Signature's operations are conducted solely within the timeshare industry, any adverse changes affecting the timeshare industry such as an oversupply of timeshare units, a reduction in demand for timeshare units, changes in travel and vacation patterns, changes in governmental regulations of the timeshare industry and increases in construction costs or taxes, as well as negative publicity for the timeshare industry, could have a material adverse effect on Signature's operations. Additionally, two of the nine Existing Resorts are located in each of California, Florida and St. Maarten, and six of the ten AVCOM Resorts are located in Arizona and three are located in California. The concentration of Signature's investments in California, Florida, the Caribbean and Arizona could result in adverse events or conditions which affect those areas in particular, such as economic recessions and natural disasters, having a more significant negative effect on the operations of Signature's resorts, than if Signature's investments were more geographically diverse. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH CUSTOMER FINANCING

  Signature offers financing to the buyers of Vacation Intervals at Signature's resorts who make a down payment generally equal to at least 10% of the purchase price. This financing generally bears interest at fixed rates and is collateralized by a first mortgage on the underlying Vacation Interval. Signature has entered into agreements with lenders for the financing of these customer receivables. These agreements provide an aggregate of up to approximately $178 million of available financing to Signature bearing interest at variable rates tied to either the prime rate or LIBOR, of which Signature as of September 30, 1996, has approximately $116 million of additional borrowing availability. Under these arrangements, Signature pledges as security promissory notes to these lenders, who typically lend Signature 80% to 90% of the principal amount of such notes. Payments under these promissory notes are made by the buyer/borrowers directly to a payment processing center and such payments are credited against Signature's outstanding balance with the respective lenders. Signature does not presently have binding agreements to extend the terms of such existing financing or for any replacement financing upon the expiration of such funding commitments (which have varying borrowing periods ranging from 18 to 20 months after the initial commitment date), and there can be no assurance that alternative or additional arrangements can be made on terms that are satisfactory to Signature. Accordingly, future sales of Vacation Intervals may be limited by both the availability of funds to finance the initial negative cash flow that results from sales that are financed by Signature and by reduced demand which may result if Signature is unable to provide financing through unaffiliated lenders to buyers of Vacation Intervals. If Signature is required to sell its customer receivables to lenders, discounts from the face value of such receivables may be required by such lenders, if lenders are available at all. At September 30, 1996, Signature had a portfolio of approximately 12,791 loans to Vacation Interval buyers amounting to approximately $90.8 million with respect to Signature's consolidated resorts (all of the Existing Resorts except the Embassy Vacation Resort Poipu Point). Signature's consumer loans had a weighted average maturity of approximately seven years and a weighted average cost of funds of 15%. At such date, Signature had borrowings secured by such loans of approximately $62.2 million, which borrowings bear interest at variable rates with a weighted average of 10.25%. As of September 30, 1996, approximately 8.1% of Signature's consumer loans were considered by Signature to be delinquent (past due by 60 or more days) and Signature has completed or commenced foreclosure or deed-in-lieu of foreclosure on approximately 2.5% of its consumer loans. Signature has historically derived income from its financing activities. However, because Signature's borrowings bear interest at variable rates and Signature's loans to buyers of Vacation Intervals bear interest at fixed rates, Signature bears the risk of increases in interest rates with respect to the loans it has from its lenders. To the extent interest rates on Signature's borrowings decrease, Signature faces an increased risk that customers will pre-pay their loans and reduce Signature's income from financing activities. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Customer Financing."

RISKS OF HEDGING ACTIVITIES

  To manage risks associated with Signature's borrowings bearing interest at variable rates, Signature expects from time to time to purchase interest rate caps, interest rate swaps or similar instruments. The nature and quantity of the hedging transactions for the variable rate debt will be determined by the management of Signature based on various factors, including market conditions, and there have been no limitations placed on management's use of certain instruments in such hedging transactions. No assurance can be given that any such hedging transactions will offset the risks of changes in interest rates, or that the costs associated with hedging activities will not increase Signature's operating costs.

RISKS ASSOCIATED WITH CUSTOMER DEFAULT

  Signature bears the risk of defaults by buyers who finance the purchase of their Vacation Intervals. If a buyer of a Vacation Interval defaults on the loan made by Signature to finance the purchase of such Vacation Interval during the early part of the repayment schedule, Signature generally must take back the mortgage with respect to such Vacation Interval and replace it with a performing mortgage. In connection with Signature taking back any such Vacation Interval, the associated marketing costs other than certain sales commissions will not have been recovered by Signature and they must be incurred again after their Vacation Interval has been returned to Signature's inventory for resale (commissions paid in connection with the sale of Vacation Intervals may be recoverable from Signature's sales personnel and from independent contractors upon default in accordance with contractual arrangements with Signature, depending upon the amount of time that has elapsed between the sale and the default and the number of payments made prior to such default). Although private mortgage insurance or its equivalent is available to cover Vacation Intervals, Signature has never purchased such insurance. In addition, although Signature in many cases may have recourse against Vacation Interval buyers, sales personnel and independent contractors for the purchase price paid and for commissions paid, respectively, no assurance can be given that the Vacation Interval purchase price or any commissions will be fully or partially recovered in the event of buyer defaults under such financing arrangements. Signature purchased defaulted mortgage notes with respect to 900 Vacation Intervals at the San Luis Bay Resort on which Signature is in the process of foreclosing. Signature will be subject to the costs and delays associated with such foreclosure process and no assurance can be given that the value of the underlying Vacation Intervals being foreclosed upon at the time of resale will exceed the purchase price of the defaulted loans, taking into consideration the costs of foreclosure and resale. Similarly, in March 1996, AVCOM purchased defaulted mortgage notes with respect to 1,057 Vacation Intervals at the Tahoe Seasons Resort on which AVCOM is in the process of foreclosing. AVCOM will be subject to the costs and delays associated with such foreclosure process and no assurance can be given that the value of the underlying Vacation Intervals being foreclosed upon at the time of resale will exceed the purchase price of the defaulted loans, taking into consideration the costs of foreclosure and resale.

COMPETITION

  Signature is subject to significant competition at each of its resorts from other entities engaged in the business of resort development, sales and operation, including interval ownership, condominiums, hotels and motels. Many of the world's most recognized lodging, hospitality and entertainment companies have begun to develop and sell Vacation Intervals in resort properties. Although Signature currently is the sole licensee of Embassy Vacation Resorts from Promus and Signature recently obtained the exclusive development rights to Westin Vacation Clubs from Westin pursuant to the Westin Agreement, other major companies that now operate or are developing or planning to develop Vacation Interval resorts include Marriott Ownership Resorts ("Marriott"), The Walt Disney Company ("Disney"), Hilton Hotels Corporation ("Hilton"), Hyatt Corporation ("Hyatt"), Four Seasons Hotels & Resorts ("Four Seasons") and Inter-Continental Hotels and Resorts ("Inter-Continental"). Many of these entities possess significantly greater financial, marketing, personnel and other resources than those of Signature and may be able to grow at a more rapid rate or more profitably as a result. The Company also competes with companies with non-branded resorts such as Westgate, Vistana and Vacation Break. Vacation Break announced in November 1996 that it had agreed to purchase the Berkley Group, another timeshare resort developer, and following consummation of Vacation Break's acquisition of the Berkley Group, such entity will possess greater resources as a consolidated entity. Furthermore, there can be no assurance that Promus will not grant other entities a license to develop Embassy Vacation Resorts or that Promus will not exercise its rights to terminate the Embassy Vacation Resort licenses.

  In the event that the Westin Agreement becomes the subject of dispute between the parties thereto, it is possible that Signature's interest in pursuing acquisition and development opportunities at "four-star" and "five-star" resorts located in North America, Mexico and the Caribbean through May 2001 could be barred pending the final resolution of such dispute. Additionally, at the expiration or early termination of the Westin Agreement, Westin could become a direct competitor with Signature in the timeshare resort business, including in the markets most attractive to Signature. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Description of Signature's Resorts--Westin Vacation Club Resorts." In addition, the five Embassy Suites hotels owned or controlled by affiliates of the Founders, which will not be owned by Signature, may compete with certain of Signature's timeshare resorts; however, Signature anticipates that such five Embassy Suites hotels could be a significant source of lead generation for its marketing activities. Subject to the covenants not to compete (as described herein), the Founders could acquire resort and other hotel properties that could compete with Signature's timeshare business. See "THE PROPOSED MERGER--Management After the Merger."

DEPENDENCE ON VACATION INTERVAL EXCHANGE NETWORKS; RISK OF INABILITY TO QUALIFY RESORTS

  The attractiveness of Vacation Interval ownership is enhanced significantly by the availability of exchange networks that allow Vacation Interval owners to exchange in a particular year the occupancy right in their Vacation Interval for an occupancy right in another participating network resort. Several companies, including RCI, provide broad-based Vacation Interval exchange services, and Signature's Existing Resorts are currently qualified for participation in the RCI exchange network. In November 1996, HFS Incorporated consummated its acquisition of RCI.

  No assurance can be given that Signature will continue to be able to qualify its Existing Resorts or the AVCOM Resorts, or will be able to qualify its future resorts, for participation in the RCI network or any other exchange network. RCI is under no obligation to include the Existing Resorts or the AVCOM Resorts in its exchange network. If such exchange networks cease to function effectively, or if Signature's resorts are not accepted as exchanges for other desirable resorts, Signature's sales of Vacation Intervals could be materially adversely effected. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Business."

DEPENDENCE ON KEY PERSONNEL

  Signature's success depends to a large extent upon the experience and abilities of Osamu Kaneko, Andrew J. Gessow and Steven C. Kenninger, who will serve as Signature's Chief Executive Officer, President and Chief Operating Officer, respectively (the "FOUNDERS") as well as the abilities of James E. Noyes and Michael A. Depatie, Signature's Executive Vice President, and Executive Vice President and Chief Financial Officer, respectively. The loss of the services of any one of these individuals could have a material adverse effect on Signature, its operations and its business prospects. Signature's success is also dependent upon its ability to attract and maintain qualified development, acquisition, marketing, management, administrative and sales personnel for which there is keen competition among Signature's competitors. In addition, the cost of retaining such key personnel could escalate over time. There can be no assurance that Signature will be successful in attracting and/or retaining such personnel.

  Pursuant to the Poipu Partnership Agreement, Signature may be removed as managing general partner if, under certain circumstances, two of the three Founders (Osamu Kaneko, Andrew J. Gessow and Steven C. Kenninger) are no longer officers of Signature. In addition, the Poipu Partnership agreement provides that certain of the Founders will be actively involved in the management of the Embassy Vacation Resort Poipu Point.

REGULATION OF MARKETING AND SALES OF VACATION INTERVALS; OTHER LAWS

  Signature's marketing and sales of Vacation Intervals and other operations are subject to extensive regulation by the federal government and the states and foreign jurisdictions in which the Existing Resorts are located and in which Vacation Intervals are marketed and sold. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which Signature is or may be subject appears in the Truth-in-Lending Act and Regulation Z, the Equal Opportunity Credit Act and Regulation B, the Interstate Land Sales Full Disclosure Act, Real Estate Standards Practices Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Housing Act and the Civil Rights Acts of 1964 and 1968. In addition, many states have adopted specific laws and regulations regarding the sale of interval ownership programs. The laws of most states, including Florida, South Carolina and Hawaii, require Signature to file with a designated state authority for its approval a detailed offering statement describing Signature and all material aspects of the project and sale of Vacation Intervals. The laws of California and Arizona require Signature to file numerous documents and supporting information with their respective Departments of Real Estate, the agencies responsible for the regulation of Vacation Intervals. When such

Departments determine that a project has complied with applicable law, they will issue a public report for the project. Signature is required to deliver an offering statement or public report to all prospective purchasers of a Vacation Interval, together with certain additional information concerning the terms of the purchase. The laws of Illinois, Florida, Hawaii and Texas impose similar requirements. Laws in each state where Signature sells Vacation Intervals generally grant the purchaser of a Vacation Interval the right to cancel a contract of purchase at any time within a period ranging from three to fifteen calendar days following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by Signature. Most states have other laws which regulate Signature's activities, such as real estate licensure; seller's of travel licensure; anti-fraud laws; telemarketing laws; price, gift and sweepstakes laws; and labor laws. Signature believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it is currently subject. However, no assurance can be given that the cost of qualifying under Vacation Interval ownership regulations in all jurisdictions in which Signature desires to conduct sales will not be significant or that Signature is in fact in compliance with all applicable federal, state, local and foreign laws and regulations. Any failure to comply with applicable laws or regulations could have a material adverse effect on Signature. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Governmental Regulation."

  In addition, certain state and local laws may impose liability on property developers with respect to construction defects discovered or repairs made by future owners of such property. Pursuant to such laws, future owners may recover from Signature amounts in connection with the repairs made to the developed property.


  In connection with the resorts to be acquired in the Merger with AVCOM, the California Department of Real Estate has conducted an audit with respect to AVCOM timeshare operations at the Tahoe Beach & Ski Club and has informed AVCOM of several discrepancies it claims to have discovered during such audit. AVCOM has responded to the Department of Real Estate's request for additional information and has been advised by the Department of Real Estate that it will close its audit. In addition, the Arizona Department of Real Estate is investigating AVCOM and its Scottsdale Villa Mirage and Sedona Summit Resorts with respect to the alleged failure of John R. Stevens, AVCOM's Director of Marketing and New Projects, to disclose certain events from his prior development history in Colorado on timeshare registration applications filed in Arizona and on certain other of AVCOM's timeshare-related activities. As a result of the Arizona investigation, Mr. Stevens agreed to voluntarily resign his position as an officer and director of AVCOM, and AVCOM and Mr. Stevens are cooperating with the Arizona Department of Real Estate. AVCOM and Mr. Stevens believe that they have satisfied all applicable requirements and the Arizona Department of Real Estate has lifted its request for additional disclosure regarding Mr. Stevens in public timeshare resorts filed in Arizona. The Texas Real Estate Commission also has investigated AVCOM. Signature has been advised by the Texas Real Estate Commission that based on information it has gathered and Mr. Stevens' resignation as an officer of AVCOM's Texas subsidiaries, the Texas Real Estate Commission will not take any action in this matter. Upon consummation of the Merger with AVCOM, it is anticipated that Mr. Stevens will be employed by a subsidiary of Signature.

POSSIBLE ENVIRONMENTAL LIABILITIES

  Under various federal, state and local laws, ordinances and regulations, the owner of real property generally is liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or lease a property or to borrow using such real property as collateral. Other federal and state laws require the removal or encapsulation of asbestos-containing material when such material is in poor condition or in the event of construction, demolition, remodeling or renovation. Other statutes may require the removal of underground storage tanks. Noncompliance with these and other environmental, health or safety requirements may result in the need to cease or alter operations at a property.

   As of the date of the Proxy Statement/Prospectus, Phase I environmental reports (which typically involve inspection without soil sampling or ground water analysis) have been prepared by independent environmental consultants for each Existing Resort, the St. John Villas and for each AVCOM Resort. In connection with the acquisition and development of the Embassy Vacation Resort Lake Tahoe and the San Luis Bay Resort, the independent environmental consultants have identified several areas of environmental concern. The areas of concern at the Embassy Vacation Resort Lake Tahoe relate to possible soil and water contamination that originated on the resort site due to prior uses and to contamination that may migrate onto the resort site from upgradient sources. California regulatory agencies have been monitoring the resort site and have required or are in the process of requiring the responsible parties (presently excluding Signature) to effect remediation action. Signature has been indemnified by certain of such responsible parties for certain costs and expenses in connection with contamination at the Embassy Vacation Resort Lake Tahoe (including Chevron (USA), Inc.) and does not anticipate incurring material costs in connection therewith; however, there is no assurance that the indemnitor(s) will meet their obligations in a complete and timely manner. In addition, Signature's San Luis Bay Resort is located in an area of Avila Beach, California which has experienced underground contamination resulting from leaking pipes at a nearby oil refinery. California regulatory agencies have required the installation of groundwater monitoring wells on the beach near the resort site, and no demand or claim in connection with such contamination has been made on Signature, however, there is no assurance that claims will not be asserted against Signature with respect to this environmental condition. In addition, while remodeling the Carson Building at the Tahoe Beach & Ski Club, one of the AVCOM Resorts, AVCOM's contractor informed AVCOM of the possible presence of asbestos containing materials. AVCOM has given governmental and private notification to various agencies and persons whom AVCOM determined, after consulting with counsel, should receive notice. Civil and criminal penalties could be assessed in this matter, however, it is the present belief of AVCOM, after conferring with counsel, that such penalties are unlikely. Civil liability for personal injury is also possible, but AVCOM's consultants do not believe that the asbestos posed a substantial health hazard and that the environmental concern has been remediated. The total additional cost to AVCOM for the asbestos remediation, including all professional fees, was $325,000.

  With the exception of the above mentioned resorts, Signature is not aware of any environmental liability that would have a material adverse effect on Signature's business, assets or results of operations. No assurance, however, can be given that these reports reveal all environmental liabilities or that no prior owner created any material environmental condition not known to Signature.

  Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. Thus, Signature may have liability with respect to properties previously sold by its predecessors.

  Signature believes that it and AVCOM are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and, except as described above with respect to the Embassy Vacation Resort Lake Tahoe and the San Luis Bay Resort, Signature has not been notified by any governmental authority or third party of any non-compliance, liability or other claim in connection with any of its present or former properties. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Governmental Regulation--Environmental Matters."

COSTS OF COMPLIANCE WITH LAWS GOVERNING ACCESSIBILITY OF FACILITIES TO DISABLED PERSONS

  A number of state and federal laws, including the Fair Housing Act and the Americans with Disabilities Act (the "ADA"), impose requirements related to access and use by disabled persons on a variety of public accommodations and facilities. These requirements did not become effective until after January 1, 1991. Although Signature believes that its Existing Resorts, and the AVCOM Resorts are substantially in compliance with laws governing the accessibility of its facilities to disabled persons, Signature may incur additional costs of complying with such laws. Additional legislation may impose further burdens or restriction on property owners (including homeowner associations at the Existing Resorts) with respect to access by disabled persons. The ultimate amount of the cost of compliance with such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on Signature, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of Signature's growth strategy in certain instances or reduce profit margins on Signature's operations. If a homeowners' association at a resort was required to make significant improvements as a result of non-compliance with the ADA, Vacation Interval owners may default on their mortgages and/or cease making required homeowners' association assessment payments. Signature is not aware of any non-compliance with the ADA, the Fair Housing Act or similar laws that management believes would have a material adverse effect on Signature's business, assets or results of operations.

NATURAL DISASTERS; UNINSURED LOSS

  In 1992, prior to Signature's purchase of an interest in the Embassy Vacation Resort Poipu Point, the resort was substantially destroyed by Hurricane Iniki. The resort was rebuilt with insurance proceeds before Signature acquired its interest in the resort, but could suffer similar damage in the future. In September 1995 and July 1996, Signature's St. Maarten resorts were damaged by hurricanes and could suffer similar damage in the future. In addition, Signature's other resorts which are or will be located in Hawaii, Florida and the Caribbean (including the St. John resort which was damaged by Hurricane Marilyn in 1995) may be subject to hurricanes and damaged as a result thereof. Signature's resorts located in California and Hawaii may be subject to damage resulting from earthquakes. There are certain types of losses (such as losses arising from acts of war) that are not generally insured because they are either uninsurable or not economically insurable and for which Signature does not have insurance coverage. Should an uninsured loss or a loss in excess of insured limits occur, Signature could lose its capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on Signature. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Insurance, Legal Proceedings."


EFFECTIVE VOTING CONTROL BY EXISTING SHAREHOLDERS; WESTIN DIRECTOR DESIGNATION

  The Founders hold substantial amounts of shares of Signature Stock (Messrs. Kaneko, Gessow and Kenninger currently hold 15.3%, 17.6% and 7.9%, respectively, (without giving effect to the Merger or the Proposed Offerings) which may allow them, collectively, to exert substantial influence over the election of directors and the management and affairs of Signature. Accordingly, if such persons vote their shares of stock in the same manner, they will have sufficient voting power, in general, to determine the outcome of various matters submitted to the shareholders for approval, including mergers, consolidations and the sale of substantially all of Signature's assets. Pursuant to the Westin Agreement, during the term thereof Westin generally will have the right to designate one member of the Signature Board, irrespective of its share ownership in Signature. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Principal Shareholders," "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Description of Capital Stock" and "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Business." Such control may result in decisions which are not in the best interest of Signature. In addition, under certain circumstances, in the event that the Founders collectively own less than 75% of the shares of Signature common stock owned by them immediately following the closing of the Initial Public Offering and the consummation of the Consolidation Transactions, and the Signature common stock they own thereafter is less than 75% of the market value of the Signature common stock issued to them in the Initial Public Offering, then Signature's partner in the Poipu Partnership will be entitled to require Signature to either dispose of its interest or purchase such partner's interest in the Poipu Partnership pursuant to the terms and conditions of the partnership agreement.

DIVIDEND POLICY

  Signature has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends on its common stock in the foreseeable future. Signature currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be in the discretion of the Signature Board and will depend upon, among other things, Signature's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect of the payment of dividends and other factors that the Signature Board deems relevant.

RISK OF TAX RE-CLASSIFICATION OF INDEPENDENT CONTRACTORS AND RESULTING TAX LIABILITY; COST OF COMPLIANCE WITH APPLICABLE LAWS

  Signature sells Vacation Intervals at its Existing Resorts and will sell Vacation Intervals at the AVCOM Resorts through independent sales agents. Such independent sales agents provide services to Signature under contract and, Signature believes, are not employees of Signature. Accordingly, Signature does not withhold payroll taxes from the amounts paid to such independent contractors. Although the Internal Revenue Service has made inquiries regarding Signature's classification of its sales agents at its Branson, Missouri resort, no formal action has been taken and Signature has requested that the inquiry be closed. In the event the Internal Revenue Service or any state or local taxing authority were to successfully classify such independent sales agents as employees of Signature, rather than as independent contractors, and hold Signature liable for back payroll taxes, such reclassification may have a material adverse effect on Signature.

  Additionally, from time to time, potential buyers of Vacation Intervals assert claims with applicable regulatory agencies against Vacation Interval salespersons for unlawful sales practices. Such claims could have adverse implications for Signature in negative public relations and potential litigation and regulatory sanctions.

LIMITED RESALE MARKET FOR VACATION INTERVALS

  Signature sells the Vacation Intervals to buyers for leisure and not investment purposes. Signature believes, based on experience at its Existing Resorts and AVCOM's Resorts, that the market for resale of Vacation Intervals by buyers is presently limited, and that any resales of Vacation Intervals are typically at prices substantially less than the original purchase price. These factors may make ownership of Vacation Intervals less attractive to prospective buyers, and attempts by buyers to resell their Vacation Intervals will compete with sales of Vacation Intervals by Signature. In addition, the market price of Vacation Intervals sold by Signature at a given resort or by its competitors in the market in which each resort is located could be depressed by a substantial number of Vacation Intervals offered for resale.

RISKS RELATED TO OPERATIONS IN ST. MAARTEN, NETHERLANDS ANTILLES

  Two of the Existing Resorts are located in St. Maarten, Netherlands Antilles, both of which were acquired by Signature in a foreclosure sale. There are a number of ongoing disputes with owners who owned units at the Flamingo Beach Club, including certain claims respecting their obligations to pay for annual maintenance expenses or whether there are certain entitlements to guaranteed returns. If such claims are adversely determined against Signature, such determination may have a material adverse impact on the operation of this property.

  In addition, a portion of Signature's Royal Palm Beach Club resort located in St. Maarten, Netherlands Antilles, is operated by Signature pursuant to a long-term ground lease that expires in 2050 and the types of tenant protections, such as estoppel certificates, which would be provided in the United States, are not available. Although Signature is unaware of any circumstances that could cause the early termination of such ground lease before its scheduled expiration date, any such early termination or cancellation of the ground lease could have an adverse effect on Signature's operations. In addition, title insurance is not available in the Netherlands Antilles. Accordingly, title to Signature's real property and ground lease with respect to the Flamingo Beach Club and Royal Palm Beach Club resorts are not insured, may be subject to challenge, and, if successfully challenged, could result in additional costs to operate these resorts.

POTENTIAL CONFLICTS OF INTEREST

  Because affiliates of Messrs. Kaneko and Kenninger have operations in the lodging industry other than those with respect to the development and operation of timeshare resorts, potential conflicts of interest exist. Affiliates of KOAR, which are owned by Messrs. Kaneko and Kenninger, have developed and currently act as the managing general partner of partnerships which own five hotels that are franchised as Embassy Suites hotels (one of which, the Embassy Suites Lake Tahoe, is located in a market served by Signature) and a residential condominium project overlooking the ocean in Long Beach, California (a market which Signature may in the future pursue). Messrs. Kaneko and Kenninger will continue to devote a portion of their time to KOAR's hotel business and to meeting their duties and responsibilities to investors in such entities existing prior to the Consolidation Transactions and the Initial Public Offering.

   Additionally, notwithstanding their covenants not to compete, the Founders have the right to pursue certain activities which could divert their time and attention from Signature's business and result in conflicts with Signature's business. The Founders are evaluating the acquisition of hotel properties in Hawaii, which at a future date may be converted to accommodate timeshare operations. See "THE PROPOSED MERGER--Management After the Merger--Employment Agreements, Covenants Not To Compete" and "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Future Acquisitions."

RISKS RELATED TO WESTIN AGREEMENT; LIMITED CONTROL OF RESORTS AND TERMINATION

  The Westin Agreement may involve certain additional risks to Signature's future operations. The Westin Agreement imposes certain restrictions on Signature's ability to develop certain timeshare resorts in conjunction with hotel operators other than Westin. Generally, Signature is required, subject to certain exceptions involving Embassy Vacation Resorts and Promus, to submit for Westin's consideration any "four star" or "five star" development opportunity that Signature has determined to pursue. In the event Westin determines not to proceed with Signature to develop such resort, Signature would be free only to develop the resort as a "non-branded" property or as a property branded as an Embassy Vacation Resort or in conjunction with other upscale operators, but excluding specified operators of luxury hotels and resorts. In addition, resorts acquired or developed pursuant to the Westin Agreement, including the St. John resort, will be owned by partnerships, limited liability companies or similar entities in which each of Westin and Signature will own a 50% equity interest and have an equal voice in management. Accordingly, Signature will not be able to control such resorts or the applicable entities. In addition, the Westin Agreement will be terminable by either party if certain thresholds relating to development or acquisitions of resorts are not met, in the event of certain changes in management of Westin or Signature or in the event of an acquisition or merger of either party.

RISKS ASSOCIATED WITH PARTNERSHIP INVESTMENT IN POIPU PARTNERSHIP

  The Embassy Vacation Resort Poipu Point is owned by a partnership consisting of Signature and a third party. Property ownership through a partnership involves additional risks, including requirements of partner consents for major decisions (including approval of budgets), capital contributions and entry into material agreements. If Signature and its partner are unable to agree on major decisions, either partner may elect to invoke a buy/sell right, which could require Signature to either sell its interest in the Embassy Vacation Resort Poipu Point or to buy out the interest of its partner at a time when Signature is not prepared to do so. In addition, under certain circumstances, the other partner can require Signature to purchase such partner's interest or sell its interest to the partner. If a dispute arises under this partnership, an adverse resolution could have a material adverse effect on the operations of Signature. In addition, as a general partner, Signature will be subject to certain fiduciary obligations which may obligate it to act in a manner which is not necessarily in the best interest of Signature. Signature may elect to purchase interests in future resorts through similar partnership arrangements. See "--Risks Related to Westin Agreement; Limited Control of Resorts and Termination."

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND SIGNATURE'S CHARTER AND BYLAWS

  Certain provisions of Signature's articles of incorporation (the "CHARTER") and bylaws (the "BYLAWS"), as well as Maryland corporate law, may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholder's best interest. For example, such provisions may (i) deter tender offers for Signature Stock, which offers may be beneficial to shareholders or (ii) deter purchases of large blocks of Signature Stock, thereby limiting the opportunity for shareholders to receive a premium for their Signature Stock over then-prevailing market prices. These provisions include the following:

  Preferred Shares. The Charter authorizes the Signature Board to issue preferred stock in one or more classes and to establish the preferences and rights (including the right to vote and the right to convert into common stock) of any class of preferred stock issued. No preferred stock will be issued or outstanding as of the closing of the Merger. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Description of Capital Stock."

  Staggered Board. The Signature Board will have three classes of directors. The terms of the first, second and third classes will expire in 1997, 1998 and 1999, respectively. Directors for each class will be chosen for a three-year term upon the expiration of the term of the current class, beginning in 1997. The affirmative vote of two-thirds of the outstanding common stock is required to remove a director.

  Maryland Business Combination Statute. Under the Maryland General Corporation Law ("MGCL"), certain "business combinations" (including the issuance of equity securities) between a Maryland corporation and any person who owns, directly or indirectly, 10% or more of the voting power of the corporation's shares of capital stock (an "INTERESTED STOCKHOLDER") must be approved by a supermajority (i.e., 80%) of voting shares. In addition, an Interested Stockholder may not engage in a business combination for five years following the date he or she became an Interested Stockholder.

  Maryland Control Share Acquisition. Maryland law provides that "Control Shares" of a corporation acquired in a "Control Share Acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, would entitle the acquiror directly or indirectly to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control Shares do not include shares of beneficial interest the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  If voting rights are not approved at a meeting of shareholders then, subject to certain conditions and limitations, the issuer may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value. If voting rights for Control Shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. See "COMPARISON RIGHTS OF SHAREHOLDERS."

SHARES ELIGIBLE FOR FUTURE SALE

  Holders who received their shares of Signature Stock as a result of the Consolidation Transactions hold their shares subject to the limitations of Rule 144 of the Securities Act ("Rule 144"). Such holders have been granted certain registration rights pursuant to which Signature has agreed to file, and use its best efforts to cause to become effective as soon as practicable following February 17, 1997, a shelf registration statement with the Commission for the purpose of registering the sale of such shares of Signature Stock. Each stockholder who received shares of Signature Stock as a result of the Consolidation Transactions has agreed, with certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any Signature Stock, for a period of 180 days after the closing of the Initial Public Offering (one year with respect to the Founders) without the prior written consent of Montgomery Securities who acted as lead underwriter in the Initial Public Offering (which written consent has been granted with respect to the Proposed Offerings); one of such exceptions allows the Founders to pledge between $30 million and $50 million of their Signature Stock to secure a margin loan in a maximum amount of $10 million and another exception allows the Founders to pledge approximately $5.8 million of their Signature common stock in connection with their buyout of a former partner. Future sales of substantial amounts of Signature Stock, or the potential for such sales, could adversely affect prevailing market prices.

  Sales of substantial amounts of Signature Stock in the public market after the consummation of the Merger could adversely affect prevailing market prices. The shares of Signature Stock to be issued in the Merger will be eligible for immediate sale in the public market, subject to certain limitations under the Securities Act applicable to affiliates of AVCOM.

  Additionally, there are (i) outstanding stock options to purchase 1,750,000 shares of Signature Stock which have been granted to executive officers, other key employees, independent directors and a consultant of the Company under the 1996 Equity Participation Plan (less than 20% of which are presently exercisable), and (ii) up to 500,000 shares of Signature Stock that may be sold pursuant to Signature's Employee Stock Purchase Plan (none of which have been sold to date).

POTENTIAL DILUTIVE EFFECT OF SIGNATURE STOCK

  Although the Signature and AVCOM Boards believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient and effective manner, will result in combined results of operations and financial conditions superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. Furthermore, the issuance of Signature Stock in connection with the Merger may have a dilutive effect on Signature's earnings per share. There can be no assurance that AVCOM shareholders would not achieve greater returns on their investment if AVCOM would remain an independent company.

RISK ASSOCIATED WITH PROPOSED OFFERINGS

  Signature has filed a registration statement with the Securities and Exchange Commission related to a proposed offering of (i) up to 3,000,000 shares of Signature Stock (including 1,400,000 shares for the account of certain selling shareholders) and (ii) up to $100 million of notes convertible into Signature Stock (in each case, without giving effect to the underwriters' over-allotment option) (the "PROPOSED OFFERINGS"). There can be no assurances that the Proposed Offerings will be consummated and, if so, on what terms. In the event the Proposed Offerings are consummated it will result in a dilution of share ownership for all holders of Signature Stock, including the AVCOM shareholders acquiring Signature Stock in the Merger. The failure to consummate the Proposed Offerings could have an adverse effect on Signature's future growth and financial success. The Proposed Offerings are not conditioned upon one another and therefore one offering may be consummated without the other offering being consummated.

                   INFORMATION REGARDING THE SPECIAL MEETING

SPECIAL MEETING

  This Proxy Statement/Prospectus is being furnished to the holders of AVCOM Stock in connection with the solicitation of proxies by the AVCOM Board for use at a Special Meeting and the adjournments thereof at which the shareholders of AVCOM will consider and vote upon a proposal to approve the Merger Agreement and vote upon any other business which may properly be brought before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement/Prospectus which is being mailed or delivered to AVCOM shareholders is accompanied by a proxy card and the Notice of Special Meeting of Shareholders.

  This Proxy Statement/Prospectus is being furnished by Signature to each holder of AVCOM Stock as a prospectus in connection with the issuance by Signature of shares of Signature stock upon the consummation of the Merger. This Proxy Statement/Prospectus and the Notice of Special Meeting and proxy card is being first mailed to shareholders of AVCOM on December 20, 1996.

DATE, TIME AND PLACE

  The Special Meeting will be held at Poco Diablo Resort, 1736 Highway 179, Sedona, Arizona 86336 on January 10, 1997 at 8:00 a.m., local time.

RECORD DATE; VOTE REQUIRED

  The AVCOM Board has fixed the close of business on December 12, 1996, as the record date for the termination of the shareholders of AVCOM entitled to notice and to vote at the Special Meeting (the "RECORD DATE"). On the Record Date there were 5,274,636 shares of AVCOM Stock outstanding entitled to vote at the Special Meeting. Each share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of at least a majority of outstanding shares of AVCOM Stock is required to approve the Merger Agreement. As of the Record Date there were 162 holders of AVCOM Stock.

  As of the Record Date, directors and executive officers of AVCOM and their affiliates owned beneficially an aggregate 2,016,450 shares of AVCOM Stock (excluding shares which may be received upon the exercise of stock options) or approximately 38.2% of the outstanding shares entitled to vote at the Special Meeting. All such directors and executive officers and their affiliates have indicated their intention to vote their shares for the approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby at the Special Meeting.

VOTING AND REVOCATION OF PROXIES

  Shares of AVCOM Stock which are represented by proxy properly executed and received prior to the vote at the Special Meeting will be voted at the Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in advance of such vote. Any AVCOM shareholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by
(i) giving written notice of revocation bearing a later date than the proxy to the secretary of AVCOM, (ii) properly submitting to AVCOM a duly executed proxy card relating to the same shares bearing a later date, or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies by a shareholder should be addressed as follows:

                           AVCOM International, Inc.
                                P. O. Box 1243
                             Sedona, Arizona 86339

or hand delivered to Mr. Doug Wills at 561 Highway 179, Sedona, Arizona 86339, before the vote is taken at the Special Meeting.

  AVCOM shareholders returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any appraisal rights they may have. The AVCOM Board is not currently aware of any business to be brought before the Special Meeting other than that described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of AVCOM.

  Shareholders should NOT send any stock certificates with the enclosed proxy card. If the Merger is consummated, AVCOM shareholders will be sent a letter of transmittal with instructions for surrendering their certificates representing shares of AVCOM Stock.

SOLICITATION OF PROXIES

  AVCOM will bear its own cost of soliciting proxies. Proxies will be solicited by mail, but directors, officers and selected other employees of AVCOM may also solicit proxies in person or by telephone or telegraph. Directors, executive officers and other employees of AVCOM who solicit proxies will not be specially compensated for such services. Brokerage firms, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for the reasonable expenses incurred in sending proxy material to beneficial owners. In addition, D.F. King & Co., Inc. ("King") has been retained to assist in the solicitation of proxies for the Special Meeting. King will be paid the sum of $6,000.00, plus expenses, for its services.

  HOLDERS OF AVCOM STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID ENVELOPE.

                              THE PROPOSED MERGER

  The following information describes certain information pertaining to the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the other information contained in this Proxy Statement/Prospectus or the appendices hereto, including the Merger Agreement, a copy of which is set forth in Appendix "A" to this Proxy Statement/Prospectus and is incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

GENERAL DESCRIPTION OF MERGER

  Pursuant to the Merger Agreement, on the Closing Date, ASP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Signature, will merge with and into AVCOM, a Delaware corporation. Upon consummation of the Merger, each share of AVCOM Stock, except shares held in treasury and shares owned by shareholders who have taken all required steps to exercise their appraisal rights under Delaware law, will be converted into consideration of $5.00, subject to adjustment to a maximum of $6.00 or a minimum of $4.00. The consideration will consist of shares of Signature Stock. Signature will not be required to issue more than $34.6 million nor less than $23.1 million in value of its Common Stock at the closing of the Merger. The value of Signature Stock for purposes of determining the number of shares issuable as the merger consideration will be equal to the mean average of the high and low trading prices of Signature Stock as reported on the NASDAQ National Market for each of the ten consecutive trading days immediately preceding the ten days prior to the Closing Date.

  If stock options granted by AVCOM are outstanding as of the Closing Date and converted into shares of Signature Stock, the holders thereof will receive Merger consideration calculated on the basis of the number of shares underlying options having the same exercise price multiplied by a fraction, the denominator of which is $5.00 (subject to adjustment, as described below) and the numerator of which is the excess of the denominator over the exercise price of the underlying options. For example, if as of the Closing Date an individual holds unexercised options to purchase 40 shares of AVCOM Stock at an exercise price of $2.50 per share, the merger consideration to be paid to the option holder by Signature would be calculated as follows: $2.50/$5.00 X 40 = 20 shares; and the options holder would receive in the Merger the per share merger consideration with respect to the 20 shares. A similar calculation would be made with respect to each additional group of options held by the option holder which had an identical exercise price. In the alternative, Signature may elect to convert AVCOM options into options to acquire Signature Stock on substantially the same terms and conditions. In such event, the number of shares of Signature Stock subject to such options shall be determined by multiplying the number of shares subject to the AVCOM Option by the Conversion Ratio, and the exercise price shall be determined by dividing the exercise price for the AVCOM options by the Conversion Ratio. As of December 12, 1996, there were outstanding options to purchase 400,000 shares of AVCOM Stock, all of which are held by employees of AVCOM. There was also an option to acquire 350,000 shares claimed to be held by William C. Needham, Jr., the validity of which is being disputed by AVCOM. All valid and outstanding options will, as of the effective time of the Merger be converted into the right to receive shares of Signature Stock in accordance with the foregoing calculation. See "INFORMATION REGARDING AVCOM INTERNATIONAL, INC.-- Description of Capital Stock."

  The Merger Agreement provides that the consideration of $5.00 per share of AVCOM Stock to be received by AVCOM shareholders is subject to adjustment to a maximum of $6.00 or a minimum of $4.00, based upon the Conversion Share Value of the Signature Stock as of the Closing Date. As of the last trading day immediately preceding the date of the execution of the Merger Agreement, the average sale price of a share of Signature Stock was $19.44. The parties agreed to a value of $5.00 per share for AVCOM Stock, yielding the initial conversion ratio of .26. This initial conversion ratio is fixed, and will not adjust, unless the market price of the Signature Stock as of the Closing Date is in excess of $23.33, or less than $15.55. The "Conversion Share Value" pursuant to the Merger Agreement of a share of Signature Stock shall be equal to the mean average of the high and low trading prices of Signature Stock as reported on the NASDAQ National Market System for each of the ten consecutive trading days immediately preceding ten days prior to the Closing Date. Consequently, in the event that the Conversion Share Value should equal $23.33, the effective Merger consideration received by a holder of a share of AVCOM Stock would be $6.00 based upon the conversion ratio of .26. If the Conversion Share Value is $15.55, a holder of a share of AVCOM Stock would receive Merger consideration of $4.00, based upon the conversion ratio of .26. In the event, however, that the Conversion Share Value should exceed $23.33, the conversion ratio would be reduced so as to reduce the Merger consideration per share of AVCOM Stock to $6.00. Likewise, should the Conversion Share Value be less than $15.55, the conversion ratio would be increased so as to insure that a share of AVCOM Stock would receive Merger consideration of $4.00.

  The following chart indicates the value to be received by the shareholders of AVCOM for each share of AVCOM Stock based upon various assumed Conversion Share Values of Signature Stock:

                             THEN EACH SHARE OF AVCOM
       IF THE CONVERSION     STOCK WOULD BE CONVERTED
          SHARE VALUE           INTO THE FOLLOWING
         OF  SIGNATURE         NUMBER OF SHARES OF    AND THE VALUE OF SIGNATURE
           STOCK IS:             SIGNATURE STOCK:      STOCK TO BE RECEIVED IS:
       -----------------     ------------------------ --------------------------
         $14.00.............          .2857                     $4.00
          15.55.............          .26                        4.00
          18.00.............          .26                        4.68
          19.44.............          .26                        5.00
          22.00.............          .26                        5.72
          23.33.............          .26                        6.00
          30.00.............          .20                        6.00
          37.25.............          .16                        6.00

  No fractional shares of Signature Stock will be issued in the conversion, but cash will be paid in lieu of such fractional shares. The shares of Signature Stock to be issued pursuant to the Merger will be freely transferable except by certain shareholders of AVCOM who are deemed to be "affiliates" of AVCOM. The shares of Signature Stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Securities and Exchange Commission. See "THE PROPOSED MERGER--Resales of Stock After the Merger."

  As of December 12, 1996, the record date established by the AVCOM Board for purposes of determining the shares entitled to vote at the Special Meeting, there were 5,274,636 shares of AVCOM Stock outstanding, which includes the recent conversion of 1,310,700 shares of AVCOM Preferred into the same number of shares of common stock which was approved on October 24, 1996, and the conversion of certain debt of AVCOM into 310,000 shares of common stock which was completed on August 31, 1996. Valid options to acquire AVCOM Stock will either convert into shares of Signature Stock upon the effectiveness of the Merger or convert into options to acquire Signature Stock. There are, in the aggregate, 750,000 shares of AVCOM Stock reserved for issuance pursuant to an AVCOM stock option plan, of which stock options for 300,000 shares of AVCOM Stock are outstanding. Options granted outside of the AVCOM stock option plan to acquire an additional 100,000 shares of AVCOM Stock are also outstanding. In addition, there is an option to acquire 350,000 shares of AVCOM Stock, the validity of which is being challenged by AVCOM. Based upon the foregoing, it is anticipated that at a conversion ratio of .26 share of Signature Stock for each share of AVCOM Stock, Signature will issue not more than 1,494,957 shares of Signature Stock in exchange for all outstanding shares of AVCOM Stock, assuming that no options are converted in the Merger into shares of Signature Stock. The exact number of shares, however, is indeterminable due to the fact that the number of shares of Signature Stock delivered at the Closing Date may vary in the event that the Conversion Share Value of Signature Stock is greater than $23.33, or is less than $15.55. Signature also has the right, pursuant to the Merger Agreement, to terminate the Merger Agreement if at any time prior to the Closing Date the Conversion Share Value of Signature Stock would be less than $15.55.

  The aggregate amount of the Merger consideration to be received by AVCOM shareholders is also subject to adjustment in the event that AVCOM incurs in excess of $250,000 in fees and expenses with consultants, attorneys and accountants and the like in connection with the Merger and the due diligence conducted in regard to the Merger, unless a higher amount is agreed to by Signature, such agreement not to be unreasonably withheld.

Adjustment also can occur if any amount is paid by AVCOM or a subsidiary of AVCOM in excess of certain projected litigation expenses. Any adjustments arising out of these provisions would be borne pro rata by all shares of AVCOM Stock being converted in the Merger.

  NO ASSURANCE CAN BE GIVEN THAT THE SIGNATURE CONVERSION SHARE VALUE WILL REFLECT THE MARKET VALUE OF A SHARE OF SIGNATURE STOCK ON THE DATE SUCH STOCK IS RECEIVED BY AN AVCOM SHAREHOLDER OR AT ANY OTHER TIME. THE VALUE OF A SHARE OF SIGNATURE STOCK RECEIVED BY AN AVCOM SHAREHOLDER MAY BE GREATER OR LESS THAN THE SIGNATURE CONVERSION SHARE VALUE DUE TO NUMEROUS MARKET FORCES INCLUDING THE OPERATION OF THE CONVERSION FORMULA.

ESCROW AGREEMENT AND INDEMNITY

  In order to establish a procedure for the satisfaction of any claims by Signature for indemnification pursuant to the Merger Agreement, AVCOM has agreed in the Merger Agreement that 10% of the aggregate shares of Signature Stock to be received by AVCOM shareholders upon consummation of the Merger will be deposited into escrow and governed by the Escrow Agreement. Pursuant to the Escrow Agreement, all stock splits or dividends payable in stock or other securities of Signature that are made by Signature with respect to the escrowed shares, will be deposited into escrow and governed by the Escrow Agreement. The escrowed shares and such stock or other dividends deposited in escrow are collectively referred to herein as the "ESCROW DEPOSIT."

  AVCOM, along with Gary L. Hughes and John R. Stevens, the Chief Executive Officer and Director of Marketing and New Products of AVCOM, respectively, has agreed to indemnify Signature from and against all expenses and damages (including, without limitation, all related counsel and paralegal fees and expenses) arising out of any breach of a representation or warranty made by AVCOM in the Merger Agreement, any breach of the covenants or agreements made by AVCOM in the Merger Agreement, or any inaccuracy in any certificate delivered by AVCOM pursuant to the Merger Agreement. Signature shall have a right, pursuant to the indemnification provisions, to be put in the same pre-tax consolidated financial condition as it would have been in had each of the representations and warranties of AVCOM been true and correct and had the covenants and agreements of AVCOM been performed in full. The Merger Agreement and the Escrow Agreement provide that the Escrow Deposit shall be held by Signature for a period of one year following the Closing Date, unless there remains any unresolved claim for indemnifiable damages in which event any Escrow Deposit remaining after such claim shall have been satisfied shall be returned to shareholders promptly after the time of satisfaction; provided, however, that if any litigation or disputes disclosed in the Merger Agreement has not been settled and dismissed with prejudice, the Escrow Deposit (or as much as does not exceed Signature's claims with respect to such indemnification) shall be held until the earlier of the settlement of all such litigation or five years following the Closing Date. Partial releases of the Escrow Deposit occur upon determination that the remaining Escrow Deposit exceeds the estimated litigation exposure. No claim may be made by Signature under the indemnification provisions of the Merger Agreement unless the amount of the individual claim exceeds $25,000, or the aggregate of all claims made from the Closing Date shall exceed $100,000. Once such limitations are met, however, whether individually or in the aggregate, the entire claim shall be subject to indemnification. This limitation provision does not provide for a deductible and shall not apply, in any event that the claim arises out of fraud or intentional or willful misconduct on the part of the breaching party. In addition, pursuant to the Merger Agreement, Signature is indemnified for any expenses, costs, deficiencies, liabilities and damages with respect to any litigation or claims disclosed by AVCOM in an exhibit to the Merger Agreement to the extent that such expenses, costs, deficiencies, liabilities and damages, subsequent to September 22, 1996, exceed $1,000,000, in the aggregate.

  Pursuant to the Escrow Agreement, Gary L. Hughes and John R. Stevens are designated as the "STOCKHOLDER REPRESENTATIVES." Any claims made under the indemnification provisions upon the escrowed funds, shall be made by Signature to the Escrow Agent and the Stockholder Representatives in a written notice (a "CLAIM NOTICE"). The Escrow Deposit will be disbursed by the Escrow Agent to Signature with respect to any claim on the escrowed funds following delivery of a Final Instruction to the Escrow Agent (a "FINAL INSTRUCTION") in accordance with the following procedures:

    (a) If the Stockholder Representatives dispute either the validity, amount or calculation of such claim from Escrow Deposit, the Stockholder Representatives shall give written notice of such a dispute to Signature, with a copy to the Escrow Agent, within 10 business days after the delivery of the Claim Notice by Signature to the Stockholder Representatives. In such circumstances, no final instruction may be given to the Escrow Agent except as provided in (c) or (d) below.

    (b) If the Stockholder Representatives fail to respond to the Claim Notice within 10 business days after delivery to the Stockholder Representatives and the Escrow Agent of the Claim Notice, or if the Stockholder Representatives notify the Escrow Agent that there is no dispute with respect to such claim, Signature shall have the right to deliver to the Escrow Agent a Final Instruction, signed only by Signature, with respect to such claim.

    (c) If the Stockholder Representatives and Signature reach an agreement with respect to the proper determination of such claim, the Stockholder Representatives and Signature shall give to the Escrow Agent a Final Instruction, signed by each of the Stockholder Representatives and Signature, with respect to such claim.

    (d) If an arbitration award pursuant to the terms of the Escrow Agreement is entered with respect to such claim, either the Stockholder Representatives or Signature shall have the right to deliver to the Escrow Agent a Final Instruction with respect to such claim based on and in compliance with such award, signed only by the Stockholder Representatives or by Signature, as the case may be, and accompanied by a copy of such award.

  The Escrow Agent shall be Chicago Title Insurance Company (the "ESCROW
AGENT").

  Following the Closing Date, each shareholder of AVCOM will be required to surrender to ChaseMellon Shareholder Services, L.L.C., the transfer agent and registrar for the Signature Stock who will serve as the exchange agent, the certificate(s) representing the shares of AVCOM Stock converted pursuant to the Merger prior to the issuance of the stock certificate evidencing the shares of Signature Stock to which such shareholder is entitled. No fractional shares of Signature Stock will be issued in the conversion, but cash will be paid in lieu of such fractional shares.

  The shares of Signature Stock to be issued pursuant to the Merger, other than those deposited in the Escrow Deposit, will be freely transferable except by certain shareholders of AVCOM who are deemed to be "affiliates" of AVCOM. The shares of Signature Stock issued to such affiliates will be restricted in their transferability in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules and regulations promulgated thereunder by the Securities and Exchange Commission. Shares of Signature Stock will not be transferable while they remain in the Escrow Deposit. See "--Resales of Stock After the Merger."

CONDITIONS OF THE MERGER

  The respective obligations of Signature and AVCOM to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including the following:

    (a) All required governmental, regulatory and third party approvals, consents and/or waiting periods shall have been obtained or shall have expired;

    (b) There shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of transactions contemplated by the Merger; and

    (c) The Merger Agreement is approved by the holders of a majority of the outstanding shares of AVCOM Stock at the Special Meeting.

  AVCOM's obligations to consummate the Merger are subject to the satisfaction, unless waived, of certain other conditions, including the following:

    (a) The representations and warranties of Signature contained in the Merger Agreement shall be true and correct in all material respects as of the Closing Date, and Signature shall have performed and complied with all covenants and agreements in all material respects and satisfied all conditions required by the Merger Agreement to be performed or complied with or satisfied by Signature at or prior to the Closing Date;

    (b) Signature and its representatives shall have provided reasonable cooperation to AVCOM's tax professionals and supplied information and representations reasonably necessary in preparing a tax opinion to the AVCOM shareholders with respect to the tax treatment of the Merger;

    (c) AVCOM's lenders shall have consented to the Merger to the extent that proceeding without such consent would allow any such lender to accelerate its indebtedness; and

    (d) Signature shall have made all required deliveries at closing, including, but not limited to, necessary corporate certificates, employment agreements for certain AVCOM personnel, and a legal opinion of counsel to Signature in form and substance described in the Merger Agreement.

  Signature's obligations to consummate the Merger are subject to the satisfaction, unless waived, of certain other conditions, including the following:

    (a) The representations and warranties of AVCOM contained in the Merger Agreement shall be true and correct in all material respects as of the Closing Date, and AVCOM and each of its subsidiaries shall have performed and complied with all the covenants and agreements in all material respects and satisfied all of the conditions required by the Merger Agreement to be performed or complied with or satisfied by it or them at, or prior to, the Closing Date;

    (b) AVCOM shareholders holding more than 10% of the AVCOM Stock shall not have dissented or exercised appraisal rights under applicable law in connection with the transactions contemplated by the Merger Agreement;

    (c) Signature's lender shall have consented to the transactions contemplated by the Merger Agreement, and such lender shall have received such documents and instruments as it may reasonably require;

    (d) Each person who is or may be an Affiliated Person of AVCOM shall have entered into an agreement with Signature in the form customarily given in similar transactions;

    (e) Signature shall have received a letter, dated as of the Closing Date, in a form and substance reasonably acceptable to Signature, from its independent certified public accountants to the effect that the Merger shall qualify for a pooling of interest accounting treatment;

    (f) Signature shall have completed its due diligence investigation in regard to AVCOM and shall have resolved to its full satisfaction any issue which arises in the course of the investigation;

    (g) The Conversion Share Value for a share of Signature Stock shall not be less than $15.55, subject to appropriate adjustment;

    (h) There shall not have occurred any material adverse change in the assets, business, condition or prospects of AVCOM or any of its subsidiaries;

    (i) AVCOM shall have delivered such corporate certificates as may be reasonably required in this type of transaction;

    (j) AVCOM shall have delivered a legal opinion of its counsel, reasonably satisfactory to Signature, regarding certain legal matters described in the Merger Agreement;

    (k) All outstanding shares of AVCOM Preferred shall have been converted into shares of common stock of AVCOM; and

    (l) AVCOM shall have delivered such other documents and instruments as Signature may reasonably request in connection with the Merger.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a "pooling-of-interests" transaction in accordance with generally accepted accounting principles. In the event that AVCOM shareholders holding more than 10% of the AVCOM Stock assert their appraisal rights, the Merger will not qualify for pooling-of-interests treatment. It is a condition to the Merger that the Merger be accounted for as a "pooling-of-interests." Under this method of accounting, the recorded assets and liabilities of Signature and AVCOM will be carried forward at their book values to Signature after the Merger, income of Signature after the Merger will include the income (or loss) of Signature and AVCOM for the entire fiscal year in which the Merger occurs, and the reported income of Signature and AVCOM for prior periods will be combined and restated as income of Signature after the Merger. It is a condition to Signature's obligation to effect the Merger that it receive an opinion from its independent public accountants, that the Merger will qualify for a pooling-of-interests accounting treatment. See "THE PROPOSED MERGER--Conditions of the Merger." No assurance can be given, however, that Signature will waive the foregoing condition and effect the Merger if pooling-of-interest accounting is not available. Signature currently intends not to waive this condition. If such condition is waived, the purchase method of accounting would be applicable. Under the purchase method, the book value of AVCOM's assets would be increased to their fair values, which could result in higher costs of sales, thereby adversely affecting Signature's earnings. Additionally, the excess of the purchase price over the fair value of AVCOM's assets would be amortized and expensed, which could also adversely affect Signature's earnings.

SIGNATURE LOAN TO AVCOM

  In connection with the Merger Agreement Signature has agreed to lend to AVCOM up to $4.0 million, of which $2.5 million had been lent as of September 30, 1996, and which was used by AVCOM for working capital purposes. The proceeds of such loan will be used by AVCOM to fund, by way of illustration, accounts payable, release fees due to construction lenders and payments of assessments or subsidies to timeshare associations. Interest accrues at twelve percent (12%) per annum. The loan is secured by (i) a second priority pledge of approximately 38% of the AVCOM Stock, (ii) a negative pledge of all the ASR common stock with an obligation to grant a security interest in the ASR stock upon receipt of any applicable third party consents, (iii) an assignment of
(a) ASR's interest in Tunlii, L.L.C. and (b) ASR's rights to distributions from the sale of property owned by Tunlii, L.L.C., (iv) an assignment of ASR's right to acquire timeshare intervals at the Sedona Summit Resort, and (v) a second priority deed of trust on ASR's interest in the Sedona Summit Resort. The loan will be paid from the proceeds of sale of the Tunlii, L.L.C. property and release prices paid from the sale of intervals at the Sedona Summit Resort. The loan has been funded and has a maturity date of not later than December 31, 1997 but can mature sooner if, e.g., Signature validly terminates the Merger Agreement. Since September 30, 1996, Signature has loaned AVCOM an additional $525,000, resulting in a total loan outstanding as of the date of this Proxy Statement/Prospectus of approximately $3.0 million.

TERMINATION OF MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Closing Date by the mutual consent of the parties. In addition, either of the parties may terminate the Merger Agreement in the event that the Merger has not been consummated by June 30, 1997, or if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger with the acceptance and payment for the AVCOM Stock and such order, decree, ruling or other action is or shall have become non-appealable. The Merger Agreement may also be terminated by Signature for various other reasons, including, but not limited to, the AVCOM Board materially modifying its authorization, approval or recommendation with respect to the Merger, if any party shall have commenced a tender offer for a majority of the outstanding shares of AVCOM Stock at a price in excess of $5.00 per share, if Signature shall not have resolved to its full satisfaction any issues arising in its due diligence investigation, or if the Conversion Share Value shall at any time subsequent to the date of the Merger Agreement be less than $15.55, subject to appropriate adjustments. The Merger Agreement is also terminable by AVCOM for certain events, including, but not limited to, the Signature Board having materially modified its authorization or approval of the Merger.

  If the Merger is not consummated or the Merger Agreement is terminated by Signature due to a change in control of AVCOM, a material breach of the Merger Agreement by AVCOM, or certain events described in the Merger Agreement, AVCOM shall be required to reimburse Signature for all expenses incurred, plus the payment to Signature of a cancellation fee of $1,800,000, as liquidated damages. In addition, Signature would have the right to acquire shares of AVCOM Stock equal to 19.9% of the total outstanding AVCOM shares, on a fully-diluted basis at an option price of $5.00 per share. If the Merger is not consummated or the Merger Agreement is terminated by AVCOM pursuant to a material breach by Signature, or in the event of a withdrawal or material modification of approval by the Signature Board, then Signature shall reimburse AVCOM for all expenses incurred, and shall pay to AVCOM a cancellation fee of $900,000, as liquidated damages. The Merger Agreement, including all material terms thereof, may be amended or modified in writing by the parties at any time before or after the Special Meeting.

REASONS FOR THE MERGER

 Joint Reasons for the Merger

  Management of AVCOM and Signature believe that the Merger represents a strategic combination of two companies in the timeshare resort industry, offering enhanced opportunities to better service this market.

  The Merger is viewed by both management teams as providing both short and long-term potential benefits to shareholders resulting from economies of scale and other operating synergies made possible by the Merger. Signature's management expects a positive impact of the Merger in the future on its earnings per share based upon the combined companies. Both AVCOM and Signature believe the Merger to be an appropriate combination due to several factors, including: (i) AVCOM's strength in the southwestern United States combines well with Signature's broad presence in Florida, Missouri, California, South Carolina, Hawaii and St. Maarten, Netherlands Antilles, (ii) the management strengths of the two companies are generally complementary, allowing the combined companies to benefit from an enhanced overall level of management experience and operating leverage, and (iii) the similarity in development and operation of the two companies should allow for a relatively smooth combination of the two companies.

 AVCOM Reasons for the Merger

  In deciding to approve the Merger and Merger Agreement, the AVCOM Board considered many factors, including but not limited to, the terms of the Merger Agreement, management's knowledge of the respective businesses of AVCOM and Signature, the general financial circumstances of each respective company and current and potential future cash flows, earnings and capital needs. Furthermore, the Merger was considered by AVCOM's management in view of available alternatives, and AVCOM's management believes that the Merger could result in the following strategic benefits:

  . Access to Greater Financial Resources. Under the terms of the Merger Agreement, Signature initially provided AVCOM a $2.5 million working capital loan which allows it to satisfy certain current obligations and continue its operations at current levels. Signature later agreed to lend up to $4.0 million to AVCOM. If such working capital loan or a similar loan had not been obtained, AVCOM may have been required to take certain steps to operate within available cash flow. The Merger is also expected to provide AVCOM with increased access to additional capital that may not have otherwise been available. In order for AVCOM to successfully complete the projects it has planned for development through 1997, the majority of which are currently under construction, significant new capital resources must be obtained. While AVCOM traditionally has met its capital needs through various sources, including cash flow from operations, private and bank lenders and debt and equity financings, the AVCOM Board determined that these sources may not be sufficient to meet AVCOM's capital needs in the future. The AVCOM Board considered various methods to obtain additional capital, including public and private debt and equity financings and private and bank loans, and determined that while possible to obtain, there was no assurance such capital could be obtained on a timely or on a cost-effective basis. The AVCOM Board believes that the combined company will have greater access to significant financial resources which could lower its borrowing costs, particularly acquisition and construction borrowing costs, and provide it capital, on a timely basis which is sufficient to meet its current development schedules. The AVCOM Board believes that lower borrowing costs should contribute overall to greater profitability for its operations.

  . Shareholder Value. The AVCOM Board considered the benefits that could reasonably be expected to accrue to AVCOM shareholders from the Merger. These benefits include the premium offered over both AVCOM's then-current stock price or stock price unaffected by the acquisition speculation and the likelihood of a higher stock price for Signature Stock than would be achieved by AVCOM operating on an independent basis unaffected by acquisition speculation. The AVCOM Board determined that a combination with Signature could result in greater value to the shareholders of AVCOM than by either remaining independent or merging or being acquired by another entity. The AVCOM Board considered various factors in reaching this conclusion, including the increased liquidity provided to shareholders, Signature's overall performance historically and on a prospective basis, the potential for interruption of its development and sales operations if additional capital could not be obtained on a timely basis, and the value of the consideration being paid. Specifically, the value of the Merger consideration, between $4.00 and $6.00 per share, compared favorably to the book value of a share of AVCOM common stock of $1.05 as of June 30, 1996. Alternatives to the Merger considered by the AVCOM Board included a merger with another developer with operations solely in one state, public debt or equity offering, venture capital funding and a leveraged buy-out by management. Upon consideration of these alternatives, the AVCOM Board determined the Merger to have the highest probability of allowing shareholders to maximize the value of their AVCOM Stock.

  . Enhanced Marketing Capabilities. The AVCOM Board believes that the Merger will quickly enhance AVCOM's marketing capabilities through increased presence in additional geographical markets, attraction to its resorts due to national name brand recognition and exchange demand for its Vacation Interval products. The AVCOM Board believes that it will have greater cross-selling opportunities with the geographic diversity of the sales centers of the combined companies and will benefit from Signature's current customer base through cross-marketing its products directly to such customers at lower costs. The AVCOM Board also believes that the Merger will benefit its marketing capabilities by associating AVCOM with the nationally recognized brand names of Westin Vacation Club Resorts and Embassy Vacation Resorts. Additionally, the combined resources of the companies will enhance the attractiveness of its products for exchange purposes, both intra-company and through international exchange companies.

  . Obtain Shares of a More Liquid, Publicly Traded Company. Due to the Signature Stock being listed on the NASDAQ National Market System, the Merger will be a means by which the AVCOM shareholders will be able to obtain shares of a more liquid, publicly held company.

  . Merge With a Leader in the Timeshare Industry. The AVCOM Board believes that Signature is a leading developer and operator of timeshare resorts and, as such, is well positioned for further growth and profitability in the future. The AVCOM Board believes that its combination with Signature will enhance its ability to acquire larger and potentially more profitable resorts due to the anticipated greater capital resources and greater sales volume generated from the joint marketing efforts.

  . Improved Operating Practices. The AVCOM Board believes that the combination of AVCOM's operations with Signature will create operating synergies in that the companies can draw upon the operating experience and knowledge of each such entity's operations which could result in more efficient development, marketing and financing (both development and consumer) business practices and in reduced general and administrative overhead.

  . Tax Ramifications. The Merger is expected to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and, as a result, the AVCOM shareholders should recognize no gain or loss upon the conversion of shares of AVCOM Stock into shares of Signature Stock, except for gain or loss recognized in receipt of cash in lieu of any fractional share interest in Signature Stock. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

  THE BOARD OF DIRECTORS OF AVCOM UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER, THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

 Signature Reasons for the Merger

  The Board of Trustees of Signature (the "SIGNATURE BOARD") believes that the terms of the Merger are fair to, and in the best interests of, Signature and its shareholders. Furthermore, the of Signature Board believes that the Merger could result in the following strategic benefits:

  . Increased Presence in Southwestern United States. The Signature Board believes that AVCOM maintains a strong presence in the Sedona, Arizona market which should be enhanced by the development of its fifth resort, The Ridge on Sedona Golf Resort. AVCOM is currently completing development and selling of Vacation Intervals at its fourth Sedona resort, Sedona Summit Resort, and will begin sales at The Ridge in the spring of 1997. In addition to development in Sedona, AVCOM is developing and pre-selling Vacation Intervals at the Scottsdale Villa Mirage Resort in Scottsdale, Arizona. The Signature Board believes the acquisition of AVCOM will give Signature a stronger presence in the Southwest, complementing its existing presence in the Southeastern United States and California. Vacation Intervals at All Seasons' resorts generally sell for $9,000 to $18,000 and will be targeted to the same market segment as Signature's non-branded resorts.

  . Strategic Combination. The Signature Board believes that the Merger represents a strategic combination of two companies in the timeshare resort industry, offering enhanced opportunities to better service this market. The Merger is viewed by both management teams as providing both short and long-term potential benefits to shareholders resulting from economies of scale and other operating synergies made possible by the Merger. The Signature Board believes the Merger to be an appropriate combination due to several factors, including: (i) AVCOM's strength in the Southwestern United States combines well with Signature's presence in Florida, Missouri, California, South Carolina, Hawaii and
     St. Maarten, Netherlands Antilles and (ii) the management strengths of the two companies are generally complementary, allowing the combined company to benefit from an enhanced overall level of management experience and operating leverage.

  . Addition of New Development Opportunities. The Signature Board believes that the Merger may allow Signature to enhance its sales potential by adding AVCOM's six existing resorts in sales (plus one additional resort under construction to begin in sales during 1997) to Signature's existing portfolio of nine resorts in sales and the recently announced Westin Vacation Club resort in St. John (for a total of 17 resorts in sales by the end of 1997) from which the combined company will be able to sell Vacation Intervals. In particular, the Signature Board believes that the Merger may allow Signature to have greater access to customers by way of AVCOM's strong sales and marketing organization in the Southwestern United States, in addition to benefiting from AVCOM's current base of approximately 15,000 Vacation Interval owners.

  . Lower Cost of Borrowing. The Signature Board believes that the combined company will have access to greater financial resources and lower borrowing costs. The Signature Board believes that this lower cost of borrowing may contribute to greater net income and lower development costs for Signature going forward.

  . Significant Operating Synergies. The Merger is expected to provide Signature certain administrative benefits and opportunities for cost reductions, including reductions resulting from employee redundancies. AVCOM has certain development, sales and marketing expertise that may enable Signature to function more efficiently. The Signature Board believes that beyond cost savings and efficiencies there is also a long term potential benefit to shareholders from leveraging the operating experiences of both management teams to improve operations of resorts and, thereby, increasing the profitability of the combined entity.

BACKGROUND OF THE MERGER

 Material Contacts and Board Deliberations

  On September 10, 1996, Andrew J. Gessow, President, and Steven C. Kenninger, Chief Operating Officer, of Signature met with Gary L. Hughes, Chairman, John
R. Stevens, Director of Marketing and Robert M. Eckenroth, Chief Financial Officer and a Director of AVCOM to discuss the possibility of forming a relationship between the two companies' timeshare resort operations.

  On September 17, 1996, Mr. Gessow, Mr. Kenninger, Mr. Hughes, Mr. Stevens, Mr. Eckenroth and other members of Signature and AVCOM's senior management met in Sedona, Arizona, and had further discussions regarding a strategic alliance.

  On September 18, 19, 20, 21 and 22, 1996, Mr. Gessow, Mr. Kenninger, Mr. Hughes, Mr. Stevens and other members of AVCOM's and Signature's senior management participated from time to time in meetings in San Francisco, California to discuss the possible merger of the two companies.

  At a September 20, 1996 meeting of the AVCOM Board, the proposal to enter into a possible merger transaction with Signature was discussed extensively. As a result of these discussions, AVCOM agreed to proceed with negotiations with representatives of Signature.

  On September 21 and 22, 1996, Signature and AVCOM's senior management met to determine that a merger involving AVCOM and Signature would be strategically sound from a business point of view if the parties involved could mutually agree to acceptable terms for such merger.

  On September 22, 1996, Mr. Hughes, Mr. Stevens and other members of AVCOM's and Signature's senior management reconvened in San Francisco, California to negotiate the terms for a Merger Agreement. At a meeting held on September 22, 1996, the Signature Board approved the Merger, the Merger Agreement and the transactions contemplated thereby, and during a meeting held on September 22, 1996, the AVCOM Board approved and ratified the Merger, the Merger Agreement and the transactions contemplated thereby. The Merger Agreement was executed on September 22, 1996.

TRANSACTION COSTS AND ANTICIPATED FINANCIAL COMMITMENTS

  Over the year following consummation of the Merger, Signature anticipates required capital expenditures for expansion and development of certain AVCOM Resorts (Sedona Summit Resort, The Ridge on Sedona Golf Resort, Scottsdale Villa Mirage Resort and Villas on Lake Resort) to be approximately
$23.5 million. Signature may be required to expend additional amounts to fund certain AVCOM guarantees relating to the North Bay Resort at Lake Arrowhead. See "INFORMATION REGARDING AVCOM INTERNATIONAL, INC.--Description of AVCOM's Resorts--Partially Owned Resorts." Signature plans to fund these expenditures primarily with available capacity on credit facilities, cash generated from operations or, if available, net proceeds of the Proposed Offerings.

  Transaction costs relating to the negotiation of, preparation for, and consummation of the Merger and the anticipated combination of certain operations of Signature and AVCOM will result in a one-time charge to Signature's earnings of approximately $1,700,000 to $1,900,000 in the quarter in which the Merger is consummated (expected to be the first quarter of 1997). This charge is expected to include the fees and expenses payable to financial advisors, legal fees and other transaction expenses related to the Merger. In addition, there can be no assurance that Signature will not incur additional charges in subsequent quarters to reflect costs associated with the Merger and the integration of Signature's and AVCOM's operations. Additionally, transaction costs relating to the consummation of the Merger and the anticipated combination of operations of Signature and AVCOM, along with changes in AVCOM's accounting policies to conform to Signature's and the write-down and write-off of certain AVCOM assets, will result in a one-time charge to AVCOM's earnings of approximately $6 million to $8 million. This charge is expected to include the estimated costs associated with workforce reductions, contractual payment obligations and other restructuring activities. While the exact timing of this charge cannot be determined at this time, management anticipates that this charge to earnings will be recorded primarily in the fourth quarter of 1996.


MANAGEMENT AFTER THE MERGER

 Directors and Executive Officers

  The following table sets forth certain information concerning each person who is a director or executive officer of Signature. Following consummation of the Merger it is not anticipated that any current directors of AVCOM will become members of the Signature Board. It is, however, anticipated that certain officers of AVCOM will remain in their current positions.

            NAME         AGE POSITION
            ----         --- --------
     Osamu Kaneko         49 Chairman of the Board and Chief Executive Officer
     Andrew J. Gessow     39 Director and President
     Steven C. Kenninger  44 Director, Chief Operating Officer and Secretary
     James E. Noyes       50 Director and Executive Vice President
                             Executive Vice President and Chief Financial
     Michael A. Depatie   39 Officer
     Charles C. Frey      40 Senior Vice President and Treasurer
     Genevieve Giannoni   33 Senior Vice President of Operations
     Andrew D. Hutton     31 Vice President and General Counsel
     Timothy D. Levin     40 Vice President-Architecture
     Juergen Bartels      56 Director
     Sanford R. Climan    40 Director
     Joshua S. Friedman   40 Director
     W. Leo Kiely III     49 Director

  OSAMU KANEKO has served as a Director, Chairman of the Board and Chief Executive Officer of Signature since its inception. Mr. Kaneko, a Japanese national, was born in Tokyo, Japan and received his B.A. degree from Indiana State University in 1971. From 1974 to 1986 Mr. Kaneko was the Executive Vice President of Hasegawa Komuten (USA) Inc., the American subsidiary of Hasegawa Komuten Ltd., a large Japanese development company based in Tokyo. Mr. Kaneko co-founded KOAR with Mr. Kenninger in 1985, which over the following seven years developed and acquired over $400 million in commercial and hospitality properties, including five Embassy Suites hotels. Pursuant to the Westin Agreement, Mr. Kaneko serves as the Founder's designee on the Board of Directors of Westin Hotels & Resorts.

  ANDREW J. GESSOW has served as a Director and President of Signature since its inception. Mr. Gessow founded Argosy Group Inc. in 1990 and served as President since inception. Mr. Gessow served as a Partner with Trammell Crow Company from 1987 to 1990, and was President of Trammell Crow Residential Services, Florida and West Coast, and Founder and President of NuMarket Cable. From 1981 through 1987, Mr. Gessow was Founder and President of Travel, Inc. and Home Search, Inc. which he co-founded with Citicorp Venture

Capital. Mr. Gessow received his B.B.A. degree in Finance from Emory University in 1978 and a M.B.A. degree from Harvard Business School in 1980.

  STEVEN C. KENNINGER has served as a Director, Chief Operating Officer and Secretary of Signature since its inception. Mr. Kenninger co-founded KOAR with Mr. Kaneko in 1985 and served as its President. Mr. Kenninger was a practicing attorney at the law firm of Paul, Hastings, Janofsky & Walker, Los Angeles, California from 1977 through 1981 and at the law firm of Riordan & McKinzie, Los Angeles, California from 1981 through 1985, where he was a partner. Mr. Kenninger graduated with highest distinction from Purdue University with a B.S. degree in Mechanical Engineering in 1974, and received a J.D. degree from Stanford Law School in 1977. Mr. Kenninger is a licensed real estate broker in California and has been a member of the State Bar of California since 1977.

  JAMES E. NOYES has served as a Director and Executive Vice President of Signature since July 1996. Prior to joining Signature, from 1989 through June 1996 Mr. Noyes served as President of The Trase Miller Group, the parent company of MTI Vacations, Inc., with interests in vacation packaging, travel technology and specialized teleservices, and previously served as its Vice President of Marketing and Sales since 1980. Mr. Noyes served in various management positions for Wilson Sporting Goods from 1976 to 1980. Mr. Noyes is a director of Premier Yachts, Ltd. and Preview Travel, Inc. and Ball Horticulture, Inc. Mr. Noyes received a B.A. degree in 1970 from Dartmouth College and received a M.B.A. degree in 1974 from Stanford Business School.

  MICHAEL A. DEPATIE has served as Executive Vice President and Chief Financial Officer of Signature commencing November 1996, and has served as a consultant to Signature since September 10, 1996. Prior to joining Signature, Mr. Depatie was Senior Vice President of Finance and Chief Financing Officer of La Quinta Inns, Inc. from July 1992 to August 1996. From April 1989 through June 1992, Mr. DePatie was co-founder and Senior Vice President of Finance of Summerfield Hotel Corporation. From April 1988 through April 1989, Mr. Depatie was founder and Managing General Partner of Pacwest Capital Partners. From June 1984 through April 1988, Mr. Depatie served as Senior Vice President of Finance and Development of The Residence Inn Company. Mr. Depatie received a B.A. degree with highest honors from Michigan State University in 1979 and a M.B.A. degree from Harvard Business School in 1983.

  CHARLES C. FREY has served as Senior Vice President of Administration and Treasurer of Signature since November 1996. Previously, he served as Chief Financial Officer and Treasurer of Signature since July 1996 and prior thereto had served as Senior Vice President of Administration and Treasurer of Signature and its predecessor since 1992. Mr. Frey has overall responsibility for accounting, operating systems and resort administration. Prior to joining Signature, Mr. Frey was Vice President and Chief Financial Officer of Trammell Crow Residential Services-Florida from 1986 to 1992. Mr. Frey is a Certified Public Accountant, is a licensed real estate broker in Florida and received a B.S. degree in Accounting and Economics from the Indiana University of Pennsylvania in 1977.

  GENEVIEVE GIANNONI has served as Senior Vice President of Operations of Signature since 1995 and has overall responsibility for operations at all of Signature's resorts. Ms. Giannoni joined Argosy in May 1992 as Director of Marketing and became a Vice President of Signature's predecessor in 1993. Prior to joining Argosy, Ms. Giannoni was a marketing director at Trammell Crow Residential Services-Florida from 1987 to 1992. Ms. Giannoni is a licensed real estate agent in Florida. She received her B.A. degree from Rollins College in 1985 and graduated from the Crummer Management Program at Rollins College in 1990.

  ANDREW D. HUTTON has served as Vice President and General Counsel of Signature since October 1996. Prior to joining Signature, Mr. Hutton practiced corporate securities and finance law with the law firm of Latham & Watkins, located in Los Angeles, California. Mr. Hutton had been a practicing attorney with Latham & Watkins since receiving a J.D. degree with honors from the University of Minnesota Law School in 1991. Mr. Hutton received both B.S. and B.A. degrees from the University of Kansas in 1988. Mr. Hutton has been a member of the State Bar of California since 1991.

  TIMOTHY D. LEVIN has served as Vice President-Architecture of Signature since its inception and of Signature's predecessor since December 1995. From 1989 through December 1995, Mr. Levin was the President of Sevelex Consultants, Inc., a project management and design consulting firm affiliated with Messrs. Kaneko and Kenninger. Prior thereto, Mr. Levin was the senior design and production manager at Carl Wahlquist AIA Architects, Inc. from 1983 through 1988. Mr. Levin is a member of the American Institute of Architects. Mr. Levin received his Bachelor of Architecture degree from Southern California Institute of Architecture in 1986. Mr. Levin has been a licensed General Contractor in the State of California since 1980.

  JUERGEN BARTELS has served as a Director of Signature since August 1996. Mr. Bartels has been Chairman and Chief Executive Officer of Westin Hotels & Resorts since May 1995. From 1983 through April 1995, Mr. Bartels was President and Chief Executive Officer of Carlson Hospitality Group, Inc. ("CARLSON"), where he directed Carlson's Radisson Hotels International, Radisson Seven Seas Cruises and several restaurant companies, including the T.G.I. Friday's chain. Prior to joining Carlson, Mr. Bartels held executive positions with Holiday Inn and Ramada and was the founder of Ramada Renaissance Hotels.

  SANFORD R. CLIMAN has served as a Director of Signature since August 1996. Mr. Climan has been Executive Vice President of MCA Inc. ("MCA") since October 1995. Prior to joining MCA, Mr. Climan was a member of the senior executive team at Creative Artists Agency, Inc., a leading literary and talent agency, from June 1986 to September 1995. From 1979 to 1986, Mr. Climan held various positions in the entertainment industry. Mr. Climan also serves as a director of PointCast Inc. Mr. Climan received a B.A. degree from Harvard College in 1977, a M.B.A. degree from Harvard Business School in 1979 and a Master of Science in Health Policy and Management from the Harvard School of Public Health in 1979.

  JOSHUA S. FRIEDMAN has served as a Director of Signature since August 1996. Mr. Friedman is a founder of Canyon Partners Incorporated, a private merchant banking firm and an affiliate of Canpartners Incorporated, and has been a Managing Partner of Canyon Partners Incorporated since its inception in 1990. From 1984 through 1990, Mr. Friedman was Executive Vice President and Co-Director, Capital Markets of Drexel Burnham Lambert Incorporated. Mr. Friedman also serves as a director of Yale International, Inc., a publicly traded diversified industrial company, and several privately held companies and charitable organizations. Mr. Friedman received a B.A. degree from Harvard College in 1976, a M.A. degree from Oxford University in 1978, a J.D. degree from Harvard Law School in 1982 and a M.B.A. degree from Harvard Business School in 1982.

  W. LEO KIELY III has served as a Director of Signature since August 1996. Mr. Kiely has been President and Chief Operating Officer of Coors Brewing Company since 1993. From 1982 through 1993, Mr. Kiely held various executive positions with Frito-Lay Inc. ("FRITO-LAY"), a subsidiary of PepsiCo, most recently serving as President of Frito-Lay's Central Division since 1991. Prior to joining Frito-Lay, Mr. Kiely was President of Ventura Coastal Corporation, a division of Seven-Up Corporation, from 1979 through 1982 and prior thereto held various positions with the Wilson Sporting Goods Company and with the Proctor & Gamble Company. Mr. Kiely also serves as a director of Bell Sports, Inc. He is also on the advisory boards of the National Association of Manufacturers and several educational and charitable organizations. Mr. Kiely received a B.A. degree from Harvard College in 1969 and a M.B.A. degree from the Wharton School of Business at the University of Pennsylvania in 1971.

  On August 5, 1996, an action was filed in California state court against KEN/KOAR LAX Partners, L.P. (the "LAX PARTNERSHIP"), the owner of the Embassy Suites hotel located at Los Angeles International Airport, by the secured lender on the hotel. The complaint seeks judicial foreclosure of the loan, appointment of a receiver and certain other relief. On August 7, 1996, the court set a hearing on a motion for the appointment of a receiver for August 26, 1996 and entered a temporary restraining order restricting certain actions pending such hearing. Prior to the hearing on August 26, the LAX Partnership filed for protection under Chapter 11 of the United States Bankruptcy Code. The Chapter 11 proceeding is pending and the LAX Partnership currently is operating the hotel as debtor-in-possession. The LAX Partnership is negotiating to sell a majority interest in the Embassy Suites hotel, and, in connection therewith, has filed a motion seeking dismissal of the Chapter 11 proceeding effective concurrently with the closing of such transaction. An affiliate of Messrs. Kaneko and Kenninger controls and is the co-general partner of the LAX Partnership, with an approximately 5% profits and capital interest therein. The hotel is managed by Promus Hotels. Signature has no interest in the hotel or the LAX Partnership. Following the consummation of the proposed sale, neither Mr. Kaneko nor Mr. Kenninger will hold any interest in or obligations related to the hotel.

 Committees of the Signature Board of Directors

  Executive Committee. The Signature Board has established an executive committee (the "EXECUTIVE COMMITTEE"), which will be granted such authority as may be determined from time to time by a majority of the Signature Board. The Executive Committee consists of Messrs. Gessow, Kenninger and Friedman. All actions by the Executive Committee require the unanimous vote of all of its members.

  Audit Committee. The Signature Board has established an audit committee (the "AUDIT COMMITTEE"), which consists of Messrs. Bartels, Friedman and Kenninger. The Audit Committee makes recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of Signature's internal accounting controls.

  Compensation Committee. The Signature Board has established a compensation committee (the "COMPENSATION COMMITTEE"), which consists of Messrs. Kiely and Climan, to determine compensation for Signature's senior executive officers, determine awards under Signature's 1996 Equity Participation Plan and administer Signature's Employee Stock Purchase Plan.

  The Signature Board does not have a nominating committee.

 Classified Board of Directors

  The Charter provides for the Signature Board to be divided into three classes serving staggered terms so that directors' initial terms will expire either at the 1997, 1998 or 1999 annual meeting of shareholders. Starting with the 1997 annual meeting of shareholders, one class of directors will be elected each year for three-year terms. The classification of directors makes it more difficult for a significant stockholder to change the composition of the Signature Board in a relatively short period of time and, accordingly, provides the Signature Board and shareholders time to review any proposal that a significant stockholder may make and to pursue alternative courses of action which are fair to all the shareholders of Signature. Messrs. Kenninger, Bartels and Noyes have been classified as Class I directors of Signature whose initial terms will expire at the 1997 annual meeting of shareholders. Messrs. Gessow, Friedman and Kiely have been classified as Class II directors whose initial terms will expire at the 1998 annual meeting of shareholders.
Messrs. Kaneko and Climan have been classified as Class III directors whose initial terms will expire at the 1999 annual meeting of shareholders.

 Director Compensation

  Signature pays its directors who are not officers of Signature ("INDEPENDENT DIRECTORS") a fee of $1,000 per meeting of the Signature Board and any committee thereof (including telephonic meetings) for their services as directors. In addition, Signature has granted options to purchase 15,000 shares of common stock at $14.00 per share (the price per share in Signature's initial public offering) to each such Independent Director to vest in equal portions over a term of three years. Each Independent Director who is still a member of the Signature Board at the end of the three year vesting period of the initial grant of options will receive a grant of additional options to purchase 15,000 shares of common stock at the fair market value of the common stock on the date of the grant, with such options to vest over an additional three year period. In addition to such option grants, the Independent Directors will be reimbursed for expenses of attending each meeting of the Signature Board. Officers of Signature who are directors will not be paid any director fees but will be reimbursed for expenses of attending meetings of the Signature Board.

 Directors and Officers Insurance

  Signature has purchased a directors and officers liability insurance policy with coverage typical for a publicly traded company such as Signature. The directors and officers liability insurance policy insures (i) the officers and directors of Signature from any claim arising out of an alleged wrongful act by such person while acting as officers and directors of Signature, (ii) Signature to the extent it has indemnified the officers and directors for such loss and (iii) Signature for losses incurred in connection with claims made against Signature for covered wrongful acts.

 Indemnification

  Signature's Charter provides for the indemnification of Signature's officers and directors against certain liabilities to the fullest extent permitted under applicable law. The Charter also provides that the directors and officers of Signature be exculpated from monetary damages to the fullest extent permitted under applicable law. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

 Executive Compensation

  Summary Compensation Table. Signature was incorporated as a Maryland corporation in May 1996. Accordingly, Signature did not pay any cash compensation to its executive officers for the year ended December 31, 1995. The following table sets forth the annual base salary and other annual compensation which Signature expects to pay in 1996 to Signature's chief executive officer and each of the other four most highly compensated executive officers whose cash compensation on an annualized basis is expected to exceed $100,000 (salary and bonus) (the "NAMED EXECUTIVE OFFICERS").

                                                                      LONG-TERM
                                    ANNUAL COMPENSATION             COMPENSATION
                         ----------------------------------------- ---------------
                                                                     SECURITIES
   NAME AND PRINCIPAL                               OTHER ANNUAL     UNDERLYING
        POSITION         YEAR(1)  SALARY  BONUS(2) COMPENSATION(3) OPTIONS/SARS(4)
   ------------------    ------- -------- -------- --------------- ---------------
Osamu Kaneko............  1996   $280,000 $    --      $ 2,500         150,000
 Chairman of the Board
 and
 Chief Executive Officer
Andrew J. Gessow........  1996    280,000      --        2,500         150,000
 Director and President
Steven C. Kenniger......  1996    280,000      --        2,500         150,000
 Director, Chief
 Operating Officer
James E. Noyes..........  1996    280,000  120,000      14,500         375,000
 Director and Executive
 Vice President
Michael A. Depatie......  1996    280,000      --        2,500         375,000
 Executive Vice
 President and
 Chief Financial Officer

--------
(1)Amounts given are annualized projections for the year ending December 31, 1996.
(2) See "Incentive Compensation Plan" and "Employment Agreements" below for a discussion of annual performance bonuses payable to key employees and executive officers.
(3)Represents automobile lease payments and insurance premiums.

(4) Options to purchase an aggregate of 1,750,000 shares of Common Stock have been granted to directors, executive officers and other employees of Signature pursuant to the 1996 Equity Participation Plan. See "--1996 Equity Participation Plan."

  Option Grants in 1996. The following table contains information concerning the grant of stock options under Signature's 1996 Equity Participation Plan expected to be made for the year ended December 31, 1996 to the Named Executive Officers. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are set for a maximum of ten years.

                                                                            POTENTIAL
                                                                           REALIZABLE
                                                                            VALUE AT
                                                                             ASSUMED
                                                                          ANNUAL RATES
                                                                            OF SHARE
                                                                              PRICE
                                                                          APPRECIATION
                                                                           FOR OPTION
                                        INDIVIDUAL GRANTS                     TERM
                         ------------------------------------------------ -------------
                         NUMBER OF   PERCENT OF
                         SECURITIES TOTAL OPTIONS EXERCISE
                         UNDERLYING  GRANTED TO   OR BASE
                          OPTIONS   EMPLOYEES IN   PRICE     EXPIRATION
      NAME               GRANTED(1)  FISCAL YEAR   ($/SH)       DATE      5%($)  10%($)
      ----               ---------- ------------- -------- -------------- ------ ------
Osamu Kaneko............  150,000        8.6%      $14     August 2006    $1,321 $3,347
Andrew J. Gessow........  150,000        8.6%      $14     August 2006    $1,321 $3,347
Steven C. Kenninger.....  150,000        8.6%      $14     August 2006    $1,321 $3,347
James E. Noyes..........  375,000       21.4%      $12     June 2006      $2,830 $7,172
Michael A. Depatie......  110,000        6.3%      $18.13  September 2006 $1,247 $3,148
Michael A. Depatie......  265,000       15.1%      $24.13  November 2006  $2,499 $6,296

                             OPTION GRANTS IN 1996
--------

(1) The options granted to Messrs. Kaneko, Gessow, and Kenninger will vest in three equal installments on the first, second, and third anniversaries of the date of the grant. The options granted to Mr. Depatie vested with respect to 22,000 shares at $18.13 per share and with respect to 53,000 shares at $24.13 per share upon the date of the respective grant, with the balance of such shares vesting in four equal annual installments beginning on the first anniversary of the date of grant. The options granted to Mr. Noyes vested with respect to 75,000 shares on the date of the grant and with respect to the remaining 300,000 shares will vest in 48 equal installments at the end of each of the first 48 months that Mr. Noyes is employed by Signature.

(2) Signature estimates that during 1996 it will issue options to employees and directors of Signature to purchase an aggregate of 1,750,000 shares of Signature Stock.
(3) The potential realizable value (in thousands of dollars) is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option.

 Incentive Compensation Plan

  Signature has established an incentive compensation plan for officers and key employees of Signature. The plan provides for payment of a cash bonus to participating officers and key employees if certain performance objectives established for each individual are achieved. Pursuant to such plan, each of Messrs. Kaneko, Gessow, Kenninger and Depatie shall be entitled to receive a cash bonus of up to 100% of their respective base compensation, respectively, upon the achievement by Signature of specified targets of growth in revenues, earnings per share and other key operating factors as determined by the Compensation Committee. Pursuant to his employment agreement, Mr. Noyes shall be entitled to receive a cash bonus of $30,000 per quarter for each quarter that he is employed by Signature. The amount of the bonus to other participating officers and key employees will be based on a formula to be determined for each employee by the Compensation Committee, and is expected to be based on growth in earnings per share and other factors.

 1996 Equity Participation Plan

  Signature has established an equity participation plan (the "1996 EQUITY PARTICIPATION PLAN") to enable executive officers, other key employees, Independent Directors and consultants of Signature to participate in the ownership of Signature. The 1996 Equity Participation Plan is designed to attract and retain executive officers, other key employees, Independent Directors and consultants of Signature and to provide incentives to such persons to maximize Signature's performance. The 1996 Equity Participation Plan provides for the award to executive officers, other key employees, Independent Directors and consultants of Signature of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock and performance awards and provides for the grant to executive officers, other key employees, Independent Directors and consultants of nonqualified stock options. Awards under the 1996 Equity Participation Plan may provide participants with rights to acquire shares of Signature Stock.

  The 1996 Equity Participation Plan is administered by the Compensation Committee, which is authorized to select from among the eligible participants the individuals to whom options, restricted stock purchase rights and performance awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The members of the Compensation Committee who are not affiliated with Signature will select from among the eligible participants the individuals to whom nonqualified stock options are to be granted, except as set forth below, and will determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1996 Equity Participation Plan.

  Nonqualified stock options will provide for the right to purchase Signature Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable in installments after the grant date. Nonqualified stock options may be granted for any reasonable term.

  Incentive stock options will be designed to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "CODE") and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of Signature Stock on the grant date and a ten year restriction on their term, but may be subsequently modified to disqualify them from treatment as an incentive stock option.

  Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be repurchased by Signature at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

  Performance awards may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Common Stock or in a combination of cash and Signature Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of Signature's Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Signature Stock or in a combination of cash and Signature Stock.

  There are 1,750,000 shares of Signature Stock reserved for issuance pursuant to the 1996 Equity Participation Plan. Signature estimates that in 1996 it will issue to executive officers, other key employees, Independent Directors and consultants of Signature options to purchase 1,750,000 restricted shares of common stock pursuant to the 1996 Equity Participation Plan. In addition, Signature currently intends to request Board of Directors and stockholder approval to increase the authorized number of shares of Signature Stock reserved for issuance pursuant to the 1996 Equity Participation Plan from 1,750,000 shares to approximately 2,575,000 shares, effective following Signature's 1997 Annual Meeting of Shareholders.

 Employee Stock Purchase Plan

  Signature has established the Signature Resorts, Inc. Employee Stock Purchase Plan (the "EMPLOYEE STOCK PURCHASE PLAN") to assist employees of Signature in acquiring a stock ownership interest in Signature and to encourage them to remain in the employment of Signature. The Employee Stock Purchase Plan is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Code, nor an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. participants in the Employee Stock Purchase Plan. The discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances.

  The Employee Stock Purchase Plan is intended to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code. Neither the grant of the right to purchase shares, nor the purchase of shares, under the Employee Stock Purchase Plan has a federal income tax effect on employees or Signature. Any United States tax liability to the employee and the tax deductions to Signature are deferred until the employee sells the shares, disposes of the shares by gift or dies. Under the Employee Stock Purchase Plan, shares are generally purchased for 85% of the fair market value thereof, as permitted by the Code.

  In general, if shares are held for more than one year after they are purchased and for more than two years from the beginning of the enrollment period in which they are purchased or if the employee dies while owning the shares, gain on the sale or other disposal of the shares constitutes ordinary income to an employee (with no corresponding deduction to Signature) to the extent of the lesser of (i) 15% of the fair market value of the shares at the beginning of the enrollment period or (ii) the gain on sale of the amount by which the market value of the shares on the date of sale, gift or death, exceeds the purchase price. Any additional gain is capital gain. If the shares are sold or disposed of within either or both of the holding periods, an employee recognizes ordinary income (and Signature receives a corresponding deduction subject to Section 162(m) of the Code) to the extent that the fair market value of the shares at the date of exercise of the option exceeds the option price. Any appreciation or depreciation after the date of purchase is capital gain or loss.

  A maximum of 500,000 shares of Signature Stock will be reserved for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan will be administered by the Compensation Committee.

 401(k) Plan

  Signature intends to establish a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401 of the Code (the "401(K) PLAN"). The 401(k) Plan will permit the employees of Signature to defer a portion of their compensation in accordance with the provisions of
Section 401(k) of the Code. The 401(k) Plan will allow participants to defer up to ten percent of their eligible compensation on a pre-tax basis subject to certain maximum amounts. Matching contributions may be made in amounts and at times determined by Signature. The 401(k) Plan provides for company matching contributions, if determined by Signature to be made, in an amount equal to fifty-cents for each one dollar of participant contributions up to a maximum of three percent of the participant's salary per year. No other company matching contributions are contemplated at this time. Certain other statutory limitations with respect to Signature's contribution under the 401(k) Plan also apply. Participants will receive service credit for employment with the predecessors of Signature and affiliates. Amounts contributed by Signature for a participant will vest over five years and will be held in trust until distributed pursuant to the terms of the 401(k) Plan.

  Employees of Signature will be eligible to participate in the 401(k) Plan if they meet certain requirements concerning minimum age and period of credited service. All contributions to the 401(k) Plan will be invested in accordance with participant elections among certain investment options. Distributions from participant accounts will not be permitted before age 59 1/2, except in the event of death, disability, certain financial hardships or termination of employment.

 Employment Agreements

  Messrs. Kaneko, Gessow, Kenninger, Noyes and Depatie have each entered into an employment agreement with Signature for a term of two years. The employment agreement for each of such executives is expected to provide for an annual salary of $280,000 per year, with annual performance bonuses determined by the independent directors in connection with the achievement of performance criteria to be determined (except with respect to Mr. Noyes, who will receive a quarterly bonus of $30,000 for each quarter he is employed by Signature). Messrs. Kaneko, Gessow, Kenninger, Noyes and Depatie have also received options to purchase shares of Signature Stock pursuant to the 1996 Equity Participation Plan. In addition, each of Messrs. Kaneko, Gessow, Kenninger, Noyes and DePatie shall receive severance payments equal to base compensation and bonus at the most recent annual amount for the longer of the balance of the employment term or two years upon the death, disability, termination or resignation of such executive, unless such executive resigns without "good cause" or unless Signature terminates such executive as a result of gross negligence, willful misconduct, fraud or a material breach of the employment agreement. Each such executive will have "good cause" to terminate his employment with Signature in the event of any reduction in his compensation or benefits, material breach or material default by Signature under his employment agreement or following the merger or change in control of Signature.

  Additionally, it is anticipated that upon the consummation of the Merger, a subsidiary of Signature will employ Gary L. Hughes and John R. Stevens pursuant to employment agreements to be executed by the parties. Pursuant to such agreements, the term of employment shall be for a period of three years. Signature may terminate their employment, with or without cause, at any time. The initial base salary shall be $225,000 with increases and potential bonuses and fringe benefits tied to performance and profitability. Messrs. Hughes and Stevens will primarily perform duties related to the operation of AVCOM as a wholly-owned subsidiary of the Signature.

  Upon consummation of the Merger, Signature will also grant Messrs. Hughes and Stevens options to purchase up to 100,000 shares of Signature Stock each, 200,000 shares in the aggregate, in consideration for their continued employment. This option will vest and become exercisable in three annual installments assuming continued employment. Options to purchase 100,000 of such shares are contingent upon AVCOM achieving certain net income targets in 1997. In addition, Signature will also grant options to purchase up to 50,000 shares of Signature Stock to officers and employees of AVCOM (including, possibly, Messrs. Hughes and Stevens) as designated by AVCOM. Such options will be contingent upon AVCOM achieving certain net income targets in 1997. All options will cease to be exercisable following a termination of employment. The exercise price will be the fair market value of the stock on the date of grant.

 Covenants Not To Compete

  Messrs. Kaneko, Gessow, Kenninger, Noyes and Depatie have agreed (and upon commencement of their employment with Signature, Messrs. Hughes and Stevens will also agree) to devote substantially full time to the business of Signature and not engage in any competitive businesses. In particular, the foregoing individuals are prohibited from managing, consulting or participating in any way in any timeshare business or from acquiring any property with the intent to convert the property to a timeshare operation, unless the Independent Directors of Signature determine that such investment is in the best interest of Signature. Such noncompetition provisions shall survive for two years following any termination of employment. Such individuals are not, however, prohibited from acquiring hotels, including hotels which may compete directly with properties of Signature.

CONDUCT OF BUSINESS OF AVCOM PENDING CLOSING

  AVCOM generally has agreed in the Merger Agreement, unless the prior consent of Signature is obtained, and except as otherwise contemplated by the Merger Agreement, to operate its business only in the ordinary course, to preserve its business organizations and assets and to maintain its rights and franchises and to take no action that would adversely affect either the ability of either party to perform its covenants and agreements under the Merger Agreement or the ability of either party to obtain any consents or approvals pursuant to any contract, law, order or permit that are required for the transactions contemplated in the Merger Agreement. In addition, the Merger Agreement contains certain other restrictions applicable to the conduct of the business of AVCOM prior to the consummation of the Merger, as described below.

  AVCOM has agreed in the Merger Agreement not to take certain actions relating to the operations of its business pending consummation of the Merger without the prior approval of Signature. These actions include, but are not limited to: (a) borrowing any sums or entering into any financial guaranties or otherwise incur any indebtedness or liability in excess of $10,000 individually or $50,000, in the aggregate; (b) sell, assign, transfer, lease, mortgage, pledge or subject to lien, or otherwise encumber, any of its assets, with the exception of interval sales made in the ordinary course of business;
(c) issue or sell any shares of capital stock or any other securities, or warrants or options or other rights to acquire any shares of its capital stock of any class; (d) directly or indirectly solicit or negotiate with respect to any inquiries or proposals to merge or to sell the assets or beneficial ownership of AVCOM or any Subsidiary; (e) enter into an employment, consulting or similar agreement or authorize any compensation increase for any executive officer, director or key employee of AVCOM or any Subsidiary; (f) declare, pay or set aside for payment any dividend, distribution or return of capital in respect to its capital stock or other equity securities or, directly or indirectly, redeem, purchase or otherwise acquire any of its shares of capital stock, options, warrants or securities convertible into equity securities; (g) make or commit to make any capital expenditures in excess of $10,000 individually or $50,000 when aggregated with all such expenditures by AVCOM and all subsidiaries during any 30 day period; or (h) otherwise enter into any transaction or take other action not in the ordinary course of business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Interest of Certain Persons in the Transaction

  In considering whether to vote in favor of the Merger, a shareholder should be aware that both Gary L. Hughes, the chairman of the AVCOM Board and Chief Executive Officer, and John R. Stevens, the Director of Marketing for AVCOM, will serve as Stockholder Representatives with respect to the Signature Stock to be held pursuant to the Escrow Agreement. Further, Signature intends to enter into Employment Agreements with Messrs. Hughes and Stevens to which they will be employed by Signature after the Merger pursuant to employment agreements and will each receive options to purchase up to 100,000 shares of Signature Stock, 200,000 shares, in the aggregate, the exact number to be based upon various factors, including job performance and operational results. In addition, options to acquire up to 50,000 shares of Signature Stock will be granted to certain employees of AVCOM who have not currently been identified, including, possibly, Messrs. Hughes and Stevens.

  Other than as described herein, no director or executive officer of Signature or AVCOM, and no associate of such person, has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of AVCOM Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of AVCOM Stock.

 Founders' Other Business Interests

  Affiliates of Messrs. Kaneko and Kenninger currently have managing general partner or similar interests in entities which own investment properties which Signature does not consider to be competitive with its timeshare business (the "KOAR Interests"). These properties include a 225-unit condominium project in Long Beach, California which is being marketed for whole share unit sales or long-term residential use rather than vacation use (and with respect to which the KOAR Interests currently own 74 of the total 225 units, the balance having been sold to third parties); and several retail centers and a proposed office development project. Messrs. Kaneko and Kenninger are also currently the constituent general partners of a number of partnerships in which they owe fiduciary duties to limited partners who invested over $80 million of equity therein (which partnerships include five Embassy Suites hotels which are still owned by partnerships controlled by Affiliates of Messrs. Kaneko and Kenninger (the "Prior Partnerships"). Messrs. Kaneko and Kenninger are authorized by Signature to meet their duties and responsibilities to the Prior Partnerships pursuant to the terms thereof, including the sale, refinancing, restructuring and packaging of the Prior Partnerships, and including with respect to the formation of public or private entities for such purpose, including a public real estate investment trust ("REIT") for one or all of the Embassy Suites hotels in the Prior Partnerships (provided, that Messrs. Kaneko and Kenninger agree not to serve as an officer or employee of such REIT). Messrs. Kaneko and Kenninger agree to continue to retain third party management companies to manage these properties (e.g., Promus Hotels manages all five Embassy Suites hotels), and to employ personnel not employed by the Company to carry out the day-to-day responsibilities of managing and overseeing these properties. However, Messrs. Kaneko and Kenninger reserve the right to do what is reasonably necessary within these constraints to carry out their duties and responsibilities to the Prior Partnerships pursuant to the terms thereof. The Company does not believe that such activities will detract materially from Messrs. Kaneko's and Kenninger's services to Signature.

 Payments to Affiliates

  A total of $15.7 million of the net proceeds from Signature Initial Public Offering were used to repay outstanding debt to affiliates of the Founders. Of the $15.7 million of the funds paid to the affiliates of the Founders, $15.3 million was used to pay off existing debt to third party financial institutions or other third party financing sources or to pay tax liabilities. The proceeds from the loans were previously either invested in or loaned either to Signature or its predecessors or to acquire or develop the Existing Resorts.

  In addition, pursuant to the Consolidation Transactions, during the three months ended September 30, 1996 Founders also received $2.3 million of distributions from certain predecessor partnerships of Signature to fund income tax obligations which had accrued through the date of the Offering and with respect to whom no pre-Offering profits of Signature had been distributed.

  In addition, $12.2 million of the net proceeds of the Initial Public Offering were used to repay outstanding indebtedness owed to partnerships in which an affiliate of Mr. Friedman, a director of Signature, is a general partner. Of such repayment, approximately $3.0 million was repaid directly to Mr. Friedman or his affiliates.

 Consolidation Transactions

  Signature's Existing Resorts were previously owned and operated by the Property Partnerships, each affiliated with the Founders. The "Property Partnerships" consisted of Grand Beach Resort, L.P., a Georgia limited partnership (Embassy Vacation Resort Grand Beach); AKGI-Flamingo C.V., a Netherlands Antilles limited partnership (Flamingo Beach Club); AKGI-Royal Palm C.V., a Netherlands Antilles limited partnership (Royal Palm Beach Club); Port Royal Resort, L.P., a South Carolina limited partnership (Royal Dunes Resort); an approximately 30% interest in Poipu Resort Partners, L.P., a Hawaii limited partnership (Embassy Vacation Resort Poipu Point); Fall Creek Resort, L.P., a Georgia limited partnership (Plantation at Fall Creek); Cypress Pointe Resort, L.P., a Delaware limited partnership (Cypress Pointe Resort); Lake Tahoe Resort Partners, LLC, a California limited liability company (Embassy Vacation Resort Lake Tahoe); and San Luis Resort Partners, LLC, a Georgia limited liability company (San Luis Bay Resort). Affiliates of the Founders were previously the sole general partners or the sole members of each of the Property Partnerships. Each of the Property Partnerships (other than the Embassy Vacation Resort Poipu Beach) which remained in existence following the Consolidation Transactions and the Initial Public Offering are wholly owned by Signature.

  As a result of the consummation of the Consolidation Transactions described below, the partnership and limited liability company interests in each of the Property Partnerships, certain of the stock of certain other corporations affiliated therewith held by "accredited investors" (as defined pursuant to Regulation D under the Securities Act) and certain debt obligations of the Property Partnerships and affiliates (and, as a result, ownership of each of the Existing Resorts) have been directly or indirectly transferred to Signature and in exchange the holders of such partnership interests and certain of such stock will receive shares of Signature Stock. Holders of any such partnership interests who are not "accredited investors" received cash at a price commensurate with the value received by the accredited investors to be determined prior to the Consent Solicitation. All financial and share information presented in this Prospectus reflects the consummation of the Consolidation Transactions and reflects the issuance of an aggregate of 11,354,705 shares of Signature Stock to the holders of partnership interests in the Property Partnerships and to certain stockholders of the Affiliated Companies. "The Affiliated Companies" include Argosy/KOAR Group, Inc., Resort Management International, Inc., Resort Marketing

International, Inc., RMI-Royal Palm C.V.o.a., RMI-Flamingo C.V.o.a., AK-St. Maarten, LLC, Premier Resort Management, Inc., Resort Telephone & Cable of Orlando, Inc., Kabushiki Gaisha Kei, LLC, Vacation Ownership Marketing Company and Vacation Resort Marketing of Missouri, Inc., each of which are controlled by the Founders and previously provided administrative, utility, management and/or marketing services to certain of the Property Partnerships.

  Signature Resorts, Inc. was incorporated in Maryland in May 1996 by the Founders to effect the Consolidation Transactions and the Initial Public Offering. Pursuant to a Private Placement Memorandum dated as of May 28, 1996, Signature in the Consent Solicitation solicited and received on or before June 13, 1996 the consent and agreement of the ultimate owners of interests in the Property Partnerships, the stockholders of the Affiliated Companies and the holders of certain debt obligations to exchange their partnership interests or shares in, and obligations of, the Property Partnerships or Affiliated Companies (or their direct or indirect interests in the owners thereof), as applicable, for shares of Signature Stock in Signature. Such exchange occurred simultaneously with the closing of the Initial Public Offering. The Consent Solicitation and exchange of direct and indirect interests in, and obligations of, the Property Partnerships and the Affiliate Companies, as applicable, for shares of Signature Stock in Signature are referred to herein as the "Consolidation Transactions." Direct and indirect holders of interests in, and obligations of, certain Property Partnerships received, upon consummation of the Consolidation Transactions, shares of Signature Stock in Signature equal to a predetermined dollar value based on agreement between Signature and such holders as set forth in the Private Placement Memorandum for the Consent Solicitation. The balance of the shares of Signature Stock issued in the Consolidation Transactions were issued to the holders of interests in the remaining Property Partnerships and to the holders of interests in the Affiliated Companies, which are comprised solely of the Founders or their affiliates. As a result of the Consolidation Transactions and the Initial Public Offering, the ultimate owners of interests in the Property Partnerships and stockholders of the Affiliated Companies own, in the aggregate, approximately 68.4% of the outstanding Signature Stock being held by the Founders, or affiliates thereof. For additional information regarding the Property Partnerships and the Affiliated Companies as well as the Consolidation Transactions and resulting effect thereof, see "THE PROPOSED MERGER--Certain Relationships and Related Transactions."

RESALES OF STOCK AFTER THE MERGER

  The shares of Signature Stock issued in connection with the Merger will be freely transferable under the Securities Act and the Exchange Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of AVCOM for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting or for purposes of applicable interpretations regarding pooling of interest accounting treatment. Such affiliates may not sell their shares of Signature Stock acquired in connection with the Merger except pursuant to an effective Registration Statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act and, consistent with the Merger qualifying for pooling-of-interests accounting treatment, until such time as financial results covering at least thirty days of combined operations of the parties after the consummation of the Merger have been published. Signature will place restrictive legends on certificates representing Signature Stock issued to all persons who are deemed to be "affiliates" of AVCOM under Rule 145. In addition, AVCOM has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. Shares of Signature Stock deposited under the Escrow Agreement may not be sold or transferred while they remain subject to the Escrow Agreement. This Proxy Statement/Prospectus does not cover resales of Signature Stock received by any person who may be deemed to be an affiliate of AVCOM.

REGULATORY APPROVALS

  The consummation of the transactions contemplated in the Merger Agreement are conditioned upon all necessary regulatory approvals. The parties have filed the appropriate applications for these approvals and presently anticipate that such approval be obtained in a timely manner.

APPRAISAL RIGHTS OF SHAREHOLDERS

  If the Merger is consummated, a holder of record of AVCOM Stock on the date of the making of a demand pursuant to the provisions of Section 262 of the Delaware General Corporation Law ("GCL"), a copy of which is attached hereto as Appendix C, who continuously holds such shares through the Closing Date, who has otherwise complied with Section 262 and who has not voted in favor of the Merger will be entitled to have his or her shares of AVCOM Stock appraised by the Delaware Court of Chancery (the "Chancery Court") and entitled to receive payment of the "fair value" of such shares at the Closing Date (exclusive of any element of value arising from the accomplishment or expectation of the Merger as determined by such court). Section 262 represents the exclusive statutory remedy available under the Delaware GCL to holders of AVCOM Stock who elect to seek appraisal of the fair value of their shares. This Proxy Statement/Prospectus constitutes the notice to the holders of AVCOM Stock that appraisal rights are available to them. Exercise of appraisal rights may result in a judicial determination of a fair value less than or more than the per share amount otherwise to be received in the Merger.

  Each holder of AVCOM Stock electing to demand the appraisal of his or her shares must deliver to AVCOM a written demand for appraisal prior to the Special Meeting. Such written demand must reasonably inform AVCOM of the identity of the shareholder of record and of such shareholder's intention to demand the appraisal of his or her shares of AVCOM Stock. This written demand is in addition to the requirement that the holder vote against approval of the Merger Agreement or abstain from voting. Such written demand should be addressed as follows: AVCOM International, Inc., P.O. Box 1243, Sedona, Arizona 86339, or hand delivered to Mr. Doug Wills at 561 Highway 179, Sedona, Arizona 86339. A vote against approval of the Merger Agreement or abstention from such vote, by itself, will not constitute a demand for appraisal within the meaning of Section 262.

  Any holder of AVCOM Stock who has duly demanded appraisal in compliance with
Section 262 will not, after the Closing Date, be entitled to vote his or her shares of AVCOM Stock for any purpose or receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to such shareholder as of a date prior to the Closing Date.

  A holder of AVCOM Stock will lose his or her right to appraisal if no petition for appraisal is filed within 120 days after the Closing Date or if the holder of AVCOM Stock effectively withdraws his or her demand for an appraisal. In such case, all shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Closing Date, the right to receive the number of shares of Signature Stock in accordance with the Merger Agreement as described in "THE PROPOSED MERGER--General Description of the Merger" of this Proxy Statement/Prospectus. Inasmuch as AVCOM has no obligation to file a petition for appraisal, and has no present intention to do so, any holder of AVCOM Stock who desires such a petition to be filed is advised to file it on a timely basis. Failure by a holder of AVCOM Stock to follow precisely all of the steps required by Section 262 for perfecting appraisal rights, including filing the petition, will result in the loss of those rights.

  In the event an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any holder of AVCOM Stock who has established his or her right of appraisal under the provisions of Section 262 without the approval of the Chancery Court, and any such approval may be conditioned on such terms as the Chancery Court deems just.

  The foregoing is a summary of the rights of the holders of AVCOM Stock seeking appraisal under the Delaware GCL, does not purport to be a complete statement of the Delaware GCL and is qualified in its entirety by reference to the applicable statutory provisions of Section 262.

SURRENDER OF STOCK CERTIFICATES AND RECEIPT OF MERGER CONSIDERATION

  Except for the shares of AVCOM Stock which are the subject of the exercise of appraisal rights, on the Closing Date, each outstanding share of AVCOM Stock will be converted into the number of shares of Signature Stock plus, if applicable, cash as described above. Each holder of AVCOM Stock, upon surrender of a stock certificate, will be entitled to receive a stock certificate evidencing shares of Signature Stock (together with payment for any fractional shares, if applicable) to which such shareholder is entitled. As soon as practicable after the Closing Date, Exchange Agent will mail to each former holder of AVCOM Stock notification of the consummation of the Merger and instructions as to the procedure for the surrender of stock certificates. The Exchange Agent will accept documentation acceptable to it in lieu of lost or destroyed certificates and may also require the shareholder of a lost or destroyed certificate to post an insurance bond acceptable to the Exchange Agent.

  No dividends or other distribution will be paid to a former shareholder of AVCOM with respect to shares of Signature Stock until such shareholders' certificate(s) representing AVCOM Stock are remitted to the Exchange Agent (or documentation in lieu of a lost or destroyed certificate is delivered). Any dividends declared between the Closing Date and the date of the surrender of the AVCOM stock certificate(s) will be held by the Exchange Agent for the benefit of the shareholder and will be paid to the shareholder, without interest thereon, upon surrender of such stock certificate(s) (or documentation in lieu thereof).

                 INFORMATION REGARDING SIGNATURE RESORTS, INC.

CORPORATE BACKGROUND

  Signature Resorts, Inc. was incorporated in Maryland in May 1996 by Osamu "Sam" Kaneko, Andrew J. Gessow and Steven C. Kenninger to effect the Consolidation Transactions and Signature's initial public offering, which were consummated on August 20, 1996 (the "INITIAL PUBLIC OFFERING"). The exchange of direct and indirect interests in, and obligations of, certain limited partnerships, limited liability companies and other corporations affiliated with the Founders for shares of Signature Stock are referred to herein as the "CONSOLIDATION TRANSACTIONS."

  Signature's timeshare resort acquisition and development business commenced in 1992 to take advantage of the unique real estate development, financing and travel industry expertise of the Founders. Mr. Kaneko, who is a Japanese national and was educated in the United States, has more than 24 years of experience in resort real estate acquisition and development. Prior to forming Signature, Mr. Kaneko co-founded KOAR Group, Inc. ("KOAR"), a Los Angeles-based real estate acquisition and development company, with Mr. Kenninger in 1985 and was previously the executive vice-president of the Hawaii-based United States operations of a Japanese publicly-traded real estate developer. Mr. Kenninger, a former business attorney for the seven years prior to co-founding KOAR, has had overall responsibility for the development, acquisition, licensing, branding and legal operations of the Company since 1993. Prior to forming Signature, Mr. Gessow in 1990 formed one of the predecessors of Signature, Argosy Group, Inc. ("ARGOSY"), a Woodside, California based real estate acquisition and development company and, prior to forming Argosy, was previously president of both the Florida and west coast offices of Trammell Crow Residential Services, a real estate development company. See "THE PROPOSED MERGER--Management After the Merger--Directors and Executive Officers."

BUSINESS

 Overview

  Signature is one of the largest developers and operators of timeshare resorts in North America, based on number of resorts in sales. Signature is devoted exclusively to timeshare operations and owns eight timeshare resorts currently in sales, which includes one under construction, and a ninth resort in sales in which Signature holds a partial interest. Signature's Existing Resorts are located in a variety of popular resort destinations including Hilton Head Island, South Carolina; Koloa, Kauai, Hawaii; the Orlando, Florida area (two resorts); St. Maarten, Netherlands Antilles (two resorts); Branson, Missouri; South Lake Tahoe, California and Avila Beach, California. In addition, in December 1996 Signature announced plans for the acquisition and development of its tenth resort to be located in St. John, U.S. Virgin Islands. Signature's principal operations currently consist of (i) acquiring, developing and operating timeshare resorts, (ii) marketing and selling timeshare interests at its resorts, which typically entitle the buyer to use a fully-furnished vacation residence generally for a one week period each year ("VACATION INTERVALS") and (iii) providing financing for the purchase of Vacation Intervals at its resorts.

  As part of its growth and acquisition strategy, Signature in September 1996 entered into the Merger Agreement to acquire AVCOM, the parent company of All Seasons, a developer, marketer and operator of timeshare resorts in Arizona, California and Texas. AVCOM currently operates nine resorts, which includes two under construction, and a tenth resort in which AVCOM holds a partial interest. Five of the AVCOM's Resorts are located in Sedona, Arizona, two are located in South Lake Tahoe, California and one resort is located in each of Lake Arrowhead, California, Lake Conroe (near Houston), Texas, and Scottsdale, Arizona. AVCOM currently sells Vacation Intervals at six of its ten resorts, sales at three resorts have been substantially completed and sales at one resort have yet to commence. Signature anticipates that the Merger will be consummated in the first quarter of 1997, assuming all conditions to closing are timely satisfied. See "THE PROPOSED MERGER" and "RISK FACTORS--Risks Related to the Merger."

  For the twelve month period ended September 30, 1996, Signature sold 6,512 Vacation Intervals at the Existing Resorts, compared to 3,566 and 5,687 for the same periods ended in 1994 and 1995, respectively. Total revenue from Vacation Interval sales at the Existing Resorts for the same periods increased from $36.6 million in 1994 to $57.2 million in 1995 to $84.2 million in 1996. The number of Existing Resorts has increased during the same periods through acquisitions and development from four in 1994, to seven in 1995, to nine in 1996. As of September 30, 1996, Signature had an existing inventory of 22,509 Vacation Intervals at the Existing Resorts, and Signature is in the process of developing or has current plans to develop an additional 62,203 Vacation Intervals on land which Signature owns or has an option to acquire at the Existing Resorts. Signature anticipates that the existing inventory at its Existing Resorts (except Signature's Hilton Head Island resort), including the planned expansion at these resorts, will provide sufficient inventory for between three and ten years of Vacation Interval sales at such resorts.

 The Timeshare Industry

  The Market. The resort component of the leisure industry primarily is serviced by two separate alternatives for overnight accommodations: commercial lodging establishments and timeshare or "vacation ownership" resorts. Commercial lodging consists of hotels and motels in which a room is rented on a nightly, weekly or monthly basis for the duration of the visit and is supplemented by rentals of privately-owned condominium units or homes. For many vacationers, particularly those with families, a lengthy stay at a quality commercial lodging establishment can be very expensive, and the space provided to the guest relative to the cost (without renting multiple rooms) is not economical for vacationers. In addition, room rates and availability at such establishments are subject to change periodically. Timeshare presents an economical alternative to commercial lodging for vacationers.

  According to the ARDA, the timeshare industry experienced a record year in 1994 (the most recent year for which statistics are available) with 384,000 new owners purchasing 560,000 Vacation Intervals with a sales volume of $4.76 billion. First introduced in Europe in the mid-1960s, ownership of Vacation Intervals has been one of the fastest growing segments of the hospitality industry over the past two decades. As shown in the following charts, according to the ARDA the worldwide timeshare industry has expanded significantly since 1980 both in Vacation Interval sales volume and number of Vacation Interval owners.

                  [DOLLAR VOLUME OF VACATION INTERVAL SALES]

                           [CHART APPEARS HERE]


                     [NUMBER OF VACATION INTERVAL OWNERS]

                           [CHART APPEARS HERE]

Source: American Resort Development Association, The 1995 Worldwide Timeshare Industry.

  Signature believes that, based on published industry data, the following factors have contributed to the increased acceptance of the timeshare concept among the general public and the substantial growth of the timeshare industry over the past 15 years:

  . Increased consumer confidence resulting from consumer protection regulation of the timeshare industry and the entrance of brand name national lodging companies to the industry;

  . Increased flexibility of timeshare ownership due to the growth of exchange organizations such as RCI;

  . Improvement in the quality of both the facilities themselves and the management of available timeshare resorts;

  . Increased consumer awareness of the value and benefits of timeshare ownership, including the cost savings relative to other lodging alternatives; and

  .  Improved availability of financing for purchasers of Vacation Intervals.

  The timeshare industry traditionally has been highly fragmented and dominated by a very large number of local and regional resort developers and operators, each with small resort portfolios generally of differing quality. Signature believes that one of the most significant factors contributing to the current success of the timeshare industry is the entry into the market of some of the world's major lodging, hospitality and entertainment companies. Such major companies which now operate or are developing Vacation Interval resorts include Marriott, Disney, Hilton, Hyatt, Four Seasons and Inter-Continental, as well as Promus and Westin. Unlike Signature, however, the timeshare operations of each of Marriott, Disney, Hilton, Hyatt, Four Seasons and Inter-Continental comprise only a small portion of such companies' overall operations.

  Of Signature's major brand name lodging company competitors, Signature believes that, based on industry consultant reports: (i) Marriott entered the timeshare market in 1985, currently sells Vacation Intervals at 10 resorts which it also owns and operates (Kauai, Hawaii; Palm Desert, California; Park City, Utah; Breckenridge, Colorado; Williamsburg, Virginia; Hilton Head Island, South Carolina; Orlando, Florida; Marabella, Spain; Boston, Massachusetts; and Ft. Lauderdale, Florida) and directly competes with Signature's Poipu Point, Hilton Head Island and Orlando area resorts;
(ii) Disney entered the market in 1991, currently sells Vacation Intervals at three resorts which it also owns and operates (Lake Buena Vista and Vero Beach, Florida; and Hilton Head Island, South Carolina) and directly competes with Signature's Orlando area and Hilton Head Island resorts; (iii) Hilton entered the market in 1993, currently sells Vacation Intervals at two resorts which it owns and operates (Las Vegas, Nevada; and Orlando, Florida) and directly competes with Signature's Orlando area resorts; (iv) Hyatt entered the market in 1995, owns and operates one resort in Key West, Florida but does not directly compete in any of Signature's existing markets (although Hyatt has announced an intention to develop a timeshare resort in Orlando); (v) Four Seasons is developing its first timeshare resort in Carlsbad, California but does not currently directly compete in any of Signature's existing markets and is not in sales of Vacation Intervals at any resorts; and (vi) Inter-Continental announced its entry into the timeshare market in 1996, but has yet to announce any specific projects and is not yet in sales of Vacation Intervals at any resorts.

  The Economics. Signature believes that national lodging and hospitality companies are attracted to the timeshare concept because of the industry's relatively low product cost and high profit margins and the recognition that Vacation Intervals provide an attractive alternative to the traditional hotel-based vacation and allow the hotel companies to leverage their brands into additional resort markets where demand exists for accommodations beyond traditional hotels.

  The Consumer. According to information compiled by the American Resort Development Association ("ARDA") for the year ended December 31, 1994, the prime market for Vacation Intervals is customers in the 40-55 year age range who are reaching the peak of their earning power and are rapidly gaining more leisure time. The median age of a Vacation Interval buyer at the time of purchase is 46. The median annual household income of current Vacation Interval owners in the United States is approximately $63,000, with approximately 35% of all Vacation Interval owners having annual household income greater than $75,000 and approximately 17% of such owners having annual household income greater than $100,000. Despite the growth in the timeshare industry as of December 31, 1994, Vacation Interval ownership has achieved only an approximate 3.0% market penetration among United States households with income above $35,000 per year and 3.9% market penetration among United States households with income above $50,000 per year.

  According to the ARDA study, the three primary reasons cited by consumers for purchasing a Vacation Interval are (i) the ability to exchange the Vacation Interval for accommodations at other resorts through exchange networks such as RCI (cited by 82% of Vacation Interval purchasers), (ii) the money savings over traditional resort vacations (cited by 61% of purchasers) and (iii) the quality and appeal of the resort at which they purchased a Vacation Interval (cited by 54% of purchasers). According to the ARDA study, Vacation Interval buyers have a high rate of repeat purchases: approximately 41% of all Vacation Interval owners own more than one interval representing approximately 65% of the industry inventory and approximately 51% of all owners who bought their first Vacation Interval before 1985 have since purchased a second Vacation Interval. In addition, customer satisfaction increases with length of ownership, age, income, multiple location ownership and accessibility to Vacation Interval exchange networks.

  Signature believes it is well positioned to take advantage of these demographics trends because of the quality of its resorts and locations, its program to allow buyers to exchange intervals at several of the Signature's resorts and its participation in the RCI network. However, RCI is under no obligation to continue to include the resorts or the AVCOM Resorts in its exchange network. See "Risk Factors--Dependence on Vacation Interval Exchange Networks; Risk of Inability to Qualify Resorts." Signature expects the timeshare industry to continue to grow as the baby-boom generation continues to enter the 40-55 year age bracket, the age group which purchased the most Vacation Intervals in 1994.

 Business Strategy

  Signature's objective is to become North America's leading developer and operator of timeshare resorts. To meet this objective, Signature intends to
(i) acquire, convert and develop additional resorts to be operated as Embassy Vacation Resorts, Westin Vacation Club resorts and non-branded resorts, capitalizing on the acquisition and marketing opportunities to be provided as a result of its relationships with Promus, Westin, selected financial institutions and its position in certain markets and the timeshare industry generally, (ii) increase sales and financings of Vacation Intervals at the Existing Resorts through broader-based marketing efforts and in certain instances through the construction of additional Vacation Interval inventory,
(iii) improve operating margins by consolidating administrative functions, reducing borrowing costs and reducing its sales and marketing expenses as a percentage of revenues, and (iv) acquire additional Vacation Interval inventory, management contracts, Vacation Interval mortgage portfolios, and properties or other timeshare-related assets that may be integrated into Signature's operations.

  The Merger and the recently-announced proposed acquisition and development of the first Westin Vacation Club resort to be located in St. John, U.S. Virgin Islands, both of which transactions were announced in the third and fourth quarters of 1996, respectively, are the result of Signature's growth strategy. The key elements of Signature's strategy are described below.

  Signature's Merger with AVCOM and the recently-announced proposed acquisition and development of the first Westin Vacation Club resort to be located in St. John, U.S. Virgin Islands, which transactions were announced in the third and fourth quarters of 1996, respectively, are the result of Signature's growth strategy. The key elements of Signature's strategy are described below.

  Acquisition and Development of New Resorts. Signature intends to acquire and develop additional resorts to be operated as branded Embassy Vacation Resorts, Westin Vacation Club resorts and as non-branded resorts. To implement its growth strategy, Signature intends to pursue resort acquisitions and developments in a number of vacation destinations that will complement Signature's operations, including the California and Hawaii markets, which are subject to barriers to entry and in which Signature's Founders have extensive acquisition and development experience. Signature believes that its relationships with Promus, Westin and selected financial institutions that control resort properties located in Hawaii and California will provide it with acquisition, development and hotel-to-timeshare conversion opportunities and will allow it to take advantage of currently favorable market opportunities to acquire resort and condominium properties to be operated as timeshare resorts. Since the inception of the resort acquisition and development by Signature's predecessor in 1992, Signature believes it has been able to purchase hotel, condominium and resort properties and/or entitled land at less than either their initial development cost or replacement cost and remodel or convert such properties for sale and use as timeshare resorts. In addition to acquiring existing resort and hotel-to-timeshare conversion properties,

Signature also seeks to develop resorts located in destinations where it discerns a strong demand, which Signature anticipates will enable it to achieve attractive rates of return.

  Signature considers the potential acquisition or development of timeshare resorts in locations based on existing timeshare competition in the area as well as existing overall demand for accommodations. In evaluating whether to acquire, convert or develop a timeshare resort in a particular location, Signature analyzes relevant demographic, economic and financial data. Specifically, Signature considers the following factors, among others, in determining the viability of a potential new timeshare resort in a particular location: (i) supply/demand ratio for the purchase of Vacation Intervals in the relevant market and for Vacation Interval exchanges into the relevant market by other Vacation Interval owners, (ii) the market's growth as a vacation destination, (iii) the ease of converting a hotel or condominium property into a timeshare resort from a regulatory and construction point of view, (iv) the availability of additional land at the property for potential future development and expansion, (v) competitive accommodation alternatives in the market, (vi) uniqueness of location, and (vii) barriers to entry that would tend to limit competition.

  Signature believes that its relationships with Promus and Westin will provide it with attractive acquisition, conversion, development and marketing opportunities and uniquely position Signature to offer Vacation Intervals at a variety of attractive resort destinations to multiple demographic groups in the timeshare market. Capitalizing on two of its Founders' relationship with Promus as a developer and owner of Embassy Suites hotels, in 1994 Signature and Promus established Embassy Vacation Resorts, and Signature is currently the only licensee of the Embassy Vacation Resorts name. However, Signature has no ownership of or rights to the "Embassy Vacation Resorts" name or servicemark, both of which are owned exclusively by Promus, except as set forth in Signature's license agreements with Promus with respect to Signature's Embassy Vacation Resorts. Furthermore, Promus has created a new timeshare division to expand its Embassy Vacation Resort timeshare operations.

  Through the Westin Agreement, Signature has the exclusive right through May 2001, to jointly acquire, develop and market with Westin "four-star" and "five-star" timeshare resorts located in North America, Mexico and the Caribbean. Signature's rights also cover the conversion of Westin hotels to timeshare resorts. In addition, pursuant to the Westin Agreement, it is expected that Westin will provide Signature with lead generation assistance and marketing support and Promus currently provides such assistance at Embassy Vacation Resorts. The five KOAR-owned Embassy Suites hotels also provide lead generation assistance and support to Signature with respect to the marketing of the Company's resorts.

  Signature relationships with Promus and Westin also provide it with a competitive advantage in the timeshare industry by allowing it to offer two separate branded products in both the upscale and luxury market segments. Signature believes that brand affiliation is becoming an important characteristic in the timeshare industry as it provides the consumer an important element of reliability and image in a fragmented industry. Through its Embassy Vacation Resorts and Westin Vacation Club resorts Signature believes it will be able to provide Vacation Interval buyers with quality and consistency in their timeshare purchases. In addition, through its non-branded resorts Signature will be able to appeal to the value-conscious consumer who seeks the best value for his or her money and does not seek affiliation with brand-name lodging companies.

  Sales and Expansion at Existing Resorts and AVCOM Resorts. Signature intends to continue sales of Vacation Intervals at the Existing Resorts and the AVCOM Resorts by adding Vacation Interval inventory through the construction of new development units and by broadening marketing efforts. As of September 30, 1996, Signature had existing inventory of 22,509 Vacation Intervals at the Existing Resorts and currently is in the process of developing, or has plans to develop, units to accommodate an additional 84,235 Vacation Intervals at the Existing Resorts, including construction in progress for 10,710 Vacation Intervals at the Embassy Vacation Resort Lake Tahoe, the addition of approximately 3,162 Vacation Intervals at the San Luis Bay Resort and 816 Vacation Intervals at the Plantation at Fall Creek. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Description of Signature's Resorts." As of
September 30, 1996, AVCOM had existing inventory of 4,618 Vacation Intervals and currently is in the process of developing, or has plans to develop, units to accommodate an additional 19,584 Vacation Intervals at its resorts, including construction in progress for

8,568 Vacation Intervals at the Scottsdale Villa Mirage Resort and 6,120 Vacation Intervals at the Ridge on Sedona Golf Resort and the addition of approximately 2,448 Vacation Intervals at Sedona Summit Resort, and 2,448 Vacation Intervals at the Villas on the Lake. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Description of Signature's Resorts."

  Based on information received from Signature's customers and sales agents, Signature believes that in addition to basic quality, expanded resort amenities and larger, multi-purpose units, current and potential buyers want enhanced flexibility in scheduling their vacations, a broader distribution of quality exchange locations and the availability of other value-priced services. As a major developer and operator of timeshare resorts in North America, Signature believes that it has acquired skill and expertise both in the development and operation of timeshare resorts and in the marketing and sales of Vacation Intervals and that it has acquired the breadth of resorts which give it a competitive advantage among Vacation Interval purchasers.

  Improvement of Operating Margins. As Signature grows, management believes it will be able to reduce operating costs as a percentage of revenues by consolidating administrative functions and reducing borrowing costs by virtue of its consolidated operations. Signature believes that its larger number of resorts relative to its competitors will provide it with additional revenue opportunities and economies of scale which will allow it the potential for significant cost savings. Benefitting from economies of scale both internally and through its relationships with Promus and Westin, Signature plans to centralize many of the administrative functions currently performed at individual resorts, such as accounting, reservations and marketing, resulting in a reduction in labor costs throughout Signature's Existing Resorts. Signature believes that increased efficiency, reduction in on-site administrative requirements and a multi-resort management system will reduce operating costs and allow Signature to experience increased margins by spreading operating and corporate overhead costs over a larger revenue base. In addition, operating margins at a resort tend to improve over time as a greater percentage of Vacation Intervals are sold, resulting in lower selling, marketing and advertising expenses. Signature believes that it will reduce sales and marketing expenses as a result of the lead generation assistance provided or to be provided by Westin and Promus (including marketing and lead generation assistance from KOAR's five Embassy Suites hotels) and by targeting potential buyers through Westin and Embassy Suites hotels.

  Acquisition of Timeshare Assets, Management Contracts and Operating Companies. As a result of Signature's relationships in the timeshare and financial communities, the size and geographic diversity of its portfolio of properties and position in the timeshare industry, Signature has access to a variety of acquisition opportunities related to Signature's business. Signature's business strategy includes pursuing growth by expanding or supplementing Signature's existing timeshare business through acquisitions. Signature believes that its record of acquiring resort properties gives Signature credibility and, Signature's status as a public company may make the acquisition by Signature of businesses or operations more attractive to potential sellers. Signature believes that these collective factors will help Signature acquire attractive assets, operations and companies in the fragmented timeshare industry. Acquisitions which Signature may consider in addition to those disclosed herein, include acquiring additional Vacation Intervals as inventory, management contracts, Vacation Interval mortgage portfolios and properties or other timeshare-related assets which may be integrated into Signature's operations.

DESCRIPTION OF SIGNATURE'S RESORTS

  Signature believes that, based on published industry data, it is the only developer and operator of timeshare resorts in North America that will offer Vacation Intervals in each of the three principal price segments of the market (value, upscale (characterized by high quality accommodations and service) and luxury (characterized by elegant accommodations and personalized service)). Since the inception of the timeshare development and acquisition business of Signature's predecessors, Signature has developed or acquired eight timeshare resorts currently in sales, which include one under construction, and a ninth resort in sales in which Signature holds a partial interest, located in a variety of popular resort destinations including Lake Buena Vista (Orlando area), Florida (developed in 1992); Branson, Missouri (developed in 1993); Hilton Head Island, South Carolina (developed in 1994); Koloa, Hawaii (acquired in 1994 and in which Signature holds an approximately 30% interest); Orlando, Florida (developed in 1995); two resorts located in St. Maarten, Netherlands Antilles (each acquired in 1995); Avila Beach, California (acquired in 1996); and South Lake Tahoe, California (currently under construction). Signature expects that its resorts will operate in the following three general categories, each differentiated by price range, brand affiliation and quality of accommodations:

  . NON-BRANDED RESORTS. Vacation Intervals at Signature's six non-branded resorts, which are not affiliated with any hotel chain, generally sell for $6,000 to $15,000 and are targeted to buyers with annual incomes ranging from $35,000 to $80,000. Signature believes its non-branded resorts offer buyers an economical alternative to branded timeshare resorts (such as Embassy Vacation Resorts and Westin Vacation Club resorts) or traditional vacation lodging alternatives. Upon consummation of the proposed Merger with AVCOM, Signature will acquire six additional resorts currently in timeshare sales. Vacation Intervals at these AVCOM resorts generally sell for $9,000 to $18,000 and are targeted to buyers in the same non-branded market segment.

  . EMBASSY VACATION RESORTS. Vacation Intervals at Signature's three Embassy Vacation Resorts generally sell for $14,000 to $20,000 and are targeted to buyers with annual incomes ranging from $60,000 to $150,000. Embassy Vacation Resorts are designed to provide timeshare accommodations that offer the high quality and value that is represented by the more than 135 Embassy Suites hotels throughout North America.

  . WESTIN VACATION CLUB RESORTS. Through the Westin Agreement Signature has the exclusive right through May 2001 to jointly acquire, develop and market with Westin "four-star" and "five-star" timeshare resorts located in North America, Mexico and the Caribbean. Signature anticipates that Vacation Intervals at Westin Vacation Club resorts generally will sell for $18,000 to $25,000 and will be targeted to buyers with annual incomes ranging from $80,000 to $250,000. The Westin Agreement represents Westin's entry into the timeshare market. Signature and Westin recently announced plans for the acquisition and development of the first Westin Vacation Club resort to be located in St. John, U.S. Virgin Islands. See "--Westin Vacation Club Resorts."


  Innovation in the design and quality of the resorts developed by Signature, as well as the branded product image of its Embassy Vacation Resorts and Westin Vacation Club resorts, has and will continue to result in differentiation of Signature's resorts from those of its competitors. Signature believes feedback from its Vacation Interval owners and property management enhances Signature's product acquisition, development and design process. The resorts designed and developed by Signature have been recognized by major industry groups and publications for excellence in architectural and landscape design and overall development quality. Each of Signature's resorts and nine of AVCOM's resorts have been designated a "Gold Crown" resort by RCI.

 The Resorts

  The following table sets forth certain information as of September 30, 1996 regarding each of the Existing Resorts, the Westin Vacation Club at St. John and the AVCOM Resorts to be acquired in the Merger, including location, date acquired or to be acquired by Signature, the number of existing and total potential units at the resort, and the number of Vacation Intervals currently available for sale and occupancy and additional expansion potential. Of the 20 resorts set forth below, the Embassy Vacation Resort Poipu Point is partially owned by Signature, the Western Vacation Club Resort at St. John will be partially owned by Signature when acquired and the North Bay Resort at Lake Arrowhead is partially owned by AVCOM. The exact number of units and Vacation Intervals ultimately constructed may differ from the following estimates based on future land planning and site layout considerations.

                                                                                                 VACATION
                                                                     UNITS AT RESORT        INTERVALS AT RESORT
                                                                 ----------------------- -------------------------
                                               DATE  ACQUIRED/                 TOTAL       CURRENT     POTENTIAL
 RESORT            LOCATION                   TO BE ACQUIRED(A)  CURRENT(B) POTENTIAL(C) INVENTORY(D) EXPANSION(E)
 ------            --------                   -----------------  ---------- ------------ ------------ ------------
 NON-BRANDED
  RESORTS:
 Cypress Pointe    Lake Buena Vista,          November 1992          224         500(f)      3,111       14,076(f)
  Resort           Florida
 Plantation at     Branson, Missouri          July 1993               98         400(g)        690       15,402(g)
  Fall Creek
 Royal Dunes       Hilton Head Island,        April 1994              40          55(h)        641          765(h)
  Resort           South Carolina
 Royal Palm Beach  St. Maarten, Netherlands   July 1995              140         140(i)      1,937          -- (i)
  Club             Antilles
 Flamingo Beach    St. Maarten, Netherlands   August 1995            172         257(j)      2,584        4,420(j)
  Club             Antilles
 San Luis Bay      Avila Beach, California    June 1996               68         130(k)        907(h)     3,162(k)
  Resort
 EMBASSY VACATION
  RESORTS:
 Poipu Point(m)    Koloa, Kauai, Hawaii       November 1994          219         219(n)      9,966(n)       --
 Grand Beach       Orlando, Florida           January 1995           102         370(o)      2,673       13,668(o)
 Lake Tahoe        South Lake Tahoe,          May 1996               --          210(p)        --        10,710(p)
                   California
 WESTIN VACATION
  CLUB:
 St. John(q)       St. John, U.S. Virgin      First Quarter 1997      48          96(r)      1,715(r)     4,448(r)
                   Islands
 AVCOM RESORTS:
 Scottsdale Villa  Scottsdale, Arizona        First Quarter 1997     --          168(s)        --         8,568(s)
  Mirage Resort
 The Ridge on      Sedona, Arizona            First Quarter 1997     --          120(t)        --         6,120(t)
  Sedona Golf
  Resort
 Sedona Springs    Sedona, Arizona            First Quarter 1997      40          40            62          --
  Resort
 Sedona Summit     Sedona, Arizona            First Quarter 1997      12          60(u)        -- (u)     2,448(u)
  Resort
 Villas of Poco    Sedona, Arizona            First Quarter 1997      33          33            78          --
  Diablo
 Villas of Sedona  Sedona, Arizona            First Quarter 1997      40          40           104          --
 North Bay Resort  Lake Arrowhead,            First Quarter 1997      13          13(v)        429          -- (v)
  at Lake          California
  Arrowhead(q)
 Tahoe Beach &     South Lake Tahoe,          First Quarter 1997     140         140         1,195          --
  Ski Club         California
 Tahoe Seasons     South Lake Tahoe,          First Quarter 1997      21          21(w)        943(w)       --
  Resort           California
 Villas on the     Lake Conroe, Texas         First Quarter 1997      37          85(x)      1,807        2,448(x)
  Lake
                                                                   -----       -----        ------       ------
 TOTAL.........................................................    1,447       3,097        28,842       86,235
                                                                   =====       =====        ======       ======

-------

(a) The dates listed below with respect to the Existing Resorts represent the date of acquisition or, if later, the date of completion of development of the first phase of the resort by Signature and the dates listed below with respect to the Westin Vacation Club at St. John and AVCOM Resorts represent the anticipated closing dates of the pending acquisitions. See "THE PROPOSED MERGER" and "INFORMATION REGARDING SIGNATURE RESORTS, INC.-- Description of Signature's Resorts--Westin Vacation Club Resorts."

(b) Current units at each resort represents only those units that have received their certificate of occupancy as of September 30, 1996.

(c) Total potential units at each resort includes, as of September 30, 1996,
    (i) units which have received their certificate of occupancy, (ii) units currently under development that have not yet received their certificate of occupancy and (iii) units planned to be developed on land currently owned by Signature or AVCOM.

(d) Current inventory of Vacation Intervals at each resort represents only those unsold intervals that have received their certificate of occupancy as of September 30, 1996.

(e) Potential expansion of Vacation Intervals at each resort includes, as of September 30, 1996, (i) intervals currently under development that have not yet received their certificate of occupancy and (ii) intervals planned to be developed on land currently owned by Signature or AVCOM.

(f) Includes an estimated 276 units, which will accommodate an additional estimated 14,076 Vacation Intervals, which Signature plans to construct on land which it owns at the Cypress Pointe Resort and for which all necessary governmental approvals and permits (except building permits) have been obtained. Should Signature elect to construct a higher percentage of three bedroom units, rather than its current planned mix of one, two and three bedroom units, the actual number of planned units and Vacation Intervals will be lower than is indicated above.

(g) Includes 16 units, which will accommodate an additional 816 Vacation Intervals, on which Signature commenced construction in June 1996 and for which all necessary discretionary governmental approvals and permits have been received by Signature. Also, includes an additional estimated 286 units, which will accommodate an additional estimated 14,586 Vacation Intervals, which Signature plans to construct on land which it owns or is currently subject to a contract to purchase at the Plantation at Fall Creek.

(h) Includes 15 units, which will accommodate 765 Vacation Intervals, construction of which is planned to begin in the second quarter of 1997 and for which all necessary governmental approvals and permits have been received by Signature.

(i) Signature has not committed to any expansion of the Royal Palm Beach Club. Signature is considering the acquisition of additional land adjacent to the Royal Palm Beach Club for the addition of an estimated 60 units, which will accommodate an estimated 3,060 Vacation Intervals, but has yet to enter into an agreement with respect to such additional land or to obtain the necessary governmental approvals and permits for such expansion.

(j) In May 1996 the Company acquired a five-acre parcel of land adjacent to the Flamingo Beach Club on which Signature plans to develop approximately 85 units which will accommodate an estimated 4,420 Vacation Intervals. Signature is in the process of seeking to obtain the necessary governmental approvals and permits for such proposed expansion.

(k) Includes 62 units, which will accommodate an estimated 3,162 Vacation Intervals, for which all necessary governmental approvals and permits have been received by Signature. Construction of the first 31 units began in October 1996. In addition, Signature is considering the acquisition of additional land near the San Luis Bay Resort for the addition of an estimated 100 units which will accommodate an estimated 5,100 Vacation Intervals, but has yet to enter into an agreement with respect to such land or to obtain the necessary governmental approvals and permits for such proposed expansion.

(l) Signature in June 1996 acquired approximately 130 Vacation Intervals at the San Luis Bay Resort out of the bankruptcy estate of Glen Ivy Resorts, Inc. In addition, Signature acquired promissory notes in default that are secured by approximately 900 Vacation Intervals. Signature intends to foreclose upon and acquire clear title to such Vacation Intervals and intends to complete such foreclosure procedures (or deed-in-lieu procedures) during the second quarter of 1997. These 900 Vacation Intervals are included in the above table as Current Inventory.

(m) Signature acquired a 30.4% partnership interest in the Embassy Vacation Resort Poipu Point in November 1994. Signature owns, directly or indirectly, 100% of the partnership interests in one of the two co-managing general partners of Poipu Resort Partners L.P., a Hawaii limited partnership ("Poipu Partnership"), the partnership which owns the Embassy Vacation Resort Poipu Point. The managing general partner owned by Signature holds a 0.5% partnership interest for purposes of distributions, profits and losses. Signature also holds, directly or indirectly, a 29.93% limited partnership interest in the Poipu Partnership for purposes of distributions, profits and losses, for a total partnership interest of 30.43%. In addition, following repayment of any outstanding partner loans, Signature, directly or indirectly, is entitled to receive a 10% per annum return on the Founders' and certain former limited partners' initial capital investment of approximately $4.6 million in the Poipu Partnership. After payment of such preferred return and the return of approximately $4.6 million of capital to Signature, directly or indirectly, on a pari passu basis with the other general partner in the partnership, Signature, directly or indirectly, is entitled to receive approximately 50% of the net profits of the Poipu Partnership. In the event certain internal rates of return specified in the Poipu Partnership agreement are achieved, Signature, directly or indirectly, is entitled to receive approximately 55% of the net profits of the Poipu Partnership.

(n) Includes 179 units that Signature currently rents on a nightly basis, pending their sale as Vacation Intervals.

(o) Includes at least 24 units, which will accommodate an additional 1,224 Vacation Intervals, on which Signature commenced construction in the fourth quarter of 1996 and for which all necessary discretionary governmental approvals and permits (excluding building permits which have not yet been applied for by Signature) have been received by Signature. Signature has also received all necessary discretionary governmental approvals and permits to construct an additional estimated 244 units on land which it owns at the Embassy Vacation Resort Grand Beach, which will accommodate an additional estimated 12,444 Vacation Intervals (excluding building permits which have not yet been applied for by Signature). Signature plans to apply for and obtain these building permits on a building-by-building basis.

(p) Includes 62 units, which will accommodate 3,162 Vacation Intervals, on which construction began in May 1996 and for which all necessary discretionary governmental approvals and permits have been received by Signature. Twenty-seven units, which will accommodate 1,377 Vacation Intervals, are scheduled for completion in February 1997 and 35 units, which will accommodate 1,785 Vacation Intervals, are scheduled for completion in March 1997. Of this total,

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   Signature is obligated to convey four Vacation Intervals to the former owners of the land on which the Embassy Vacation Resort Lake Tahoe is being developed. Such conveyance will be made upon completion of the first phase of development. Signature has also received all necessary discretionary governmental approvals and permits to construct an additional estimated 148 units (excluding building permits which have not yet been applied for by Signature and which will be applied for and obtained on a phase-by-phase basis) on land that it owns at the Embassy Vacation Resort Lake Tahoe, which will accommodate an estimated 7,548 Vacation Intervals, and, subject to market demand, currently plans to construct 40 of such units commencing in May of each year from 1997 through 1999 and the remaining 28 units commencing in May 2000. Signature commenced sales of Vacation Intervals at the Embassy Vacation Resort Lake Tahoe in June 1996, although Signature will not be able to close any of such sales until the completion of the first units. Signature currently is pre-selling Vacation Intervals at the Embassy Vacation Resort Lake Tahoe prior to receipt of certificates of occupancy.

(q) As described under "INFORMATION REGARDING SIGNATURE RESORTS, INC.-- Description of Signature's Resorts--Westin Vacation Club Resorts," Signature will own 50% of the entity which will acquire the unsold Vacation Intervals at this resort. The acquisition is anticipated to close during the first quarter of 1997 and commencement of Vacation Interval sales is anticipated to begin by the fourth quarter of 1997.

(r) Includes 48 units, which will accommodate approximately 1,715 unsold Vacation Intervals, which are ready for immediate occupancy. With respect to such 48 units, 36 of such units have received all necessary discretionary governmental approvals and permits necessary to commence Vacation Interval sales and, upon closing of the pending acquisition, Signature plans to file the necessary documentation to receive such approvals with respect to the remaining 12 of such units. Also includes an additional 48 units, which will accommodate an additional approximately 2,448 Vacation Intervals, which will require the installation of utilities, furniture, fixtures and equipment and interior finishes before occupancy. Upon closing of the pending acquisition, Signature currently anticipates completing the renovation of such 48 additional units by the fourth quarter of 1997. Upon closing of the pending acquisition, Signature also will have acquired adjacent land at the St. John resort which will accommodate the development of additional units. Signature has not yet determined the amount of potential additional units which may be constructed on such adjacent land or the timing of such potential development. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.-- Description of Signature's Resorts--Westin Vacation Resorts."

(s) Scottsdale Villa Mirage Resort is in the final stages of construction of the 64 units which constitute Phase I of the resort. Such 64 units will accommodate approximately 3,264 Vacation Intervals and are scheduled for completion in January, 1997. The 40 units in Phase II, which will accommodate approximately 2,040 Vacation Intervals, and the 64 units in Phase III, which will accommodate approximately 3,264 Vacation Intervals, are scheduled for completion in the first quarters of 1998 and 1999, respectively. All necessary discretionary approvals and permits have been received by AVCOM for the Scottsdale Villa Mirage Resort. AVCOM currently is pre-selling Vacation Intervals at the Scottsdale Villa Mirage Resort prior to receipt of certificates of occupancy.

(t) Construction began in December 1996 on The Ridge on Sedona Golf Resort, which upon completion will consist of 120 units. The first 12 units, which will accommodate approximately 612 Vacation Intervals, and clubhouse are scheduled for completion in April 1997, for which all necessary discretionary governmental approvals and permits have been received by AVCOM. Governmental approvals and permits have not been received for the additional planned 108 units, which will accommodate approximately 5,508 Vacation Intervals.

(u) The Sedona Summit Resort is being developed by an affiliated entity, Sedona Summit Development, L.P. of which All Seasons, a wholly owned subsidiary of AVCOM, is the sole general partner. Sales and construction commenced in February 1996 and the Sedona Summit is in the final stages of construction of the final 48 units, which will accommodate approximately 2,448 Vacation Intervals, at which point no further expansion is planned. Construction of the final 48 units is scheduled for completion in the second quarter of 1997. All necessary discretionary governmental approvals and permits have been received by AVCOM. AVCOM currently is pre-selling Vacation Intervals in the final 48 units at the Sedona Summit Resort prior to receipt of certificates of occupancy. All Vacation Intervals at the initial 12 units have been sold as of September 30, 1996.

(v) All Seasons owns 40% of Trion Capital Corporation, and has the power to vote another 40% of Trion, the General Partner of Arrowhead Capital Partners, L.P., the developer of North Bay Resort at Lake Arrowhead. The General Partner is entitled to receive 1% of the profits of Arrowhead Capital Partners, L.P., but under certain circumstances, is entitled to receive substantially higher profits. All Seasons has an exclusive sales and marketing contract for sales at North Bay, and is the property manager of the resort. Although Arrowhead Capital Partners, L.P. owns undeveloped land and buildings under construction at the North Bay Resort at Lake Arrowhead, no definite expansion plans have been made.

(w) AVCOM purchased a portfolio of 1,057 defaulted consumer notes at the Tahoe Seasons Resort in March 1996 which are secured by Vacation Intervals. Of the notes purchased, 414 notes have been converted to inventory of which 114 Vacation Intervals have been sold and 41 of the notes have been reaffirmed by the original buyers. AVCOM intends to foreclose on the remaining notes and acquire clear title to the intervals. These remaining 602 notes are included in the above table as Current Inventory.

(x) Villas on the Lake consists of 37 existing units purchased in February 1996 currently in the final phase of renovation. Land included in the initial purchase is able to accommodate construction of an additional 48 units, which will accommodate an additional approximately 2,448 Vacation Intervals. The phase II construction start date has not yet been determined. All necessary discretionary governmental approvals and permits (excluding building permits which have not yet been applied for by AVCOM) have been received by AVCOM.

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 Non-Branded Resorts

  The Cypress Pointe Resort. Cypress Pointe Resort, Signature's first timeshare resort, opened in November 1992 and is located in Lake Buena Vista, Florida, approximately one-half mile from the entrance of Walt Disney World and is an approximately 10 minute drive from all major Orlando attractions. The resort is being developed in two phases. Phase I sits on 9.7 acres of land and consists of nine buildings, eight of which currently are complete. Phase II sits on 12.5 acres of land and will consist of seven buildings, the first and second of which were completed in April and September 1996, respectively.

  Styled with a Caribbean theme, upon completion of the nine buildings, Phase I will contain 192 three bedroom 1,460 square foot units. Each unit comfortably accommodates up to eight people with its two large master bedrooms, three bathrooms, living room with sleeper sofa, and full kitchen. The three bedroom units in Phase I also offer a jacuzzi tub, a roman tub, three color televisions (including one 460 screen), a video cassette player, a complete stereo system, a washer/dryer and elegant interior details such as nine-foot ceilings, crown moldings, interior ceiling fans, imported ceramic tile, oversized sliding-glass doors and rattan and pine furnishings. With the completion of Phase II, the resort will be equipped with three pools including a 4,000 gallon heated pool with a volcano, two spas, two poolside cafes, two tennis courts, a sand volleyball court, a basketball court, an exercise facility, a kiddie pool, a gift shop, a lakeside gazebo, a shuffleboard court, a picnic area and a video arcade. The resort also contains a full children's playground and a new 17,000 square foot clubhouse.

  Upon completion of Phases I and II, the resort will contain approximately 500 units. Upon completion of seven buildings in Phase II, Phase II will contain a total of approximately 308 units consisting of one, two and three bedroom units of up to 1,850 square feet and accommodating up to ten people. Phase I consists of 168 existing units, with 24 units scheduled to be built upon the completion of Phase II.

  The resort currently contains 11,424 total Vacation Intervals of which 3,111 remained for sale as of September 30, 1996. Vacation Intervals at the Cypress Pointe Resort are currently priced from $6,000 to $16,000 for one-week Vacation Intervals, 1,824 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation. The resort won the ARDA National Award for its overall owner package in 1993.

  The Plantation at Fall Creek. The Plantation at Fall Creek, which opened in March 1993, is located on the shores of Lake Taneycomo, a fishing lake near the heart of Branson, Missouri, the capital of country music theaters. The resort currently contains 98 units each consisting of 2 bedrooms and 2 baths and up to 1,417 square feet, built in a country style on approximately 130 acres of land. Signature currently plans to continue to expand the resort to accommodate a total of 400 units. Each unit features two large master bedrooms/baths, queen sized sofa-sleeper, full kitchen, three color televisions, video cassette player, washer/dryer, cherry wood furnishings, ceiling fans and jacuzzi or roman tub. The resort is equipped with 4 swimming pools, a fishing dock, a shuffleboard court, a game room, a children's playground, a health club, a tennis court, a miniature golf course, a sand volleyball court, barbecue areas and a basketball court.

  As of September 30, 1996, the resort contained 4,998 total Vacation Intervals of which 690 remained for sale. Vacation Intervals at the Plantation at Fall Creek are currently priced from $7,295 to $10,295 for one-week Vacation Intervals, 1,094 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation.

  The Royal Dunes Resort at Port Royal Plantation. The Royal Dunes Resort at Port Royal Plantation opened in April 1994 and is located in Port Royal Plantation on Hilton Head Island, South Carolina, only 400 yards from the beach. The resort presently contains 40 units consisting of three bedrooms and three bath units and upon completion scheduled for late 1997, will be expanded to include a total of 55 units. The units can comfortably accommodate eight people in their 1,460 square feet of living area with two master suites with private bath, one guest bedroom with bath, a living room with a sofa sleeper, a full kitchen and an outside deck.

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Each unit features a jacuzzi tub, a roman tub, a washer/dryer, four color televisions, a video cassette player, an entertainment center and elegant interior details such as nine-foot ceilings, crown moldings, interior ceiling fans and rattan and pine furnishings. The resort offers a heated swimming pool, outdoor whirlpool spa, kiddie pool, sand volleyball court, barbecue grill and picnic area. The Royal Dunes is conveniently located for golf, tennis, fishing, shopping, boating, biking and croquet and adjacent to Royal Dunes is the Westin Hotel and Resort at Port Royal, Hilton Head Island.

  The resort currently contains 2,040 total Vacation Intervals of which 641 remained for sale as of September 30, 1996. Vacation Intervals at the Royal Dunes are currently priced from $8,250 to $13,250 for one-week Vacation Intervals, 577 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation.

  The Royal Palm Beach Club. The Royal Palm Beach Club, originally opened in 1990 and acquired by Signature in July 1995, is located at Simpson Bay in St. Maarten, Netherlands Antilles. Located approximately one mile from the island's major airport and ten minutes from local shopping and dining, the resort is surrounded by the Caribbean on three sides. The resort contains 140 units consisting either of two bedrooms, two baths or three bedrooms, three baths. Each unit is equipped with a full kitchen, complete with microwave and dishwasher, color television, VCR and private lanai. The resort is equipped with a private beach, an overflowing style pool located on the beach, a large sun deck and a picnic area with barbecue grills. The Royal Palm Beach Club is also conveniently located for water sports, boating, health club workouts and tennis, and is located adjacent to a retail center, including an outdoor cafe, dance clubs, market, hair salon, gift shop, mini-market and restaurants. Each unit at the resort, as well as the resort grounds and common areas, recently received a complete renovation in connection with repairs following the September 1995 hurricane which damaged the resort.

  The resort currently contains 7,280 total Vacation Intervals of which 1,937 remained for sale as of September 30, 1996. Units at the Royal Palm Beach Club, are currently priced from $9,450 to $12,900 for one-week Vacation Intervals, 272 of which were sold by Signature in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation and through Interval International, the other major exchange company in the industry, which awarded the resort a "five-star" designation, the highest quality level in the II system.

  The Flamingo Beach Club. The Flamingo Beach Club, originally opened in January 1991 and acquired by Signature in July 1995, is located on "the Point" of the Pelican Key Peninsula in St. Maarten, Netherlands Antilles, directly on the beach of the Caribbean. The resort is located approximately two miles from the island's major airport and is within walking distance of shopping and dining facilities. The resort is surrounded by the Caribbean Ocean on three sides and contains 172 units consisting of beachfront studio and one bedroom, one bath units. Each unit is equipped with two color televisions, a video cassette player, air conditioning, a balcony suitable for outside dining and a fully equipped kitchen complete with microwave oven and dishwasher. The resort features water sports, a beach palapa bar and grill, a mini-market, tennis facilities and a beach house bar. Each unit at the resort, as well as the resort grounds and common areas, recently received a complete renovation in connection with repairs following the September 1995 hurricanes which damaged the resort.

  The resort currently contains 8,944 total Vacation Intervals of which 2,584 remained for sale as of September 30, 1996. Vacation Intervals at the Flamingo Beach Club are currently priced from $6,500 to $8,900 for one-week Vacation Intervals, 104 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation.

  The San Luis Bay Resort. The San Luis Bay Resort, located on 16 oceanview acres in Avila Beach, California, near San Luis Obispo, was originally opened in 1969 as a hotel club and in June 1996 was acquired by Signature from the bankruptcy estate of Glen Ivy Resorts, Inc., which had converted the property to a timeshare resort in 1989. The resort is adjacent to a championship golf course and is well located for visiting local wineries and historical attractions. At present, a total of 68 studio and one bedroom units are completed at

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the resort. Signature currently intends to commence construction of the phase
I addition of 30 units in the fourth quarter of 1996. Upon completion of the addition, units will be available in one and two bedroom configurations (some with lock-off capability) and will offer a king size bed, a queen size sofa sleeper, a porch, a full kitchen, two color televisions, a video cassette player and a stereo. The phase II addition of 32 units is scheduled to commence construction following the completion of phase I. The resort features a swimming pool, a spa, four tennis courts, exercise facilities, a full service salon, a video game room, a basketball court and a barbecue area. The resort is also well located for windsurfing, boating, fishing and surfing.

  Signature's inventory at the resort contains 907 available Vacation Intervals (including 900 Vacation Intervals which Signature is in the process of acquiring through foreclosure). Vacation Intervals at the San Luis Bay Inn are currently priced from $8,500 to $16,000 for one-week Vacation Intervals. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI.

 Embassy Vacation Resorts

  The Embassy Vacation Resort Grand Beach. The Embassy Vacation Resort Grand Beach opened in January 1995 and is located along nearly 2,000 feet of the south shore of Lake Bryan, a 450-acre spring-fed lake in Lake Buena Vista, Florida. The 1920's Florida architectural style resort sits on 18 acres and upon its projected completion by the year 2000 will offer approximately 370 units in 14 four and five story buildings. Despite the resort's remote, lake front ambiance, it is only minutes from International Drive which provides access to Orlando, Florida's major attractions. All current units offer three bedrooms and three bathrooms with approximately 1,550 square feet of living area, including a large screened-in deck and a full-size, well-equipped kitchen. With two master suites, a third bedroom, and a sleeper sofa in the living room, units can comfortably accommodate four couples. Each unit features air-conditioning, a whirlpool tub, a washer/dryer, three cable televisions, a video cassette player, a stereo and elegant interior details such as nine-foot ceilings, crown molding, wooden venetian blinds, imported ceramic tile and slate flooring. Upon full completion, Signature expects that the resort will include 5,000 square feet of sand beaches, four gazebo-covered docks that stretch out over Lake Bryan and easy access to water skiing, jetskiing, parasailing, sailboating, wind surfing and fishing on Lake Bryan. The Grand Beach resort will provide two outdoor pools, two spas, two kiddie pools, two lighted tennis courts, sand volleyball courts, shuffleboard courts, a putting green, a children's playground, barbecue and picnic areas and a fitness complex with two clubhouses containing exercise rooms, kitchens and a video arcade. In 1995, the resort was featured in both RCI Perspective Magazine and Resort Development and Operations Magazine.

  The resort currently contains 5,202 total Vacation Intervals of which 2,673 remained for sale as of September 30, 1996. Vacation Intervals at the Embassy Vacation Resort Grand Beach are currently priced from $12,500 to $14,000 for one-week Vacation Intervals, 1,523 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which awarded the resort its Gold Crown Resort Designation.

  The Embassy Vacation Resort Poipu Point. The Embassy Vacation Resort Poipu Point was reconstructed in 1993 after being substantially destroyed by Hurricane Iniki and was acquired by Signature in November 1994. The resort is located at the most southern point on the Poipu Sun Coast of Kauai, Hawaii, offering a natural, open setting in an architectural style designed to blend with the land. The resort spans 10 buildings on 22 acres with a total of 219 units. The units, one of which has one bedroom and one bathroom, 216 of which have two bedrooms and two bathrooms and 2 of which have three bedrooms and three bathrooms, range in size from 1,363 to 2,629 square feet. Each unit either overlooks the ocean or one of the many gardens maintained on the grounds. All units feature air-conditioning, two telephones with voice mail, two cable televisions, video cassette player, stereo, washer/dryer, whirlpool tub, full kitchen and a spacious lanai. Units can accommodate up to six people and are appointed with designer furnishings, custom fabrics, and custom-designed ceramic tile. The resort is equipped with a spectacular lagoon-like freshwater swimming pool with a sandy beach entry and its own beach, waterfalls, fish ponds, lush garden walkways, a kiddie pool and a health club with weight and aerobic equipment, two hydrospas, sauna and steamroom. The property is adjacent to a large sandy beach and is well located for

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scuba diving, wind surfing, golf, tennis, surfing, horseback riding, fishing, boating and exploring the island's rain forests, fern grottos and waterfalls.

  The resort currently contains 11,169 total Vacation Intervals of which 9,966 remained for sale as of September 30, 1996. Units at the Embassy Vacation Resort Poipu Point are currently priced from $13,700 (one bedroom) to $25,600 (three bedrooms) for one-week Vacation Intervals, 281 of which were sold in 1995. Vacation Intervals at the resort can be exchanged for Vacation Intervals at other locations through RCI, which featured the resort in RCI Perspective Magazine in 1995 and awarded it the RCI, Gold Crown Resort Designation.

  The Embassy Vacation Resort Lake Tahoe. Construction on the Embassy Vacation Resort Lake Tahoe began in May 1996. The resort is located in South Lake Tahoe, California, and is situated on nine acres near the shores of Lake Tahoe adjoining the Lake Tahoe Marina in one of the world's most beautiful resort areas. The architectural design of the resort connotes the rustic elegance known as "Old Tahoe." Approximately one mile from the casinos and 1/2 mile from the base lift of Heavenly Ski Resort, upon completion the resort will contain 210 two bedroom/two bath units offering lake and mountain views. The resort will feature a restaurant, an indoor/outdoor heated swimming pool, a spa, a sunning deck, lakefront activities, bike rentals, ski valet, sundry shop, convenience store and delicatessen.

  Signature plans to complete construction of the first phase of the resort in February 1997. Upon completion of all planned phases, Signature expects that the resort will contain units for 10,710 total Vacation Intervals. Vacation Intervals at the Embassy Vacation Resort Lake Tahoe are priced from $17,000 to $25,000 for one-week Vacation Intervals. RCI has indicated that Vacation Intervals at the resort may be exchanged for Vacation Intervals at other locations through RCI.




 Westin Vacation Club Resorts

  Signature and Westin have entered into the Westin Agreement pursuant to which Signature has acquired the exclusive right to jointly acquire, develop and sell with Westin "four-star" and "five-star" Westin Vacation Club resorts in North America, Mexico and the Caribbean for a five year term expiring May 3, 2001. Pursuant to the Westin Agreement, each of Signature and Westin will own a 50% equity interest in such resorts and have an equal voice in their management. The primary focus of the Westin Agreement is (i) developing vacation ownership villas surrounding existing Westin hotel resort properties and (ii) acquiring or developing hotels which can be operated under the Westin hotel brand while at the same time being converted to vacation ownership properties. Pursuant to the Westin Agreement, each of Signature and Westin has agreed that, subject to certain exceptions, including certain Embassy Vacation Resort acquisition and development opportunities, it will present to the other party all "four-star" and "five-star" hotel and resort acquisition and development opportunities (e.g., properties that are flagged by brands such as Disney, Marriott, Omni, Ritz Carlton, Four Seasons/Regent, Inter-Continental and Meridien) that it has determined to pursue and such other party has a right of first refusal to determine whether to jointly develop such opportunities with the other party subject to the foregoing exclusions. Pursuant to the Westin Agreement, Westin and Signature will form a separate partnership, limited liability company or similar entity to develop and operate each Westin Vacation Club resort, of which Westin and Signature shall be co-general partners or co-managers, as applicable. Each of Signature and Westin will contribute 50% of the equity needed to develop and operate each Westin Vacation Club resort. Pursuant to the Westin Agreement, Westin has the right to manage all Westin Vacation Club resorts and Signature and Westin will share the profits from such management activity. In addition, Westin will promote the Westin Vacation Club concept by utilizing its customer base for sales and marketing programs, arranging for on-site sales desks and other in-house marketing programs, in exchange for which Signature has agreed to reimburse Westin predetermined marketing and advertising costs incurred by Westin. Under certain circumstances, either party may terminate the Westin Agreement upon failure to reach specified development goals.

  Pursuant to the Westin Agreement, Signature has agreed to make available to Westin one voting seat on the Signature Board and has agreed to use maximum reasonable efforts to cause the nomination and election of

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Westin's designee. Westin has agreed to make available to Signature one non-
voting seat on its Board of Directors which will be filled by one of the Founders. Following any public offering of equity securities by Westin, Signature's seat on Westin's board will become a voting seat, entitled to all reciprocal provisions granted by Signature to Westin. See "RISK FACTORS-- Effective Voting Control by Existing Shareholders; Westin Director Designation."

  In December 1996, Signature and Westin announced plans to acquire and develop the first Westin Vacation Club resort in St. John, U.S. Virgin Islands. The "four-star" Westin Vacation Club at St. John will involve a conversion of the existing St. John Villas, located adjacent to the Great Cruz Bay Resort Hotel (formerly known as the Hyatt Regency St. John) which will be operated as the St. John Hotel. Pursuant to a purchase and sale agreement with subsidiaries of Skopbank, a Finnish corporation, Westin will acquire a 100% interest in the St. John Hotel and Signature and Westin will form the Westin Partnership owned 50% by each of Signature and Westin to acquire an interest in the 96 units at the St. John Villas, representing 4,163 Vacation Intervals (the number of unsold Vacation Intervals remaining at the St. John Villas), which will be operated as the Westin Vacation Club resort at St. John. Of the $10.5 million purchase price for the remaining unsold Vacation Intervals at St. John Villas, each of Signature and Westin is obligated to contribute approximately $2.5 million in cash, with the remaining $5.5 million of the acquisition price to be paid by the Westin Partnership. In addition, the Westin Partnership will borrow approximately $7.1 million to complete the conversion of the St. John Villas to a Westin Vacation Club resort.

  The acquisition of the St. John resort is anticipated to close during the first quarter of 1997 and commencement of Vacation Interval sales is anticipated to begin by the fourth quarter of 1997. Located adjacent to the beachfront hotel, the St. John Villas consist of 96 studio, one bedroom, two bedroom and three bedroom units located on 12.3 hillside acres, of which 48 units are completed and ready for immediate occupancy. The additional 48 units currently require construction of all interior finishes and installation of furniture, fixtures and equipment prior to occupancy. The renovation, which repaired damage sustained during Hurricane Marilyn in September 1995, has been completed.

CUSTOMER FINANCING

  A typical Vacation Interval entitles the buyer to a one-week per year stay at one of Signature's resorts and ranges in price from approximately $6,000 to $8,000 for a studio residence to approximately $14,000 to $26,000 for a three bedroom residence. Signature offers financing to the purchasers of Vacation Intervals in Signature's resort properties who make a down payment generally equal to at least 10% of the purchase price. This financing generally bears interest at fixed rates and is collateralized by a first mortgage on the underlying Vacation Interval. A portion of the proceeds of such financing is used to obtain releases of the Vacation Interval unit from any underlying debt. Signature has entered into agreements with lenders for the financing of customer receivables. These agreements provide an aggregate of up to approximately $178 million of available financing to Signature bearing interest at variable rates tied to either the prime rate or LIBOR of which Signature had, at September 30, 1996, approximately $116 million of additional borrowing capacity available. Under these arrangements, Signature pledges as security qualified purchaser promissory notes to these lenders, who typically lend Signature 80% to 90% of the principal amount of such notes. Payments under these promissory notes are made by the purchaser borrowers directly to a payment processing center and such payments are credited against Signature's outstanding balance with the respective lenders. These arrangements currently have varying borrowing periods ranging from 18 to 20 months after the initial commitment date. Signature does not presently have binding agreements to extend the terms of such existing financing or for any replacement financing upon the expiration of such funding commitments, and there can be no assurance that alternative or additional arrangements can be made on terms that are satisfactory to Signature. Accordingly, future sales of Vacation Intervals may be limited by both the availability of funds to finance the initial negative cash flow that results from sales that are financed by Signature and by reduced demand which may result if Signature is unable to provide financing to purchasers of Vacation Intervals. If Signature is required to sell its customer receivables, discounts from the face value of such receivables may be required by buyers, if buyers are available at all.


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  At September 30, 1996, Signature had a portfolio of approximately 12,800 loans to Vacation Interval buyers amounting to approximately $90.8 million with respect to Signature's consolidated resorts. Signature's consumer loans had a weighted average maturity of approximately seven years and a weighted average interest rate of 15% compared to a weighted average cost of funds of 10.25% on Signature's borrowings secured by such customer loans. As of September 30, 1996, approximately 8.1% of Signature's consumer loans were considered by Signature to be delinquent (past due by 60 or more days) and Signature has completed or commenced foreclosure or deed-in-lieu of foreclosure on approximately 2.5% of its consumer loans. Signature has historically derived income from its financing activities. Of these delinquent loans, approximately 90% were originated by Signature and the remaining 10% were acquired by Signature as delinquent loans. If only Signature's originated loans were considered, approximately 7.5% of them would be considered delinquent as of September 30, 1996. However, because Signature's borrowings bear interest at variable rates and Signature's loans to purchasers of Vacation Intervals bear interest at fixed rates, Signature bears the risk of increases in interest rates with respect to the loans it has from its lenders. Signature intends to continue to engage in interest rate hedging activities from time to time in order to reduce the risk and impact of increases in interest rates with respect to such loans, but there can be no assurance that any such hedging activity will be adequate at any time to fully protect Signature from any adverse changes in interest rates. See "RISK FACTORS--Risk of Hedging Activities."

  Signature also bears the risk of purchaser default. Signature's practice has been to continue to accrue interest on its loans to purchasers of Vacation Intervals until such loans are deemed to be uncollectible, at which point it expenses the interest accrued on such loan, commences foreclosure proceedings and, upon obtaining title, returns the Vacation Interval to Signature's inventory for resale. Signature closely monitors its loan accounts and determines whether to foreclose on a case-by-case basis. See "RISK FACTORS-- Risk Associated with Customer Default."

SALES AND MARKETING

  As one of the leading developers and operators of timeshare resorts in North America, Signature believes that it has acquired the skill and expertise in the development, management and operation of timeshare resorts and in the marketing of Vacation Intervals. Signature's primary means of selling Vacation Intervals is through salesforces on-site at each of its Existing Resorts. A variety of marketing programs are employed to generate prospects for these sales efforts, which include targeted mailings, overnight mini-vacation packages, certificate programs, seminars and various destination-specific local marketing efforts. Additionally, incentive premiums are offered to guests to encourage resort tours, in the form of entertainment tickets, hotel stays, gift certificates or free meals. Signature's sales process is tailored to each prospective buyer based upon the marketing program that brought the prospective buyer to the resort for a sales presentation. Prospective target customers are identified through various means of profiling, and either include or will include Westin and Embassy Suites hotel guests and current owners of timeshare. Cross-marketing targets current owners of intervals at Signature's existing resorts, both to sell additional intervals at the owner's home resort, or to sell an interval at another of Signature's resorts. Signature also sells Vacation Intervals through off-site sales centers.

  Signature seeks to attract potential Vacation Interval buyers at its Embassy Vacation Resorts by targeting past and present Embassy Suites' hotel guests with in-hotel marketing and direct marketing programs. These marketing efforts offer this target audience of Embassy Suites hotel guests value priced vacation packages which include resort tours and the opportunity to purchase complete vacations, including accommodations, airfare and other vacation components such as car rental. Additionally, Signature has the ability to generate resort tours through Embassy Suites' central reservation system (and through the five Embassy Suites hotels owned affiliates of Messrs. Kaneko and Kenninger) by offering a premium for a resort tour at the time a consumer books an Embassy Suites hotel in the vicinity of an Embassy Vacation Resort property. Signature believes its access to the Embassy Suites customer base allows it to generate Vacation Interval sales from these prospective customers at a lower cost than through other lead generation methods. Because a high percentage of such customers already have a preference for the Embassy brand, Signature believes it achieves relatively high sales closing percentages among these customers. Pursuant to the Westin Agreement, Signature intends to use similar marketing strategies

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

at its Westin Vacation Club resorts. Signature's six non-branded resorts also provide it the opportunity to cross-market customers among resorts and give owners and prospective buyers the ability to visit and own Vacation Intervals in multiple destinations. These cross-marketing programs may also help to create a meaningful identity for the non-branded properties.


ACQUISITION PROCESS

  Signature obtains information with respect to resort acquisition opportunities through interaction by Signature's management team with resort operators, real estate brokers, lodging companies or financial institutions with which Signature has established business relationships. From time to time Signature is also contacted by lenders and property owners who are aware of Signature's development, management, operations and sales expertise with respect to Vacation Interval properties.

  Signature has expertise in all areas of resort development including, but not limited to, architecture, construction, finance, management, operations and sales. With relatively little lead time and with minimal outside consultant expense, Signature is able to analyze potential acquisition and development opportunities. After completing an analysis of the prospective market and the general parameters of the property or the site, Signature generates a conceptual design to determine the extent of physical construction or renovation that can occur on the site in accordance with the requirements of the local governing agencies. For most properties, the predominant factors in determining the physical design of the site include density of units, maximum construction height, land coverage and parking requirements. Following the preparation of such a conceptual design, Signature analyzes other aspects of the development process, such as construction cost and phasing, to match the projected sales flow in the relevant market. At this stage of analysis, Signature undertakes to compare sales, construction cost and phasing, debt and equity structure, cash flow, financing and overall project cost to the acquisition cost. Signature's procedures when considering a potential acquisition are set forth below.

  Economic and Demographic Analysis. To evaluate the primary economic and demographic indicators for the resort area, Signature considers the following factors, among others, in determining the viability of a potential new timeshare resort in a particular location: (i) supply/demand ratio for Vacation Intervals in the relevant market, (ii) the market's growth as a vacation destination, (iii) the ease of converting a hotel or condominium property into a timeshare resort, (iv) the availability of additional land at the property for future development and expansion, (v) competitive accommodation alternatives in the market, (vi) uniqueness of location, and
(vii) barriers to entry that would limit competition. Signature examines the competitive environment in which the proposed resort is located and all existing or to-be-developed resorts. In addition, information respecting characteristics, amenities and financial information at competitive resorts is collected and organized. This information is used to assess the potential to increase revenues at the resort by making capital improvements.

  Pro Forma Operating Budget. Signature develops a comprehensive pro forma budget for the resort, utilizing available financial information in addition to the other information collected from a variety of sources. The estimated sales of units are examined, including the management fees associated with such unit. Finally, the potential for overall capital appreciation of the resort is reviewed, including the prospects for liquidity through sale or refinancing of the resort.

  Environmental and Legal Review. In conjunction with each prospective acquisition or development, Signature conducts real estate and legal due diligence on the property. This due diligence includes an environmental investigation and report by a reputable environmental consulting firm similar to that undertaken and prepared in connection with the Offering, including tests on identified underground storage tanks. If recommended by the environmental consulting firm, additional testing is generally conducted. Signature also obtains a land survey of the property and inspection reports from licensed engineers or contractors on the physical condition of the resort. In addition, Signature conducts customary real estate due diligence, including review of title documents, operating leases and contracts, zoning, and governmental permits and licenses and a determination of whether the property is in compliance with applicable laws.


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


OTHER OPERATIONS

  Room Rental Operations. In order to generate additional revenue at certain of the Existing Resorts that have an excess inventory of Vacation Intervals, Signature rents units with respect to such unsold or unused Vacation Intervals for use as a hotel. Signature offers these unoccupied units both through direct consumer sales, travel agents or package vacation wholesalers. In addition to providing Signature with supplemental revenue, Signature believes its room-rental operations provide it with a good source of lead generation for the sale of Vacation Intervals. As part of the management services provided by Signature to Vacation Interval owners, Signature receives a fee for services provided to rent an owner's Vacation Interval in the event the owner is unable to use or exchange the Vacation Interval. In addition, the Embassy Vacation Resort Poipu Point (acquired in November 1994) and the Westin Vacation Club at St. John (plans for acquisition and development announced in December 1996) were both acquired or proposed to be acquired as a traditional hotel with the intention of converting each such resort to a timeshare property. Until such time as a unit at each resort is sold as Vacation Intervals, Signature continues (or will continue) to rent such unit on a nightly basis. In the future, other acquired resorts may be operated in this fashion during the start-up of Vacation Interval sales. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.--Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Resort Management. Signature's Existing Resorts are (i) generally managed by Signature itself pursuant to management agreements with homeowner associations with respect to each of Signature's non-branded resorts, (ii) managed by Promus pursuant to management agreements with Signature with respect to Signature's Grand Beach and Lake Tahoe Embassy Vacation Resorts, or (iii) managed by Aston Hotels & Resorts ("ASTON") with respect to the Embassy Vacation Resort Poipu Point. Signature pays Promus a licensing fee of 2% of Vacation Interval sales at the Embassy Vacation Resorts.

  At each of Signature's non-branded resorts, Signature enters into a management agreement with an association comprised of owners of vacation interests at the resort to provide for management and maintenance of the resort. Pursuant to each such management agreement Signature is paid a monthly management fee equal to 10% to 12% of monthly maintenance fees. The management agreements are typically for a three year period, renewable annually automatically unless notice of non-renewal is given by either party. Pursuant to each management agreement Signature has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the non-branded resorts, including administrative services, procurement of inventories and supplies and promotion and publicity. With respect to each resort Signature also obtains comprehensive and general public liability insurance, all-risk property insurance, business interruption insurance and such other insurance as is customarily obtained for similar properties. Signature also provides all managerial and other employees necessary for the non-branded resorts, including review of the operation and maintenance of the resorts, preparation of reports, budgets and projections, employee training, and the provision of certain in-house legal services. At Signature's Grand Beach and Lake Tahoe Embassy Vacation Resorts, Promus provides (or will provide with respect to Lake Tahoe), and at the Embassy Vacation Resort Poipu Point, Aston provides management and maintenance services to Signature pursuant to a management agreement and assumes responsibility of such day-to-day operation of the Embassy Vacation Resorts.

VACATION INTERVAL OWNERSHIP

  The purchase of a Vacation Interval typically entitles the buyer to use a fully-furnished vacation residence, generally for a one-week period each year, in perpetuity. Typically, the buyer acquires an ownership interest in the vacation residence, which is often held as tenant in common with other buyers of interests in the property.

  The owners of Vacation Intervals manage the property through a non-profit homeowners' association, which is governed by a Board consisting of representatives of the developer and owners of Vacation Intervals at the resort. The Board hires an agent, delegating many of the rights and responsibilities of the homeowner association to a management company, as described above, including grounds landscaping, security, housekeeping and operating supplies, garbage collection, utilities, insurance, laundry and repair and maintenance.


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


  Each Vacation Interval owner is required to pay the homeowners' association a share of all costs of maintaining the property. These charges can consist of an annual maintenance fee (generally $400 to $550 per owner) and special assessments, assessed on an as-needed basis. If the owner does not pay such charges, the owner's use rights may be suspended and the homeowners' association may foreclose on the owner's Vacation Interval.

PARTICIPATION IN VACATION INTERVAL EXCHANGE NETWORKS

  Signature believes that its Vacation Intervals are made more attractive by Signature's participation in Vacation Interval exchange networks operated by RCI and Interval International with respect to the Royal Palm Beach Club. In a recent 1995 study sponsored by the Alliance for Timeshare Excellence and ARDA, the exchange opportunity was cited by purchasers of Vacation Intervals as one of the most significant factors in determining whether to purchase a Vacation Interval. Participation in RCI allows Signature's customers to exchange in a particular year their occupancy right in the unit in which they own a Vacation Interval for an occupancy right at the same time or a different time in another participating resort, based upon availability and the payment of a variable exchange fee. A member may exchange his Vacation Interval for an occupancy right in another participating resort by listing his Vacation Interval as available with the exchange organization and by requesting occupancy at another participating resort, indicating the particular resort or geographic area to which the member desires to travel, the size of the unit desired and the period during which occupancy is desired. RCI assigns a rating to each listed Vacation Interval, based upon a number of factors, including the location and size of the unit, the quality of the resort and the period during which the Vacation Interval is available, and attempts to satisfy the exchange request by providing an occupancy right in another Vacation Interval with a similar rating. If RCI is unable to meet the member's initial request, it suggests alternative resorts based on availability.

  Founded in 1974, RCI has grown to be the world's largest Vacation Interval exchange organization, which has a total of more than 2,900 participating resort facilities and over 2.0 million members worldwide. During 1995 RCI processed over 1.5 million Vacation Interval exchanges. The cost of the annual membership fee in RCI, which typically is at the option and expense of the owner of the Vacation Interval, is $65 per year, plus an exchange fee of $89 and $119 for domestic and international exchanges, respectively. RCI has assigned high ratings to the Vacation Intervals in Signature's resort properties which are operational, and such Vacation Intervals have in the past been exchanged for Vacation Intervals at other highly-rated member resorts. During 1995, approximately 97% of all exchange requests were fulfilled by RCI, and approximately 58% of all exchange requests are confirmed on the day of the request. According to RCI, its members in the United States engage in an average of 25.7 personal travel days per year and an average of 6.2 domestic trips per year with an average duration of 4.2 days. In November 1996, HFS Incorporated consummated the acquisition of RCI for cash and securities. See "RISK FACTORS--Dependence on Vacation Interval Exchange Networks; Risk of Inability to Qualify Resorts."


FUTURE ACQUISITIONS

  Signature intends to expand its timeshare business by acquiring or developing resorts located in attractive resort destinations, including Hawaii and California, and is in the process of evaluating strategic acquisitions in a variety of locations. Such future acquisition and development of resorts could have a substantial and material impact on Signature's operations and prospects. Signature currently is evaluating possible acquisitions of resorts and development opportunities, including opportunities located in Southern and Northern California, the Hawaiian islands of Maui and Oahu, the Caribbean, Mexico, the Western, Southwestern and Southeastern United States (including Florida, Arizona and Utah) and in various existing and potential Westin resorts throughout North America. Other than as described herein with respect to the St. John resort, Signature has not entered into any definitive acquisition agreement with respect to any such resort or development opportunity and there can be no assurance that such an agreement will be negotiated or that any such acquisition will be consummated. In addition, Signature has also explored the acquisition of and may consider acquiring existing management companies, timeshare developers and marketers, loan portfolios or other industry related operations or assets in the fragmented timeshare development, marketing, finance and management industry.

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


COMPETITION

  Although major lodging and hospitality companies such as Marriott, Disney, Hilton, Hyatt, Four Seasons and Inter-Continental, as well as Promus and Westin, have established or declared an intention to establish timeshare operations in the past decade, the industry remains highly fragmented, with a vast majority of North America's approximately 2,000 timeshare resorts being owned and operated by smaller, regional companies. Of Signature's major brand name lodging company competitors, Signature believes, based on published industry data and reports, that Marriott currently sells Vacation Intervals at 10 resorts which it also owns and operates (Kauai, Hawaii; Palm Desert, California; Park City, Utah; Breckenridge, Colorado; Williamsburg, Virginia; Hilton Head Island, South Carolina; Orlando, Florida; Ft. Lauderdale, Florida; Boston, Massachusetts; and Marbella, Spain) and directly competes with Signature's Poipu Point, Hilton Head Island and Orlando area resorts; Disney currently sells Vacation Intervals at three resorts which it also owns and operates (Lake Buena Vista and Vero Beach, Florida; and Hilton Head Island, South Carolina) and directly competes with Signature's Orlando area and Hilton Head Island resorts; Hilton currently sells Vacation Intervals at two resorts which it also owns and operates (Las Vegas, Nevada; and Orlando, Florida) and directly competes with Signature's Orlando area resorts; Hyatt owns and operates one resort in Key West, Florida but does not directly compete in any of Signature's existing markets (although Hyatt has announced an intention to develop a timeshare resort in Orlando, Florida); Four Seasons currently is developing its first timeshare resort in Carlsbad, California but is not yet in sales of Vacation Intervals at any resorts; and Inter-Continental announced its entry into the timeshare market in 1996, but has yet to announce any specific projects and is not yet in sales of Vacation Intervals at any resorts. Many of these entities possess significantly greater financial, marketing, personnel and other resources than those of Signature and may be able to grow at a more rapid rate as result.

  Signature also competes with companies with unbranded resorts such as Westgate, Vistana and Vacation Break, each of which competes with Signature's Orlando area resorts, and Fairfield, which competes with Signature's Orlando area and Branson resorts. Vacation Break announced in November 1996 that it had agreed to purchase the Berkley Group, another timeshare resort developer, for stock worth $225.8 million at the time of the announcement. The transaction will leave Berkley shareholders with control of the combined company. Vacation Break markets and finances time-sharing interests in Florida and Bahamas resorts, and the combined company will have resort properties in Virginia, Florida and the Bahamas. Both are based in Ft. Lauderdale, Florida.

  Signature believes, based on published industry data and reports, that its experience and exclusive focus on the timeshare industry, together with its portfolio of resorts located in a wide range of resort destinations and at a variety of price points, distinguish it from each of its competitors and that Signature is uniquely positioned for future growth.

GOVERNMENTAL REGULATION

  General. Signature's Vacation Interval marketing and sales are subject to extensive regulations by the federal government and the states and foreign jurisdictions in which its resort properties are located and in which Vacation Intervals are marketed and sold. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which Signature is or may be subject includes on the Truth-in-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Interstate and Land Sales Full Disclosure Act, Real Estate Standards Practices Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Housing Act and the Civil Rights Act of 1964 and 1968. In addition, many states have adopted specific laws and regulations regarding the sale of interval ownerships programs. The laws of most states, including Florida, South Carolina and Hawaii require Signature to file with a designated state authority for its approval a detailed offering statement describing Signature and all material aspects of the project and sale of Vacation Intervals. The laws of California require Signature to file numerous documents and supporting information with the California Department of Real Estate, the agency responsible for the regulation of Vacation Intervals. When the California Department of Real Estate determines

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


that a project has complied with California law, it will issue a public report for the project. Signature is required to deliver an offering statement or public report to all prospective purchaser of a Vacation Interval, together with certain additional information concerning the terms of the purchase. The laws of Illinois, Florida and Hawaii impose similar requirements. Laws in each state where Signature sells Vacation Intervals generally grant the purchaser of a Vacation Interval the right to cancel a contract of purchase at any time within a period ranging from three to 15 calendar days following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by Signature. Most states have other laws which regulate Signature's activities such as real estate licensure; sellers of travel licensure; anti-fraud laws; telemarketing laws; price gift and sweepstakes laws; and labor laws. Signature believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it is currently or may be subject. However, no assurance can be given that the cost of qualifying under interval ownership regulations in all jurisdictions in which Signature desires to conduct sales will not be significant. Any failure to comply with applicable laws or regulations could have material adverse effects on Signature. See "RISK FACTORS--Regulation of Sales of Vacation Intervals; Other Laws."

  Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. In connection with its ownership and operation of its properties, Signature may be potentially liable for such costs.

  Certain Federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMS") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with its ownership and operation of its properties, Signature may be potentially liable for such costs.

  In addition, recent studies have linked radon, a naturally-occurring substance, to increased risks of lung cancer. While there are currently no state or federal requirements regarding the monitoring for, presence of, or exposure to, radon in indoor air, the EPA and the Surgeon General recommend testing residences for the presence of radon in indoor air, and the EPA further recommends that concentrations of radon in indoor air be limited to less than 4 picocuries per liter of air (Pci/L) (the "RECOMMENDED ACTION LEVEL"). The presence of radon in concentrations equal to or greater than the Recommended Action Level in one or more of Signature's properties may adversely affect Signature's ability to sell Vacation Intervals at such properties and the market value of such property. Recently enacted federal legislation will require Signature to disclose to potential purchasers of Vacation Intervals at Signature's resorts that were constructed prior to 1978 any known lead-paint hazards and will impose treble damages for failure to so notify.

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

  Electric transmission lines are located in the vicinity of Signature's properties. Electric transmission lines are one of many sources of electro-magnetic fields ("EMFS") to which people may be exposed. Research into potential health impacts associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines, while others have required transmission facilities to measure for levels of EMFs. In addition, Signature understands that lawsuits have, on occasion, been filed (primarily against electric utilities) alleging personal injuries resulting from exposure as well as fear of adverse health effects. In addition, fear of adverse health effects from transmission lines has been a factor considered in determining property values in obtaining financing and in condemnation proceedings in eminent domain brought by power companies seeking to construct transmission lines. Therefore, there is a potential for the value of a property to be adversely affected as a result of its proximity to a transmission line and for Signature to be exposed to damage claims by persons exposed to EMFs.

  Signature has conducted Phase I assessments at each of its Existing Resorts in order to identify potential environmental concerns. These Phase I assessments have been carried out in accordance with accepted industry practices and consisted of non-invasive investigations of environmental conditions at the properties, including a preliminary investigation of the sites and identification of publicly known conditions concerning properties in the vicinity of the sites, physical site inspections, review of aerial photographs and relevant governmental records where readily available, interviews with knowledgeable parties, investigation for the presence of above ground and underground storage tanks presently or formerly at the sites, a visual inspection of potential lead-based paint and suspect friable ACMs where appropriate, a radon survey, and the preparation and issuance of written reports. Signature's assessments of its properties have not revealed any environmental liability that Signature believes would have a material adverse effect on Signature's business, assets or results of operations, nor is Signature aware of any such material environmental liability. Nevertheless, it is possible that Signature's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which Signature is unaware. Signature does not believe that compliance with applicable environmental laws or regulations will have a material adverse effect on Signature or its financial condition or results of operations.

  In connection with the acquisition and development of the Embassy Vacation Resort Lake Tahoe and the San Luis Bay Resort, Signature's environmental consultant has identified several areas of environmental concern. The areas of concern at the Embassy Vacation Resort Lake Tahoe relate to possible contamination that originated on the resort site due to prior uses and to contamination that may migrate onto the resort site from upgradient sources. California regulatory agencies have been monitoring the resort site and have required or are in the process of requiring the responsible parties (presently excluding Signature) to effect remediation action. Signature has been indemnified by certain of the responsible parties for certain costs and expenses in connection with contamination at the Embassy Vacation Resort Lake Tahoe (including Chevron (USA), Inc.) and does not anticipate incurring material costs in connection therewith, however, there is no assurance that the indemnitor(s) will meet their obligations in a complete and timely manner. In addition, Signature's San Luis Bay Resort is located in an area of Avila Beach, California which has experienced underground contamination resulting from leaking pipes at a nearby oil refinery. California regulatory agencies have required the installation of groundwater monitoring wells on the beach near the resort site, and no demand or claim in connection with such contamination has been made on Signature, however, there is no assurance that claims will not be asserted against Signature with respect to this environmental condition.

  Signature believes that its properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances. Except as described above with respect to the Embassy Vacation Resort Lake Tahoe and the San Luis Bay Resort, Signature has not been notified by any governmental authority or any third party, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present properties.

  Other Regulations. Under various state and federal laws governing housing and places of public accommodation Signature is required to meet certain requirements related to access and use by disabled persons. Many of these requirements did not take effect until after January 1, 1991. Although management of Signature believes that its facilities are substantially in compliance with present requirements of such laws, and Signature may incur additional costs of compliance. Additional legislation may impose further burdens or restriction on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on Signature, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of Signature's growth strategy in certain instances or reduce profit margins on Signature's operations.

EMPLOYEES

  As of September 30, 1996, Signature employed approximately 650 full-time employees. Signature believes that its employee relations are good. Except for certain employees located in the St. Maarten, Netherlands Antilles properties, none of Signature's employees is represented by a labor union. Signature sells Vacation Intervals at its resorts through 376 independent sales agents. Such independent sales agents provide services to Signature under contract and are not employees of Signature. See "RISK FACTORS--Risk of Tax Re-Classification of Independent Contractors and Resulting Tax Liability; Cost of Compliance with Applicable Laws."

INSURANCE, LEGAL PROCEEDINGS

  Insurance. Signature carries comprehensive liability, fire, hurricane, storm, earthquake and business interruption insurance with respect to Signature's resorts, with policy specifications, insured limits and deductibles customarily carried for similar properties which Signature believes are adequate. In September 1995 and July 1996, Signature's St. Maarten resorts were damaged by a hurricane. With respect to such September 1995 damage, Signature has recovered amounts from its insurance carriers sufficient to cover 100% of the property damage losses and is in the process of recovering amounts for business interruption. Signature has agreed to provide approximately 2,700 replacement weeks to owners who were unable to use their Vacation Interval as a result of such September 1995 hurricane. Such provision of replacement Vacation Intervals will have the short term effect of reducing the number of Vacation Intervals available for sale or alternative rental as hotel rooms at the St. Maarten resorts. Additionally, the St. Maarten resorts sustained relatively minor damage in 1996 as the result of Hurricane Bertha; management estimates that such damage is approximately $100,000, which is less than the applicable insurance deductibles and, accordingly, the expense to repair the damage will be borne by Signature. There are, however, certain types of losses (such as losses arising from acts of war) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, Signature could lose its capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on Signature.

  Legal Proceedings. Signature is currently subject to litigation and claims respecting employment, tort, contract, construction and commissions, disputes, among others. In the judgment of management, none of such lawsuits or claims against Signature is likely to have a material adverse effect on Signature or its business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Signature Resorts, Inc. was formed in May 1996 to combine the ownership of the Existing Resorts and the timeshare acquisition and development business of Signature's predecessors. Signature generates revenues from the sale and financing of Vacation Intervals in resorts, which typically entitle the buyer to the use in perpetuity of a fully-furnished vacation resort in perpetuity, generally for a one-week period each year. Signature generates additional revenues from room rental operations, rentals of Vacation Intervals in company inventory and from fees associated with managing the resorts.

  As part of its growth and acquisition strategy, Signature in September 1996 entered into the Merger Agreement to acquire AVCOM, the parent company of All Seasons, a developer, marketer and operator of timeshare resorts in Arizona, California and Texas. AVCOM currently operates nine resorts, which include two under construction, and a tenth resort in which AVCOM holds a partial interest. Five of AVCOM's resorts are located in Sedona, Arizona, two are located in South Lake Tahoe, California and one resort is located in each of Lake Arrowhead, California, Lake Conroe (near Houston), Texas, and Scottsdale, Arizona. AVCOM currently sells Vacation Intervals at six of its ten resorts, sales at three resorts have been substantially completed and sales at one resort have yet to commence. Signature anticipates that the Merger will be consummated in the first quarter of 1997, assuming all conditions to closing are timely satisfied. See "THE PROPOSED MERGER."

  Signature recognizes sales of Vacation Intervals on an accrual basis after a binding sales contract has been executed between Signature and the proposed buyer, a 10% minimum down payment has been received, the rescission period has expired, construction is substantially complete, and certain minimum sales levels are achieved. If all the criteria are met, except that construction is not substantially complete, revenues are recognized on the percentage-of-completion basis. Costs associated with the acquisition and development of timeshare resorts, including carrying costs such as interest and taxes, are capitalized as real estate and development costs and allocated as Vacation Interval cost of sales as the respective revenue is recognized. Signature's investment in the Embassy Vacation Resort Poipu Point is accounted for using the equity method and reflected on the balance sheet as "Investment in joint venture" and on the income statement as "Equity loss on investment in joint venture."

 Results of Operations

  The following discussion of the results of operations relates to entities comprising Signature on a combined historical basis. The results of operations only reflect operations of entities in existence for each respective reporting year. The following table sets forth certain operating information for the entities comprising Signature.

                                                                 NINE MONTHS
                                                                    ENDED
                                   YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                   --------------------------  ----------------
                                    1993     1994      1995     1995     1996
                                   -------- -------- --------  -------  -------
STATEMENT OF OPERATIONS:
AS A PERCENTAGE OF TOTAL REVENUES
Vacation Interval sales..........     91.0%    90.9%     81.4%    86.4%    77.6%
Interest income..................      7.5%     8.3%      9.5%     8.7%    10.4%
Other income.....................      1.5%     0.8%      9.1%     4.9%    12.0%
                                   -------  -------  --------  -------  -------
  Total Revenues.................    100.0%   100.0%    100.0%     100%     100%
                                   =======  =======  ========  =======  =======
AS A PERCENTAGE OF VACATION
 INTERVAL SALES
Vacation Interval cost of sales..     25.7%    30.8%     26.5%    27.1%    22.8%
Advertising, sales and
 marketing.......................     48.6%    46.5%     48.2%    48.4%    49.4%
AS A PERCENTAGE OF INTEREST
 INCOME
Loan Portfolio:
  Interest expense--treasury.....     36.9%    44.2%     51.8%    54.2%    60.7%
  Other expenses.................     11.4%    23.1%     17.2%    16.2%    15.8%
AS A PERCENTAGE OF TOTAL REVENUES
Provision for doubtful accounts..      2.5%     2.1%      2.5%     2.7%     2.2%
General and administrative.......     13.2%     8.4%      9.0%     7.2%    11.6%
Depreciation and amortization....      1.6%     1.1%      2.3%     2.2%     2.6%
Interest expense--other..........      2.1%     2.2%      0.7%     0.6%     2.9%
Equity loss on investment in
 joint venture...................      --       0.6%      2.3%     2.4%     0.0%
                                   -------  -------  --------  -------  -------
  Total costs and operating
   expenses......................     90.6%    90.3%     84.1%    83.4%    80.3%
                                   =======  =======  ========  =======  =======
SELECTED OPERATING DATA:
Vacation Intervals sold at
 Existing Resorts(1).............    2,442    4,482     5,675    4,321    5,157
Vacation Intervals sold at
 Consolidated Resorts(2).........    2,442    4,482     5,394    4,209    4,233
Vacation Intervals sold at non-
 branded resorts(3)..............    2,442    4,482     3,871    2,961    3,226
Vacation Intervals sold at
 Embassy Vacation Resorts(4).....      --       --      1,804    1,360    1,931
Average sales price per Vacation
 Interval at Consolidated
 Resorts(5)......................  $9,106   $ 8,985  $10,953   $11,020  $11,684
Average sales price per Vacation
 Interval at non-branded
 resorts(6)......................  $ 9,106  $ 8,985  $10,120   $10,265  $10,757
Average sales price per Vacation
 Interval at Embassy Vacation
 Resorts(7)......................      --       --   $ 13,999  $13,222  $17,343
Number of Vacation Intervals in
 inventory at period-end(8)......    1,233    2,401     9,917   18,122   22,317

--------


(1) Reflects Vacation Intervals sold at Signature's Existing Resorts: Cypress Pointe Resort, Plantation at Fall Creek, Royal Dunes Resort, Royal Palm Beach Club, Flamingo Beach Club, San Luis Bay Resort, Embassy Vacation Resort Grand Beach, and Embassy Vacation Resort Poipu Point. Embassy Vacation Resort Lake Tahoe sales during the third quarter are not presented because there were none eligible for accrual under the percentage of completion method.

(2) Reflects Vacation Intervals sold at Signature's Existing Resorts, with the exception of Vacation Intervals sold at the Embassy Vacation Resort at Poipu Point in which Signature holds a partial interest and is accounted for by Signature under the equity method (the "Consolidated Resorts").

(3) Reflects Vacation Intervals sold at Signature's non-branded resorts.

(4) Reflects Vacation Intervals sold at the Embassy Vacation Resort Grand Beach and 112 Vacation Intervals sold at the non-consolidated Embassy Vacation Resort Poipu Point for the nine months ended September 30, 1995 and 924 Vacation Intervals sold for the nine months ended September 30, 1996, respectively.

(5) Reflects average price achieved on sales of Vacation Intervals at Consolidated Resorts.

(6) Reflects average price achieved on sales of Vacation Intervals at non-branded resorts.

(7) Reflects average price achieved on sales of Vacation Intervals at Embassy Vacation Resorts.

(8) Reflects Vacation Interval inventory at all Existing Resorts.

  Comparison of the nine months ended September 30, 1996 to the nine months ended September 30, 1995. For the nine months ended September 30, 1996, Signature achieved total revenue of $63.7 million compared to $53.7 million for the nine months ended September 30, 1995, an increase of $10.0 million or 19%. Total revenue grew primarily due to a 7% increase in Vacation Interval sales to $49.5 million from $46.4 million, a 40% increase in interest income to $6.6 million from $4.7 million, and a 192% increase in resort operations and other income to $7.6 million from $2.6 million during the nine months ended September 30, 1996 as compared to the comparable period in 1995, respectively. A complete nine months of Vacation Interval sales at Royal Palm and Flamingo Beach Club, and the commencement of sales at the San Luis Bay Resort in June 1996 drove the 7% increase in Vacation Interval sales volume at the Consolidated Resorts.

  For the nine months ended September 30, 1996 Vacation Interval sales at the Existing Resorts grew to $82.3 million from $55.7 million for the comparable period in 1995, an increase of 48%. Vacation Interval sales at the Consolidated Resorts increased 7% to $49.5 million and from $46.4 million for the comparable period in 1995. The average price of Vacation Intervals sold at the Consolidated Resorts, grew during the period to $11,684 from $11,020, an increase of 6%. The number of Vacation Intervals sold at the Consolidated Resorts increased during the period approximately 1% to 4,233 from 4,209. Management attributes the increase in Vacation Intervals sold to commencement of sales of Vacation Intervals at the San Luis Bay Resort and increasingly more effective marketing programs.

  Vacation Interval sales at non-branded resorts increased 9% to 3,226 for the nine months ended September 30, 1996 from 2,961 for 1995. Average sales price per Vacation Interval at non-branded resorts increased by 5% to $10,757 in 1996 from $10,265 in 1995. These increases are attributed to the commencement of sales of Vacation Intervals at the San Luis Bay Resort in June 1996 and increasingly more effective marketing programs.

  Vacation Interval sales at Embassy Vacation Resorts, increased 42% to 1,931 in the first nine months of 1996 from 1,360 in the first nine months of 1995 while the average price per Vacation Interval increased 31% to $17,343 in the first nine months of 1996 from $13,222 in the first nine months of 1995. These increases primarily resulted from a full nine months of sales at the Embassy Vacation Resort Poipu Point, as the resort was not in operation for the entire nine months ended September 30, 1995.

  Interest income increased by 40% to $6.6 million in the first nine months of 1996 from $4.7 million in the first nine months of 1995 due to a $19.7 million increase in mortgages receivables, which grew to $88.0 million at September 30, 1996 from $68.3 million at December 31, 1995, an increase of 29% coupled with increased interest rates and a full year of interest income on all properties.

  Other income increased by $5.0 million to $7.6 million during the nine months ended September 30, 1996 from $2.6 million during the nine months ended September 30, 1995. This increase was the result of rental income at the resorts increasing to $1.2 million from $0.7 million in 1995, and the acquisition of a mortgage receivable portfolio in July, 1995 on which Signature earned $3.1 million during the 1996 nine months and $1.3 million during the 1995 nine months.

  Operating costs increased to $51.2 million for the nine months ended September 30, 1996 from $44.8 million for the nine months ended September 30, 1995, an increase of 14%. However, as a percentage of revenues, operating costs decreased to 80% during the nine months ended September 30, 1996 from 83% during the nine months ended September 30, 1995. Relative decreases in Vacation Interval cost of sales and other expenses as a percentage of revenues were offset by relative increases in advertising, sales, marketing, and interest expense-treasury, depreciation and amortization and general and administrative expenses. Signature was able to purchase and construct Vacation Intervals at a discount to historical development costs, reducing the unit cost on average for each Vacation Interval sold. This, coupled with an increase in average sales price per unit, has resulted in a proportionate decrease in costs of Vacation Intervals sold to 23% of Vacation Interval sales during the nine months ended September 30, 1996 from 27% of Vacation Interval sales during the nine months ended September 30, 1995.

  Loan portfolio expenses consisting of interest expense, other expenses and provision for doubtful accounts increased to $6.4 million during the nine months ended September 30, 1996 from $4.8 million during the nine months ended September 30, 1995, an increase of 33%. This increase reflects the 57% increase in average mortgages payable due to increased factoring of mortgages receivable related to Vacation Interval sales growth, an increased factoring rate, and acquisitions of resorts made by Signature during the nine months ended September 30, 1996.

  General and administrative expenses increased to $7.4 million during the nine months ended September 30, 1996 from $3.9 million during the nine months ended September 30, 1995, an increase of 90%. The increase in general and administrative expenses was the result of (i) the addition of a number of senior officers and key executives in connection with building Signature's management and organizational infrastructure necessary to efficiently manage Signature's future growth, (ii) Signature's expenses and reporting obligations as a public company, (iii) increased overhead due to the acquisition of additional resorts, and (iv) added salary, travel, and office expenses attributable to the current and planned growth in the size of Signature. Relative to revenues, general and administrative expenses were higher during the nine months ended September 30, 1996 at 12% of revenues versus 7% of revenues during the nine months ended September 30, 1995.

  Depreciation and amortization increased to $1.7 million during the nine months ended September 30, 1996 from $1.2 million during the nine months ended September 30, 1995, reflecting increased depreciation and amortization resulting from an increase in capital expenditures and intangible assets.

  Equity loss on joint venture decreased to $94,695 during the nine months ended September 30, 1996 from $1.3 million during the nine months ended September 30, 1995. The decrease in the equity loss is attributable to increased Vacation Interval sales and higher hotel occupancy at Embassy Vacation Poipu Point than during the comparable period in 1995.

  Pre-tax net income increased 45% to $10.6 million, or 17% of total revenue, during the nine months ended September 30, 1996 from $7.3 million, or 14% of total revenues, during the nine months ended September 30, 1995.

  Income taxes increased 61%, or $328,882, from $210,322 for the nine months ended September 30, 1995 to $539,204 for the nine months ended September 30, 1996. The increase in income taxes is due to the change in Signature's status to a Subchapter C corporation for approximately one month in the third quarter. Signature completed the Consolidation Transactions in August 1996. Previously, Signature's predecessor entities only incurred foreign taxes on their properties located in the St. Maarten, Netherlands Antilles.

  Net income increased 42% to $10.1 million for the nine months ended September 30, 1996 from $7.1 million for the nine months ended September 30, 1995.

 Comparison of the Year Ended December 31, 1995 to Year Ended December 31,
1994.

  For the year ended December 31, 1995 Signature achieved total revenue of $72.6 million compared to $44.3 million for the year ended December 31, 1994, an increase of $28.3 million or 64%. Total revenue grew due to a 47% increase in Vacation Interval sales from $40.3 million to $59.1 million, an 86% increase in interest income from $3.7 million to $6.9 million, and a $6.3 million increase in resort operations and other income. The commencement of sales of Vacation Intervals at Royal Palm, Flamingo Beach Club, and Embassy Vacation Resort Grand Beach drove Vacation Interval sales volume at the consolidated resorts from 4,482 sold in 1994 to 5,394 sold in 1995, an increase of 20%. These higher volumes, combined with price growth, drove the 47% increase in Vacation Interval sales revenue. Interest income increased due to a $34.9 million increase in mortgage receivables, which grew from $33.4 million at the end of 1994 to $68.3 million at the end of 1995, an increase of 104%. Other income increased $6.3 million from $0.3 million in 1994 to $6.6 million in 1995. This increase was the result of rental income at the resorts increasing from $0.2 million to $1.3 million from 1994 to 1995, and the acquisition of a mortgage receivable portfolio of approximately $10.2 million acquired with the two St. Maarten resorts on which Signature earned $2.2 million. In addition, Signature accrued $2.0 million of business interruption insurance claims to compensate for loss revenues and profits related to damages sustained from Hurricane Luis at the two St. Maarten resorts.

  While operating costs increased from $40.0 million for the year ended December 31, 1994 to $61.1 million for the year ended December 31, 1995, an increase of 53%, as a percentage of revenues operating costs decreased from 90.3% in 1994 to 84.1% in 1995. Relative decreases in Vacation Interval cost of sales and other expenses, as a percentage of revenues were offset by relative increases in interest expense-treasury, provision for doubtful accounts, depreciation and amortization and equity loss on investment in joint venture. Signature was able to purchase and construct Vacation Intervals at a relative discount to historical development costs, reducing the unit cost on average of each Vacation Interval sold. This is reflected in a proportionate decrease in cost of Vacation Intervals sold from 30.8% of Vacation Interval sales in 1994 to 26.5% of Vacation Interval sales in 1995. Although advertising, sales and marketing costs decreased as a percentage of total revenues from 42.3% to 39.2%, these costs increased as a percentage of Vacation Interval sales from 46.5% in 1994 to 48.2% in 1995. This was primarily the result of $2.0 million in expenses in 1995 relating to research and development associated with national marketing strategies and programs related to "branded" and "non-branded" resorts. Excluding these expenses, advertising, sales and marketing costs in 1995 were 44.8% of Vacation Interval sales, slightly less than in 1994.

  Loan portfolio expenses consisting of interest expense, other expenses and provision for doubtful accounts increased from $3.4 million in total in 1994 to $6.6 million in total in 1995, an increase of 94%. This increase reflects the 104% increase in mortgage receivables due to Vacation Interval sales growth and acquisitions of resorts made by Signature in 1995.

  General and administrative expenses increased 75% from $3.7 million in 1994 to $6.6 million in 1995. The increase in general and administrative expenses was the result of increased salary expenses and overhead due to the acquisition of additional resorts and growth in the size of Signature. Relative to revenues, general and administrative expenses were slightly higher in 1995 at 9.0% of revenues versus 8.4% of revenues in 1994.

  Depreciation and amortization increased from $0.5 million in 1994 to $1.7 million in 1995, reflecting increased depreciation resulting from an increase in capital expenditures of $1.8 million and acquisitions resulting in a $1.8 million increase in intangible assets.

  Signature made its investment in the Embassy Vacation Resort Poipu Point during the last quarter of 1994. The Embassy Vacation Resort Poipu Point has experienced losses associated with the start-up operations of the related resort, which is being converted to timeshare. Equity loss on joint venture increased from $0.3 million in 1994 to $1.6 million in 1995 reflecting a full year's operations at the resort in 1995.

  Pre-tax net income increased 170% to $11.6 million, or 15.9% of total revenue, in 1995 from $4.3 million, or 9.7% of total revenues, in 1994.

  Income taxes increased to $641,545 for the year ended December 31, 1995 from zero for the year ended December 31, 1994 due to the acquisition of Royal Palm Beach Club and Flamingo Beach Club in St. Maarten, Netherlands Antilles. In July and August, the Company acquired Royal Palm and Flamingo, respectively, incurring foreign taxes related to income earned for the remainder of fiscal year 1995.

  Net income increased $6.6 million to $10.9 for the twelve months ended December 31, 1995 from $4.3 million for the twelve months ended December 31, 1994.

 Comparison of the Year Ended December 31, 1994 to Year Ended December 31,
1993.

  For the year ended December 31, 1994 Signature generated total revenue of $44.3 million compared to $24.4 million in 1993, an increase of 82%. This increase was due to an 82% growth in Vacation Interval sales revenues from $22.2 million in 1993 to $40.3 million in 1994. The first full year of sales at the Plantation at Fall Creek Resort and the addition of the Royal Dunes Resort drove higher volume Vacation Interval sales from 2,442 Vacation Intervals sold in 1993 to 4,482 Vacation Intervals sold in 1994. This volume growth of 91% more than offset the 5.2% decrease in the average price of Vacation Intervals sold to drive the 84% increase in Vacation Interval sales revenues. Interest income increased due to a $16.0 million increase in mortgage receivables from $17.4 million at the end of 1993 to $33.4 million at the end of 1994, an increase of 92%.

  Operating costs increased from $22.1 million for the year ended December 31, 1993 to $40.0 million for the year ended December 31, 1993, an increase of 81%. However, as a percentage of revenues, operating costs decreased slightly from 90.6% in 1993 to 90.3% in 1994. Increases in Vacation Interval cost of sales as a percentage of revenue from 23.4% in 1993 to 28.0% in 1994 were more than offset by decreases in other operating costs. From 1993 to 1994, advertising, sales and marketing decreased from 44.2% of revenues to 42.3% of revenues, general and administrative decreased from 13.2% of revenues to 8.4% of revenues, and depreciation and amortization decreased from 1.6% of revenues to 1.1% of revenues. Vacation Interval cost of sales increased as a percentage of revenues due to relatively higher Vacation Interval cost associated with the first year of operations at Royal Dunes. Advertising, sales and marketing costs decreased as a percentage of Vacation Interval sales from 48.6% in 1993 to 46.5% in 1994. This reflects increased Vacation Interval sales volume at Cypress Pointe, which increased from 1,784 Vacation Intervals in 1993 to 2,061 Vacation Intervals in 1994. Although decreasing in terms of a percentage of revenue, due to expansion in the administrative costs necessary to support a growing business, general and administrative expenses increased in absolute terms from $3.2 million in 1993 to $3.7 in 1994, a 16.0% increase. Depreciation and amortization was approximately consistent between 1993 and 1994 at $0.4 million and $0.5 million respectively reflecting capital expenditures of $0.2 million, and the recording of intangibles at Grand Beach in late 1994 with no related amortization. Equity loss on investment in joint venture of $0.3 million in 1994 reflects Signature's share of losses associated with the start-up operations at the Embassy Vacation Resort Poipu Point.

  Loan portfolio expenses consisting of interest expense, loan portfolio and provision for doubtful accounts increased from $1.5 million in 1993 to $3.4 million in 1994, an increase of 127%. This reflects the increase in Vacation Intervals sold in 1994 and a relative increase in borrowings made by Signature secured by interval inventory. While loan portfolio expenses were consistent as a percentage of total revenue, interest expense treasury increased from 36.9% of interest income to 44.2%. Provision for doubtful accounts decreased slightly from 2.5% of revenues to 2.1% of revenues. Other loan portfolio expenses increased from $0.2 million in 1993 (0.9% of revenues) to $0.9 million in 1994 (1.9% of revenues) reflecting additional costs from portfolio management services started in 1994.

  Pre-tax net income increased 87% from $2.3 million in 1993 to $4.3 million in 1994.

Merger with AVCOM International, Inc.

  On September 22, 1996, Signature signed the Merger Agreement to acquire AVCOM for shares of the Signature Stock plus the assumption of net debt. AVCOM is the parent company of All Seasons Resorts, Inc., a developer, marketer and operator of timeshare resorts in Arizona, California, and Texas.

  Signature believes that AVCOM maintains a strong presence in the Sedona, Arizona market which should be enhanced by the development of its fifth resort, The Ridge on Sedona Golf Resort. AVCOM is currently completing development and selling Vacation Intervals at its fourth Sedona resort, Sedona Summit Resort, and will begin sales at The Ridge in the Spring of 1997. In addition to development in Sedona, AVCOM is developing and pre-selling Vacation Intervals at the Scottsdale Villa Mirage Resort in Scottsdale, Arizona. Signature believes the acquisition of AVCOM will give Signature a stronger presence in the Southwest, complementing its existing presence in the Southeastern United States and California. Vacation Intervals at All Seasons' resorts generally sell for $9,000 to $18,000 and will be targeted to the same market segment as Signature's non-branded resorts.

  Over the year following consummation of the Merger, Signature anticipates required capital expenditures for expansion and development of certain AVCOM Resorts (Sedona Summit Resort, The Ridge on Sedona Golf Resort, Scottsdale Villa Mirage Resort and Villas on the Lake) to be approximately $23.5 million. Signature may also be required to expend additional amounts to fund certain AVCOM guarantees relating to the North Bay Resort at Lake Arrowhead. See "INFORMATION REGARDING AVCOM INTERNATIONAL, INC.--Description of AVCOM's Resorts--Partially Owned Resorts." Signature plans to fund the foregoing expenditures primarily with the net proceeds from the proposed Offerings, available capacity on credit facilities and cash generated from operations.

  Signature's management believes that the Merger represents a strategic combination of two companies in the timeshare resort industry, offering enhanced opportunities to better service this market. The Merger is viewed by both management teams as providing both short and long-term potential benefits to shareholders resulting from economies of scale and other operating synergies made possible by the Merger. Signature's management believes the Merger to be an appropriate combination due to several factors, including: (i) AVCOM's strength in the Southwestern United States combines well with Signature's presence in Florida, Missouri, California, South Carolina, Hawaii and St. Maarten, Netherlands Antilles, and (ii) the management strengths of the two companies are generally complementary, allowing the combined company to benefit from an enhanced overall level of management experience and operating leverage.

  Signature believes that the Merger may allow Signature to enhance its sales potential by adding AVCOM's existing six resorts in sales (plus one additional resort under construction to begin in sales in 1997) to Signature's existing portfolio of nine resorts in sales and the recently announced Westin Vacation Club resort in St. John (for a total of 17 resorts in sales by the end of 1997) from which the combined company will be able to sell Vacation Intervals. In particular, the management of Signature believes that the Merger may allow Signature to have greater access to customers by way of AVCOM's strong sales and marketing organization in the Southwestern United States, in addition to benefiting from AVCOM's current owner base of approximately 15,000 Vacation Interval owners. Signature believes that the combined company will have access to greater financial resources and lower borrowing costs. Signature believes that this lower cost of borrowing may contribute to greater net interest income and lower development costs for Signature going forward. The Merger is expected to provide Signature certain administrative benefits and opportunities for cost reductions, including reductions resulting from employee redundancies. AVCOM has certain development, sales and marketing expertise that may enable Signature to function more efficiently. The management of Signature believes that beyond cost savings and efficiencies there is also a long term potential benefit to shareholders from leveraging the operating experiences of both management teams to improve operations of resorts and, thereby, increasing the profitability of the combined company. There is no assurance that such potential will be realized.

  Transaction costs relating to the negotiation of, preparation for, and consummation of the Merger and the anticipated combination of certain operations of Signature and AVCOM will result in a one-time charge to Signature's earnings of approximately $1,700,000 to $1,900,000 in the quarter in which the Merger is consummated (expected to be the first quarter of 1997). This charge is expected to include the fees and expenses payable to financial advisors, legal fees and other transaction expenses related to the Merger. In addition, there can be no assurance that Signature will not incur additional charges in subsequent quarters to reflect costs associated with the Merger and the integration of Signature's and AVCOM's operations. Additionally, transaction costs relating to the consummation of the Merger and the anticipated combination of certain operations of Signature and AVCOM, along with changes in AVCOM's accounting policies to conform them to Signature and the write-down and write-off of certain AVCOM assets, will result in a one-time charge to AVCOM's earnings of approximately $6 to $8 million. This charge is expected to include the estimated costs associated with work force reductions, contractual payment obligations and other restructuring activities. While the exact timing of this charge cannot be determined at this time, management anticipates that this charge to earnings will be recorded primarily in the fourth quarter of 1996.

  For the nine months ended September 30, 1996 AVCOM's total revenues grew 26% from $26.5 million for the period in 1995 to $32.7 million for the period in 1996 while net income decreased from $1.3 million in 1995 to a loss of ($2.0) million in 1996. The loss for the period in 1996 was due to either the growth in AVCOM's business or the impact of the following events: (i) general and administrative expenses increased $3.0 million during the period in 1996, from 12.3% of revenues to 19.1% of revenues reflecting increased corporate infrastructure necessary to support five resorts in 1996 versus two resorts in 1995, and due to higher sales subject to the percentage of completion method of revenue recognition which resulted in $7.0 million of Vacation Interval sales deferred in 1996; (ii) during the period AVCOM commenced sales at three resorts, two of which were in new geographic locations which caused significant start-up costs and higher sales and marketing costs as a percentage of sales of timeshare interests; (iii) both start-up costs associated with the initiation of AVCOM's contract marketing and selling business and accounting timing differences between when contract marketing and selling expenses are incurred and when contract commission revenue is recognized resulted in contract marketing and selling expenses exceeding contract commission revenues by $477,000; (iv) AVCOM incurred a one-time charge of $620,000 associated with the cancellation of a third party services contract in conjunction with the anticipation of conversion to an integrated computer reservation system; and (v) commensurate with the announcement of the merger with Signature, AVCOM wrote off deposits and costs in connection with a terminated purchase agreement for a property in South Lake Tahoe for which the recovery of deposits and costs totaling $839,000 incurred by AVCOM is conditioned upon finding a replacement purchaser.

 Liquidity and Capital Resources

  Signature generates cash for operations from the sale of Vacation Intervals, the financing of the sales of Vacation Intervals, the rental of unsold Vacation Interval units, and the receipt of management fees. With respect to the sale of Vacation Intervals, Signature generates cash for operations from cash sales of vacation Intervals, from the receipt of down payments from customers acquiring Vacation Intervals, and from the hypothecation of mortgage receivables from purchasers equal to 85% to 90% of the amount borrowed by such purchasers. Signature generates cash related to the financing of Vacation Interval sales on the difference between the interest charged on the mortgage receivables, which averaged 15.0% in 1995, and the interest paid on the notes payable secured by such mortgage receivables.

  During the years ended December 31, 1995, 1994, and 1993 cash (used in) provided by operating activities was $2.3 million, ($11.0) million and $3.3 million, respectively. Cash generated from operating activities was higher for the year ended December 31, 1995 when compared to the same period in the prior year primarily due to higher net income, decreases in the amount spent on acquisition and development activities, and increases in payables outstanding at the end of 1995 when compared to at the end of 1994. Cash generated from operating activities was lower for the year ended December 31, 1994 when compared to the same period in the prior year primarily due to accelerated acquisition and development activities during the year of 1994 when compared to the prior year.

  During the nine months ended September 30, 1996 and 1995, cash (used in) provided by operating activities was ($21.9) million, and $4.3 million, respectively. Cash generated from operating activities was lower for the nine months ended September 30, 1996 when compared to the comparable period in 1995 primarily due to a $28.3 million increase in expenditures on acquisition and development activities associated with the acquisition and development of new resorts and the expansion of existing resorts during the period.

  Net cash used in investing activities for the years ended December 31, 1995, 1994 and 1993 was, ($36.9) million, ($24.9) million, and ($10.8) million, respectively. Net cash used by investing activities was higher for the year ended December 31, 1995 when compared to the same period in 1994 principally due to increases in mortgage receivables which resulted from both higher sales of Vacation Intervals and the purchase of a mortgage receivable portfolio with a book value of approximately $7.0 million related to the St. Maarten properties. Net cash used in investing activities was higher for the year ended December 31, 1994 when compared to the same period in the prior year due to both expenditures for the investment in Embassy Vacation Resort Poipu Point and increases in the mortgage receivables portfolio which resulted from higher Vacation Interval sales in 1994.

  Net cash used in investing activities for the nine months ended September 30, 1996, and 1995 was ($27.3) million and ($31.4) million, respectively. For the nine months ended September 30, 1996, the change in net mortgage receivables was $4.3 million lower than during the comparable period in 1995 due to more effective collection efforts in 1996. As of September 30, 1996, approximately 8.1% of Signature's consumer loans were considered by Signature to be delinquent (past due by 60 or more days) and Signature has completed or commenced foreclosure or deed-in-lieu of foreclosure on approximately 2.5% of its consumer loans. Of these delinquent loans, approximately 90% were originated by Signature and the remaining 10% were acquired by Signature as delinquent loans. If only Signature's originated loans were considered, approximately 7.5% of them would be considered delinquent as of September 30, 1996.

  For the years ended December 31, 1995, 1994 and 1993, net cash provided by financing activities was $37.1 million, $36.1 million and $15.3 million, respectively. These net cash figures were affected by Signature's increased borrowings secured by mortgage receivables to fund operations and increased payments on these borrowings due to amortizations on a larger portfolio. In addition, year to year net cash provided by investing activities fluctuates as a result of borrowing activities for acquisition and development, and from equity investments as a result of resort acquisitions.

  For the nine months ended September 30, 1996 and 1995, net cash provided by financing activities was $54.7 million and $30.1 million, respectively. During the quarter ended September 30, 1996, Signature issued 6,037,500 shares of common stock in the Initial Public Offering in August 1996 resulting in approximately $74.0 million of net proceeds. The proceeds of the Initial Public Offering were used by Signature to repay debt, to fund expansion, and for other corporate purposes. In addition, period to period net cash provided by investing activities fluctuates as a result of borrowing activities for acquisition and development, and from equity investments as a result of resort acquisitions.

  Signature requires funds to finance the future acquisition and development of timeshare resorts and properties and to finance customer purchases of Vacation Intervals. Such capital has been provided by secured financings on Vacation Interval inventory, secured financings on mortgage receivables and partner loans generally funded by third party lenders and capital contributions. As of September 30, 1996, Signature had $18.9 million outstanding under its notes payable secured by Vacation Interval inventory
(land), and $62.2 million outstanding under its notes payable secured by mortgage receivables. In order to finance anticipated development costs at Existing Resorts, Signature intends to rely on cash from operations and borrowing capacity available on existing credit facilities.

  During 1997, Signature anticipates spending approximately $33.0 million for expansion and development activities at the Existing Resorts (excluding Royal Palm Beach Club and Embassy Vacation Resort Poipu Point) and approximately $23.5 million at certain of the AVCOM Resorts (Sedona Summit Resort, The Ridge on

Sedona Golf Resort, Scottsdale Villa Mirage Resort and Villas on the Lake). The Company may also be required to expend additional amounts to fund certain AVCOM guarantees relating to the North Bay Resort at Lake Arrowhead. Signature plans to fund these expenditures primarily with the net proceeds of the Offerings, available capacity on credit facilities and cash generated from operations. In addition, during 1997, Signature anticipates spending approximately $8.8 million to finance the acquisition, development and conversion costs related to the St. John acquisition and approximately $39.8 million to finance the acquisition and development of additional resorts and timeshare-related assets. These expenditures are expected to be funded with available borrowing capacity under lines of credit, cash generated from operations, and, if available, the net proceeds of the Proposed Offerings.

  In addition, Signature anticipates spending approximately $212.0 million to complete its expansion plans at the Existing Resorts during the periods following 1997. Signature also plans to spend $34.0 million to complete expansion plans at the AVCOM Resorts during the periods following 1997. Signature anticipates financing the expansion plans of Signature's and AVCOM's resorts through cash acquired from operations, future credit facilities and/or future issuance of securities. While Signature has not entered into commitments with respect to any new credit facilities or planned any additional issuances of securities, it is not currently obligated to continue with the planned expansion of the Existing Resorts and the AVCOM Resorts. There can be no assurance that Signature will be able to obtain the financing necessary to continue the expansion plans.

  Signature intends to pursue a growth-oriented strategy. From time to time, Signature may acquire, among other things, additional timeshare properties, resorts and completed Vacation Intervals; land upon which additional timeshare resorts may be built; management contracts (which may from time to time require capital expenditures by Signature); loan portfolios of Vacation Interval mortgages; portfolios which include properties or assets which may be integrated into Signature's operations; and operating companies providing or possessing management, sales, marketing, development, administration and/or other expertise with respect to Signature's operations in the timeshare industry.

  Signature is currently evaluating the acquisition and/or development of a number of resort properties and of completed Vacation Intervals as inventory, but, other than as disclosed in this Proxy Statement/Prospectus, currently has no material contracts or capital commitments relating to any such potential or inventory acquisitions. In addition, Signature is currently evaluating several timeshare assets and management and operation company acquisitions to integrate into or to expand the operations of Signature, but, other than as described in this Proxy Statement/Prospectus, currently has no material contracts or capital commitments relating to any such potential timeshare asset or management and operating company acquisitions.

  Signature has entered into the Westin Agreement whereby Signature has the exclusive right through May 2001 to jointly acquire, develop and market with Westin "four star" and "five star" timeshare resorts located in North America, Mexico and the Caribbean. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.-- Business." In connection with its recently announced plans to acquire and develop the first Westin Vacation Club resort at St. John, Signature will be obligated to contribute $2.5 million in cash. The Westin Partnership will borrow approximately $5.5 million of the remaining purchase price and approximately $7.1 million to complete the conversion of the St. John Villas to a Westin Club resort.

  Signature is currently evaluating the acquisition of several resort properties to be branded as an Embassy Vacation Resort and several development opportunities to be developed as an Embassy Vacation Resort, but currently has no binding material contracts or capital commitments relating to any potential Embassy Vacation Resorts. Signature is also currently evaluating the acquisition of several resort properties and of completed Vacation Intervals to be non-branded timeshare resorts or inventory, but currently has no contracts or capital commitments relating to any such potential property or inventory acquisitions. In addition, Signature is currently evaluating several asset and operating company acquisitions to integrate into or to expand the operations of Signature, but currently has no contracts or capital commitments relating to any such potential asset or operating company acquisitions.

  In the future, Signature may negotiate additional credit facilities, or issue, in addition to the convertible notes contemplated in the Proposed Offerings, other corporate debt or equity securities. Any debt incurred or issued by Signature may be secured or unsecured, fixed or variable rate interest and may be subject to such terms as management deems prudent.

  Signature believes that, with respect to its current operations, the net proceeds to Signature from its August 1996 initial public offering together with cash generated from operations and future borrowings, will be sufficient to meet Signature's working capital and capital expenditure needs for the near future. However, depending upon conditions in the capital and other financial markets and other factors, Signature may from time to time consider the issuance of debt or other securities, the proceeds of which would be used to finance acquisitions, to refinance debt or for other general corporate purposes. Signature believes that Signature's properties are adequately covered by insurance. See "INFORMATION REGARDING SIGNATURE RESORTS, INC.-- Business."

PRINCIPAL SHAREHOLDERS

  The information in the following table sets forth information regarding the beneficial ownership of the common stock of Signature with respect to (i) each person known by Signature to beneficially owns 5% or more of the outstanding shares of Signature common stock, (ii) each person who is a director or Named Executive Officer of Signature and (iii) all directors, proposed directors and executive officers of Signature as a group. Applicable percentage ownership is based on 17,392,205 shares of Signature Stock outstanding as of the date of this Proxy Statement/Prospectus.

                                                        BENEFICIAL OWNERSHIP
                                                        -----------------------
   NAME AND ADDRESS OF BENEFICIAL OWNER(A)               SHARES      PERCENTAGE
   ---------------------------------------              ---------    ----------
   Osamu Kaneko(b)..................................... 2,667,903       15.3%
   Andrew J. Gessow(c)................................. 3,056,704       17.6%
   Steven C. Kenninger(b)(d)........................... 1,371,779        7.9%
   James E. Noyes......................................   118,750(j)       *
   Michael A. Depatie..................................    82,400(k)       *
   Juergen Bartels.....................................       --         --
   Sanford R. Climan...................................     3,250          *
   Joshua S. Friedman(f)(h)............................       --         --
   W. Leo Kiely, III...................................       --         --
   Putnam Investments, Inc. (g)........................ 1,765,970       10.2%
     One Post Office Square
     Boston, Massachusetts 02109
   Canpartners Incorporated(e)(f)...................... 1,474,511        8.5%
     Beth Friedman(f)(h)...............................   286,688        1.6%
     Loretta Evensen(f)(h).............................   286,688        1.6%
     Mitchell R. Julis(f)(h)...........................   286,688        1.6%
                                                        ---------       ----
       Total (as a group).............................. 2,334,575       13.4%
   All directors and executive officers as a group
    (13 persons)(i).................................... 7,476,134       43.0%

--------
*  Less than 1%

(a) Except as otherwise indicated, each beneficial owner has the sole power to vote, as applicable, and to dispose of all shares of Signature Stock owned by such beneficial owner.

(b) The address of such person is 5933 West Century Blvd., Suite 210, Los Angeles, California 90045.
(c) The address of such person is 2934 Woodside Road, Woodside, California
    94062.
(d) The shares indicated are held by Mr. Kenninger through trusts, pension plans and profit sharing plans, under which Mr. Kenninger may be deemed to have, or to share, beneficial ownership of such shares.

(e) The address of such entity is 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90210.

(f) Canpartners Incorporated ("Canyon") is the beneficial owner of 123,269 shares and is the sole general partner of CPI Securities L.P. (which holds 927,274 shares), Canpartners Investments II, L.P. (which holds 380,003 shares) and Canpartners Investments V, L.P. (which holds 43,965 shares). Mr. Friedman (a director of Signature) and Mitchell R. Julis and R. Christian B. Evensen are the sole shareholders and directors of Canyon and may be deemed to share beneficial ownership of the shares shown as owned by Canyon and the indicated limited partnerships. Such persons disclaim beneficial ownership of such shares. This amount does not include 286,688 shares owned by Mr. Friedman's wife, 286,688 shares owned by Mr. Julis and 286,688 shares owned by Mr. Evensen's wife, the beneficial ownership of which is disclaimed.

(g) Information based solely on a Schedule 13G filed with the Securities and Exchange Commission by, among others, Putnam Investments, Inc. ("PI"). Of the shares beneficially owned by PI, Putnam Investment Management, Inc. ("PIM") beneficially owns 1,260,370 (or 7.25%) of the outstanding shares of Signature Stock and The Putnam Advisory Company, Inc. ("PAC") beneficially owns 505,600 (or 2.9%) of the outstanding shares of Signature Stock. The shares of Signature Stock reported as being beneficially owned by PI consist of securities beneficially owned by subsidiaries of PI which are registered investment advisers, which in turn include securities beneficially owned by clients of such investment advisers, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. PI, which is a wholly-owned subsidiary of Marsch & McLennan Companies, Inc. ("M&MC"), wholly owns two registered investment advisers: PIM, which is the investment adviser to the Putnam family of mutual funds and PAC, which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients. M&MC and PI disclaim beneficial ownership of the shares of Signature Stock reported as being beneficially owned by PI.

(h) Beth Friedman is the wife of Joshua S. Friedman, a director of Signature. Loretta Evensen is the wife of R. Christian B. Evensen, a shareholder and director of Canyon. Mitchell R. Julis is a shareholder and director of Canyon.

(i) Includes 353,750 shares which may be acquired upon exercise of presently exercisable options or options which will become exercisable within 60 days of the date of this Proxy Statement/Prospectus.

(j) Represents presently exercisable options to acquire shares of Signature
    Stock.

(k) Includes (i) presently exercisable options to acquire 75,000 shares of Signature Stock, (ii) 6,400 shares of Signature Stock held through trusts and retirement plans and (iii) 1,000 shares of Signature Stock held by a corporation in which Mr. Depatie is a director and a 7.2% shareholder.

DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of Signature consists of (i) 50,000,000 shares of common stock, par value $0.01 per share, 17,392,205 shares of which are outstanding as of the date of this Proxy Statement/Prospectus, and
(ii) 25,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are currently outstanding. The following summary description of the capital stock of Signature is qualified in its entirety by reference to the Charter and Bylaws of Signature, copies of which are filed as exhibits to the Registration Statement of which this Prospectus/Proxy Statement is a part. See "Additional Information."

 Common Stock

  The holders of Signature common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Signature Board with respect to any series of Preferred Stock establishing the designation, powers, preferences and relative, participating, option or other special rights and powers of such series of Preferred Stock, the holders of shares of Signature common stock exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Signature common stock are entitled to such distributions as may be declared from time to time by the Signature Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of Signature available for distribution to such holders. All shares of common stock issued in the recent public offering, and, in the Merger, will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

 Preferred Stock

  Preferred Stock may be issued from time to time, in one or more classes, as authorized by the Signature Board. Prior to issuance of shares of each class, the Board of Directors is required by the MGCL and Signature's Charter to fix for each such class, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Signature Board could authorize the issuance of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of Signature's outstanding shares might believe to be in their best interests or in which holders of some, or a majority, of shares might receive a premium for their shares over the market price of such shares. No Preferred Stock will be outstanding following the closing of the Merger.

 Transfer Agent and Registrar

  Signature has appointed ChaseMellon Shareholder Services, L.L.C. (successor in interest to Wells Fargo Bank).

 Dividend Policy

  Signature has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends on its common stock in the foreseeable future. Signature currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the Board of Directors of Signature and will depend upon, among other things, Signature's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect of the payment of dividends and other factors that Signature's Board of Directors deems relevant.

SHARES ELIGIBLE FOR FUTURE SALE

  As of December 20, 1996, Signature has outstanding 17,392,205 shares of common stock. Of these shares, 6,037,500 shares were sold in the Initial Public Offering and are freely tradable in the public market without restriction or further registration under the Securities Act.

  The remaining 11,354,705 outstanding shares of Signature common stock were issued upon consummation of the consolidation Transactions and are "restricted securities" as that term is defined under Rule 144 and may be sold only pursuant to registration under the Securities Act or pursuant to an exemption therefrom, such as that provided by Rule 144. In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of shares of common stock from Signature or the date of acquisition of shares of common stock from any "affiliate" of Signature, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares of common stock that do not exceed the greater of 1% of the then-outstanding shares of common stock or the average weekly trading volume of shares of common stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about Signature. If three years have elapsed since the date of acquisition of shares of common stock from Signature or from any "affiliate" of Signature, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of Signature at any time during the 90 days preceding a sale, such person would be entitled to sell such shares of common stock in the public market under Rule 144(i) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  Pursuant to a Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT") Signature has agreed to file and use its best efforts to have declared effective within six months following the Offering, a shelf registration statement with the Commission for the purpose of registering the shares of Signature common stock (the "REGISTRABLE SHARES") issuable to holders of restricted shares. Signature will use its best efforts to have the shelf registration statement kept effective for a period of 18 months. Upon the effectiveness of such shelf registration statement, and as provided in the Registration Rights Agreement, the holders of the Registrable Shares will be subject to the volume restrictions of Rule 144. Signature will bear the expenses incident to the registration requirements of the Registrable Shares, except that such expenses shall not include any underwriting discounts or commissions, Securities and Exchange Commission or state securities registration fees or transfer taxes relating to such shares.

  Under the Registration Rights Agreement, the holders of the Registrable Shares will also be entitled to include within any registration statement under the Securities Act filed by Signature with respect to any underwritten public offering of Common Stock (either of its own account or the account of other security holders) at any time within three years following the Initial Public Offering, the shares of Registrable Shares held by such holders, subject to certain conditions and restrictions. The existence of the Registration Rights Agreement may adversely affect the terms upon which Signature can obtain additional equity financing in the future.

  Signature may require in its sole discretion that the Registrable Shares be sold in block trades through underwriters or broker-dealers or that the Registrable Shares be underwritten by investment banking firms selected by Signature.

  Each shareholder who received its shares as a result of the Consolidation Transactions has agreed, with certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any Signature Stock, for a period of 180 days after the closing of the initial public offering (one year with respect to the Founders) without the prior written consent of Montgomery Securities; one of such exceptions allows the Founders to pledge between $30 million and $50 million of their common stock to secure a margin loan in a maximum amount of $10 million and another exception allows the Founders to pledge approximately $5.8 million of their common stock in connection with their buyout of a former partner. In November 1996, Mr. Kenninger pledged 300,000 shares of Signature to secure a margin loan obtained from Swiss Bank Corporation, New York Branch, permitting advances not to exceed the aggregate amount of $2 million at any time during a two year term. Messrs. Kaneko and Gessow currently are negotiating with an affiliate of Merrill Lynch to each obtain a margin loan in the amount of $4 million, each to be secured by a pledge of shares of Signature common stock owned by them.

  The shares of Signature Stock issued in connection with the Merger will be freely transferable under the Securities Act and the Exchange Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of AVCOM for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting or for purposes of applicable interpretations regarding pooling of interest accounting treatment. Such affiliates may not sell their shares of Signature Stock acquired in connection with the Merger except pursuant to an effective Registration Statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act and, consistent with the Merger qualifying for pooling-of-interests accounting treatment, until such time as financial results covering at least thirty days of combined operations of the parties after the consummation of the Merger have been published. Signature will place restrictive legends on certificates representing Signature Stock issued to all persons who are deemed to be "affiliates" of AVCOM under Rule 145. In addition, AVCOM has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. Shares of Signature Stock deposited under the Escrow Agreement may not be sold or transferred while they remain subject to the Escrow Agreement. This Proxy Statement/Prospectus does not cover resales of Signature Stock received by any person who may be deemed to be an affiliate of AVCOM.

  Prior to the Initial Public Offering, there had been no public market for Signature Stock and the effect, if any, that future market sales of Signature common stock or the availability of such Signature Stock for sale will have on the market price of the Signature common stock prevailing from time to time cannot be predicted. Nevertheless, sales of substantial amounts of Signature common stock in the public market (or the perception that such sales could occur) might adversely affect market prices for the Signature Stock.

  Sales of substantial amounts of Signature Stock in the public market after the consummation of the Merger could adversely affect prevailing market prices. The shares of Signature Stock to be issued in the Merger will be eligible for immediate sale in the public market, subject to certain limitations under the Securities Act, applicable to affiliates of AVCOM.

  Additionally, there are (i) outstanding stock options to purchase 1,750,000 shares of Signature Stock which have been granted to executive officers, other key employees, independent directors and consultants of Signature under the 1996 Equity Participation Plan, and (ii) up to 500,000 shares of Signature Stock that may be sold pursuant to Signature's Employee Stock Purchase Plan.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  On September 12, 1996, Ernst & Young LLP advised Signature that it was resigning as independent auditors for Signature. Ernst & Young LLP had been retained since Signature's inception and there have been no disagreements between Signature and Ernst & Young LLP with respect to accounting principles or practices, financial statement disclosure, auditing scope or procedures, which if not resolved to Ernst & Young LLP's satisfaction, would have resulted in a reference to the subject matters of the disagreement in its audit report.

Since Signature's inception, Ernst & Young LLP's report on Signature's financial statements did not contain an adverse opinion or a disclaimer of opinion, nor were the opinions qualified or modified as to uncertainty, audit scope, or accounting principles, nor were there any events of the type requiring disclosure under Item 304(a)(l)(v) of Regulation S-K under the Securities Act.

  On September 17, 1996, Signature retained the accounting firm of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 1996 following Board of Directors approval, which was obtained on September 16, 1996. The decision to retain Arthur Andersen LLP was based upon the prior relationship with a predecessor of Signature as auditors for the fiscal year ending December 31, 1994 and Arthur Andersen LLP's experience in Signature's industry, and was not motivated by any disagreements between Signature and Ernst & Young LLP concerning any accounting principles and/or policy matters. From Signature's inception to September 17, 1996, Signature did not consult with Arthur Andersen LLP with respect to the matters described in Item 304(a)(2) of Regulation S-K.

TRADEMARKS AND SIGNATURE NAME

  While Signature owns and controls a number of trade secrets, confidential information, trademarks, trade names, copyrights and other intellectual property rights which, in the aggregate, are of material importance to its business, it is believed that Signature's business, as a whole, is not materially dependent upon any one intellectual property or related group of such properties. Signature is licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by Signature.

  Signature is considering a proposal to change its corporate name following closing of the Merger.

                INFORMATION REGARDING AVCOM INTERNATIONAL, INC.

BUSINESS OVERVIEW

  AVCOM develops and markets interests in timeshare resorts, finances and services timeshare sales and receivables at its timeshare resorts, provides homeowners' association and property management services and produces marketing data for itself and third parties. AVCOM currently owns properties in Scottsdale and Sedona, Arizona, South Lake Tahoe, California, Lake Arrowhead, California and Lake Conroe, Texas (near Houston), held for the purpose of developing, marketing, selling, financing and managing timeshare interests. AVCOM's businesses are conducted through its wholly-owned subsidiary, All Seasons Resorts, Inc. ("ASR"). ASR has several wholly-owned subsidiaries of which RPM Management, Inc. ("RPM"), All Seasons Realty, Inc. ("ALL SEASONS REALTY"), All Seasons Construction, Inc. ("AS CONSTRUCTION") and The Ridge Spa and Racquet Club, Inc. ("RSR CLUB") have employees or significant activities. ASR conducts the executive, management, accounting, consumer financing and development activities. RPM directs the resort homeowners associations and resort management, housekeeping, maintenance, guest services and other resort operations. All Seasons Realty engages licensed real estate agents as independent contractors who sell timeshare interests to consumers and conduct the marketing, sales and administrative functions in Sedona and South Lake Tahoe. In addition to timeshare interests at resorts developed by AVCOM, All Seasons Realty markets timeshare interests in other resort properties not developed by AVCOM from the marketing centers located at its developed resorts. AS Construction performs development and construction activities for certain of AVCOM's projects. RSR Club operates The Ridge Spa and Racquet Club at Sedona, Arizona, which serves as an amenity to AVCOM's developments in Sedona and is also open to the public.

ADMINISTRATIVE AND OPERATING FACILITIES

  AVCOM's administrative offices are located in Sedona, Arizona. The main facility is owned by AVCOM, has approximately 9,000 square feet of space and is encumbered by an approximate $1,043,000 debt as of June 30, 1996 due March 2001. In addition to AVCOM's main administrative office, in January 1996, AVCOM purchased an additional office building in Sedona, Arizona. This facility has approximately 9,000 square feet of space and is encumbered by a debt of approximately $796,000 as of June 30, 1996, due January 1999.

  AVCOM utilizes additional facilities for its marketing and sales activities, including sales facilities located at its developments at Sedona, Arizona and South Lake Tahoe, California and marketing centers located at the Village of Oak Creek (in proximity to Sedona), Phoenix and Scottsdale, Arizona. The facilities at the Village of Oak Creek, Phoenix and Scottsdale, Arizona are leased by AVCOM under short-term leases and the sales facilities at Sedona and South Lake Tahoe are a part of AVCOM's developments at such locations.

  As discussed above, AVCOM owns an approximate 19,000 square foot facility which is operated as The Ridge Spa & Racquet Club. The facility is located at the Sedona Golf Resort development.

DESCRIPTION OF AVCOM'S RESORTS

  AVCOM owns nine timeshare resorts, including two under construction, and a tenth resort in which AVCOM holds a partial interest (the "AVCOM RESORTS"). Of these resorts, six are currently in sales (including the partially-owned North Bay Resort at Lake Arrowhead), one resort is pending development and AVCOM has completed sales at three resorts (Villas at Poco Diablo, Villas of Sedona and Sedona Springs Resort) and provides homeowners' association management and resale services at these three locations.

 Resorts in Current Sales

  Tahoe Beach & Ski Club. The Tahoe Beach & Ski Club is a beach front resort located in the City of South Lake Tahoe, California on approximately eight acres at the end of Ski Run Boulevard which was purchased by AVCOM in March 1994. The project includes a total of 140 units, of which 110 were renovated as timeshare units at the date acquired. Thirty units have since been renovated for sale as timeshare units and are being marketed. At the time of purchase, 4,533 Vacation Intervals related to the 110 renovated units of the resort had been previously sold. The homeowners' association engaged RPM Management, Inc. ("RPM"), a wholly-owned subsidiary of All Seasons, to operate the property.


  Sedona Summit Resort. In May 1995, AVCOM purchased approximately three acres in Sedona, Arizona for development of a 60 unit timeshare resort.
Additionally, in May, 1996, AVCOM exercised an option to acquire an adjacent parcel consisting of approximately four acres. Timeshare interest sales commenced in February 1996.

  AVCOM is developing the Sedona Summit Resort through an affiliated entity, Sedona Summit Development Limited Partnership ("SSDLP"), of which ASR is the sole general partner. The activities of SSDLP are consolidated in AVCOM's financial statements. SSDLP sold limited partnership interests in March 1996 of approximately $1,500,000 representing a 99% ownership interest. AVCOM has secured a revolving construction loan of $2,500,000 which has been guaranteed by SSDLP for the development of the Sedona Summit Resort. AVCOM has contracted to purchase completed units in phases from SSDLP for an aggregate of $14,084,000. Sales and construction commenced in February 1996.

  Scottsdale Villa Mirage Resort. The Scottsdale Villa Mirage Resort is a 168 unit resort currently under construction located on 10 acres in Scottsdale, Arizona at the Scottsdale Princess Resort development, within proximity of the Scottsdale Princess Hotel. The units will be two bedroom condominium type units consisting of approximately 1,200 square feet. Construction and sales of Phase I began in March 1996, and is planned to be open for occupancy in February 1997. Amenities are anticipated to include a clubhouse with an exercise facility, swimming pool and spas and tennis and volleyball courts.


  Villas on the Lake. AVCOM acquired an existing condominium project adjacent to Lake Conroe in Montgomery County, Texas in April 1996. The project consists of 37 completed units and existing approvals and land for the construction of 48 additional units. AVCOM has contracted with the April Sound Country Club for use of its facilities by the project's homeowner's association. Renovation of existing units began in February 1996 and sales began in June 1996.

  Tahoe Seasons Resort. During February 1996, AVCOM acquired a portfolio of approximately 1,057 non-performing timeshare receivables generated from the sale of timeshare intervals at Tahoe Seasons Resort in South Lake Tahoe, California. The purchase price of approximately $1.5 million was funded by a loan. AVCOM has also agreed to purchase other receivables generated from sales at Tahoe Seasons Resort that subsequently become delinquent. AVCOM will convert non-performing loans into timeshare inventory which will be sold.

 Resorts Under Development

  The Ridge on Sedona Golf Resort. AVCOM has acquired an approximate 12 acre parcel in Sedona, Arizona for approximately $5.5 million. The facility comprising The Ridge Spa & Racquet Club has been acquired as a portion of this development. The parcel is located on the 18th fairway of the golf course at the Sedona Golf Resort. AVCOM anticipates developing the property into a 120 unit timeshare resort in phases. Amenities are anticipated to include a 12,000 square foot club house, three swimming pools and six spas in addition to privileges at The Ridge Spa and Racquet Club.

 Partially Owned Resorts

  North Bay Resort at Lake Arrowhead. The North Bay Resort at Lake Arrowhead is located in San Bernardino County, California, AVCOM entered into a series of agreements in January 1996 whereby AVCOM provided guarantees for $12.7 million of the developer's financing in return for a fee of $450,000 (evidenced by a note payable), a right of first refusal to offer Vacation Interval receivable financing to the developer after expiration of the developer's present $10.0 million financing commitment, received an option to assume property management for the resort's homeowners association and purchased a 40% equity position in Trion Capital Corporation, the corporate general partner of Arrowhead Capital Partners L.P., the developer of the resort. The general partner is entitled to receive 1% of the profits of the developer partnership, but under certain circumstances is entitled to receive substantially higher profits. The 40% equity position was acquired for $600,000. The proposed resort contemplates the consolidation of two adjacent developments. One development consists of two completed condominium buildings converted to Vacation Interval and additional undeveloped land. The second parcel consists of a combination of three existing condominium buildings in various stages of construction and pads for two additional condominium buildings. The developer has been provided with a $2.7 million construction and operating loan commitment and a $10.0 million commitment for Vacation Interval receivable financing from a financing company, subject to operational involvement and financial guarantees of AVCOM.

 Resorts At Which Sales Have Been Completed

   AVCOM has substantially completed sales of Vacation Intervals at the following three resorts. AVCOM provides homeowners' association management and resale services at these locations.

  Villas at Poco Diablo. The Villas at Poco Diablo resort is a 33 unit, 1,683 Vacation Interval condominium conversion of studios and one-bedroom units located in Sedona, Arizona. The one-bedroom units have frontage to Oak Creek and the studio units have frontage to the golf course owned by the Poco Diablo Resort. During the period 1988 through 1992, the resort was renovated by AVCOM, and the units were refurbished with new furniture, fixtures and equipment, new paint, new roofs and interiors and a remodeled outdoor pool and spa area.

  Villas of Sedona. The Villas of Sedona resort is a 40 unit, 2,040 Vacation Interval townhouse conversion of one and two bedroom units located in west Sedona, Arizona. The property was purchased in 1992 and has been remodeled by AVCOM since then. The resort has new furniture, fixtures and equipment, new paint, a new outdoor pool and custom spa area and major landscaping. In addition, a new building encloses an outdoor pool which adjoins a 4,000 square foot clubhouse and fitness center.

  Sedona Springs Resort. Sedona Springs is a 40-unit, 2,040 Vacation Interval two bedroom suite resort located in Sedona, Arizona on four acres adjacent to the Villas of Sedona resort. Common areas include a 5,000 sq. ft. clubhouse, two outdoor spas, a pool facility and spa area. This resort was the first "purpose built" development construction by AVCOM. Construction of this project commenced in the first quarter of 1994. Phase one consisted of 13 units and was completed in the third quarter of 1994. Phase two, consisting of 14 units and common areas, was completed in the second quarter of 1995. Phase three, consisting of 13 units was completed in November 1995. The clubhouse is completed and being used temporarily as a sales center. Sales at this project were substantially completed by January 1996.

REGULATORY MATTERS


  In connection with the resorts to be acquired in the Merger with AVCOM, the California Department of Real Estate has conducted an audit with respect to AVCOM timeshare operations at the Tahoe Beach & Ski Club and has informed AVCOM of several discrepancies it claims to have discovered during such audit. AVCOM has responded to the Department of Real Estate's request for additional information and has been advised by the Department of Real Estate that it will close its audit. In addition, the Arizona Department of Real Estate is investigating AVCOM and its Scottsdale Villa Mirage and Sedona Summit Resorts with respect to the alleged failure of John R. Stevens, AVCOM's Director of Marketing and New Projects, to disclose certain events from his prior development history in Colorado on timeshare registration applications filed in Arizona and certain other of AVCOM's timeshare-related activities. As a result of the Arizona investigation, Mr. Stevens agreed to voluntarily resign his position as an officer and director of AVCOM, and AVCOM and Mr. Stevens are cooperating with the Arizona Department of Real Estate. AVCOM and Mr. Stevens believe that they have satisfied all applicable requirements and the Arizona Department of Real Estate has lifted its request for additional disclosure regarding Mr. Stevens in public timeshare resorts filed in Arizona. The Texas Real Estate

Commission also has investigated AVCOM. Signature has been advised that, based upon the information it has gathered and Mr. Stevens' resignation as an officer of AVCOM's Texas subsidiaries, the Texas Real Estate Commission will not take any action in this matter. Upon consummation of the Merger with AVCOM, it is anticipated that Mr. Stevens will be employed by a subsidiary of Signature.

SALES AND MARKETING

  Since June 1995, AVCOM's Arizona and Tahoe marketing and sales operations have been conducted through All Seasons Realty. Texas and Lake Arrowhead marketing and sales are conducted through other AVCOM affiliates. All Seasons Realty performs all marketing functions and operates all of AVCOM's on site sales centers. Most of AVCOM's sales are made at the on site sales center at the resort in which the purchaser is acquiring a timeshare interest. A sales center located in Sedona Springs Resort is used for all existing Sedona, Arizona resorts. AVCOM also frequently cross-sells its products. For example, a purchaser may purchase a timeshare interest in AVCOM's Lake Tahoe property as part of a sales presentation at one of AVCOM's Sedona resorts. Additionally, AVCOM may sell timeshare interests at resorts not developed by AVCOM, which were acquired for resales. AVCOM has in the past and may in the future, either directly or with a third party, sell timeshare or other resort property interests at an off site sales center. An off site sales center may either be located at another party's resort, in a major metropolitan area independent of the resort's location or at a free standing location in a high traffic vacation area.

EMPLOYEES

  As of September 30, 1996, AVCOM had approximately 430 full time employees. AVCOM's employees are not represented by a labor union and AVCOM has no knowledge of any current organization activities. AVCOM has never suffered a work stoppage and considers its relations with employees to be good. Additionally, AVCOM primarily utilizes independent contractors as its sales representatives. As of September 30, 1996, AVCOM engaged approximately 190 independent contractors in this capacity.

LEGAL PROCEEDINGS

  AVCOM or its affiliates are presently involved in the following litigation that AVCOM management has deemed material:

  AVCOM International, Inc., et al. v. Needham, et al., filed January 13, 1995 in the United States District Court of the District of Arizona. AVCOM filed this action against its former director, William C. Needham, Jr. and Cannon Time for damages relating to of the merger of Cannon Time into AVCOM and cancellation of AVCOM stock and options claimed by Mr. Needham. The action is based upon allegations of breach of contract, fraud, securities fraud, breach of fiduciary duty, and other alleged wrongful conduct of Mr. Needham based upon allegations of misrepresentation and omissions to disclose material facts in connection with the merger of Cannon Time into AVCOM. This suit is also based upon allegations that Mr. Needham failed to perform certain services on behalf of AVCOM. Mr. Needham has filed a counter-claim against AVCOM, ASR, Gary L. and Sandra G. Hughes and John R. Stevens alleging defamation, interference with business relations, breach of contract and indemnification. AVCOM intends to vigorously prosecute this litigation for the benefit of AVCOM. Additionally, AVCOM intends to vigorously defend the counter-claim on behalf of AVCOM and its officers and directors.

  All Seasons Development, Inc., et al. v. Eng-Chye Low, et ux., filed on February 24, 1995 in Maricopa County Superior Court; Eng-Chye Low v. Villashare Partners Limited Partnership, et al., filed on April 7, 1995 in the Verde Valley Judicial District of the Yavapai County, Arizona Superior Court. ASR and Gary L. and Sandra G. Hughes filed the initial action against Eng-Chye and Vivian Low seeking damages for conversion, breach of fiduciary duty and breach of contract. The suit arises out of a claim by ASR and Mr. Hughes related to a loan to or investment with Mr. Low. In response to the suit, Mr. Low sued ASR under two promissory notes issued by VPLP, of which ASR was the sole general partner, to Mr. Low under a separate obligation which was secured by certain consumer receivables, alleging breach of contract under the promissory notes and breach of the implied covenant of good faith and fair dealing and sought the appointment of a receiver. Additionally,

Mr. Low has demanded 200,000 shares of AVCOM Stock which he claims were promised in connection with a previous business arrangement, although no suit has been filed on this claim. On June 2, 1995, the Court denied Low's request for appointment of a receiver without prejudice to reassert such motion. AVCOM intends to vigorously defend this action.

  Success Marketing, Inc., et al. v. All Seasons Resorts, Inc., filed on August 3, 1995 in the Maricopa County, Arizona Superior Court; Success Marketing, Inc., et al. v. All Seasons Resorts, Inc., filed on August 3, 1995 with the American Arbitration Association in Phoenix, Arizona. Success Marketing, Inc. and its affiliate Success Ventures, Inc. (collectively "Success") filed suit, made demand for arbitration against ASR alleging breach of contract, loss of compensation, failure to negotiate in good faith and promissory fraud. Success seeks contract and punitive damages. The suit is a result of a prior marketing and sales agreement between the parties and negotiations for a new agreement which were not consummated. AVCOM has filed a counter-claim for damages and intends to vigorously defend these actions. Additionally, Success has recently made written demand to exercise an alleged option for 150,000 shares of AVCOM stock at a per share exercise price of $2.50, although no suit has been filed on this claim. AVCOM disputes the existence of these options.

  AVCOM is presently advancing legal fees on behalf of the Messrs. Hughes and Stevens with respect to the defense of the counter-claim asserted by Mr. Needham in the AVCOM International, Inc., et al. litigation, and on behalf of Mr. Hughes with respect to prosecution of the All Seasons Development, Inc., et al. v. Eng-Chye Low, et ux. litigation.

MANAGEMENT

  The following sets forth information with respect to the executive management of AVCOM as of December 1, 1996.

               NAME              AGE POSITION
               ----              --- --------
   Gary L. Hughes..............   56 Chairman of the Board of Directors, Chief
                                     Executive Officer and President
   Robert M. Eckenroth.........   48 Senior Vice President, Chief Financial
                                     Officer, and Member of the Board of
                                     Directors
   John R. Stevens.............   44 Director of Marketing and New Projects

  GARY L. HUGHES has been Chief Executive Officer and Chairman of the Board of AVCOM since September 1993 and President since September 1996. Prior to that time, Mr. Hughes had been the President of ASR and was responsible for overall management and public relations at both ASR and Villashare Partners Limited Partnership ("VPLP"), the predecessor to AVCOM. From July 1989 to July 1991, Mr. Hughes was the managing partner of Villashare Partners, the predecessor of VPLP. Mr. Hughes had also been the president of RPM, a position he has held since September 1992. In addition to the positions set forth above, Mr. Hughes is a member of the board and an officer of several of AVCOM's subsidiaries.

  ROBERT M. ECKENROTH has been a Director, the Senior Vice President and Chief Financial Officer of AVCOM since January 3, 1995. Prior to this position, Mr. Eckenroth was employed for over fifteen years with Marriott International, Inc. and its subsidiaries in various capacities, most recently as a Vice President at Marriott International, Inc. and member of the Executive Committee of Marriott Ownership Resorts, Inc., the timeshare development subsidiary of Marriott International, Inc. In addition to the positions set forth above, Mr. Eckenroth is a director and an officer of several of AVCOM's subsidiaries.

  JOHN R. STEVENS has been Director of Marketing and New Projects of AVCOM since September 1996. Prior to that time Mr. Stevens has been the President and a Director of AVCOM since September 1, 1993, and Executive Vice President of ASR, where he was responsible for sales and general operations, since July 1991. From July 1989 through July 1991, Mr. Stevens was employed by Villashare Partners, the predecessor of VPLP. Mr. Stevens had also been the Vice President of RPM since September 1992 and Vice President of ASR since January 1993.

 Executive Compensation

  Summary Compensation Table. Compensation paid by AVCOM for fiscal years 1995, 1994 and 1993 to the named individuals and all officers and directors as a group for services rendered in all capacities to AVCOM is set forth below. No other officers of AVCOM received compensation (salary and bonus) in excess of $100,000 in any of fiscal years 1995, 1994 and 1993.

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                              COMPENSATION
                              ANNUAL COMPENSATION                AWARDS
                           -----------------------------  ---------------------
    NAME AND PRINCIPAL                      OTHER ANNUAL  SECURITIES UNDERLYING
    POSITION               YEAR     SALARY  COMPENSATION       OPTIONS (#)
    ------------------     ----    -------- ------------  ---------------------
Gary L. Hughes............ 1995    $120,192           (1)        150,000
 Chief Executive Officer   1994    $ 96,000           (1)            --
                           1993(2) $ 96,000   $130,186(3)            --
Robert M. Eckenroth....... 1995    $120,000           (1)        100,000
 Vice President and Chief
  Financial Officer        1994         --         --                --
                           1993         --         --                --
John R. Stevens........... 1995    $120,192           (1)        100,000(4)
 Director of Marketing and
  New Projects             1994(2) $ 96,000           (1)            --
                           1993(2) $ 96,000   $130,186(3)            --

--------
(1) Less than 10% of aggregate of salary and bonus for the given year.
(2) Because AVCOM was not incorporated until August 1993, the position reflected was not in effect until such incorporation, but is equivalent to the position in effect since incorporation.
(3) Compensation in form of a distribution from ASR prior to its acquisition by AVCOM.
(4) Options to acquire an additional 50,000 shares of AVCOM Stock were granted to Mr. Stevens in July 1996.

  Option Grants in 1995. The following table contains information concerning the grant of stock options to the executive officers of AVCOM during the fiscal year ended December 31, 1996. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are not for a maximum of ten years.

                                                                                      POTENTIAL
                                                                                     REALIZABLE
                                                                                  VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF
                                                                                        STOCK
                                                                                        PRICE
                                                                                  APPRECIATION FOR
                                                                                     OPTION TERM
                                                                                  -----------------
                                           INDIVIDUAL GRANTS
                         --------------------------------------------------------
                         NUMBER OF
                         SECURITIES   PERCENT OF TOTAL EXERCISE
                         UNDERLYING   OPTIONS GRANTED  OR BASE
                          OPTIONS     TO EMPLOYEES IN   PRICE
NAME                      GRANTED       FISCAL YEAR     ($/SH)   EXPIRATION DATE     5%       10%
----                     ----------   ---------------- -------- ----------------- -------- --------
Gary L. Hughes..........  150,000           42.8%       $3.44   December 19, 2000 $658,561 $831,023
John R. Stevens.........  100,000(1)        28.6%       $3.44   December 19, 2000 $439,041 $554,015
Robert M. Eckenroth.....  100,000           28.6%       $2.75   January 4, 2005   $447,946 $713,279

                       OPTION GRANTS IN LAST FISCAL YEAR

--------
(1) Options to acquire an additional 50,000 shares of AVCOM Stock were granted to Mr. Stevens in July 1996.

 Employment Contracts

  Effective August 1993, AVCOM entered into an employment agreement with Gary
L. Hughes and John R. Stevens with a five-year term. Under such agreements, Messrs. Hughes and Stevens' initial base compensation was $96,000 annually, with adjustments and bonuses as approved by the AVCOM Board. AVCOM also provides each with a vehicle and all employee benefits provided to AVCOM's executive officers. In 1996, the base salary of Messrs. Hughes and Stevens is $190,000. The AVCOM Board may terminate the employment agreement, with or without cause. As a condition to obtaining a financing facility, Messrs. Hughes and Stevens were required to personally guaranty AVCOM's obligations and pledge 50% of their AVCOM Stock held through Sangar Investment, L.L.C. to secure AVCOM's obligations related to the financing. In connection with the guaranty, AVCOM agreed to cause the individuals' guaranty and pledge to be terminated as a condition of termination of employment of either Mr. Hughes or Mr. Stevens. Messrs. Hughes and Stevens have subsequently pledged 100% of their AVCOM Stock held through Sangar Investment, L.L.C. in connection with the guaranty of an additional financing.

  Effective January 1, 1995, AVCOM entered into an employment agreement with Mr. Eckenroth for a five-year term. Under this agreement, Mr. Eckenroth's initial base compensation was $120,000 annually, with a bonus of up to 35% of base salary subject to annual review and adjustment. Mr. Eckenroth was also granted non-statutory options to acquire 100,000 shares of AVCOM's common stock at $2.75 per share. AVCOM also provides Mr. Eckenroth with a vehicle and all employee benefits. AVCOM may terminate the employment agreement, with or without cause.

  These employment agreements will be terminated in connection with the consummation of the Merger. Messrs. Hughes and Stevens will execute new employment agreements with Signature or a Signature Subsidiary upon the consummation of the Merger.

 Stock Option Plan

  Effective October 1, 1995, the AVCOM Board adopted a non-statutory stock option plan and an incentive stock option plan under a single stock option plan (the "STOCK OPTION PLAN"). The Stock Option Plan was approved by the shareholders at the 1996 annual meeting. Under the terms of the Stock Option Plan, both qualified incentive stock options ("ISOS"), which are intended to meet the requirements of Section 422 of the Internal Revenue Code and non-qualified stock options may be granted. ISOs may be granted to the officers and key personnel of AVCOM. Non-qualified stock options may be granted to AVCOM's directors and key personnel, and to providers of various services to AVCOM. The purpose of the Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to others whose job performance or services affects AVCOM.

  Under the Stock Option Plan, options to purchase a maximum of 750,000 shares of AVCOM's common stock may be granted to AVCOM's directors, officers, key personnel and service providers. The exercise price for any option granted under the Stock Option Plan may not be less than 100% (110% if the option is granted to a shareholder who at the time the option is granted owns stock comprising more than 10% of the total combined voting power of all classes of stock of AVCOM) of the fair market value of the common stock at the time the option is granted. The option holder may pay the exercise price in cash or by delivery of previously acquired shares of AVCOM Stock.

  The Stock Option Plan is administered by the AVCOM Board which will determine whether such options will be granted, whether such options will be ISOs or non-qualified options, which directors, officers, key personnel and service providers will be granted options and the restrictions upon the forfeitability of such options. The number of options to be granted, subject to the aggregate maximum number set forth above, is determined by the AVCOM Board. Each option granted must terminate no more than 10 years from the date it is granted. Under current law, ISOs cannot be granted to directors who are not also employees of AVCOM.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  AVCOM acquires and converts or develops resort properties for timeshare sales, finances ownership interests in such properties, and manages the operations of the resort properties and their related homeowners' associations. AVCOM currently owns nine resorts in Scottsdale and Sedona, Arizona, Lake Conroe, Texas and South Lake Tahoe, California as well as a tenth resort in Lake Arrowhead, California, in which it holds a partial interest, for these purposes.

  Generally, timeshare interests are sold under contracts which provide a cash down payment and a deferred payment balance evidenced by a promissory note secured by a deed of trust or mortgage on the timeshare interest. Sales of timeshare interests are recognized using the percentage of completion method after a binding sales contract has been executed, a ten percent minimum down payment has been received, and certain minimum sales and construction levels have been obtained. Under the percentage of completion method, the portion of revenue applicable to costs incurred, as compared to total estimated development costs, is recognized in the period of sale. Sales which do not meet these criteria are deferred using the deposit method. The deferred revenue resulting from the percentage of completion method of accounting was approximately $80,000, $0, $0 and $6,980,000 at December 31, 1994, September 30, 1995, December 31, 1995 and September 30, 1996, respectively. Capitalized costs associated with timeshare interests developed by AVCOM include direct construction costs and indirect product costs, such as interest expense and real estate taxes. The average capitalized cost of the respective timeshare interests by project is amortized to cost of sales, including an estimate of future completion costs related to construction as the related sales revenues are recognized.

  The following analysis should be read in conjunction with the consolidated financial statements and accompanying notes for the years ended December 31, 1995, 1994 and 1993 and for the nine months ended September 30, 1996 and 1995.

 Results Of Operations

  The following tables set forth certain summarized consolidated operating information for AVCOM.

                                                           NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31       SEPTEMBER 30
                                -------------------------  ------------------
                                 1993     1994     1995      1995      1996
                                -------  -------  -------  --------  --------
STATEMENT OF OPERATIONS:
AS A PERCENTAGE OF TOTAL
 REVENUES
Sales of timeshare interests...    95.3%    94.9%    94.3%     93.7%     93.2%
Timeshare management...........     3.0%     2.6%     3.6%      3.6%      3.2%
Gain on sale of notes receiv-
 able..........................     1.1%     2.2%     1.6%      2.1%       .2%
Other..........................      .6%      .3%      .5%       .6%      3.4%
                                -------  -------  -------  --------  --------
                                  100.0%   100.0%   100.0%    100.0%    100.0%
                                =======  =======  =======  ========  ========
AS A PERCENTAGE OF TIMESHARE
 SALES
Cost of timeshare interests
 sold..........................    24.5%    28.1%    33.3%     30.9%     28.8%
Marketing and selling..........    48.0%    50.7%    41.9%     45.3%     49.7%
AS A PERCENTAGE OF TIMESHARE
 MANAGEMENT REVENUES
Timeshare management expense...   121.0%   114.3%   125.1%    106.3%    167.0%
AS A PERCENTAGE OF TOTAL
 REVENUES
General and administrative.....    10.7%    11.9%    13.6%     12.3%     19.1%
TIMESHARE NOTES SOLD AND HELD
 (000'S)
Timeshare notes receivable
 held.......................... $ 2,893  $ 2,751  $15,357  $ 11,162  $ 35,017
Timeshare notes receivable
 sold.......................... $14,898  $32,844  $32,449  $ 34,800  $ 29,009
AS A PERCENTAGE OF TIMESHARE
 NOTES HELD
Interest and financing costs...    11.6%    29.4%    11.8%     10.1%      8.4%
Interest income................     8.2%     6.5%     3.9%      2.3%      6.8%
AS A PERCENTAGE OF TIMESHARE
 NOTES SOLD AND HELD
Allowance for doubtful
 accounts......................     1.4%     1.0%     1.7%      1.9%      2.1%

                                                              NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31    SEPTEMBER 30
                                      ----------------------- -----------------
                                       1993    1994    1995     1995     1996
                                      ------- ------- ------- -------- --------
SELECTED OPERATING DATA:
Timeshare intervals sold.............   1,061   1,987   2,304    1,809    1,994
Average sales price per interval
 sold................................ $13,650 $12,140 $14,420 $ 13,720 $ 15,250
Number of Timeshare intervals in
 inventory at end of period..........   2,264   3,948   1,995    2,322    8,888

 Comparison of the Nine Months Ended September 30, 1996 to the Nine Months Ended September 30, 1995

  Sales of timeshare interest increased $5,590,000 (22.5%) from $24,821,000 in 1995 to $30,411,000 in 1996. This increase was primarily due to a 11.2% increase in the average sales price and a 10.2% increase in the number of intervals sold between periods. During January 1996, AVCOM substantially sold-out of its Sedona Springs Resort project and began sales at its new Sedona Summit Resort project. The new project introduced additional product variations which resulted in an accompanying higher average sales price which substantially accounted for the overall sales price increase. In addition to its new Sedona resort, AVCOM commenced sales at its new resorts in Scottsdale, Arizona and Lake Conroe, Texas which contributed to the increase in sales between years.

  Timeshare management revenue increased $97,000 (10.1%) from $962,000 in 1995 to $1,059,000 in 1996 due to the increased number of timeshare units under management as the result of ongoing sales by AVCOM.

  Gain on sale of notes receivable decreased from $564,000 in 1995 to $77,000 in 1996 due to a change in the manner in which AVCOM finances its notes receivable portfolio. Prior to July 1995, AVCOM exclusively sold all notes receivable originated through the sale of timeshare interests. The gain on sale of notes receivable reflects the present value of the difference between the stated interest rate of notes receivable sold and the yield to the purchaser (interest rate differential). Commencing in July 1995, AVCOM primarily financed its notes receivable through the hypothecation of the notes. As such, the notes receivable, together with the related financing, remain on AVCOM's balance sheet and the interest rate differential is recognized as the notes receivable are amortized and collected and the interest expense is incurred.

  Health club revenue increased from $0 in 1995 to $375,000 in 1996 as it was a new line of business in 1996 when AVCOM purchased and refurbished an existing inactive health club facility. The facility will be utilized as an amenity for AVCOM's forthcoming The Ridge on Sedona Golf Resort project commencing in early 1997.

  Contract commission revenue increased from $0 in 1995 to $497,000 in 1996 as it was a new line of business in 1996 when AVCOM entered into an agreement to provide marketing and selling services on a fee basis to a resort in California in which AVCOM holds a partial minority ownership interest. Contract commission revenues are earned and recognized upon close of escrow of the related sale.

  Cost of timeshare interests sold increased $1,062,000 (13.8%) in 1996 from 1995 primarily as the result of the 22.5% increase in sales revenues. As a percentage of timeshare sales, cost of timeshare interests sold decreased from 30.9% in 1995 to 28.8% in 1996. The variance is due to a change in product sales mix which included a higher mix of sales from less costly projects, as well as a 11.2% increase in the average sales price.

  Marketing and selling expenses as a percentage of sales of timeshare interests increased from 45.3% in 1995 to 49.7% in 1996. During 1996, AVCOM commenced sales at three new resorts, two of which are located in geographic markets new to the company. Significant start-up marketing and selling costs were incurred in connection with these two new geographic locations. Such start-up costs are capitalized and amortized over a twelve month period. A portion of marketing and selling costs are fixed in nature represented by administrative personnel and office related costs. As such, at the onset of sales activities, marketing and selling costs as a percentage of sales is disproportionately high until sales volumes gradually increase. The increase in the percentage between 1996 and 1995 reflects the amortization of start-up marketing and selling costs, as well as the initial low sales volumes at the two resorts located in new markets in 1996. Prior to July 1995, AVCOM contracted all sales and marketing functions with an independent vendor. This relationship was severed in June 1995 and AVCOM internalized the sales and marketing functions. At September 30, 1996 and 1995, $4.1 million and $0 of marketing and selling expenses have been deferred related to the percentage of completion and the deposit methods of accounting for sales, respectively.

  Timeshare management expenses increased $746,000 in 1996 from 1995 primarily as the result of a one-time charge associated with the May 1996 cancellation of a third-party management services contract. Pursuant to this contract, the vendor was to provide certain proprietary computer systems and equipment through December 1996 and consulting services and resort property management and reservation services for certain resorts through December 1998. In conjunction with its planned conversion to an integrated management and reservation computer system, AVCOM assumed responsibility for the management of its resort properties upon termination of the contract.

  Contract marketing and selling expense relates to contract commission revenue, a new line of business in 1996. Contract expenses exceed contract revenues primarily as the result of a timing difference between the recognition of revenues and expenses. Expenses are recognized when incurred, while related revenues are earned and recognized upon close of escrow of the related sale. In addition, certain start-up costs associated with this new operation where incurred and are being amortized over a twelve month period.

  General and administrative expenses increased $2,973,000 (91.3%) in 1996 from 1995. As a percentage of total revenues, general and administrative expenses increased from 12.3% in 1995 to 19.1% in 1996. As the result of the percentage of completion accounting for sales revenues, $7.0 million of sales revenues were deferred at September 30, 1996 compared with no deferral at September 30, 1995. For the nine months ended September 30, 1996, the percentage would have been reduced to 15.7% had the deferred revenues been recognized. The additional increase is the result of increased corporate infrastructure, including office space and personnel, in conjunction with increasing the number of active selling resorts from two as of September 30, 1995 to five in 1996.

  At September 30, 1996, $839,000 of costs relating to a project under development in South Lake Tahoe, California were written off. In October 1993, AVCOM acquired the timeshare development rights for approximately 195 units from a third-party developer for which the company has made payments totaling $750,000. AVCOM is currently negotiating the termination of this agreement and does not anticipate proceeding with this project. Since the recovery of its payments is conditioned upon the future event of finding a replacement purchaser of AVCOM's rights, the full amount of its payments, together with costs previously capitalized with regard to this project have been written off.

  The provision for doubtful accounts increased from $212,000 in 1995 to $1,055,000 in 1996 primarily as the result of the increase in receivables originated through the sale of timeshare interests.

  Interest and financing costs increased by $1,822,000 in 1996 to $2,944,000 from $1,122,000 in 1995. The increase is primarily due to a change in the manner in which AVCOM finances its notes receivable portfolio. Prior to July 1995, AVCOM exclusively sold all notes receivable originated through the sale of timeshare interests. Commencing in July 1995, AVCOM primarily financed its notes receivable through the hypothecation of the notes. As such, the notes receivable, together with the related financing, remain on AVCOM's balance sheet and the interest rate differential is recognized as the notes receivable are amortized and collected and the interest expense incurred, thereby increasing interest and financing costs.

  Interest income increased from $253,000 in 1995 to $2,396,000 in 1996 primarily due to a change in the manner in which AVCOM finances its notes receivable portfolio as more fully described above.

 Comparison of the Year Ended December 31, 1995 to the Year Ended December 31, 1994

  Sales of timeshare interest increased $9,101,000 (37.7%) from $24,130,000 in 1994 to $33,231,000 in 1995. The primary reasons for the increase were the combined affect of an 18.8% increase in average sales price per interval sold, together with a 16.0% increase in the number of intervals sold. The increase in intervals sold resulted primarily from the inclusion of a full year of sales at Tahoe Beach & Ski Club and Sedona Springs Resort in 1995, compared with a partial sales year in 1994 at Tahoe Beach & Ski Club which was acquired in March 1994 and Sedona Springs Resort where sales commenced in June 1994. The average sales price increase reflects an increase in the mix of Sedona Springs Resort sales in 1995 with a higher average sales price.

  Timeshare management revenue increased $606,000 (93.2%) from $650,000 in 1994 to $1,256,000 in 1995 due to the increase in the number of interval owners at the Tahoe Beach & Ski Club and Sedona Springs Resort that are charged management fees. The increase is also due to increased room rentals at the completed projects.

  Cost of timeshare interests sold increased $4,289,000 (63.2%) in 1995 from 1994. As a percentage of timeshare sales, cost of timeshare interests sold increased from 28.1% in 1994 to 33.3% in 1995. These increases reflect overall increased sales volumes of 37.7%, together with a change in product sales mix. In 1994, sales were predominantly at the Villas of Sedona project with a lower product cost resulting from its acquisition as a distressed property. In 1995, the sales mix predominantly included sales at the Tahoe Beach & Ski Club and Sedona Springs Resort projects which were newly acquired or constructed projects with higher costs per interval.

  Marketing and selling expenses as a percentage of sales of timeshare interests decreased from 50.7% in 1994 to 41.9% in 1995. Prior to July 1995, AVCOM contracted all sales and marketing functions with an independent vendor. This relationship was severed in June 1995 and AVCOM internalized the sales and marketing functions resulting in a cost savings during the second half of 1995.

  General and administrative expenses increased $1,746,000 (57.6%) in 1995 from 1994. As a percentage of total revenues, general and administrative expenses increased from 11.9% of sales in 1994 to 13.6% in 1995. The increase is the result of increased corporate infrastructure, including office space and personnel, in conjunction with the anticipated start up of two new resorts in 1996, together with the overall increase in sales volume.

  The provision for doubtful accounts increased from $371,000 in 1994 to $792,000 in 1995 primarily as the result of the increase in receivables originated through the sale of timeshare interests.

  Interest and financing costs increased by $1,009,000 in 1995 to $1,818,000 from $809,000 in 1994. The increase is primarily due to a change in the manner in which AVCOM finances its notes receivable portfolio. Prior to July 1995, AVCOM exclusively sold all notes receivable originated through the sale of timeshare interests. Commencing in July 1995, AVCOM primarily financed its notes receivable through the hypothecation of the notes. As such, the notes receivable, together with the related financing, remain on AVCOM's balance sheet and the interest rate differential is recognized as the notes receivable are amortized and collected and the interest expense incurred, thereby increasing interest and financing costs.

  Interest income increased from $180,000 in 1994 to $594,000 in 1995 primarily due to a change in the manner in which AVCOM finances its notes receivable portfolio as more fully described above.

 Comparison of the Year Ended December 31, 1994 to the Year Ended December 31, 1993

  Sales of timeshare interests increased $9,649,000 (66.6%) from $14,481,000 to $24,130,000 in 1994. The number of timeshare intervals sold increased 87.3% primarily as the result of the addition of the Tahoe Beach & Ski Club project acquired by AVCOM in March 1994, the commencement of sales at the Sedona Springs Resort project in June 1994 and an increase in sales at the Villas of Sedona compared with 1993 as the result of a mature marketing effort in 1994. The average sales price decreased by 11.1% as the result of this change in product mix which included lower price intervals at the Tahoe Beach & Ski Club project initially.

  Timeshare management revenue increased 43.8% from $452,000 in 1993 to $650,000 in 1994. This represents daily room rentals and fees for management of the resorts. The increase is primarily due to the addition of the Tahoe Beach & Ski Club Resort.

  Gain on sale of notes receivable increased by 242% from $167,000 in 1993 to $571,000 in 1994 as the result of an increase in the dollar volume of receivables sold, together with an increase in the interest differential as the result of more favorable financing terms.

  Cost of timeshare interests sold increased from 24.5% of timeshare sales in 1993 to 28.1% in 1994. In 1993, sales were limited to the Villas of Sedona and the Villas at Poco Diablo projects with a lower product cost resulting from their acquisition as distressed properties. In 1994, the sales mix included sales at the Tahoe Beach & Ski Club and Sedona Springs Resort projects which were newly acquired or constructed projects with higher costs per interval.

  Marketing and selling expenses increased from 48.0% of timeshare sales in 1993 to 50.7% of timeshare sales in 1994 as the result of increased costs pursuant with AVCOM's independent sales and marketing services vendor.

  General and administrative expenses increased by $1,413,000 in 1994 to $3,034,000 from $1,621,000 in 1993. As a percentage of total revenues, general and administrative expenses increased from 10.7% in 1993 to 11.9% in 1994. These increases were attributed to the start up of two new resorts in 1994 and the expansion of the corporate administration group in Sedona, Arizona.

  The provision for doubtful accounts increased from $251,000 in 1993 to $371,000 in 1994 primarily as the result of the increase in receivables originated through the sale of timeshare interests.

  Interest and financing costs increased by $474,000 in 1994 to $809,000 from $335,000 in 1993. The increase is attributable to additional borrowings used for the renovation of the Tahoe Beach & Ski Club, the acquisition of the corporate administrative facility, construction related to the Sedona Springs Resort, additional end-loan financing for receivables and various working capital financings.

  Interest income decreased from $236,000 in 1993 to $180,000 in 1994 as a result of loan processing efficiencies gained in the financing of customer receivables with financial institutions thereby shortening the income earning holding period of the notes by AVCOM before their sale.

  The provision for income taxes decreased by $1,275,000 from $1,970,000 in 1993 to $695,000 in 1994. As a percentage of income before taxes, the provision for income taxes decreased from 90.2% in 1993 to 43% in 1994. The higher provision in 1993 was due to the merger of Villashare Partners into AVCOM on September 1, 1993. Deferred income taxes were established at that time as a result of the merger for temporary differences between the financial reporting basis and the tax basis of the assets and liabilities.

 Liquidity And Capital Resources

  AVCOM generates cash for operations from the sale of timeshare intervals, the financing of the sales of timeshare intervals, the rental of unsold timeshare interval units, and the receipt of management fees for property management services rendered on behalf of AVCOM's respective homeowners associations. With respect to the sale of timeshare intervals financed by AVCOM, AVCOM generates cash from operations from the receipt of down payments from customers and the sale or hypothecation of the related mortgage receivables generally equal to 85% to 90% of the amount financed. AVCOM also generates cash from operations in those instances where the timeshare interval is purchased for cash. With respect to notes receivable sold or hypothecated, AVCOM generates cash related to the difference between the interest charged on the customer mortgages and the interest paid to the end-loan financier.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31                 SEPTEMBER 30
                         --------------------------------------  -------------------------
                            1993         1994          1995         1995          1996
                         -----------  -----------  ------------  -----------  ------------
Net Cash Provided From
 (Used By)
  Operating Activities.. $ 2,907,000  $   291,000  $  3,564,000  $ 3,101,000  $  1,327,000
  Investing Activities.. $(2,197,000) $(1,926,000) $(13,413,000) $(9,009,000) $(17,904,000)
  Financing Activities.. $  (183,000) $ 1,046,000  $ 11,378,000  $ 6,164,000  $ 15,735,000

  Cash flow provided by operating activities for the nine months ended September 30, 1996 compared with the same period in 1995, decreased primarily as the result of an increase in resort property held for timeshare sales and a decrease in deferred income taxes in 1996, offset by an increase in deferred revenue, net of related deferred marketing and selling costs, and an increase in accounts payable and other accrued liabilities in 1996. Cash flow provided by operating activities for the year ended December 31, 1995 compared with the same period in 1994, increased primarily as the result of the reduction in restricted cash in 1995, an increase in the level of commissions payable and accounts payable and accrued liabilities in 1995 and the leveling-off of resort property held for timeshare sales in 1995. Cash flow provided by operating activities for the year ended December 31, 1994 compared with the same period in 1993, decreased primarily as the result of an increase in restricted cash in 1994, an increase in resort property held for timeshare sales in 1994 contrasted to a reduction in 1993 and increases in the level of commissions payable and accounts payable and accrued liabilities in 1994 contrasted with reductions in 1993.

  Cash flow used by investing activities for the nine months ended September 30, 1996 compared with the same period in 1995, increased primarily due to a change in the manner in which AVCOM finances its notes receivable portfolio. Prior to July 1995, AVCOM exclusively sold all notes receivable originated through the sale of timeshare interests. Commencing in July 1995, AVCOM primarily financed its notes receivable through the hypothecation of the notes. As such, the proceeds from the sale of notes receivable are presented as cash flow from investing activities, whereas, the proceeds from the hypothecation of notes receivable are presented as cash flow from financing activities. Cash flow used by investing activities for the year ended December 31, 1995 compared with the same period in 1994, increased primarily due to a change in the manner in which AVCOM finances its notes receivable portfolio as more fully described above. Cash flow used by investing activities for the year ended December 31, 1994 compared with the same period in 1993, decreased primarily as the result of an overall increase in the advance rate on notes receivable sold.

  Cash flow provided by financing activities for the nine months ended September 30, 1996 compared with the same period in 1995, increased primarily due to a change in the manner in which AVCOM finances its notes receivable portfolio. Prior to July 1995, AVCOM exclusively sold all notes receivable originated through the sale of timeshare interests. Commencing in July 1995, AVCOM primarily financed its notes receivable through the hypothecation of the notes. As such, the proceeds from the hypothecation of notes receivable are presented as cash flow from financing activities, whereas, the proceeds from the sale of notes receivable are presented as cash flow from investing activities. Cash flow provided by financing activities for the year ended December 31, 1995 compared with the same period in 1994, increased primarily due to a change in the manner in which AVCOM finances its notes receivable portfolio as more described above. Cash flow provided by financing activities for the year ended December 31, 1994 compared with the same period in 1993, increased primarily as the result of an increase in the hypothecation of non-conforming notes receivable and an increase in unsecured borrowings.

  AVCOM's primary source of end-loan or timeshare receivables financing and sales of receivables has been and continues to be through institutional lenders. AVCOM's financing sources include banks, insurance companies, specialized financing affiliates of major corporations and independent finance companies. As of September 30, 1996, AVCOM had credit facility commitments totaling approximately $49,900,000 approximately $20,300,000 remained available for financing consumer receivables. Additionally, AVCOM has entered into an agreement with an affiliate of one of its warehouse facility providers to place up to $75 million of securities collateralized by AVCOM's note receivables.

  Management intends to pursue additional credit facilities as needed by AVCOM. AVCOM's obligations pursuant to the credit facility agreements are generally guaranteed by Messrs. Hughes and Stevens. Additionally, a $5 million commitment has been guaranteed by a company owned by a shareholder of AVCOM. AVCOM is generally subject to various restrictive financial covenants pursuant to the commitments, which include covenants prohibiting the payment of dividends and requiring the maintenance of at least $3 million of tangible net worth and no more than a 15-to-1 debt-to-equity ratio. AVCOM was in compliance with all such financial covenants as of December 31, 1995. AVCOM was not in compliance with the debt-to-equity ratio covenants at September 30, 1996; however, a waiver from the lender was obtained.

  While the terms of AVCOM's receivables financing facilities have varied and have become increasingly more favorable to AVCOM, the conditions to such facilities have generally included requirements regarding borrower qualification and credit underwriting, minimum yields, receivables aging and minimum obligation terms. AVCOM's sales occasionally generate receivables that do not meet one or more of these criteria, on either a temporary or a permanent basis. Receivables resulting from non-standard sales are not suitable for immediate placement with AVCOM's existing credit facilities. To finance these non-standard receivables, AVCOM has obtained various loans from private parties which are secured by the receivables. Most private financing has been obtained from major shareholders, individuals familiar with AVCOM or prior business associates of officers of AVCOM. As of September 30, 1996, there was approximately $3.0 million outstanding in private financing of timeshare receivables generated by AVCOM.

  AVCOM's capital requirements related to the development of future projects and the financing of notes receivables have been and will continue to be significant. In addition, AVCOM's level of general and administrative costs is based on the level of sales and development activity which occurred in 1996 and which is anticipated in 1997. Further, AVCOM has and will continue to incur initial start-up sales and marketing costs in anticipation of future projects and transactions. To date, AVCOM has been substantially dependent upon loans from banks and private lenders and the sale or pledge of notes receivable to finance its developments and operations. AVCOM will be required to seek significant amounts of additional debt and/or equity capital to continue to finance or sell its notes receivable, develop its proposed projects and carry the current level of overhead. There is no assurance that AVCOM can continue to obtain adequate financing from lenders for its financing or sale of notes receivable or its project developments and operations if and when required, or on terms acceptable to AVCOM. In the event AVCOM is unsuccessful in obtaining additional funds necessary for these purposes, management may need to take steps to continue to operate within the available cash flow. Such steps may include, among others, postponement or abandonment of certain timeshare projects and transactions, reduction of general and administrative costs, or reduction of selling and marketing costs.

  At December 31, 1995, AVCOM has a minimum tax credit carryforward of approximately $592,000 for income tax purposes available to offset future income taxes payable to the extent regular income taxes payable exceeds alternative minimum taxes payable. Minimum tax credits can be carried forward indefinitely. AVCOM has a net operating loss carryforward at December 31, 1995 of approximately $3,211,000 for state and federal income tax purposes. The state net operating loss carryforward will begin to expire in 1999 and the federal net operating loss carryforward will begin to expire in 2009.

 Impact Of Market Conditions, Interest Rates And Regulations

  The sale of timeshare intervals may be effected by fluctuating market conditions which may be effected by national, regional or local economic conditions. Changing demographics in particular areas will affect timeshare development operations in such areas. The development of timeshare properties by competitors of AVCOM in regions where AVCOM operates may reduce the potential market for AVCOM's timeshare interests and adversely affect AVCOM's timeshare interests and adversely affect AVCOM's operating results.

  AVCOM's operations are sensitive to interest rates and to inflation. Increased borrowing costs resulting from increases in interest rates may not be immediately recoverable from prospective purchasers. AVCOM's notes receivable are fixed rate with terms of primarily seven years with some financing extended to ten years, and do not increase or decrease as a result of interest rates charged to AVCOM. The notes receivable sold, upon which AVCOM has recourse, were sold at fixed rates. Inflationary increases may be difficult to pass on to customers since increases in sales prices may result in lower sales closing rates and higher cancellations. In addition, delinquency and cancellation rates may be affected by changes in the nation's economy.

  Government regulation may also have a substantial impact on timeshare sales and profitability of timeshare sales operations. Changes in the tax law, including federal, state and local income and property taxes, could have an impact on the operation, appreciation and profitability of AVCOM's projects. Changes in interest and inflation rates may affect the demand for timeshare interests. Changes in environmental laws related to products used in the timeshare developments could affect the viability of AVCOM's current or planned projects. Changes in previously restrictive zoning ordinances fostered by a recessionary environment could create added competitive pressures on AVCOM's timeshare development properties due to such projects having to compete with newly zoned, more attractive projects.

 Recent Developments

  On April 30, 1996, AVCOM paid down the principal balance of its convertible subordinated note payable from $930,000 to $580,000 and received an extension until August 31, 1996. An additional extension was granted until December 31, 1996 following a principal payment of $94,000 made in September 1996 and $86,000 due in December 1996. The remaining $400,000 principal balance was converted into 310,000 shares of AVCOM Stock on August 31, 1996.

  AVCOM had 1,310,700 shares of issued and outstanding preferred stock as of September 30, 1996. As a condition of the Merger, all shares of AVCOM Preferred have been converted into AVCOM Stock at a conversion rate of one for one. The AVCOM Preferred was converted into AVCOM Stock on October 24, 1996.

  On September 22, 1996, AVCOM entered into the Merger Agreement with Signature whereby AVCOM's shareholders are to receive newly issued shares of Signature Stock in exchange for their shares of AVCOM Stock in the Merger. See "THE PROPOSED MERGER--General Description of the Merger" for a detailed discussion of the exchange terms and criteria. As a part of the Merger, Signature agreed to make a $2.5 million working capital loan to AVCOM to accommodate AVCOM's working capital needs in lieu of AVCOM otherwise continuing its capital raising activities during the due diligence period contemplated by the Merger. This was later increased to permit AVCOM to borrow up to $4.0 million. The outstanding loan amount is $3.0 million as of December 18, 1996 with an interest rate of 12%. The loan will be paid from the proceeds of sale of the Tunlii, L.L.C. property and release prices paid from the sale of intervals at the Sedona Summit Resort with a maturity date of not later than December 31, 1997 but can mature sooner if, e.g., Signature validly terminates the Merger Agreement.

  Separately, should the Merger fail to be consummated, AVCOM will grant Signature an irrevocable option exercisable through December 31, 1998 to acquire a number of shares of AVCOM Stock equal to 19.9% of the total issued and outstanding AVCOM Stock, on a fully diluted basis, at an exercise price of $5.00 per share. Additionally, if the Merger Agreement is terminated by Signature under certain circumstances, AVCOM would be required to pay Signature a termination fee of $1,800,000 plus certain expenses.

PRINCIPAL SHAREHOLDERS

 Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth, as of December 12, 1996, certain information regarding the shares of AVCOM's outstanding common stock beneficially owned by AVCOM's executive management, its directors, all executive management and directors as a group, and each person who is known by AVCOM to own beneficially more than 5% of AVCOM's common stock. On October 24, 1996 all previously outstanding shares of AVCOM Preferred were converted into shares of AVCOM Stock at a ratio of one share of AVCOM Stock for each share of AVCOM Preferred outstanding.

                                                  BENEFICIAL OWNERSHIP
                                                  -----------------------------
       NAME AND ADDRESS OF BENEFICIAL OWNER(A)     SHARES            PERCENTAGE
       ---------------------------------------    ---------          ----------
     Gary L. Hughes(b)........................... 1,096,225(c)          20.6%
     John R. Stevens(b).......................... 1,031,225(d)          19.4%
     Robert M. Eckenroth(b)......................   105,000(e)           2.0%
     Harry B. Haisfield(f).......................   400,000              7.0%
     William C. Needham, Jr.(g)..................   721,500(h)          12.9%
     Lane Overstreet(i)..........................   310,000              5.9%
     Sangar Investment Company, L.L.C.(j)........ 2,011,250             38.2%
     All executive management and directors as a
      group (3 persons).......................... 2,232,450(c)(d)(e)    40.7%

--------
(a) Unless otherwise noted, the named persons have sole investment and voting power with respect to the shares indicated.
(b) The mailing address for Messrs. Hughes, Stevens and Eckenworth is c/o AVCOM International, Inc., P.O. Box 10118, Sedona, Arizona 86339.

(c) Includes 58,000 shares subject to options, of which the right to acquire 29,000 have vested and the right to acquire the additional 29,000 vest on December 29, 1996, and 1,038,125 shares beneficially owned through Sangar Investment Company, L.L.C., an Arizona limited liability company. Two Hundred Fifty Thousand shares of AVCOM Stock are subject to an escrow arrangement and will be released if AVCOM has attained earnings per share of $0.20 per share on a fully diluted basis for two consecutive fiscal years prior to December 31, 2000 or redeemed by AVCOM at $0.02 per share if such per share earnings do not occur.

(d) Includes 58,000 shares subject to options, of which the right to acquire 29,000 have vested and the right to acquire the additional 29,000 vest on December 29, 1996, and 973,125 beneficially owned through Sangar Investment Company, L.L.C., an Arizona limited liability company. Two Hundred Fifty Thousand shares of AVCOM Stock are subject to an escrow arrangement and will be released if AVCOM has attained earnings per share of $0.20 per share on a fully diluted basis for two consecutive fiscal years prior to December 31, 2000 or redeemed by AVCOM at $0.02 per share if such per share earnings do not occur.
(e) Includes 100,000 shares subject to immediately exercisable options.
(f) Mr. Haisfield's address is 600 South Barrocks, #105, Pensacola, Florida
    32501.
(g) Mr. Needham's address is 400 East 58th Street, New York, New York 10022. All information regarding Mr. Needham's stock ownership is based upon information as of September 1, 1993.
(h) Includes 350,000 shares pursuant to disputed options. AVCOM has made claim against Mr. Needham for damages and rescission of his outstanding common stock and options. See "INFORMATION REGARDING AVCOM INTERNATIONAL, INC.-- Legal Proceedings."
(i) Mr. Overstreet's address is 1615 Quartz Valley Drive, Carefree, Arizona
    85377.
(j) Sangar Investment Company, L.L.C. is 100% beneficially owned by Gary L. Hughes and John R. Stevens.

DESCRIPTION OF CAPITAL STOCK

  AVCOM's Certificate of Incorporation authorizes issuance of 10,000,000 shares of $.01 par value common stock, of which 5,274,636 were issued and outstanding on December 12, 1996 (the "AVCOM STOCK"), including 12,000 shares held as treasury stock. The Certificate of Incorporation also authorizes the issuance of 1,400,000 shares of $.01 par value shares of Preferred Stock (the "AVCOM PREFERRED") none of which were issued and outstanding on December 12, 1996.

 Common Stock

  The holders of AVCOM Stock are entitled to one vote per outstanding share on all matters submitted to a vote of the shareholders. Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or other securities of AVCOM. Shareholders are not entitled to cumulate their votes for the election of directors. Dividends may be paid to the holders of AVCOM Stock out of funds legally available for dividends when and if declared by the Board of Directors. No dividends may be declared on the AVCOM Stock unless all cumulative dividends on the AVCOM Preferred have been declared and paid as of the declaration date. In the event of any liquidation, dissolution or winding up of the affairs of AVCOM, the holders of AVCOM Stock will be entitled to share ratably in the assets remaining after provisions for payment of creditors and the liquidation preference on the AVCOM Preferred outstanding at that time.

 Preferred Stock

  The authorized and unissued AVCOM Preferred may be issued by action of the AVCOM Board without further shareholder approval. Holders of AVCOM Preferred do not have preemptive rights. The holders of the AVCOM Preferred are entitled to one vote per outstanding share on all matters submitted to a vote of shareholders, including the election of directors. The holders of AVCOM Preferred also vote and must approve as a class any material changes to AVCOM's Articles of Incorporation or to the rights and preferences of the AVCOM Preferred. Dividends may be paid to the holders of AVCOM Preferred out of funds legally available for dividends when and if declared by the Board of Directors. Each share of AVCOM Preferred is entitled to a cumulative dividend of $.08 per share per annum, which shall be declared and paid before any dividend is payable to holders of AVCOM Stock. The $.08 dividend shall accrue on July 1, 1994 and each July 1st thereafter. In the event of a liquidation, dissolution or winding-up of the affairs of AVCOM, the holders of the AVCOM Preferred will be entitled to receive $1.00 per share plus all accrued but unpaid dividends before any liquidation proceeds are distributed to the holders of any other class of AVCOM Stock. The AVCOM Preferred is convertible into common stock as a class, by affirmative vote of the holders of 66 2/3% of the AVCOM Preferred, on a one-for-one basis, subject to adjustment for stock dividends, stock splits, mergers and similar changes of AVCOM's capital structure. Any unpaid dividends are voided upon conversion.

  On October 24, 1996, at a special meeting of the holders of the AVCOM Preferred, holders of 83% of the outstanding shares voted to convert the AVCOM Preferred as a class into shares of AVCOM Stock. With such vote, each outstanding share of AVCOM Preferred was converted into one share of AVCOM Stock. AVCOM's transfer agent has been instructed to issue certificates representing shares of AVCOM's Stock to the holders of the AVCOM Preferred upon surrender and cancellation of the AVCOM Preferred certificates. All holders of the AVCOM Preferred have been directed to forward the certificates representing their AVCOM Preferred to AVCOM's transfer agent for cancellation and issuance of a certificate representing shares of AVCOM Stock in an amount equal to the previously outstanding shares of AVCOM Preferred.

 Options and Warrants

  AVCOM issued an option to purchase up to 350,000 shares of AVCOM common stock with an exercise price of $.02 per share to William C. Needham, Jr. The option is currently exercisable and expires August 31, 1998. The option becomes forfeitable if the common stock does not trade in a public market for at least $4.00 for 120 consecutive trading days. If the option is exercised prior to the expiration date and the common stock does not trade in a public market for at least $4.00 for 120 consecutive trading days, shares issued upon exercise of the option may be repurchased by AVCOM for $0.02 per share. AVCOM is making claim against Mr. Needham for cancellation of this option, and Mr. Needham has claimed to exercise the option. See "INFORMATION REGARDING AVCOM INTERNATIONAL, INC.--Legal Proceedings."

  AVCOM has granted partially vested options to acquire a total of 300,000 shares of common stock to Messrs. Hughes and Stevens under its Stock Option Plan at an exercise price of $3.44 per share. These options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Additionally, AVCOM granted Mr. Eckenroth options to purchase 100,000 shares of common stock at $2.75 per share. These options were granted under Mr. Eckenroth's employment agreement and are non-qualified options and are fully vested.

                            SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA OF AVCOM INTERNATIONAL, INC.

  (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The statements of operations for the years ended December 31, 1993, 1994 and 1995 and the balance sheet data as of December 31, 1994 and 1995 are derived from AVCOM's consolidated financial statements and notes thereto which have been audited by Ernst & Young LLP, independent public accountants, and are included elsewhere in this Proxy Statement/Prospectus. Balance sheet data as of December 31, 1993 is derived from AVCOM's consolidated financial statements which have been audited by Ernst & Young LLP, independent public accountants, which are not included in this Proxy Statement/Prospectus. The statements of operations and the balance sheet data for and as of the nine months ended September 30, 1995 and 1996 and the statements of operations and balance sheet data for and as of December 31, 1991 and December 31, 1992 have been derived from unaudited financial statements that in the opinion of AVCOM's management reflects all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information for such periods and of such dates. The selected consolidated financial data presented below should be read in conjunction with AVCOM's consolidated financial statements, appearing elsewhere in this Proxy Statement/Prospectus.

                                                                           NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31                    SEPTEMBER 30
                         -----------------------------------------------  --------------------
                          1991    1992     1993       1994       1995       1995       1996
                         ------  ------  ---------  ---------  ---------  ---------  ---------
STATEMENTS OF
 OPERATIONS:
Revenues:
  Sales of Vacation
   Intervals............ $6,416  $9,859  $  14,481  $  24,130  $  33,231  $  24,821  $  30,411
  Timeshare management..    --      --         452        650      1,256        962      1,059
  Contract commission
   revenue..............    --      --         --         --         --         --         497
  Gain on sale of notes
   receivable...........    --      --         167        571        566        564         77
  Health club revenue...    --      --         --         --         --         --         375
  Other.................    --      --          99         66        193        137        250
                         ------  ------  ---------  ---------  ---------  ---------  ---------
  Total revenues........  6,416   9,859     15,199     25,417     35,246     26,484     32,669
Costs and operating
 expenses:
  Cost of Vacation
   Intervals sold.......  1,676   2,641      3,548      6,792     11,081      7,682      8,744
  Marketing and selling.  3,212   4,921      6,950     12,232     13,920     11,232     15,117
  Timeshare management..    --      --         547        743      1,571      1,023      1,769
  Contract marketing and
   selling..............    --      --         --         --         --         --         974
  Health club expenses..    --      --         --         --         --         --         572
  General and
   administrative.......    323     715      1,621      3,034      4,780      3,256      6,229
  Resort property
   valuation allowance..    --      --         --         --         --         --         839
  Provision for doubtful
   accounts.............    322     140        251        371        792        212      1,055
                         ------  ------  ---------  ---------  ---------  ---------  ---------
  Total costs and
   operating expenses...  5,533   8,417     12,917     23,172     32,144     23,405     35,299
  Operating income
   (loss)...............    883   1,442      2,282      2,245      3,102      3,079     (2,630)
  Minority interest in
   consolidated limited
   partnership..........    --      --         --         --         --         --        (112)
  Interest and financing
   costs................    (42)   (299)      (335)      (809)    (1,818)    (1,122)    (2,944)
  Interest income.......     35     179        236        180        594        253      2,396
                         ------  ------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before
   income taxes.........    876   1,322      2,183      1,616      1,878      2,210     (3,290)
  Income taxes
   (benefit)............      0       0      1,970        695        838        936     (1,316)
                         ------  ------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)..... $  876  $1,322  $     213  $     921  $   1,040  $   1,274  $  (1,974)
                         ======  ======  =========  =========  =========  =========  =========
  Cumulative preferred
   stock dividends......    --      --         --         105        105         79         79
                         ------  ------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)
   available for holders
   of Common Stock......    --      --         --         816        935      1,195     (2,053)
                         ======  ======  =========  =========  =========  =========  =========
  Earnings (loss) per
   share of Common Stock
   (pro forma in
   1993)(a).............    --      --        0.27       0.16       0.17       0.22      (0.41)
  Weighted average
   number of shares of
   common stock and
   common stock
   equivalents (pro
   forma in 1993).......    --      --   4,682,507  4,942,759  5,554,089  5,530,669  4,987,080

                                                                         NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31                  SEPTEMBER 30
                          --------------------------------------------  --------------------
                           1991     1992     1993     1994      1995      1995       1996
                          -------  -------  -------  -------  --------  ---------  ---------
OTHER DATA:

EBITDA(b)...............  $ 1,052  $ 1,738  $ 2,574  $ 2,571  $  3,881  $   3,463  $     502
Cash flows provided by
 (used in):
 Operating activities...      291   (3,545)   2,907      291     3,564      3,101      1,327
 Investing activities...      (43)    (120)  (2,197)  (1,926)  (13,413)    (9,009)   (17,904)
 Financing activities...     (247)   3,636     (183)   1,046    11,378      6,164     15,735
Number of existing
 resorts at period end..        1        2        2        4         4          4          9
Number of Vacation
 Intervals sold.........      605      922    1,061    1,987     2,304      1,809      1,994
Number of Vacation
 Intervals in inventory.    1,078    2,196    1,211    3,948     1,995      2,322      8,888
Average price of
 Vacation Intervals.....  $10,609  $10,693  $13,650  $12,140  $ 14,420  $  13,720  $  15,600
BALANCE SHEET DATA (AT
 END OF PERIOD):
Cash, including cash in
 escrow.................       64       35      589    1,026     1,807        486        687
Total assets............    2,658    7,385    8,459   20,852    35,934     31,380     78,283
Long-term debt
 (including capitalized
 leases)................       82    4,477    3,454   12,960    23,453     18,540     52,906
Stockholders' equity(c).    1,078    1,724    2,514    3,415     5,340      5,673      3,766

--------

(a)See Footnote 1 to AVCOM's consolidated financial statements.

(b) As shown below, EBITDA represents net income (loss) before interest expense, income taxes and depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as an alternative to net income as a measure of AVCOM's operating results or to operating cash flow as a measure of liquidity. The following table reconciles EBITDA to net income:

                                                                 NINE MONTHS
                                                                    ENDED
                                  YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                             ---------------------------------- --------------
                              1991   1992   1993   1994   1995   1995   1996
                             ------ ------ ------ ------ ------ ------ -------
Net income (loss)........... $  876 $1,322 $  213 $  921 $1,040 $1,274 $(1,974)
Interest and financing
 costs......................     42    299    335    809  1,818  1,122   2,944
Taxes.......................      0      0  1,970    695    838    936  (1,316)
Depreciation and
 amortization...............    134    117     56    146    185    131     848
                             ------ ------ ------ ------ ------ ------ -------
EBITDA...................... $1,052 $1,738 $2,574 $2,571 $3,881 $3,463 $   502
                             ====== ====== ====== ====== ====== ====== =======

--------

(c)Partners' capital in 1991 and 1992.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF SIGNATURE RESORTS,
INC.

  (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth summary consolidated historical financial information of Signature. For periods ending prior to September 30, 1996, the financial information presented below combines each of Signature's predecessor limited partnerships, limited liability companies and other affiliated corporations that were combined into Signature in the Consolidation Transactions. The following financial information does not give effect to the proposed acquisition of AVCOM. Such information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements for Signature and the notes thereto which are contained elsewhere in this Proxy Statement/Prospectus. Due to seasonality, other market factors and additions to the number of Signature's resorts, the combined historical and pro forma results for the nine months ended September 30, 1995 and 1996 are not necessarily indicative of results for a full year.

                                                                      NINE MONTHS
                                                                         ENDED
                               YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------  ----------------------
                           1992      1993      1994      1995       1995        1996
                          -------  --------  --------  --------  ----------  ----------
                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS:
Revenues:
 Vacation Interval
  sales.................  $11,328  $ 22,238  $ 40,269  $ 59,071  $   46,385  $   49,459
 Interest income........      402     1,825     3,683     6,929       4,669       6,627
 Other income...........      115       373       338     6,608       2,641       7,646
                          -------  --------  --------  --------  ----------  ----------
 Total revenues.........   11,845    24,436    44,290    72,608      53,695      63,732
Costs and operating
 expenses:
 Vacation Interval cost
  of sales..............    2,999     5,708    12,394    15,650      12,547      11,255
 Advertising, sales and
  marketing.............    4,734    10,809    18,745    28,488      22,429      24,408
 Loan portfolio
  Interest expense--
   treasury.............      168       674     1,629     3,586       2,533       4,022
  Other expenses........       50       208       851     1,189         758       1,048
  Provisions for
   doubtful accounts....      555       619       923     1,787       1,471       1,372
 General and
  administrative
  Resort-level..........      665     2,346     2,864     4,947       2,760       4,961
  Corporate.............      375       877       874     1,607       1,130       2,428
 Depreciation and
  amortization..........      209       384       489     1,675       1,158       1,675
 Interest expense--
  other.................      --        518       959       476         344       1,868
                          -------  --------  --------  --------  ----------  ----------
 Total costs and
  operating expenses....    9,755    22,143    39,728    59,405      45,130      53,037
 Net operating income...    2,090     2,293     4,562    13,203       8,565      10,695
 Equity loss on
  investment in joint
  venture...............      --        --        271     1,649       1,293          95
                          -------  --------  --------  --------  ----------  ----------
 Net income before
  taxes.................    2,090     2,293     4,291    11,554       7,272      10,600
 Income taxes...........      --        --        --        641         210         539
                          -------  --------  --------  --------  ----------  ----------
 Net income.............  $ 2,090  $  2,293  $  4,291  $ 10,913  $    7,062  $   10,061
                          =======  ========  ========  ========  ==========  ==========
 Pro forma net
  income(a).............    1,301     1,414     2,674     7,206       4,533       6,608
 Pro forma net income
  per share of common
  stock(a)..............      --        --        --        --          .40         .54
 Pro forma weighted
  average number of
  shares of common stock
  outstanding...........      --        --        --        --   11,354,705  12,321,759
OTHER DATA:
Ratio of earnings to
 fixed charges(b).......     4.23      2.00      1.82      2.77        2.56        2.07
Pro forma ratio of
 earnings to fixed
 charges(c).............      --        --        --       3.48         --         2.27
EBITDA(d)...............  $ 2,467  $  3,869  $  7,368  $ 17,291  $   11,307  $   18,165
Cash flows provided by
 (used in)
 Operating activities...   (6,166)   (3,262)  (10,964)    2,304       4,345     (21,851)
 Investing activities...      (51)  (10,776)  (24,940)  (36,919)    (31,382)    (27,390)
 Financing activities...    5,146    15,341    36,134    37,102      30,121      54,744
Number of resorts at
 period end.............        1         3         4         7           7           9
Number of Vacation
 Intervals sold(e)......    1,284     2,442     4,482     5,675       4,321       5,157
Numbers of Vacation
 Intervals in
 inventory(e)...........    1,164     1,233     2,401     9,917      18,122      22,509
Average price of
 Vacation Intervals
 sold(e)................  $ 8,822  $  9,106  $  8,985  $ 11,353  $   11,196  $   13,223
BALANCE SHEET DATA (AT
 END OF PERIOD):
Cash, including cash in
 escrow.................  $   850  $  2,567  $  4,282  $  6,288  $    6,757  $   11,339
Total assets............   18,739    38,230    82,454   138,085     126,643     214,529
Long-term debt..........    9,696    22,931    44,415    84,738      75,066      81,145
Stockholders' equity....    7,439    11,838    30,780    38,470      37,312     100,115

--------
(a) Reflects the effect on historical statement of operations data, assuming the combined Company had been treated as a C corporation rather than as individual limited partnerships and limited liability companies for federal income tax purposes.

(b) The ratio of earnings to fixed charges has been computed by dividing earnings before income tax plus fixed charges (excluding capitalized interest) and amortization of previously capitalized interest by fixed charges. Fixed charges consist of interest and other finance expenses and capitalized interest.

(c) The pro forma ratio of earnings to fixed charges has been computed as described in (b) above after giving effect to the net decrease in interest expense resulting from the portion of the convertible offering used to retire existing indebtedness of Signature.

(d) As shown below, EBITDA represents net income before interest expense, income taxes and depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as an alternative to net income as a measure of Signature's operating results or to operating cash flow as a measure of liquidity. The following table reconciles EBITDA to net income:

                                                                  NINE MONTHS
                                                                     ENDED
                                     YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                   ---------------------------- ---------------
                                    1992   1993   1994   1995    1995    1996
                                   ------ ------ ------ ------- ------- -------
      Net income.................. $2,090 $2,293 $4,291 $10,913 $ 7,062 $10,061
      Interest expense--treasury..    168    674  1,629   3,586   2,533   4,022
      Interest expense--other.....    --     518    959     476     344   1,868
      Taxes.......................    --     --     --      641     210     539
      Depreciation and
       amortization...............    209    384    489   1,675   1,158   1,675
                                   ------ ------ ------ ------- ------- -------
      EBITDA...................... $2,467 $3,869 $7,368 $17,291 $11,307 $18,165
                                   ====== ====== ====== ======= ======= =======

(e) Includes the effect of sales or inventory of Vacation Intervals at Signature's non-consolidated resort (the Embassy Vacation Resort Poipu Point).

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The unaudited pro forma combined Signature and AVCOM balance sheet as of September 30, 1996, and unaudited pro forma combined statements of income for the nine months ended September 30, 1996, and for the years ended December 31, 1995, 1994 and 1993, give effect to the proposed merger of Signature and AVCOM.

  The proposed merger of Signature and AVCOM is presented using the pooling of interests method of accounting, assuming Signature will issue .16 shares of Signature Stock (based on a current price of Signature's Stock) for each one share of AVCOM Stock in accordance with Article I, Paragraph 1.3 of the Agreement and Plan of Merger by and among Signature Resorts, Inc. and AVCOM International, Inc. as amended (as amended, the "MERGER AGREEMENT"). At September 30, 1996, AVCOM had options outstanding for 400,000 shares which are held by employees of AVCOM. In addition, William C. Needham, Jr. claims to hold options to purchase 350,000 shares which options are being disputed by AVCOM. Upon consummation, valid options will be converted into the right to receive shares of Signature stock based upon the value of the options at the effective time of the Merger, unless Signature elects, at its option, to convert the options into options to acquire Signature Stock. See "THE PROPOSED MERGER--General Description of the Merger."

  The pro forma combined balance sheet as of September 30, 1996 gives effect to the proposed Merger as if it had occurred at that date. The pro forma combined statements of income for the nine months ended September 30, 1996, and for the year ended December 31, 1995, give effect to the Consolidation Transactions, the Initial Public Offering and the Merger as if it had been in effect throughout the periods presented. The pro forma combined statements of income for the years ended December 31, 1994 and 1993 give effect only to the Consolidation Transactions and the Merger. The information shown is based upon numerous assumptions and estimates and is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have occurred had the Merger been consummated during the periods indicated. These statements should be read in conjunction with the consolidated financial statements of Signature and the consolidated financial statements of AVCOM which are included herein.

COMPARATIVE PER SHARE DATA (UNAUDITED)

  Under the terms of the Merger Agreement, AVCOM shareholders will receive .26 shares of Signature Stock for each share of AVCOM Stock subject to adjustment in the event the Conversion Share Value (as defined) of a share of Signature Stock exceeds $23.33 per share or is less than $15.55. As stated in the Merger Agreement, if the Conversion Share Value of a share of Signature Stock is less than $15.55 per share, then Signature is not required to consummate the Merger. The final conversion ratio will be based upon the Conversion Share Value of the Signature Stock (as defined) at the Closing Date. Assuming a minimum Conversion Share Value of Signature Stock of $15.55 per share and a maximum Conversion Share Value of $37.25, a recent closing price, the conversion ratios would be .26 and .16, respectively, and AVCOM shareholders would receive 1,371,405 shares and 843,942 shares, respectively, of Signature Stock.

  The following table presents, on an unaudited basis, at the dates and for the periods indicated (i) historical per share data for Signature and AVCOM,
(ii) pro forma combined per share data giving effect to the merger with AVCOM and (iii) pro forma equivalent per share data for AVCOM Stock. The pro forma financial data and equivalent per share data assume conversion ratios of .26 and .16 for AVCOM as discussed above.


                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ---------------------------------
                         NINE MONTHS ENDED
                         SEPTEMBER 30, 1996    1995        1994       1993
                         ------------------ ----------- ---------- ----------
HISTORICAL DATA
  Signature Resorts,
   Inc.(a)
    Weighted average
     shares
     outstanding........     12,321,759      11,354,705        --         --
    Earnings per
     share(b)...........     $     0.54     $      0.63        --         --
    Book value per
     share..............     $     5.76     $      3.39        --         --
    Cash dividends per
     share..............            --              --         --         --
  AVCOM International,
   Inc.
    Weighted average
     shares
     outstanding........      4,987,080       5,554,089  4,942,759  4,682,507
    Earnings per share..     $    (0.41)    $      0.17 $     0.16 $     0.27(c)
    Book value per
     share..............     $     0.55     $      1.05 $     0.59 $     0.36
    Cash dividends per
     share..............            --              --         --         --

--------

(a) Historical information for Signature is presented on a pro forma basis, assuming the shares issued in connection with the Initial Public Offering and the Consolidation Transactions were outstanding since January 1, 1995. Per share amounts prior to 1995 are not presented.

(b) Reflects the effects on earnings per share assuming Signature had been treated as a C corporation rather than as individual limited partnerships and limited liability companies for federal income tax purposes.

(c) Historical earnings per share for AVCOM for the year ended December 31, 1993 are presented on a pro forma basis and gives effect to the reorganization, as if it occurred at the beginning of the period and is based on income before income taxes, adjusted for cumulative and unpaid dividends on convertible preferred stock and adjusted for a pro forma income tax provision at the rate of forty percent, and on the outstanding weighted average shares (less treasury stock), common stock equivalents and convertible preferred stock.

                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                        ------------------------
                                     NINE MONTHS ENDED
                                     SEPTEMBER 30, 1996    1995     1994   1993
                                     ------------------ ---------- ------ ------
PRO FORMA COMBINED DATA
  Pro Forma combined at a
   conversion ratio of .26
    Weighted average shares
     outstanding...................      18,886,241     18,763,610    --     --
    Earnings per share.............      $     0.36     $     0.57    --     --
    Book value per share...........      $     5.54            --     --     --
    Cash dividends per share.......             --             --     --     --
  Pro Forma combined at a
   conversion ratio of .16
    Weighted average shares
     outstanding...................      18,338,778     18,236,147    --     --
    Earnings per share.............      $     0.37     $     0.59    --     --
    Book value per share...........      $     5.70            --     --     --
    Cash dividends per share.......             --             --     --     --
PRO FORMA EQUIVALENT PER SHARE DATA
  Equivalent AVCOM per share
   amounts at a conversion ratio of
   .26
    Weighted average AVCOM shares
     outstanding...................       4,987,080      5,554,089    --     --
    Earnings per share.............      $     0.09     $     0.15    --     --
    Book value per share...........      $     1.44            --     --     --
    Cash dividends per share.......             --             --     --     --
  Equivalent AVCOM per share
   amounts at a conversion ratio of
   .16
    Weighted average AVCOM shares
     outstanding...................       4,987,080      5,554,089    --     --
    Earnings per share.............      $     0.06     $     0.09    --     --
    Book value per share...........      $     0.91            --     --     --
    Cash dividends per share.......             --             --     --     --

                     COMBINED PRO FORMA BALANCE SHEET

                            SEPTEMBER 30, 1996
                          (UNAUDITED AND IN THOUSANDS)

                                                           PRO FORMA
                                                          ADJUSTMENTS     PRO
                                                           INCREASE      FORMA
                                      SIGNATURE  AVCOM   (DECREASE)(A)  COMBINED
                                      --------- -------  -------------  --------
ASSETS
Cash................................. $  9,844  $   687                 $ 10,531
Escrow...............................    1,495      --                     1,495
Mortgages receivable.................   87,956   36,659                  124,615
Due from affiliates..................    4,567    1,320                    5,887
Other receivables, net...............    8,249    1,037                    9,286
Prepaid expenses and other assets....    2,275    5,225                    7,500
Investment in joint venture..........    7,538      --                     7,538
Real estate and development costs....   85,030   26,705                  111,735
Property and equipment, net..........    2,733    5,580                    8,313
Intangible assets....................    4,842      470                    5,312
Investment in common stock...........      --       600                      600
                                      --------  -------     ------      --------
  Total assets....................... $214,529  $78,283                 $292,812
                                      ========  =======     ======      ========
LIABILITIES AND EQUITY:
Accounts payable..................... $  7,903  $ 9,665                 $ 17,568
Accrued liabilities..................   11,766    8,383                   20,149
Due to related parties...............    1,632      354                    1,986
Income taxes payable.................      569      --                       569
Deferred taxes.......................   11,399    1,597                   12,996
Notes payable to financial
 institutions........................   81,145   52,906                  134,051
                                      --------  -------     ------      --------
  Total liabilities..................  114,414   72,905                  187,319
                                      ========  =======     ======      ========
Minority interest in consolidated
 limited partnership.................      --     1,612                    1,612
SIGNATURE EQUITY:
Common Stock.........................      174                   8 (d)       182
Additional paid-in capital...........   98,515               2,232 (d)   100,747
Retained earnings....................    1,426               1,526 (d)     2,952
AVCOM EQUITY:
Preferred Stock......................                13        (13)(b)       --
Common Stock.........................                41         13 (b)       --
                                                               (54)(d)
Additional paid-in capital...........             2,216        (30)(c)       --
                                                            (2,186)(d)
Retained earnings....................             1,526     (1,526)(d)       --
Treasury stock.......................               (30)        30 (c)       --
                                      --------  -------     ------      --------
  Total equity.......................  100,115    3,766                  103,881
                                      --------  -------     ------      --------
  Total liabilities and equity....... $214,529  $78,283                 $292,812
                                      ========  =======     ======      ========

 The accompanying notes are an integral part of this combined pro forma balance sheet.

--------

Pro forma adjustments for proposed merger of Signature and AVCOM

(a) Pro forma adjustments to combine Signature and AVCOM assume the pooling occurred on September 30, 1996. Stockholders' equity of AVCOM has been eliminated to reflect the merger.

(b) Reflects the conversion of 1,310,700 shares AVCOM preferred stock ($13,000) to 1,310,700 shares of AVCOM Stock ($13,000) in accordance with preexisting conversion rights.

(c) Reflects the cancellation of 12,000 shares of AVCOM treasury stock
    ($30,000).

(d) Reflects the issuance of 843,942 shares of Signature common stock ($8,000) in exchange for all outstanding AVCOM Stock ($54,000), and the merger of AVCOM equity into Signature.The conversion ratio assumed in the pro forma balance sheet is the conversion ratio for a recent close of $37.25 calculated as described in Article I, Paragraph 1.3 of the Agreement and Plan of Merger by and among Signature Resorts, Inc. and AVCOM International, Inc. as amended (as amended, the "Merger Agreement"). This conversion ratio would result in .16 shares of Signature common stock being exchanged for each share of AVCOM's common stock. The conversion ratio may be adjusted as described in Article I, Paragraph 1.3 of the Merger Agreement, based on the average per share value of Signature common stock (as defined) on the closing date. As of the date of this filing, the final conversion ratio could not be determined.

                  COMBINED PRO FORMA STATEMENTS OF INCOME

            (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           NINE MONTHS YEAR ENDED DECEMBER 31,
                                              ENDED    ------------------------
                                             9/30/96     1995    1994    1993
                                           ----------- -------- ------- -------
REVENUES:
  Vacation interval sales.................   $79,870   $ 92,302 $64,399 $36,719
  Interest income.........................     9,023      7,523   3,863   2,061
  Other income............................     6,799      7,372     882     544
                                             -------   -------- ------- -------
    Total revenues........................   $95,692   $107,197 $69,144 $39,324
                                             -------   -------- ------- -------
COST OF SALES AND OPERATING EXPENSES:
  Vacation interval cost of sales.........   $19,949   $ 26,667 $19,186 $ 9,256
  Advertising, sales and marketing........    39,525     42,408  30,977  17,759
  Loan portfolio--
    Interest expense--treasury............     3,159        518   1,982     866
    Other.................................       982      1,074     851     208
    Provision for doubtful accounts.......     2,427      2,579   1,294     870
  General and administrative--
    Resort-level..........................     4,961      4,947   2,864   2,346
    Corporate.............................     7,886      6,202   3,762   2,442
  Depreciation and amortization...........     2,446      1,860     635     440
  Interest expense--other.................     1,623      1,300   1,415     661
                                             -------   -------- ------- -------
    Total costs and operating expenses....    82,958     87,555  62,966  34,848
                                             -------   -------- ------- -------
NET OPERATING INCOME......................    12,734     19,642   6,178   4,476
  Equity in loss on investment in joint
   venture................................       485      1,804     271     --
  Minority interest in profits of limited
   partnership............................       112        --      --      --
  Resort property valuation allowance.....       839        --      --      --
                                             -------   -------- ------- -------
NET INCOME BEFORE TAXES...................    11,298     17,838   5,907   4,476
  Income taxes............................     4,519      7,135   2,363   2,887
                                             -------   -------- ------- -------
NET INCOME................................   $ 6,779   $ 10,703 $ 3,544 $ 1,589
                                             =======   ======== ======= =======
PRO FORMA EARNINGS PER SHARE BASED UPON
 CONVERSION RATIO OF .16..................   $  0.37   $   0.59     --      --
                                             =======   ======== ======= =======

                  PRO FORMA STATEMENT OF OPERATIONS DATA

                   NINE MONTHS ENDED SEPTEMBER 30, 1996

           (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           SEPTEMBER 30, 1996
                          -------------------------------------------------------
                                         PRO FORMA ADJUSTMENTS
                                     ------------------------------
                                        CONSOLIDATION
                           COMPANY   TRANSACTIONS/INITIAL    THE        COMPANY
                            ACTUAL    PUBLIC OFFERING(A)  MERGER(B)    PRO FORMA
                          ---------- -------------------- ---------    ----------
STATEMENT OF OPERATIONS:
Revenue
  Vacation Interval
   sales................  $   49,459      $     --         $30,411     $   79,870
  Interest Income.......       6,627            --           2,396          9,023
  Other Income..........       7,646            210 (c)     (1,057)         6,799
                          ----------      ---------        -------     ----------
    Total revenues            63,732            210         31,750         95,692
                          ----------      ---------        -------     ----------
Costs and Operating
 Expenses
  Vacation Interval cost
   of sales.............      11,255            (50)(d)      8,744         19,949
  Advertising, sales and
   marketing............      24,408            --          15,117         39,525
  Loan Portfolio
    Interest expense....       4,022         (2,212)(d)      1,349          3,159
    Other expenses......       1,048            (66)(d)        --             982
    Provision for
     doubtful accounts..       1,372            --           1,055          2,427
  General and
   administrative
    Resort-level........       4,961            --             --           4,961
    Corporate...........       2,428            --           5,458          7,886
  Depreciation and
   amortization.........       1,675            --             771          2,446
  Other interest
   expense..............       1,868         (1,840)(d)      1,595          1,623
                          ----------      ---------        -------     ----------
    Total costs and
     operating
     expenses...........      53,037         (4,168)        34,089         82,958
                          ----------      ---------        -------     ----------
Net Operating Income          10,695          4,378         (2,339)        12,734
  Loss (Gain) on equity
   investment...........          95            390 (e)        --             485
  Minority interest in
   profits of limited
   partnership..........         --             --             112            112
  Resort property
   valuation allowance..         --             --             839            839
                          ----------      ---------        -------     ----------
Net Income Before
 Taxes..................      10,600          3,988         (3,290)        11,298
  Income taxes..........         539          5,296 (f)     (1,316)         4,519
                          ----------      ---------        -------     ----------
Net income..............  $   10,061      $  (1,308)       $(1,974)    $    6,779
                          ==========      =========        =======     ==========
Pro forma net income per
 share of Common Stock..  $     0.82                                   $     0.37
Pro forma weighted
 average Common Stock
 outstanding............  12,321,759      5,173,077 (g)    843,942 (h) 18,338,778

--------

(a) The consolidated pro forma statements of operations all give effect to the exchange of direct and indirect in, and obligations of, certain predecessor limited partnerships, limited liability companies and corporation for shares of the Company's common stock in the Consolidated Transactions as if it had occurred at the beginning of the period indicated. The Consolidation Transactions were consummated concurrently with the Offering in August 1996. The pro forma adjustments are based upon currently available information and certain assumptions that the Company's management believes are reasonable under current circumstances.

(b) The pro forma adjustments for the Merger assume pooling of interests accounting and reflect the historical statements of operations data for AVCOM.

(c) Reflects increase in interest income due to the purchase of loans of $2.7 million from certain combining interests relating to loans made by such combining interests to the joint venture. The loans carry interest at 12% per annum.

(d) Reflects the following: (i) the elimination or reduction of interest expense due to the retirement of $54.3 million of debt retirement with respect to the period ended September 30, 1996; (ii) the reduction of Vacation Interval cost of sales due to the reduction of capitalized interest related to the retirement of construction debt; and (iii) the elimination of financing fees on advances not required as a result of the debt retirement. The average interest rate on a per annum basis on the debt retired was 11.5% for the nine months ended September 30, 1996.

(e) Reflects the increase in goodwill amortization on the purchase of a joint venture interest.

(f) Reflects the effect on historical statements of (c)-(e) above and assumes the combined Company had been treated as a C corporation rather than as individual limited partnerships and limited liability companies for federal income tax purposes.

(g) Reflects the Initial Public Offering of 6,037,500 shares of Common Stock and approximately 1,400,000 options granted to employees and directors to acquire shares issued during the nine months ended September 30, 1996.


(h) Includes the estimated number of shares that will be issued in connection with the Merger using an assumed conversion ratio of .16.

                  PRO FORMA STATEMENT OF OPERATIONS DATA

                       YEAR ENDED DECEMBER 31, 1995

           (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      YEAR ENDED DECEMBER 31, 1995
                          -------------------------------------------------------
                                         PRO FORMA ADJUSTMENTS
                                     ------------------------------
                                        CONSOLIDATION
                           COMPANY   TRANSACTIONS/INITIAL    THE        COMPANY
                            ACTUAL    PUBLIC OFFERING(A)  MERGER(B)    PRO FORMA
                          ---------- -------------------- ---------    ----------
STATEMENT OF OPERATIONS:
Revenue
  Vacation Interval
   sales................  $   59,071      $     --         $33,231     $   92,302
  Interest Income.......       6,929            --             594          7,523
  Other Income..........       6,608            320 (c)        444          7,372
                          ----------      ---------        -------     ----------
    Total revenues            72,608            320         34,269        107,197
                          ----------      ---------        -------     ----------
Costs and Operating
 Expenses
  Vacation Interval cost
   of sales.............      15,650            (64)(d)     11,081         26,667
  Advertising, sales and
   marketing............      28,488            --          13,920         42,408
  Loan Portfolio
    Interest expense....       3,586         (3,586)(d)        518            518
    Other expenses......       1,189           (115)(d)        --           1,074
    Provision for
     doubtful accounts..       1,787            --             792          2,579
  General and
   administrative
    Resort-level........       4,947            --             --           4,947
    Corporate...........       1,607            --           4,595          6,202
  Depreciation and
   amortization.........       1,675            --             185          1,860
  Other interest
   expense..............         476           (476)(d)      1,300          1,300
                          ----------      ---------        -------     ----------
    Total costs and
     operating
     expenses...........      59,405         (4,241)        32,391         87,555
                          ----------      ---------        -------     ----------
Net Operating Income          13,203          4,561          1,878         19,642
  Loss (Gain) on equity
   investment...........       1,649            155 (e)        --           1,804
                          ----------      ---------        -------     ----------
Net Income Before
 Taxes..................      11,554          4,406          1,878         17,838
  Income taxes..........         641          5,656 (f)        838          7,135
                          ----------      ---------        -------     ----------
Net income..............  $   10,913      $  (1,250)       $ 1,040     $   10,703
                          ==========      =========        =======     ==========
Pro forma net income per
 share of Common Stock..  $     0.96                                   $     0.59
Pro forma weighted
 average Common Stock
 outstanding............  11,354,705      6,037,500 (g)    843,942 (h) 18,236,147

--------

(a) The consolidated pro forma statements of operations all give effect to the exchange of direct and indirect interest in, and obligations of, certain predecessor limited partnerships, limited liability companies and corporations for shares of the Company's Common Stock in the Consolidation Transactions as if it had occurred at the beginning of the period indicated. The Consolidation Transactions were consummated concurrently with the Initial Public Offering in August 1996. The pro forma adjustments are based upon currently available information and certain assumptions that the Company's management believes are reasonable under current circumstances.

(b) The pro forma adjustments for the Merger assume pooling of interest accounting and reflect the historical statements of operations of AVCOM for the year ended December 31, 1995.

(c) Reflects increase in interest income due to the purchase of loans of $2.7 million from certain combining interests relating to loans made by such combining interests to the joint venture. The loans carry interest at 12% per annum.

(d) Reflects the following: (i) the elimination or reduction of interest expense due to the retirement of $53.5 million of debt; (ii) the reduction of Vacation Interval cost of sales due to the reduction of capitalized interest related to the retirement of debt; and (iii) the elimination of financing fees on advances not required as a result of the debt retirement. The average interest rate on the debt retired was 10.82%.

(e) Reflects the increase in goodwill amortization on the purchase of a joint venture interest.

(f) Reflects the effect on 1995 historical statement of operations data of
    (c)-(e) above and assumes the combined Company had been treated as a C corporation rather than as limited partnerships and limited liability companies for federal income tax purposes.

(g) Reflects the Initial Public Offering of 6,037,500 shares of Common Stock.

(h) Represents the number of shares estimated to be issued in connection with the Merger using an assumed conversion ratio of .16.

               PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

                  PRO FORMA STATEMENT OF OPERATIONS DATA

                       YEAR ENDED DECEMBER 31, 1994

                   (UNAUDITED AND IN THOUSANDS EXCEPT)

                                                 YEAR ENDED DECEMBER 31, 1994
                                              ----------------------------------
                                                    PRO FORMA ADJUSTMENTS
                                              ----------------------------------
                                                                         COMPANY
                                              COMPANY    THE     INCOME    PRO
                                              ACTUAL  MERGER(A) TAXES(B)  FORMA
                                              ------- --------- -------- -------
STATEMENT OF OPERATIONS:
Revenue
  Vacation Interval sales.................... $40,269  $24,130   $       $64,399
  Interest Income............................   3,683      180             3,863
  Other Income...............................     338      544               882
                                              -------  -------   ------  -------
    Total revenues                             44,290   24,854            69,144
                                              -------  -------   ------  -------
Costs and Operating Expenses
  Vacation Interval cost of sales............  12,394    6,792            19,186
  Advertising, sales and marketing...........  18,745   12,232            30,977
  Loan Portfolio
    Interest expense.........................   1,629      353             1,982
    Other expenses...........................     851      --                851
    Provision for doubtful accounts..........     923      371             1,294
  General and administrative
    Resort-level.............................   2,864      --              2,864
    Corporate................................     874    2,888             3,762
  Depreciation and amortization..............     489      146               635
  Other interest expense.....................     959      456             1,415
                                              -------  -------   ------  -------
    Total costs and operating expenses.......  39,728   23,238            62,966
                                              -------  -------   ------  -------
Net Operating Income                            4,562    1,616             6,178
  Loss (Gain) on equity investment...........     271      --                271
                                              -------  -------   ------  -------
Net Income Before Taxes......................   4,291    1,616             5,907
  Income taxes...............................     --       695    1,668    2,363
                                              -------  -------   ------  -------
Net income................................... $ 4,291  $   921   $1,668  $ 3,544
                                              =======  =======   ======  =======

--------

(a) The pro forma adjustments for the Merger assume pooling of interest accounting and reflect the historical statement of operations of AVCOM for the year ended December 31, 1994.

(b) Reflects the effect on the historical statement of operations assuming the combined Company had been treated as a C corporation rather than as limited liability companies for federal income tax purposes.

                  PRO FORMA STATEMENT OF OPERATIONS DATA

                       YEAR ENDED DECEMBER 31, 1993

                       (UNAUDITED AND IN THOUSANDS)

                                                 YEAR ENDED DECEMBER 31, 1993
                                              ----------------------------------
                                                    PRO FORMA ADJUSTMENTS
                                              ----------------------------------
                                                                         COMPANY
                                              COMPANY    THE     INCOME    PRO
                                              ACTUAL  MERGER(A) TAXES(B)  FORMA
                                              ------- --------- -------- -------
STATEMENT OF OPERATIONS:
Revenue
  Vacation Interval sales.................... $22,238  $14,481    $      $36,719
  Interest Income............................   1,825      236             2,061
  Other Income...............................     373      171               544
                                              -------  -------    ----   -------
    Total revenues                             24,436   14,888            39,324
                                              -------  -------    ----   -------
Costs and Operating Expenses
  Vacation Interval cost of sales............   5,708    3,548             9,256
  Advertising, sales and marketing...........  10,809    6,950            17,759
  Loan Portfolio
    Interest expense.........................     674      192               866
    Other expenses...........................     208      --                208
    Provision for doubtful accounts..........     619      251               870
  General and administrative
    Resort-level.............................   2,346      --              2,346
    Corporate................................     877    1,565             2,442
  Depreciation and amortization..............     384       56               440
  Other interest expense.....................     518      143               661
                                              -------  -------    ----   -------
    Total costs and operating expenses.......  22,143   12,705            34,848
                                              -------  -------    ----   -------
Net Operating Income                            2,293    2,183             4,476
  Loss (Gain) on equity investment...........     --       --                --
                                              -------  -------    ----   -------
Net Income Before Taxes......................   2,293    2,183             4,476
  Income taxes...............................     --     1,970     917     2,887
                                              -------  -------    ----   -------
Net income................................... $ 2,293  $   213    $917   $ 1,589
                                              =======  =======    ====   =======

--------

(a) The pro forma adjustments for the Merger assume pooling of interest accounting and reflect the historical statement of operations of AVCOM for the year ended December 31, 1994.

(b) Reflects the effect on the historical statement of operations assuming the combined Company had been treated as a C corporation rather than as limited liability companies for federal income tax purposes.

                               MARKET PRICE DATA

SIGNATURE RESORTS, INC.

  Signature's Stock has been listed on the NASDAQ National Market System under the symbol "SIGR" since its initial public offering which was completed in August 1996. The following table sets forth the high and low sales prices of Signature Stock as reported on the NASDAQ National Market System since Signature's initial public offering.

                1996                                              HIGH   LOW
                ----                                             ------- ----
      Third Calendar Quarter (beginning August 15, 1996)........ $24 5/8 $13 5/8
      Fourth Calendar Quarter (through December 16, 1996)....... $39 1/8 $25

  On September 20, 1996, the last trading day before announcement of the execution of the Merger Agreement, the closing price of Signature Stock, as reported on the NASDAQ National Market System, was $20 1/4 per share.

  Because the market price of Signature Stock is subject to fluctuation, the market value of the shares of Signature Stock that AVCOM shareholders will receive in the Merger may increase or decrease prior to the Merger. Holders of shares of AVCOM Stock should obtain current market quotation for shares of Signature Stock.

AVCOM INTERNATIONAL, INC.

  AVCOM Stock is traded over-the-counter and its quotations are reported on the OTC Bulletin Board Display under the symbol "AVMI". The following sets forth the high and low per share bid price for the AVCOM Stock:

              1994                                                 HIGH    LOW
              ----                                               -------- ------
      Second Calendar Quarter (beginning April 11, 1994)........ $4 11/16 $1 1/2
      Third Calendar Quarter....................................  3        3
      Fourth Calendar Quarter...................................  4        2 1/4
              1995
              ----
      First Calendar Quarter.................................... $3 5/8   $2 3/4
      Second Calendar Quarter...................................  4        3 1/2
      Third Calendar Quarter....................................  4        3
      Fourth Calendar Quarter...................................  3 1/8    2 3/4
              1996
              ----
      First Calendar Quarter.................................... $3       $2 1/8
      Second Calendar Quarter...................................  3        2 1/4
      Third Calendar Quarter ...................................  4 3/4    2
      Fourth Calendar Quarter (through December 16, 1996).......  4 7/8    4 1/4

  On September 20, 1996, the last trading day before announcement of the execution of the Merger Agreement, the last sale price of AVCOM Stock, as reported on the over-the-counter market, was $3 7/8 per share.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a discussion of the material federal income tax consequences of the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder promulgated by the United States Treasury Department, federal court decisions and Internal Revenue Service rulings as of the date hereof, all of which are subject to change, possibly retroactively.

  This discussion applies only to AVCOM shareholders who hold their stock as a capital asset. This discussion does not consider all of the tax consequences that may be relevant to AVCOM Shareholders entitled to special treatment under the Code, such as insurance companies, dealers in securities, tax-exempt organizations, foreign persons or to AVCOM shareholders who acquired their shares of AVCOM Stock pursuant to the exercise of employee stock options or otherwise as compensation. This discussion also does not consider the tax consequences of the assumption by Signature of any outstanding AVCOM stock options. IN VIEW OF THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, AVCOM SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

  Neither Signature nor AVCOM has requested a ruling from the Internal Revenue Service (the "Service"). The opinions of counsel are not binding on the Service or the courts and do not preclude the Service from adopting a position contrary to the opinions. Moreover, these opinions are subject to modification by future legislative, judicial and administrative actions on a prospective and, possibly, a retroactive basis.

  Subject to the qualifications of this discussion, in the opinion of Gallagher & Kennedy, P.A., assuming that the Merger is treated as a reorganization as defined in Section 368(a) of the Code, the principal federal income tax consequences of the Merger to the AVCOM shareholders will be as follows:

    1. No gain or loss will be recognized for federal income tax purposes by the AVCOM shareholders upon the receipt in the Merger of Signature Stock in exchange for their shares of AVCOM Stock (except to the extent of cash received in lieu of fractional shares of Signature Stock.).

    2. The aggregate tax basis of the Signature Stock received by the AVCOM shareholders pursuant to the Merger will be the same as the aggregate tax basis of the shares of AVCOM Stock exchanged therefor, less any portion of such tax basis allocated to shares of AVCOM Stock for which cash is received in lieu of fractional shares of Signature Stock.

    3. The holding period of the shares of Signature Stock received by the AVCOM shareholders will include the period during which the AVCOM shareholders held the AVCOM Stock surrendered and exchanged therefor, provided the AVCOM Stock constitutes a capital asset in the hands of the AVCOM shareholders on the date of the Merger.

    4. An AVCOM shareholder who exercises appraisal rights and receives solely cash in exchange for his or her shares of AVCOM Stock will recognize capital gain or capital loss measured by the difference between the amount of cash received and the AVCOM shareholder's basis in such shares, provided that such shares are a capital asset in the hands of such shareholder on the date of the exchange and that the payment received by such shareholder is neither essentially equivalent to a dividend nor has the effect of a dividend distribution.

  An AVCOM shareholder who receives a cash payment in lieu of a fractional share of Signature Stock will be treated as if such shareholder received the fractional share, which Signature then redeemed for cash. As a result of this treatment, an AVCOM shareholder who receives a cash payment in lieu of a fractional share of Signature Stock will recognize capital gain or capital loss measured by the difference between the amount of cash received and the AVCOM shareholder's basis in the fractional share (which will be a pro-rata portion of the AVCOM shareholder's basis in the Signature Stock received in the Merger), provided such shareholder holds his or her AVCOM Stock as a capital asset on the date of the exchange and that the payment received by such shareholder in lieu of a fractional share is neither essentially equivalent to a dividend nor has the effect of a dividend distribution.

  The opinions set forth above are subject to certain assumptions and qualifications and are based on the truth and accuracy of the representations delivered to Gallagher & Kennedy, P.A. in letters from Signature, ASP, AVCOM, the officers and directors of Signature, ASP and AVCOM and certain shareholders of AVCOM. Of particular importance to the tax opinions is the assumption that the Merger will satisfy the "continuity of interest" requirement.

  In order for the AVCOM shareholders to satisfy the "continuity of interest" requirement, the AVCOM shareholders must not have a plan or intention at the time of the Merger to sell or otherwise dispose of an amount of Signature Stock to be received in the Merger that will reduce their aggregate ownership of Signature Stock to a number of shares having in the aggregate a value at the time of the Merger of less than fifty percent of the total value of AVCOM Stock outstanding immediately prior to the Merger (the "50% Test"). For purposes of this determination, AVCOM Stock disposed of in connection with the exercise of appraisal rights or exchanged for cash in lieu of the receipt of a fractional share will be treated as outstanding AVCOM Stock immediately prior to the Merger. In certain circumstances, pre-merger dispositions of AVCOM stock will also be considered for purposes of determining whether the 50% Test has been satisfied. Signature, ASP, AVCOM, officers and directors of Signature, ASP, AVCOM and certain shareholders of AVCOM have all represented that they are not aware of any plan or intention that would result in the 50% Test not being satisfied. If these representations are not correct and the "continuity of interest" requirement is not satisfied, the Merger would not qualify as a reorganization and the federal tax consequences of the Merger to the AVCOM shareholders described above would not apply.

  If the Merger does not qualify as a reorganization, the AVCOM shareholders would recognize gain or loss with respect to each share of AVCOM Stock surrendered equal to the difference between the AVCOM shareholder's basis in the share and the fair market value of the Signature Stock received in exchange therefor. In such event, an AVCOM shareholder's aggregate basis in the shares of Signature Stock received in the exchange would equal the fair market value of such shares, and the AVCOM shareholder's holding period for such shares would not include the period during which the AVCOM shareholder held such shareholder's AVCOM Stock.

                     COMPARISON OF RIGHTS OF SHAREHOLDERS

  Upon consummation of the Merger, the AVCOM shareholders will become shareholders of Signature and their rights will be governed by Signature's Charter, as amended, and By-Laws, which differ in certain material respects from AVCOM's Certificate of Incorporation and By-Laws. As shareholders of Signature, the rights of the AVCOM shareholders will be governed by the MGCL instead of the Delaware GCL.

  The following comparison of the MGCL, and Signature's Charter and By-Laws, on the one hand, and the Delaware GCL, and AVCOM's Certificate of Incorporation and By-Laws, on the other hand, is not intended to be complete and is qualified in its entirety by reference to Signature's Charter and By-Laws, and AVCOM's Certificate of Incorporation and Bylaws. Copies of Signature's Charter and By-Laws are available for inspection at the principal executive offices of Signature and copies will be sent to the AVCOM shareholders upon request. Copies of AVCOM's Certificate of Incorporation and By-Laws are available for inspection at the principal executive offices of AVCOM and copies will be sent to AVCOM shareholders upon request.

  Although it is impractical to note all of the differences between the corporation statutes of Delaware and Maryland, the most significant differences in the judgment of the management of Signature are summarized below. The summary is not intended to be complete and reference should be made to the Delaware GCL and the MGCL.

DIRECTORS

  Both the Delaware GCL and the MGCL permit classified boards of directors.

  AVCOM does not have a classified board of directors. Signature's Charter does provide for a classified board. The number of directors of Signature shall be established by the Bylaws but shall not be less than the minimum number required by the MGCL, which in the case of Signature is three. The Bylaws currently provide that the Board of Directors will consist of not fewer than seven nor more than 13 members. The Charter provides for a staggered Board of Directors consisting of three classes as nearly equal in size as practicable. One class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1997, another class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1998 and another class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. Signature believes that classification of the Board of Directors will help to assure the continuity and stability of Signature's business strategies and policies as determined by the Board of Directors.

  The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of Signature, even though such an attempt might be beneficial to Signature and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Signature Stock will have no right to cumulative voting for the elections of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of outstanding shares of Signature Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

  Under AVCOM's By-Laws, the number of directors which shall constitute the whole board shall not be less than one or more than nine. The directors shall be elected at the annual meeting of the shareholders and each director elected shall hold office until his successor is elected and qualified. AVCOM's By-Laws provide that vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify.

  Any vacancy on the Signature Board of Directors will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire board of directors.

REMOVAL OF DIRECTORS

  Signature's Charter provides that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, and by the vote required to elect a director, the shareholders may fill a vacancy on the Board of Directors resulting from removal. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, could preclude shareholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

  Under the Delaware GCL, any one or all of the directors of a corporation without a classified board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote in an election of directors. Although neither AVCOM's Certificate of Incorporation nor its By-Laws provide for a classified board, its By-Laws provide that a director may be removed from the Board of Directors with or without cause by the holders of a majority of shares entitled to vote at an election of directors.

LIMITATION ON PERSONAL LIABILITY OF DIRECTORS

  Delaware corporations are permitted to adopt charter provisions limiting, or even eliminating, the liability of a director of a company and its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit. Unlike Delaware, Maryland permits such limitations to extend to officers as well as directors.

  AVCOM's Certificate of Incorporation provides that a director of AVCOM is not personally liable to AVCOM or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to AVCOM or its shareholders, (b) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware GCL, or
(d) for any transaction from which the director derived any improper personal benefit.

  Signature's Charter limits the liability of Signature's directors and officers to Signature and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or
(ii) if a judgment or other final adjudication is entered in a preceding based on a finding that the director's or officers' action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of Signature or its shareholders to obtain other relief, such as an injunction or rescission.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES

  Delaware and Maryland have similar provisions regarding indemnification by a corporation of its officers, directors, employees and agents. However, the Delaware GCL permits a court to allow indemnification where the person seeking indemnification has been found liable to the corporation, whereas the MGCL does not permit indemnification in that circumstance.

  Delaware and Maryland law differ in their provisions for advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding. Both give the corporation discretion to advance expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding prior to the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. However, the MGCL does not require security for the undertaking to repay or verification of financial ability to repay, which would be required by the Delaware GCL.

  There is no provision in AVCOM's Certificate of Incorporation or By-Laws regarding indemnification of directors or officers.

  Signature's Charter and Bylaws require Signature to indemnify its directors, offices and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL presently permits a corporation to indemnity its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding, and (1) was committed in bad faith or (2) was the result of active and deliberate dishonest; or (ii) the indemnified party actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. Signature has directors and officers insurance.

SHAREHOLDER INSPECTION; ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

  Delaware permits any shareholder to inspect the stockholder list of the corporation for certain permitted purposes. Maryland limits such right to shareholders who own in the aggregate five percent of the outstanding stock of any class and have been shareholders for at least six months.

  Under the Delaware GCL, unless otherwise provided in the certificate or articles of incorporation, shareholders may take action without a meeting, without prior notice and without a vote, upon the written consent of shareholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted.

  The Signature Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each shareholders entitled to notice of the meeting but not entitled to vote at it. Such right has little practical utility in a public company.

  In order for Signature shareholders to call special meetings, the Signature Bylaws require the written request of holders of shares entitled to cast not less than 25% of all votes entitled to be cast at such meeting. Such provisions do not, however, affect the ability of shareholders to submit a proposal to the vote of all shareholders of Signature in accordance with the Bylaws, which provide for the additional notice requirements for stockholder nominations and proposals at the annual meetings of shareholders as described above.

  AVCOM's By-Laws provide that special meetings of the shareholders may be called by the president, and shall be called by the president or secretary at the request of a majority of the Board of Directors, or at the request of shareholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. AVCOM's By-Laws also provide that any action required to be taken at any annual or special meeting of the shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, upon the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

CUMULATIVE VOTING

  Under both the Delaware GCL and the MGCL cumulative voting of stock applies only when so provided in the certificate or articles of incorporation of a corporation. Neither Signature's Charter nor AVCOM's Certificate of Incorporation provide for cumulative voting.

DIVIDENDS

  Under the Delaware GCL, unless otherwise provided in the certificate of incorporation, a corporation may declare and pay dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation following the declaration and payment of the dividends is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the Delaware GCL provides that a corporation may redeem or repurchase its shares only out of surplus.

  The MGCL permits payment of dividends unless the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of the corporation's total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of such dividends, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the dividends.

  Signature does not currently intend to declare or pay any dividends or make any other distributions on its capital stock. Nevertheless, the difference between the Delaware GCL and the MGCL, with respect to amounts available for dividends or other distributions could conceivably effect future dividends or other distributions, if any are declared.

AMENDMENT OR REPEAL OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  Under the Delaware GCL, unless the certificate of incorporation or bylaws otherwise provide, amendments of the certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendments would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, a majority of the outstanding stock of such class or series would have to approve the amendment. AVCOM has not altered those provisions in its Certificate of Incorporation or By-Laws.

  Signature's Charter, including its provisions on classification of the Board of Directors and removal of directors, may be amended only by the affirmative vote of the holders of at least 66 2/3% of the capital stock entitled to vote. Signature's Bylaws may be amended by the affirmative vote of holders of at least 66 2/3% of the capital stock entitled to vote on the matter. Subject to the right of shareholders to adopt, alter and repeal the Bylaws, the Board of Directors is authorized to adopt, alter or repeal the Bylaws.

  The MGCL requires a two-thirds shareholder approval of a charter amendment that changes or reclassifies or cancels stock and provides certain appraisal rights to shareholders whose contract rights are adversely affected by such amendment.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Bylaws of Signature provide that (i) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders may be made only
(a) pursuant to Signature's notice of the meeting, (b) by the Board of Directors, or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and
(ii) with respect to special meetings of shareholders, only the business specified in Signature's notice of meeting may be brought before the meeting of shareholders, or provided that the Board of Directors has determined that directors shall be elected at such meeting, nominations of persons for election to the Board of Directors may be brought by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

  AVCOM's Certificate of Incorporation and By-Laws do not contain procedures regarding stockholder nominations of directors.

RESTRICTIONS ON BUSINESS COMBINATIONS/CORPORATE CONTROL

  Both the Delaware GCL and the MGCL contain provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder.

  Under the Delaware GCL, except under certain circumstances, a corporation is not permitted to engage in a business combination with any interested stockholder for a three-year period following the time such stockholder became an interest stockholder. The Delaware GCL defines an interested stockholder, generally, as a person who owns 15% or more of the outstanding shares of such corporation's voting stock.

  Under the MGCL, certain "Business Combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "INTERESTED STOCKHOLDER") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such Business Combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least
(i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the Business Combination is to be effected, unless, among other things, the corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to Business Combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors of Signature has exempted from these provisions of the MGCL any Business Combination involving the Executive Officers and certain persons and entities affiliated therewith.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "Control Shares" of a Maryland corporation acquired in a "Control Share Acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to voter as a result of having previously obtained stockholder approval. A "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may under the MGCL compel the Board of Directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

  The MGCL provides that, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last Control Share Acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares are determined for purposes of such appraisal rights may not be less than the highest price per share paid in the Control Share Acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a Control Share Acquisition.

  The MGCL control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the

Charter or Bylaws of the corporation. Signature in its Bylaws has exempted from the Control Share Acquisition statute the Executive Officers and certain persons and entities affiliated therewith.

SHAREHOLDER VOTE FOR MERGERS

  Except with respect to certain mergers with subsidiary corporations, both the Delaware GCL and the MGCL generally require the affirmative vote of the outstanding shares of the constituent corporations in a merger. The Delaware GCL requires a majority vote, and the MGCL requires a two-thirds vote. Under the Delaware GCL and the MGCL, holders of stock which is not by its terms entitled to vote on such a transaction are entitled to notice of the meeting at which the proposed transaction is considered. Neither the Delaware GCL nor the MGCL require a shareholder vote of the surviving corporation in a merger if (a) the merger agreement does not amend the existing certificate or articles of incorporation, (b) the merger agreement does not reclassify or change its stock, and (c) the number of shares to be issued by the surviving corporation in a merger does not exceed 20% (Delaware GCL) or 15% (MGCL) of the shares outstanding immediately prior to such issuance.

DISSENTERS' RIGHTS IN MERGERS

  Both the Delaware GCL and the MGCL provide that shareholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to instead demand payment of the fair cash value of their shares. Unless a corporation's certificate or articles of incorporation provides otherwise, neither the Delaware GCL nor the MGCL provides for presently applicable dissenters' rights of appraisal. In the case of the Delaware GCL, dissenters' rights of appraisal do not apply to a merger or consolidation or by a corporation, the shares of which are either listed on a national securities exchange or widely-held (by more than 2,000 shareholders), if such shareholders receive shares of the surviving corporation or of such a listed or widely-held corporation. Dissenters' rights are not available under the MGCL for shares registered on a securities exchange on the record date for the meeting at which the transaction is considered by the shareholders. Additionally, the Delaware GCL does not provide for such dissenters' rights of appraisal with respect to a sale-of-assets reorganization. Like the Delaware GCL, the MGCL generally does not provide for dissenters' rights if no vote of the shareholders of the surviving corporation is required in a merger.

                                    EXPERTS

  The consolidated financial statements of Signature Resorts, Inc. and subsidiaries as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The consolidated financial statements of AVCOM International, Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Proxy Statement/Prospectus and the related Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  Certain legal matters in connection with the share of Signature Stock to be issued in the Merger shall be passed upon for Signature by Schreeder, Wheeler & Flint, LLP, Atlanta, Georgia. Certain partners of Schreeder, Wheeler & Flint, L.L.P., and members of their families own less than 1% of the outstanding shares of Signature Stock. Certain legal matters for AVCOM shall be passed upon for AVCOM by Gallagher & Kennedy, P.A., Phoenix, Arizona and DeConcini McDonald Brammer Yetwin & Lacy, P.C., Phoenix, Arizona. Gallagher & Kennedy, P.A. will also pass upon the tax consequences of the Merger.

                                 OTHER MATTERS

  As of the date of this Proxy Statement/Prospectus, the AVCOM Board knows of no matters that will be presented for consideration of the special meeting other than as described in this Proxy Statement/Prospectus. However, if any other matters shall come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed Proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such Proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting as determined by a majority of the AVCOM Board.

                       INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
SIGNATURE RESORTS, INC.
Report of Independent Certified Public Accountants........................  F-2
Consolidated Financial Statements (Amounts as of September 30, 1995 and
 1996
 and for the nine month periods then ended are unaudited)
  Consolidated Balance Sheets at December 31, 1994 and 1995 and September
   30, 1995 and 1996......................................................  F-3
  Consolidated Statements of Income for each of the three years ended
   December 31, 1995 and for the nine months ended September 30, 1995 and
   1996...................................................................  F-4
  Consolidated Statements of Equity for each of the three years ended
   December 31, 1995 and for the nine months ended September 30, 1996.....  F-5
  Consolidated Statements of Cash Flows for each of the three years ended
   December 31, 1995 and for the nine months ended September 30, 1995 and
   1996...................................................................  F-6
Notes to Consolidated Financial Statements................................  F-7
AVCOM INTERNATIONAL, INC.
Report of Independent Auditors............................................ F-21
Consolidated Financial Statements (Amounts as of September 30, 1995 and
 1996
 and for the nine month periods then ended are unaudited)
  Consolidated Balance Sheets at December 31, 1994 and 1995 and September
   30, 1996............................................................... F-22
  Consolidated Statements of Operations for each of the three years ended
   December 31, 1995 and for the nine months ended September 30, 1995 and
   1996................................................................... F-23
  Consolidated Statements of Stockholders' Equity for each of the three years ended December 31, 1995 and for the nine months ended September
   30, 1995 and 1996...................................................... F-24
  Consolidated Statements of Cash Flows for each of the three years ended
   December 31, 1995 and for the nine months ended September 30, 1995 and
   1996................................................................... F-25
Notes to Consolidated Financial Statements................................ F-26

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of

Signature Resorts, Inc.:

  We have audited the accompanying consolidated balance sheets of Signature Resorts, Inc. (a Maryland Corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signature Resorts, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Orlando, Florida,

December 11, 1996

                          SIGNATURE RESORTS, INC.

                        CONSOLIDATED BALANCE SHEETS

                                    DECEMBER 31              SEPTEMBER 30
                              ------------------------ -------------------------
                                 1994         1995         1995         1996
                              ----------- ------------ ------------ ------------
                                                              (UNAUDITED)
ASSETS
Cash and cash equivalents...  $ 1,854,572 $  4,341,591 $  4,937,932 $  9,844,097
Cash in escrow..............    2,427,190    1,945,856    1,819,112    1,494,906
Mortgages receivable, net of
 an allowance of $1,570,886
 and $5,589,527 at December
 31, 1994 and 1995,
 respectively, $6,463,470
 and $5,693,022 at September
 30, 1995 and 1996,
 respectively...............   33,437,116   65,099,612   60,511,155   87,955,723
Due from affiliates.........          --     2,700,820    2,949,419    4,567,335
Other receivables, net......    1,019,673    6,383,134    3,222,218    8,249,342
Prepaid expenses and other
 assets.....................    1,676,348    2,125,118      888,148    2,274,542
Investment in joint
 venture....................    4,293,525    2,644,449    3,000,101    7,537,754
Real estate and development
 costs......................   33,452,751   46,757,151   43,341,935   85,030,279
Property and equipment,
 net........................      437,092    1,863,579      729,741    2,732,399
Intangible assets, net......    3,856,571    4,223,834    5,243,380    4,842,175
                              ----------- ------------ ------------ ------------
Total assets................  $82,454,838 $138,085,144 $126,643,141 $214,528,552
                              =========== ============ ============ ============
LIABILITIES AND EQUITY
Accounts payable............  $ 1,190,072 $  4,599,000 $  3,614,842 $  7,902,938
Accrued liabilities.........    5,931,911    8,854,772   10,181,227   11,765,984
Due to affiliates...........      138,245    1,422,098      469,654    1,631,848
Income taxes payable........          --           --           --       569,451
Deferred taxes..............          --           --           --    11,398,787
Notes payable to financial
 institutions...............   34,439,558   72,395,704   63,398,732   81,144,879
Notes payable to related
 parties....................    9,975,454   12,343,518   11,667,302          --
                              ----------- ------------ ------------ ------------
Total liabilities...........   51,675,240   99,615,092   89,331,757  114,413,887
Commitments (Note 11).......
Equity......................   30,779,598   38,470,052   37,311,384  100,114,665
                              ----------- ------------ ------------ ------------
Total liabilities and
 equity.....................  $82,454,838 $138,085,144 $126,643,141 $214,528,552
                              =========== ============ ============ ============

     See accompanying notes to the consolidated financial statements.

                          SIGNATURE RESORTS, INC.

                     CONSOLIDATED STATEMENTS OF INCOME

                                                                    NINE MONTHS
                                YEAR ENDED DECEMBER 31          ENDED SEPTEMBER 30
                          ----------------------------------- -----------------------
                             1993        1994        1995        1995        1996
                          ----------- ----------- ----------- ----------- -----------
                                                                    (UNAUDITED)
REVENUES
Vacation Interval
 sales..................  $22,237,812 $40,269,401 $59,070,917 $46,384,993 $49,458,553
Interest income.........    1,825,483   3,683,302   6,928,862   4,668,436   6,626,609
Other income............      372,697     337,487   6,607,999   2,641,418   7,646,518
                          ----------- ----------- ----------- ----------- -----------
Total revenues..........   24,435,992  44,290,190  72,607,778  53,694,847  63,731,680
                          ----------- ----------- ----------- ----------- -----------
COSTS AND OPERATING
 EXPENSES
Vacation Interval cost
 of sales...............    5,707,542  12,393,647  15,649,805  12,547,235  11,254,793
Advertising, sales, and
 marketing..............   10,808,680  18,744,828  28,488,178  22,429,056  24,408,031
Loan portfolio:
  Interest expense--
   treasury.............      673,706   1,629,283   3,585,927   2,532,436   4,021,948
  Other expenses........      208,258     850,661   1,188,502     757,809   1,048,497
  Provision for doubtful
   accounts.............      618,650     923,129   1,786,811   1,470,640   1,371,926
General and
 administrative:
  Resort-level..........    2,346,043   2,863,833   4,946,525   2,759,876   4,960,842
  Corporate.............      877,134     874,137   1,607,413   1,130,266   2,428,228
Depreciation and
 amortization...........      384,470     489,160   1,675,515   1,158,337   1,674,822
                          ----------- ----------- ----------- ----------- -----------
Total costs and
 operating expenses.....   21,624,483  38,768,678  58,928,676  44,785,655  51,169,087
                          ----------- ----------- ----------- ----------- -----------
Net operating income....    2,811,509   5,521,512  13,679,102   8,909,192  12,562,593
Interest expense--
 other..................      518,612     958,628     475,693     343,796   1,867,765
Equity loss on
 investment in joint
 venture................          --      271,475   1,649,076   1,293,424      94,695
                          ----------- ----------- ----------- ----------- -----------
Net income before
 taxes..................    2,292,897   4,291,409  11,554,333   7,271,972  10,600,133
Income taxes............          --          --      641,545     210,322     539,204
                          ----------- ----------- ----------- ----------- -----------
Net income..............  $ 2,292,897 $ 4,291,409 $10,912,788 $ 7,061,650 $10,060,929
                          =========== =========== =========== =========== ===========
PRO FORMA INCOME DATA
 (UNAUDITED)
Net income before
 taxes..................  $ 2,292,897 $ 4,291,409 $11,554,333 $ 7,271,972 $10,600,133
Pro forma provision for
 income taxes...........      878,966   1,617,913   4,348,822   2,738,904   3,992,505
                          ----------- ----------- ----------- ----------- -----------
Pro forma net income....  $ 1,413,931 $ 2,673,496 $ 7,205,511 $ 4,533,068 $ 6,607,628
                          =========== =========== =========== =========== ===========
Pro forma net income per
 common share...........          --          --  $      0.63 $       --  $      0.54
Pro forma weighted
 average common shares
 outstanding............          --          --   11,354,705         --   12,321,759

     See accompanying notes to the consolidated financial statements.

                          SIGNATURE RESORTS, INC.

                     CONSOLIDATED STATEMENTS OF EQUITY

                        COMMON STOCK
                    ---------------------
                                            ADDITIONAL    RETAINED     MEMBERS'
                                             PAID-IN      EARNINGS      EQUITY       GENERAL      LIMITED
                      SHARES     AMOUNT      CAPITAL      (DEFICIT)    (DEFICIT)    PARTNERS      PARTNERS       TOTAL
                    ----------  ---------  ------------  -----------  -----------  -----------  ------------  ------------
Balance at January
 1, 1993..........         --   $     --   $        --   $       --   $       --   $    77,124  $  7,361,649  $  7,438,773
Issuance of Common
 Stock............         --         --            --           --           --           --            --            --
Contributions.....         --         --            --           --           --         1,010     2,500,890     2,501,900
Distributions.....         --         --            --           --           --      (154,488)     (240,890)     (395,378)
Net income........         --         --            --           --           --        17,269     2,275,628     2,292,897
                    ----------  ---------  ------------  -----------  -----------  -----------  ------------  ------------
Balance at
 December 31,
 1993.............         --         --            --           --           --       (59,085)   11,897,277    11,838,192
Issuance of Common
 Stock............         --         --            --           --           --           --            --            --
Contributions.....         --         --            --           --           --     3,204,997    12,315,000    15,519,997
Distributions.....         --         --            --           --           --           --       (870,000)     (870,000)
Net (loss) income.         --         --            --      (271,475)         --       183,363     4,379,521     4,291,409
                    ----------  ---------  ------------  -----------  -----------  -----------  ------------  ------------
Balance at
 December 31,
 1994.............         --         --            --      (271,475)         --     3,329,275    27,721,798    30,779,598
Issuance of Common
 Stock............         200     22,000           --           --           --           --            --         22,000
Contributions.....         --     155,000           --       656,133        1,000      374,000           --      1,186,133
Distributions.....         --         --            --           --    (2,438,000)     (42,467)   (1,950,000)   (4,430,467)
Net income........         --         --            --     2,050,680    1,004,385      515,536     7,342,187    10,912,788
                    ----------  ---------  ------------  -----------  -----------  -----------  ------------  ------------
Balance at
 December 31,
 1995.............         200    177,000             0    2,435,338   (1,432,615)   4,176,344    33,113,985    38,470,052
1996 activity
 (unaudited):
Proceeds from the
 sale of 6,037,500
 shares of common
 stock to the
 public, net of
 offering costs of
 $9,864,811.......  16,845,205    171,452    74,488,737            0            0            0             0    74,660,189
Goodwill from the
 acquisition of
 investment in
 Joint Venture in
 exchange for
 stock............     547,000      5,470     4,982,530          --           --           --            --      4,988,000
Acquisition of
 minority limited
 partners'
 interests........         --         --     (6,751,037)         --           --           --            --     (6,751,037)
Deferred taxes
 recorded in
 connection with
 the Consolidation
 Transactions.....         --         --    (11,227,504)         --           --           --            --    (11,227,504)
Interest accrued
 on deferred
 installment
 gains............         --         --       (517,993)         --           --           --            --       (517,993)
Distributions of
 partnership
 equity...........        (200)   (11,735)          --    (2,541,257)  (5,382,314)         --     (1,632,665)   (9,567,971)
Net income........         --         --            --     2,901,998    3,568,304     (164,269)    3,754,896    10,060,929
Reclassification
 of partners'
 equity in
 connection with
 the Consolidation
 Transactions.....         --    (168,261)   37,540,424   (1,370,497)   3,246,625   (4,012,075)  (35,236,216)          --
                    ----------  ---------  ------------  -----------  -----------  -----------  ------------  ------------
Balance at
 September 30,
 1996 (unaudited).  17,392,205  $ 173,926  $ 98,515,157  $ 1,425,582  $         0  $         0  $          0  $100,114,665
                    ==========  =========  ============  ===========  ===========  ===========  ============  ============

     See accompanying notes to the consolidated financial statements.

                          SIGNATURE RESORTS, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           NINE MONTHS
                                  YEAR ENDED DECEMBER 31               ENDED SEPTEMBER 30
                          ----------------------------------------  --------------------------
                              1993          1994          1995          1995          1996
                          ------------  ------------  ------------  ------------  ------------
                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $  2,292,897  $  4,291,409  $ 10,912,788  $  7,061,650  $ 10,060,929
Adjustments to reconcile
 net income to net cash
 (used in) provided by
 operating activities:
 Depreciation and
  amortization..........       384,470       489,160     1,675,515     1,158,337     1,674,822
 Provision for bad debt
  expense...............       618,650       923,129     1,786,811     1,470,640     1,371,926
 Equity loss on
  investment in joint
  venture...............           --        271,475     1,649,076     1,293,424        94,695
 Changes in operating
  assets and
  liabilities:
   Cash in escrow.......      (413,591)   (1,484,501)      481,334       608,078       450,950
   Due from affiliates..           --            --     (2,700,820)   (2,949,419)   (1,866,515)
   Prepaid expenses and
    other assets........      (642,680)   (1,033,668)     (448,770)      788,200      (149,423)
   Real estate and
    development costs...    (7,270,978)  (17,671,125)  (13,304,400)   (9,889,184)  (38,273,128)
   Other receivables....       (87,870)     (549,041)   (5,363,461)   (2,202,545)   (1,866,208)
   Accounts payable.....       358,896        24,486     3,408,928     2,424,770     3,303,938
   Accrued liabilities..     1,451,996     3,682,475     2,922,861     4,249,316     2,396,218
   Income taxes payable.           --            --            --            --        569,451
   Deferred taxes.......           --            --            --            --        171,283
   Due to affiliates....        45,730        92,515     1,283,853       331,409       209,750
                          ------------  ------------  ------------  ------------  ------------
Net cash (used in)
 provided by operating
 activities.............    (3,262,480)  (10,963,686)    2,303,715     4,344,676   (21,851,312)
                          ------------  ------------  ------------  ------------  ------------
INVESTING ACTIVITIES
Expenditures for
 investment in joint
 venture................           --     (4,565,000)          --            --            --
Expenditures for
 property and equipment.      (255,156)     (221,248)   (1,764,253)     (380,431)   (1,149,402)
Expenditures for
 intangible assets......      (722,923)   (3,146,546)   (1,705,012)   (2,457,364)   (2,012,581)
Mortgages receivable....    (9,797,740)  (17,007,472)  (33,449,307)  (28,544,679)  (24,228,037)
                          ------------  ------------  ------------  ------------  ------------
Net cash used in
 investing activities...   (10,775,819)  (24,940,266)  (36,918,572)  (31,382,474)  (27,390,020)
                          ------------  ------------  ------------  ------------  ------------
FINANCING ACTIVITIES
Proceeds from notes
 payable................    16,478,302    35,266,249    71,062,122    52,984,364    76,759,011
Payments on notes
 payable................    (7,591,261)  (16,358,188)  (33,105,976)  (24,025,190)  (68,009,836)
Proceeds from notes
 payable to related
 parties................     6,120,971     5,145,454     3,711,005     3,141,193     5,606,208
Payments on notes
 payable to related
 parties................    (1,773,209)   (2,569,224)   (1,342,941)   (1,449,345)  (17,949,726)
Equity contributions....     2,501,900    15,519,997     1,208,133       970,136           --
Proceeds from Initial
 Public Offering........           --            --            --            --     74,657,189
Acquisition of minority
 limited partners'
 interests..............           --            --            --            --     (6,751,037)
Equity distributions....      (395,378)     (870,000)   (4,430,467)   (1,500,000)   (9,567,971)
                          ------------  ------------  ------------  ------------  ------------
Net cash provided by
 financing activities...    15,341,325    36,134,288    37,101,876    30,121,158    54,743,838
                          ------------  ------------  ------------  ------------  ------------
Net increase in cash and
 cash equivalents.......     1,303,026       230,336     2,487,019     3,083,360     5,502,506
Cash and cash
 equivalents, beginning
 of period..............       321,210     1,624,236     1,854,572     1,854,572     4,341,591
                          ------------  ------------  ------------  ------------  ------------
Cash and cash
 equivalents, end of
 period.................  $  1,624,236  $  1,854,572  $  4,341,591  $  4,937,932  $  9,844,097
                          ============  ============  ============  ============  ============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION
Cash paid during the
 period for interest....  $  1,352,000  $  3,646,117  $  5,413,502  $  4,753,739  $  9,156,703
                          ============  ============  ============  ============  ============
SUPPLEMENTAL DISCLOSURE
 OF NON-CASH INFORMATION
Acquisition of
 Investment in Joint
 Venture in exchange for
 stock recorded in
 connection with the
 Consolidation
 Transactions...........                                                          $  7,658,000
                                                                                  ============
Deferred taxes recorded
 in connection with the
 Consolidation
 Transactions...........                                                          $ 11,227,504
                                                                                  ============
Interest accrued on
 deferred installment
 gains recorded in
 connection with the
 Consolidation
 Transactions...........                                                          $    517,993
                                                                                  ============
Net assets of
 predecessor
 partnerships acquired
 in exchange for stock,
 net of cash transferred
 of approximately $4.5
 million recorded in
 connection with the
 Consolidation
 Transactions...........                                                          $ 35,324,920
                                                                                  ============

     See accompanying notes to the consolidated financial statements.

                         SIGNATURE RESORTS, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           DECEMBER 31, 1995 AND SEPTEMBER 30, 1996 (UNAUDITED)

1. NATURE OF BUSINESS

  Signature Resorts, Inc. and its wholly-owned subsidiaries (the Company) generate revenues from the sale and financing of timeshare interests in its resorts, which typically entitle the owner to use a fully furnished vacation resort [in perpetuity,] typically for a one-week period each year (each, a Vacation Interval). The Company's principal operations consist of
(1) developing and acquiring vacation ownership resorts, (2) marketing and selling Vacation Intervals at its resorts, (3) providing consumer financing for the purchase of Vacation Intervals at its resorts, and (4) managing the operations of its resorts.

  The Company was incorporated in May 1996. On August 20, 1996, the Company consummated an initial public offering of a portion of its common stock (the Initial Public Offering). Concurrently with the Initial Public Offering, certain predecessor limited partnerships, limited liability companies and corporations (the Entities) exchanged their direct or indirect interest in, and obligations of, for shares of the Company's common stock (the Consolidation Transactions).

  For periods ended prior to September 30, 1996, the Entities were as follows:

                                        RESORT PROPERTY            DATE ACQUIRED/OPENED
                                        ---------------            --------------------
 Signature Resorts, Inc.
 Cypress Pointe Resorts, L.P.           Cypress Pointe Resort      November 1992
 Vacation Ownership Marketing Company   Cypress Pointe Resort      November 1992
 Fall Creek Resort, L.P.                Plantation at Fall Creek   July 1993
 Vacation Resort Marketing of Missouri,
  Inc.                                  Plantation at Fall Creek   July 1993
 Port Royal Resort, L.P.                Royal Dunes Resort         April 1994
 Grand Beach Resort, Limited            Embassy Vacation Resort
  Partnership                           Grand Beach                January 1995
 Resort Marketing International--       Embassy Vacation Resort
  Orlando                               Grand Beach                January 1995
 AKGI-Royal Palm, C.V.o.a.              Royal Palm Beach Club      July 1995
 AKGI-Flamingo, C.V.o.a.                Flamingo Beach Club        August 1995
 Premier Resort Management, Inc.
 Resort Telephone & Cable of Orlando,
  Inc.
 USA Vacation Investors, L.P.
 Kabushiki Gaisha Kei, LLC
 Argosy/KOAR Group, Inc.

  For the year ended December 31, 1994, AKGI-Royal Palm, C.V.o.a., AKGI-Flamingo, C.V.o.a., Premier Resort Management, Inc., Resort Telephone & Cable of Orlando, Inc., USA Vacation Investors, L.P., Argosy/KOAR Group, Inc. and Kabushiki Gaisha Kei, LLC had not been formed and, accordingly, did not form part of the combined 1994 financial statements. For the year ended December 31, 1993, Grand Beach Resort, Limited Partnership, and Vacation Resort Marketing of Missouri, Inc. had not been formed and, accordingly, did not form part of the combined 1993 financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  Prior to August 20, 1996, the accompanying financial statements include the combined accounts of Signature Resorts, Inc. and the companies listed in Note 1, which became wholly-owned by common interests. As a result, the combined accounts are now referred to as consolidated financial statements for the historical periods presented. All significant intercompany transactions and balances have been eliminated from these consolidated financial statements.

                         SIGNATURE RESORTS, INC.

  The Consolidation Transactions have been accounted for as a reorganization of entities under common control. Accordingly, the net assets of the predecessor entities were recorded at the predecessor entities' basis. In addition, the accompanying financial statements reflect the historical results of operations of the predecessor partnerships on a combined basis.

 Interim Financial Statements

  The accompanying unaudited interim financial statements at September 30, 1995 and 1996 and for the nine months ended September 30, 1995 and 1996 do not include all disclosures provided in the annual combined financial statements. These interim financial statements should be read in conjunction with the accompanying annual audited combined financial statements and the footnotes thereto. Results for the 1996 interim period are not necessarily indicative of the results to be expected for the year ending December 31, 1996. However, the accompanying interim financial statements reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position and results of operations of the Company. Unless otherwise stated, all information subsequent to December 31, 1995, is unaudited.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of all highly liquid investments purchased with an original maturity of three months or less. Cash and cash equivalents consist of cash and money market funds.

 Cash in Escrow

  Cash in escrow is restricted cash consisting of deposits received on sales of Vacation Intervals that are held in escrow until a certificate of occupancy is obtained or the legal recission period has expired.

 Real Estate and Development Costs

  Real estate is valued at the lower of cost or net realizable value. Development costs include both hard and soft construction costs and together with real estate costs are allocated to Vacation Intervals based upon their relative sales values. Interest, taxes, and other carrying costs incurred during the construction period are capitalized. The amount of interest capitalized during 1994 and 1995 was $2,040,544 and $2,088,382, respectively.

  In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996 and there has been no material impact on the Company's operations or financial position.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of 3 to 7 years.

  Depreciation and amortization expense related to property and equipment was $25,562, $59,710 and $337,765 in 1993, 1994, and 1995, respectively. For the nine months ended September 30, 1995 and 1996, depreciation and amortization expense was $87,783 and $280,582, respectively.

                         SIGNATURE RESORTS, INC.

 Intangible Assets

  Start-up costs and organizational costs incurred in connection with the formation of the Company have been capitalized and are being amortized on a straight-line basis over a period of one year. Start-up costs relate to costs incurred to develop a marketing program prior to receiving regulatory approval to market the related property.

  Financing and loan origination fees incurred in connection with obtaining funding for the Company have been capitalized and are being amortized on a straight-line basis over the life of the respective loans.

  Goodwill recorded in connection with the acquisition of the Investment in Joint Venture is being amortized by a fixed amount per Interval as Intervals are sold.

 Revenue Recognition

  The Company recognizes sales of Vacation Intervals on an accrual basis after a binding sales contract has been executed, a 10% minimum down payment has been received, the recision period has expired, construction is substantially complete, and certain minimum sales levels have been achieved. If all the criteria are met except that construction is not substantially complete, then revenues are recognized on the percentage-of-completion (cost to cost) basis. For sales that do not qualify for either accrual or percentage-of-completion accounting, all revenue is deferred using the deposit method.

  Revenues from resort management and maintenance services are recognized on an accrual basis as earned.

 Income Taxes

  Prior to August 20, 1996, the predecessor entities were taxed as regular corporations at the corporate level, as S corporations taxable at the shareholder level, or as partnerships taxable at the partner level. Due to the Initial Public Offering, the Company became subject to federal, state, and foreign income taxes from the effective date of the Initial Public Offering.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Reclassifications

  Certain reclassifications were made to the 1995 financial statements to conform to the 1996 presentation.

3. ACCOUNTS RECEIVABLE

  The Company has accrued insurance claims as a result of hurricane damage to its Royal Palm and Flamingo properties located in St. Maarten, Netherlands Antilles of $3.8 million and $1.5 million at December 31, 1995 and September 30, 1996, respectively. The receivable at September 30, 1996 consists of business interruption insurance claims. The Company has submitted additional claims above the amounts accrued for business interruption insurance and is in negotiations with its carriers regarding these claims.

4. MORTGAGES RECEIVABLE

  The Company provides financing to the purchasers of Vacation Intervals which are collateralized by their interest in such Vacation Intervals. The mortgages receivable bear interest at the time of issuance of between 12% and 17% and remain fixed over the term of the loan, which is seven to ten years. The weighted average rate of interest on outstanding mortgages receivable is 15%.

                         SIGNATURE RESORTS, INC.

  At December 31, 1994 and 1995, mortgages in the amount of $823,251 and $1,796,060, respectively, are noninterest bearing. These mortgages have not been discounted as management has determined that the effect would not be material on the combined financial statements.

  Additionally, the Company has accrued interest receivable related to mortgages receivable of $415,127 and $860,776 at December 31, 1994 and 1995, respectively, and $627,139 and $1,132,916 at September 30, 1995 and September 30, 1996, respectively. The accrued interest receivable at December 31, 1995 and September 30, 1996 is net of an allowance for doubtful accounts of $151,201 and $145,319, respectively.

  The following schedule reflects the principal maturities of mortgages receivable:

       Year ending December 31:
         1996...................................................... $ 6,347,717
         1997......................................................   7,230,664
         1998......................................................   8,422,516
         1999......................................................   9,778,920
         2000......................................................  11,315,961
         Thereafter................................................  27,593,361
                                                                    -----------
         Total principal maturities of mortgages receivable........  70,689,139
         Less allowance for doubtful accounts......................  (5,589,527)
                                                                    -----------
         Net principal maturities of mortgages receivable.......... $65,099,612
                                                                    ===========

  The Company considers all mortgages receivable past due more than 60 days to be delinquent. At December 31, 1995, $6,700,000 of mortgages receivable were delinquent.

  At December 31, 1995, the Company estimated that $1,560,000 of additional costs would be incurred related to Vacation Intervals sold or Vacation Intervals currently available for sale. Obligations related to such improvements are insignificant.

  The activity in the mortgages receivable allowance for doubtful accounts is as follows:

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30
                                                          ---------------------
                                     1994        1995        1995       1996
                                  ----------  ----------  ---------- ----------
                                                               (UNAUDITED)
Balance, beginning of the peri-
 od.............................  $  798,441  $1,570,886  $1,570,886 $5,589,527
Increase (decrease) in allowance
 for purchased mortgage receiv-
 ables..........................         --   $3,156,166  $3,412,276   (729,633)
Provision.......................     923,129   1,786,811   1,470,640  1,371,926
Receivables (charged off) recov-
 ery............................    (150,684)   (924,336)      9,668   (538,798)
                                  ----------  ----------  ---------- ----------
Balance, end of the period......  $1,570,886  $5,589,527  $6,463,470 $5,693,022
                                  ==========  ==========  ========== ==========

  During September 1995, the Company recorded an allowance for doubtful accounts of $3,412,276 for certain mortgage portfolios acquired in conjunction with the acquisition of the two properties in St. Maarten.

                         SIGNATURE RESORTS, INC.

5. REAL ESTATE AND DEVELOPMENT COSTS

  Real estate and development costs and accumulated cost of sales consist of the following:

                                 DECEMBER 31                SEPTEMBER 30
                          --------------------------  --------------------------
                              1994          1995          1995          1996
                          ------------  ------------  ------------  ------------
                                                             (UNAUDITED)
Land....................  $ 18,102,052  $ 19,734,459  $ 18,451,761  $ 29,049,291
Development costs, ex-
 cluding capitalized
 interest...............    33,718,050    57,969,594    54,632,946    96,035,101
Capitalized interest....     2,730,363     5,300,400     4,667,789     8,260,858
                          ------------  ------------  ------------  ------------
Total real estate and
 development costs......    54,550,465    83,004,453    77,752,496   133,345,250
Less accumulated cost of
 sales..................   (21,097,714)  (36,247,302)  (34,410,561)  (48,314,971)
                          ------------  ------------  ------------  ------------
Net real estate and de-
 velopment costs........  $ 33,452,751  $ 46,757,151  $ 43,341,935  $ 85,030,279
                          ============  ============  ============  ============

6. INVESTMENT IN JOINT VENTURE

  The Company owns 100% of the partnership interests in one of the co-managing general partners of the Poipu Partnership, the partnership which directly owns the Embassy Vacation Resort at Poipu Point, a venture that acquired a 219 unit condominium project situated on 22 acres of oceanfront land at Koloa, Kauai, Hawaii (the "Property"). The sole purpose of the venture is to hold the Property for sale in phases as Vacation Intervals while generating revenues from transient rentals as the Vacation Intervals are being sold. As co-managing general partner, the Company holds a 0.5% partnership interest for purposes of distributions, profits and losses. The Company is also a limited partner of the Poipu Partnership and holds a 29.93% partnership interest for purposes of distributions, profits and losses, for a total partnership interest of 30.43%. In addition, following repayment of any outstanding partner loans, the Company is entitled to receive a 10% per annum return on the Founders' and certain former limited partners' initial capital investment of approximately $4.6 million in the Poipu Partnership. After payment of such preferred return and the return of approximately $4.6 million of capital to the Company on a pari passu basis with the other partner in the partnership, the Company is entitled to receive approximately 50% of the net profits of the Poipu Partnership. In the event certain internal rates of return specified under the partnership agreement are achieved, the Company is entitled to receive approximately 55% of the net profits of the Poipu Partnership.

  Summarized financial information as of December 31 relating to the Company's investment is as follows (in thousands):

                                                                 1994    1995
                                                                ------- -------
   Mortgages receivable........................................ $   --  $ 3,474
   Timeshare inventory.........................................     --    3,248
   Net property and equipment..................................  42,188  39,287
   Total assets................................................  45,553  50,696
   Notes payable...............................................  30,300  35,494
   Advances from partners......................................     --    4,000
   Partners' capital...........................................  14,108   8,688
   Revenues....................................................     491  10,119
   Net loss....................................................     892   5,419

  Concurrently with the Initial Public Offering, the Company exchanged 547,000 shares of stock with the former holders of interests in the Poipu Partnership for a 30.43% interest in the joint venture. As a result of this exchange, $4,988,000 of goodwill was recorded and is being amortized on a per Interval basis as Intervals are

                         SIGNATURE RESORTS, INC.

sold. The amortization of such goodwill for the nine months ended September 30, 1996 was $76,371. The Company also acquired a $2,546,513 note receivable from the partnership in connection with the exchange on which the Company has accrued approximately $30,000 of interest. This note bears interest at a rate of 12% per annum.

7. INTANGIBLE ASSETS

  Intangible assets and accumulated amortization consist of the following:

                                  DECEMBER 31              SEPTEMBER 30
                             -----------------------  ------------------------
                                1994        1995         1995         1996
                             ----------  -----------  -----------  -----------
                                                            (UNAUDITED)
Organizational costs........ $3,200,510  $ 3,884,581  $ 2,528,256  $ 3,134,066
Start-up costs..............    538,364      713,319    2,849,615    2,471,200
Loan origination fees.......    349,380      522,378      422,380      422,379
Financing fees..............    698,229    1,444,242    1,304,859    2,356,035
                             ----------  -----------  -----------  -----------
Total intangible assets.....  4,786,483    6,564,520    7,105,110    8,383,680
Less accumulated
 amortization...............   (929,912)  (2,340,686)  (1,861,730)  (3,541,505)
                             ----------  -----------  -----------  -----------
Net intangible assets....... $3,856,571  $ 4,223,834  $ 5,243,380  $ 4,842,175
                             ==========  ===========  ===========  ===========

  Amortization expense related to intangible assets was $358,908, $429,450, and $1,337,750 in 1993, 1994 and 1995, respectively. For the nine months ended September 30, 1995 and 1996, amortization expense was $1,070,555 and $1,394,240, respectively.

                          SIGNATURE RESORTS, INC.

8. NOTES PAYABLE

  Notes payable to financial institutions consist of the following:

                                      DECEMBER 31            SEPTEMBER 30
                                ----------------------- -----------------------
                                   1994        1995        1995        1996
                                ----------- ----------- ----------- -----------
                                                              (UNAUDITED)
Construction loans payable not
 to exceed $49 million in the
 aggregate, interest payable
 monthly at prime plus 2%
 (10.5% and 10.65% at December
 31, 1994 and 1995,
 respectively, and 11% and
 10.25% at September 30, 1995
 and 1996, respectively),
 principal and all accrued
 interest due on dates ranging
 from February 1996 to May
 1998, collateralized by
 substantially all the assets
 of the certain combined
 entities.....................  $ 4,573,849 $ 9,267,391 $ 6,359,756 $       --
Construction and acquisition
 loan payable, due October
 31,1998 with interest payable
 monthly at LIBOR plus 4.25%
 (9.94% at December 31, 1995
 and 10.75% and 10.25% at
 September 30, 1995 and 1996,
 respectively), secured by
 land, improvements and
 timeshare interests..........          --    1,897,716   1,698,511         --
Revolving lines of credit not
 to exceed $145 million in the
 aggregate (limited by
 eligible collateral), with
 interest payable monthly at
 rates ranging from prime plus
 2% to prime plus 3% (10.5% to
 11.5% and 10.65% to 11.65% at
 December 31, 1994 and 1995,
 respectively, and 10.25% to
 11.75% and 10.25% to 11.25%
 at September 30, 1995 and
 1996, respectively), payable
 in monthly installments of
 principal and interest equal
 to 100% of all proceeds of
 the receivables collateral
 collected during the month
 but not less than the accrued
 interest, with any remaining
 principal due seven to ten
 years after the date of the
 last advance related to
 mortgages receivable,
 collateralized by specific
 mortgages receivable.........   19,357,724  37,858,352  30,597,567  48,411,823
Revolving line of credit of
 $10 million, collateralized
 by certain mortgages
 receivable with interest
 payable at LIBOR plus 4.25%
 (9.94% at December 31, 1995
 and 10.38% and 9.75% at
 September 30, 1995 and 1996,
 respectively), payable in
 monthly installments of
 principal and interest equal
 to 100% of all proceeds of
 the receivables collateral
 collected during the month
 but not less than the accrued
 interest, with any remaining
 principal due October 31,
 2003.........................          --    1,571,070   3,737,910   4,154,852
Revolving line of credit of
 $11 million, with interest
 payable at prime plus 2.5%
 (11% and 10.75% at
 December 31, 1994 and
 September 30, 1995,
 respectively), and prime plus
 2% (10.65% and 10.25% at
 December 31, 1995 and
 September 30, 1996,
 respectively), secured by
 specific mortgages
 receivable, due ten years
 after the date on which the
 last advance related to the
 mortgages receivable is made.  $ 2,287,245 $ 4,058,306 $ 3,923,614 $ 3,807,138

                          SIGNATURE RESORTS, INC.

                                     DECEMBER 31            SEPTEMBER 30
                               ----------------------- -----------------------
                                  1994        1995        1995        1996
                               ----------- ----------- ----------- -----------
                                                             (UNAUDITED)
Revolving line of credit of
 $6.0 million, with interest
 payable at prime plus 3%
 (11.65% and 11.25% at
 December 31, 1995 and
 September 30, 1996,
 respectively), maturing seven
 years after the date of the
 last advance, secured by
 mortgages receivable......... $       --  $ 3,873,513 $       --  $ 2,889,328
Working capital loan payable,
 due September 30, 1995, with
 interest payable monthly at
 prime plus 2.5% (11% at
 December 31, 1994), secured
 by time-share interests and
 with total borrowings
 allowable of $2,425,000......   1,046,080         --          --          --
Working capital notes payable
 of $5.5 million, with
 interest payable at rates
 ranging from prime plus 2% to
 prime plus 2.5%, (10.65% to
 11.15% at December 31, 1995),
 due on dates ranging from
 July 1997 to November 1997,
 collateralized by certain
 mortgage receivables.........         --      521,397   1,121,656   2,955,815
Acquisition loans payable of
 $9.85 million, with interest
 payable at prime plus 3%
 (11.65% and 11.25% at
 December 31, 1995 and
 September 30, 1996,
 respectively), due on dates
 ranging from January 1998 to
 April 1998, payable with a
 portion of the proceeds
 received on the sale of
 Vacation Intervals,
 collateralized by specific
 mortgages receivable.........         --    5,998,283   9,846,289   2,735,530
Acquisition/construction loan
 payable of $9 million, with
 interest payable at prime
 plus 2% (10.25% at
 September 30, 1996), due by
 June 13, 1999, payable with a
 portion of the proceeds
 received on the sale of
 Vacation Intervals...........         --          --          --    2,363,539
Land loan payable of $2.3
 million, $1.8 million with
 interest payable at 18% and
 $0.5 million at a 0% interest
 rate, payable with a portion
 of the proceeds received on
 the sale of Vacation
 Intervals....................         --          --          --    5,443,833
Land purchase obligation at
 the Fall Creek Plantation
 property (see note 9 for
 further discussion)..........         --    1,500,000         --      639,626
Noninterest bearing land loan
 of $500,000 payable at
 $54 per interval sold with
 remaining balance due May 1,
 1991.........................                                         500,000
Notes payable to certain
 investors and former owners,
 with monthly principle
 payments of $100,000, plus
 interest at 12%, with
 additional interest of $325
 per interval sold............                                       2,000,000
Noninterest bearing purchase
 money mortgage note, payable
 in annual installments of $2
 million with final payment
 due November 5, 1997, net of
 a discount of $825,340 and
 $411,577 at December 31, 1994
 and 1995, respectively.......   7,174,660   5,588,423   6,000,000   4,000,000
Other notes payable...........         --      261,253     113,429   1,243,395
                               ----------- ----------- ----------- -----------
Total notes payable........... $34,439,558 $72,395,704 $63,398,732 $81,144,879
                               =========== =========== =========== ===========

                         SIGNATURE RESORTS, INC.

  Under the terms of the revolving lines of credit agreements, the Company may typically borrow from 85% to 90% of the balances of the pledged mortgages receivable. Of the aggregate of $178 million borrowings available under these certain agreements at September 30, 1996, the borrowing capacity expires seven to ten years after the date on which the last advance related to mortgages receivable was executed.

  Of the aggregate of $49 million available in construction loans payable, $2.0 million expires on January 31, 1997, $8.0 million expires January 14, 1998, $8.0 million expires on May 9, 1998, $3.0 million expires on October 31, 1998 and $28.0 million expires on April 30, 2000.

  The loans contain certain covenants, the most restrictive of which requires certain of the combined affiliates to maintain a minimum net worth, as defined in the related loan agreement. In addition, the loan agreements contain certain covenants restricting distributions to partners and additional borrowings. At December 31, 1995, $18.4 million of equity was specifically restricted from payment of distributions.

  At December 31, 1995, contractual maturities of mortgages and other notes payable over the next five years and thereafter, excluding first mortgage notes payable and revolving lines of credit totaling $54,859,524 as these amounts are payable based on established release prices or from excess cash flows related to certain timesharing week sales, are as follows:

       Due in fiscal year
         1996....................................................... $ 8,906,686
         1997.......................................................   4,886,527
         1998.......................................................   3,655,080
         1999.......................................................      29,129
         2000.......................................................      32,227
         Thereafter.................................................      26,531
                                                                     -----------
                                                                     $17,536,180
                                                                     ===========

9. LAND PURCHASE AGREEMENT AND RELATED DEBT

  The Company has entered into an agreement to purchase approximately 140 acres of land (the Property) at its Fall Creek Resort in Branson, Missouri, upon which it intends to construct Vacation Intervals. The property is to be acquired in four phases in four separate closings at a total purchase price of $6 million. The first closing has occurred with the Company acquiring the land for its first stage of development for $2 million. The second closing will occur upon the settlement of a noninterest bearing land purchase obligation of $1.5 million which will be paid as units are sold. The Company has the right but not the obligation to acquire the other two phases under similar land purchase obligations totaling $2.5 million.

10. RELATED-PARTY TRANSACTIONS

  The Company accrued $652,164 and $1,418,022 as a receivable and payable, respectively, at December 31, 1995 with the homeowners' associations at its resorts. The related party payable to the homeowners' associations at December 31, 1995 included $1,029,900 of a special assessment fee charged to the Company. At September 30, 1996, the Company, had accrued $2,903,873 and $1,631,856 as a receivable and payable, respectively, with the various homeowners' associations at its resorts. All amounts are classified as due from and due to related parties in the accompanying consolidated balance sheets.

  The Company recorded a receivable of $1,153,829 and $120,697 from two of its predecessor partnerships at December 31, 1995 for pre-development costs incurred by the Company at its Embassy Vacation Resort

                         SIGNATURE RESORTS, INC.

Lake Tahoe and San Luis Bay Resorts. Such predecessor partnerships were consolidated into the Company on August 20, 1996 as a result of the Consolidation Transactions.

  Included in due from related parties at December 31, 1995 and September 30, 1996 are approximately $310,000 and $1,549,555, respectively, relating to expenses paid on behalf of related parties to be subsequently reimbursed to the Company by such related party. Subsequent to September 30, 1996, the Company collected $739,458 of this amount.

  The Company also made payments of $295,001 during the twelve months ended December 31, 1995 to an affiliate of the Company for construction consulting and expense reimbursement. For the three months and nine months ended September 30, 1996, no such payments were made.

  Notes payable to related parties consist of the following:

                                             DECEMBER 31         SEPTEMBER 30
                                        ---------------------- ----------------
                                           1994       1995        1995     1996
                                        ---------- ----------- ----------- ----
                                                                 (UNAUDITED)
Notes payable to CPI Securities, L.P.,
 an affiliate of a limited partner,
 with interest at 10%, payable monthly
 and the entire principal balance and
 all accrued interest due on January
 4, 1995..............................  $  182,513 $       --  $       --  $--
Notes payable to CPI Securities, L.P.,
 an affiliate of a limited partner,
 with interest at 12%, payable monthly
 and the entire principal balance and
 all accrued interest due on December
 31, 1996 [see (a) below].............   2,722,250   2,722,250   2,722,250  --
Notes payable to Grace Investments,
 Ltd. one of the limited partners,
 with interest at 12% payable monthly,
 due on December 31, 1996 [see (a)
 below]...............................   1,666,650   1,666,650   1,666,650  --
Notes payable to Dickstein & Company,
 L.P., a limited partner, with
 interest payable monthly at 12%, due
 on December 31, 1996 [see (a) below].   1,111,100   1,111,100   1,111,100  --
Notes payable to certain employees,
 investors, and partners, with monthly
 principal payments of $100,000, plus
 interest at 12%, with additional
 interest of $325 per interval sold...   4,000,000   2,900,000   3,200,000  --
Acquisition loan payable with interest
 payable at 12%, due on December 31,
 1996.................................         --    1,495,000         --   --
Notes payable to partners, with
 interest accrued at 16%, payable on
 demand...............................         --    2,157,018   2,947,302  --
Other.................................     292,941     291,500      20,000  --
                                        ---------- ----------- ----------- ----
Total notes payable to related
 parties..............................  $9,975,454 $12,343,518 $11,667,302 $--
                                        ========== =========== =========== ====

                         SIGNATURE RESORTS, INC.

11. COMMITMENTS

  The Company entered into a license agreement in April 1994 with Embassy Vacation Resorts, a division of Embassy Suites, Inc. (ESI), to franchise the Grand Beach property. The license allows the resort to be operated and marketed as an "Embassy Vacation Resort." It provides for ESI to be paid a percentage of net sales of the Embassy Vacation Resort property. Additional terms are stated in the related license agreement.

  On September 23, 1996, the Company announced the signing of a merger agreement to acquire AVCOM for approximately $34.6 million of the Company's common stock plus the assumption of net debt. AVCOM is the parent company of All Seasons, Resorts, Inc., a developer, marketer and operator of timeshare resorts in Arizona, California and Texas.

  Under the terms of the merger agreement, the Company has agreed to issue approximately 1,480,000 shares of its common stock in exchange for all outstanding capital stock of AVCOM, based on the average high and low trading prices of the Company's common stock on September 20, 1996 of $19.44 per share. The actual number of its shares of the Company's common stock to be issued is subject to adjustment if the price of the Company's common stock on the NASDAQ National Market System exceeds $23.33 per share, or falls below $15.55 per share and under certain other circumstances. In addition, if the merger had taken place, as of September 30, 1996, the Company would have assumed approximately $22.6 million of AVCOM's net debt. Also, pursuant to the merger agreement, the Company committed to loan AVCOM $2.5 million. Management expects the merger will qualify for pooling accounting treatment. The Company has received an opinion from its independent financial advisor that the consideration paid by the Company in the proposed merger is fair from a financial point of view. It is anticipated that the acquisition will be consummated in the first quarter of 1997, subject to the occurrence of all conditions to closing.

  AVCOM Resorts, Inc. develops, markets and operates timeshare resorts in the western United States, with four existing resorts in Sedona, Arizona, one at Lake Arrowhead, California, one at South Lake Tahoe, California and one at Houston, Texas. In addition, All Seasons has resorts currently under development in Scottsdale, Arizona, and South Lake Tahoe, California, and has purchased twelve acres of land in Sedona, Arizona for future development.

  The proposed merger is subject to the approval of the stockholders of AVCOM, the satisfactory completion of due diligence by the Company, the expiration of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary conditions.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and cash equivalents and cash in escrow: The carrying amount reported in the balance sheet for cash and cash equivalents and cash in escrow approximates its fair value.

  Mortgages receivable: The carrying amount reported in the balance sheet for mortgages receivable approximates its fair value because the weighted average interest rate on the portfolio of mortgages receivable approximates current interest rates to be received on similar current mortgages receivable.

  Notes payable and notes payable to related parties: The carrying amount reported in the balance sheet for notes payable approximates its fair value because the interest rates on these instruments approximate current interest rates charged on similar current borrowings.

                         SIGNATURE RESORTS, INC.

  The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31:

                                         1994                    1995
                                ----------------------- -----------------------
                                 CARRYING                CARRYING
                                   VALUE    FAIR VALUE     VALUE    FAIR VALUE
                                ----------- ----------- ----------- -----------
   Cash and cash equivalents... $ 1,854,572 $ 1,854,572 $ 4,341,591 $ 4,341,591
   Cash in escrow..............   2,427,190   2,427,190   1,945,856   1,945,856
   Mortgages receivable........  33,437,116  33,437,116  65,099,612  65,099,612
   Notes payable...............  34,439,558  34,439,558  72,395,704  72,395,704
   Notes payable to related
    parties....................   9,975,454   9,975,454  12,343,518  12,343,518

13. OTHER INCOME

  Other income for the year ended December 31, 1995 primarily consists of business interruption insurance proceeds of $2,000,000, income from purchased mortgages receivable of $2,180,000, rental income of $1,293,000 and management fees of $841,000. Included in other income for the nine months ended
September 30, 1996 is $2,940,490 of income from purchased mortgages receivable, $1.7 million of income related to the settlement of certain receivables from the former owners of the St. Martin properties, $1,215,374 of rental income and $769,253 of management fees.

14. PRO FORMA DISCLOSURES (UNAUDITED)

  On August 20, 1996 the Company consummated a public offering which made it subject to federal, state, and foreign income taxes from the effective date of the Initial Public Offering. In addition, the Company is now required to record a deferred tax liability for cumulative temporary differences between financial reporting and tax reporting following the effective date of the Initial Public Offering. During the nine months ended September 30, 1996, the Company recorded approximately $315,000 of current income tax expense and approximately $171,000 of deferred income tax expense. Additionally, the Company recorded deferred taxes of $11,227,504 related to deferred taxes from previous years that were assumed as part of the Initial Public Offering. The total current tax liability and deferred tax liability at September 30, 1996 was $569,451 and $11,398,787, respectively. Both the deferred tax assets, deferred tax liabilities, and the current tax provision were estimated based on management's most recent information as of September 30, 1996.

  The Company has recorded $517,993 of accrued interest related to deferred installment gains from previous years that were assumed as part of the Initial Public Offering.

                         SIGNATURE RESORTS, INC.

  The unaudited pro forma provision for income taxes represents the estimated income taxes that would have been reported had the Company filed federal, state and foreign income tax returns as a regular C corporation. The following summarizes the unaudited pro forma provision for income taxes:

                                                              NINE MONTHS ENDED
                                     DECEMBER 31                SEPTEMBER 30
                            ------------------------------  ---------------------
                              1993      1994       1995        1995       1996
                            -------- ---------- ----------  ---------- ----------
                                                                 (UNAUDITED)
   Current:
     Federal............... $405,552 $  361,290 $1,579,424  $1,358,974 $2,242,039
     States................   41,148        --       4,934     151,183    233,882
     Foreign...............      --         --     662,288     122,618     49,186
                            -------- ---------- ----------  ---------- ----------
                             446,700    361,290  2,246,646   1,632,775  2,525,107
   Deferred:
     Federal...............  346,393  1,018,602  1,476,865     860,317  1,080,838
     States................   85,873    238,021    633,808     245,812    344,819
     Foreign...............      --         --      (8,497)        --      41,741
                            -------- ---------- ----------  ---------- ----------
                             432,266  1,256,623  2,102,176   1,106,129  1,467,398
                            -------- ---------- ----------  ---------- ----------
   Unaudited pro forma
    provision for income
    taxes.................. $878,966 $1,617,913 $4,348,822  $2,738,904 $3,992,505
                            ======== ========== ==========  ========== ==========

  The reconciliation between the unaudited pro forma statutory provision for income taxes and the unaudited pro forma actual provision for income taxes is shown as follows for the year ended December 31:

                                                  1993      1994       1995
                                                -------- ---------- ----------
     Income tax at federal statutory rate...... $779,585 $1,459,079 $3,928,474
     State tax, net of federal benefit.........   97,521    156,862    422,336
     Foreign tax, net of federal benefit.......      --         --      (8,497)
     Nondeductible expenses....................    1,860      1,972      6,509
                                                -------- ---------- ----------
     Unaudited pro forma provision for income
      taxes.................................... $878,966 $1,617,913 $4,348,822
                                                ======== ========== ==========

                         SIGNATURE RESORTS, INC.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the pro forma net deferred tax liabilities were as follows for the year ended December 31:

                                             1993         1994         1995
                                          -----------  -----------  -----------
     Deferred tax assets:
       Book over tax depreciation.......  $       --   $       --   $    28,142
       Book over tax amortization.......       16,870          --       218,340
       Allowance for doubtful accounts..      258,859      621,128    1,355,617
       Gain on foreclosure..............          --           --       203,716
       Start-up costs...................       96,794       96,794       96,794
       Net operating loss carryforward..          --     1,048,417          --
       Federal benefit of state deferred
        tax.............................       67,830      148,712      364,207
       Foreign tax credit carryover.....          --           --       632,007
       Minimum tax credit carryover.....      561,679      922,969    2,502,393
                                          -----------  -----------  -----------
     Total deferred tax assets..........    1,002,032    2,838,020    5,401,216
     Deferred tax liabilities:
       Tax over book depreciation.......      (20,374)     (29,334)         --
       Tax over book amortization.......          --       (40,033)         --
       Installment sales................   (1,771,627)  (4,124,917)  (8,586,188)
       Marketing and commissions........      (18,443)    (456,322)    (568,394)
       Deferred sales...................          --      (281,931)     (82,903)
       Interest capitalization, net of
        recovery........................          --        56,688     (453,097)
       Other............................       14,141      (13,065)     127,799
                                          -----------  -----------  -----------
     Total deferred tax liabilities.....   (1,796,303)  (4,888,914)  (9,562,783)
                                          -----------  -----------  -----------
     Pro forma net deferred tax
      liabilities.......................  $  (794,271) $(2,050,894) $(4,161,567)
                                          ===========  ===========  ===========

  Additionally, certain of the Company's combined affiliates include foreign corporations which are taxed at a regular rate of 45%. The Company has filed a request for a tax holiday for AKGI-Royal Palm C.V.o.a. This request has been verbally approved by the Chairman of the Tax Facility which effectively reduces the tax to 2%. This 2% tax liability rate will be in effect up to and including the fiscal year 1997. Generally, a foreign tax credit is allowed for any taxes paid on foreign income up to the amount of U.S. tax.

                      REPORT OF INDEPENDENT AUDITORS

Board of Directors

AVCOM International, Inc.

  We have audited the accompanying consolidated balance sheets of AVCOM International, Inc. (Company) as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AVCOM International, Inc. as of December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Phoenix, Arizona

May 31, 1996, except for Note 12,

 as to which the date is July 1, 1996

                         AVCOM INTERNATIONAL, INC.

                        CONSOLIDATED BALANCE SHEETS

                                             DECEMBER 31,
                                        ------------------------  SEPTEMBER 30,
                                           1994         1995          1996
                                        -----------  -----------  -------------
                                                                   (UNAUDITED)
                ASSETS
Cash ($1,026,000, $278,000 and $0
 restricted at December 31, 1994 and
 1995 and September 30, 1996,
 respectively)......................... $ 1,026,000  $ 1,807,000   $   687,000
Notes receivable, net..................   5,939,000   18,659,000    36,659,000
Receivables from related parties.......     734,000      690,000     1,320,000
Other receivables......................     386,000      626,000     1,037,000
Resort property held for timeshare
 sales and under development...........  10,643,000   10,827,000    26,705,000
Property and equipment, net............   1,906,000    2,188,000     5,580,000
Prepaid loan commitment fees...........         --       199,000       414,000
Deferred marketing and selling costs...      40,000      759,000     4,143,000
Capitalized start-up costs, net........         --           --        470,000
Investment in common stock.............         --           --        600,000
Other assets...........................     178,000      179,000       668,000
                                        -----------  -----------   -----------
Total assets........................... $20,852,000  $35,934,000   $78,283,000
                                        ===========  ===========   ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued
 liabilities........................... $   989,000  $ 2,524,000   $ 9,665,000
Deferred revenue.......................      80,000          --      7,055,000
Commissions payable....................     442,000    1,009,000     1,328,000
Amounts due to related parties.........     387,000      484,000       354,000
Income taxes payable...................     403,000      500,000           --
Deferred income taxes payable..........   2,176,000    2,624,000     1,597,000
Capitalized leases payable.............     378,000      761,000     1,586,000
Notes payable..........................  12,582,000   22,692,000    51,320,000
                                        -----------  -----------   -----------
Total liabilities......................  17,437,000   30,594,000    72,905,000
                                        -----------  -----------   -----------
Minority interest in consolidated lim-
 ited partnership......................         --           --      1,612,000
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, $.01 par
   value; 1,400,000 shares authorized,
   1,310,700 shares issued and
   outstanding; liquidation preference
   of $1,521,000 at December 31, 1995
   and $1,600,000 at September 30,
   1996................................      13,000       13,000        13,000
  Common stock, $.01 par value;
   10,000,000 shares authorized,
   3,290,300 and 3,653,936 shares
   issued and outstanding at December
   31, 1994 and 1995, respectively, and
   3,963,936 shares at September 30,
   1996................................      33,000       38,000        41,000
  Paid-in capital......................     939,000    1,819,000     2,216,000
  Retained earnings....................   2,460,000    3,500,000     1,526,000
                                        -----------  -----------   -----------
                                          3,445,000    5,370,000     3,796,000
  Less treasury stock, 12,000 shares of
   common stock, at cost...............     (30,000)     (30,000)      (30,000)
                                        -----------  -----------   -----------
Total stockholders' equity.............   3,415,000    5,340,000     3,766,000
                                        -----------  -----------   -----------
Total liabilities and stockholders'
 equity................................ $20,852,000  $35,934,000   $78,283,000
                                        ===========  ===========   ===========

                          See accompanying notes.

                         AVCOM INTERNATIONAL, INC.

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------  ------------------------
                             1993         1994         1995         1995         1996
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
REVENUES
Sales of timeshare
 interests..............  $14,481,000  $24,130,000  $33,231,000  $24,821,000  $30,411,000
Timeshare management....      452,000      650,000    1,256,000      962,000    1,059,000
Contract commission
 revenue................          --           --           --           --       497,000
Gain on sale of notes
 receivable.............      167,000      571,000      566,000      564,000       77,000
Health club revenue.....          --           --           --           --       375,000
Other...................       99,000       66,000      193,000      137,000      250,000
                          -----------  -----------  -----------  -----------  -----------
                           15,199,000   25,417,000   35,246,000   26,484,000   32,669,000
COST OF SALES AND
 OPERATING EXPENSES
Cost of timeshare
 interests sold.........    3,548,000    6,792,000   11,081,000    7,682,000    8,744,000
Marketing and selling...    6,950,000   12,232,000   13,920,000   11,232,000   15,117,000
Timeshare management....      547,000      743,000    1,571,000    1,023,000    1,769,000
Contract marketing and
 selling................          --           --           --           --       974,000
Health club expenses....          --           --           --           --       572,000
General and
 administrative.........    1,621,000    3,034,000    4,780,000    3,256,000    6,229,000
Resort property
 valuation allowance....          --           --           --           --       839,000
Provision for doubtful
 accounts...............      251,000      371,000      792,000      212,000    1,055,000
                          -----------  -----------  -----------  -----------  -----------
                           12,917,000   23,172,000   32,144,000   23,405,000   35,299,000
                          -----------  -----------  -----------  -----------  -----------
Operating income (loss).    2,282,000    2,245,000    3,102,000    3,079,000   (2,630,000)
Minority interest in
 consolidated limited
 partnership............          --           --           --           --      (112,000)
Interest and financing
 costs..................     (335,000)    (809,000)  (1,818,000)  (1,122,000)  (2,944,000)
Interest income.........      236,000      180,000      594,000      253,000    2,396,000
                          -----------  -----------  -----------  -----------  -----------
Income (loss) before
 income taxes...........    2,183,000    1,616,000    1,878,000    2,210,000   (3,290,000)
Provision for (benefit
 from) income taxes.....    1,970,000      695,000      838,000      936,000   (1,316,000)
                          -----------  -----------  -----------  -----------  -----------
Net income (loss).......  $   213,000      921,000    1,040,000    1,274,000   (1,974,000)
                          ===========
Cumulative preferred
 stock dividends........                   105,000      105,000       79,000       79,000
                                       -----------  -----------  -----------  -----------
Net income (loss)
 available for common
 stockholders...........               $   816,000  $   935,000  $ 1,195,000  $(2,053,000)
                                       ===========  ===========  ===========  ===========
Earnings (loss) per
 share..................               $      0.16  $      0.17  $      0.22  $     (0.41)
                                       ===========  ===========  ===========  ===========
Pro forma earnings per
 share (unaudited)......  $      0.27
                          ===========
Weighted average common
 shares and common share
 equivalents (pro forma
 in 1993--unaudited)....    4,682,507    4,942,759    5,554,089    5,530,669    4,987,080
                          ===========  ===========  ===========  ===========  ===========

                          See accompanying notes.

                         AVCOM INTERNATIONAL, INC.

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             CONVERTIBLE
                           PREFERRED STOCK    COMMON STOCK
                          ----------------- -----------------  PAID-IN     RETAINED    TREASURY
                           SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL     EARNINGS     STOCK       TOTAL
                          --------- ------- --------- ------- ----------  -----------  --------  -----------
Balance at December 31,
 1992...................  1,310,700 $13,000 2,890,300 $29,000 $  451,000  $ 1,326,000  $    --   $ 1,819,000
Issuance of common
 stock..................        --      --    400,000   4,000    496,000          --        --       500,000
Redemption of
 partnership interests..        --      --        --      --     (18,000)         --        --       (18,000)
Net income..............        --      --        --      --         --       213,000       --       213,000
                          --------- ------- --------- ------- ----------  -----------  --------  -----------
Balance at December 31,
 1993...................  1,310,700  13,000 3,290,300  33,000    929,000    1,539,000       --     2,514,000
Repurchase of common
 stock..................        --      --        --      --         --           --    (30,000)     (30,000)
Payment for stock held
 in escrow..............        --      --        --      --      10,000          --        --        10,000
Net income..............        --      --        --      --         --       921,000       --       921,000
                          --------- ------- --------- ------- ----------  -----------  --------  -----------
Balance at December 31,
 1994...................  1,310,700  13,000 3,290,300  33,000    939,000    2,460,000   (30,000)   3,415,000
Issuance of common
 stock, net of issuance
 costs of $114,999......        --      --    363,636   5,000    880,000          --        --       885,000
Net income..............                --        --      --         --     1,040,000       --     1,040,000
                          --------- ------- --------- ------- ----------  -----------  --------  -----------
Balance at December 31,
 1995...................  1,310,700  13,000 3,653,936  38,000  1,819,000    3,500,000   (30,000)   5,340,000
Conversion of
 subordinated debt
 (unaudited)............                      310,000   3,000    397,000                             400,000
Net (loss) (unaudited)..        --      --        --      --         --    (1,974,000)      --    (1,974,000)
                          --------- ------- --------- ------- ----------  -----------  --------  -----------
Balance at September 30,
 1996 (unaudited).......  1,310,700 $13,000 3,963,936 $41,000 $2,216,000  $ 1,526,000  $(30,000) $3,766,000
                          ========= ======= ========= ======= ==========  ===========  ========  ===========

                          See accompanying notes.

                         AVCOM INTERNATIONAL, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                          ---------------------------------------  ------------------------
                             1993          1994          1995         1995         1996
                          -----------  ------------  ------------  -----------  -----------
                                                                         (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income (loss).......  $   213,000  $    921,000  $  1,040,000  $ 1,274,000  $(1,974,000)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
Gain on sale of notes
 receivable.............     (167,000)     (571,000)     (566,000)    (564,000)     (77,000)
Deferred income taxes...    1,658,000       506,000       448,000      571,000   (1,027,000)
Provision for doubtful
 accounts...............      251,000       371,000       792,000      212,000    1,055,000
Depreciation and
 amortization...........       56,000       146,000       185,000      131,000      848,000
Write-off of resort
 property...............          --            --            --           --       839,000
Changes in operating
 assets and liabilities:
Restricted cash.........          --     (1,026,000)      748,000      796,000      278,000
Receivables from related
 parties................     (382,000)     (328,000)       44,000     (169,000)    (630,000)
Other receivables.......      (71,000)     (195,000)     (240,000)    (100,000)    (411,000)
Resort property held for
 timeshare sales........    1,684,000    (1,013,000)     (184,000)    (629,000)  (6,623,000)
Prepaid loan commitment
 fee....................          --            --       (199,000)         --      (493,000)
Deferred marketing and
 selling costs..........          --            --       (719,000)         --    (3,384,000)
Capitalized start-up
 costs..................          --            --            --           --      (470,000)
Other assets............      139,000            --        (1,000)    (135,000)    (489,000)
Accounts payable and
 other accrued
 liabilities............     (402,000)      720,000     1,535,000      887,000    7,141,000
Commissions payable.....     (463,000)      361,000       567,000      521,000      319,000
Amounts due to related
 parties................       79,000       308,000        97,000      (44,000)    (130,000)
Deferred revenue........          --            --        (80,000)                7,055,000
Income taxes payable....      312,000        91,000        97,000      350,000     (500,000)
                          -----------  ------------  ------------  -----------  -----------
Net cash provided by
 operating activities...    2,907,000       291,000     3,564,000    3,101,000    1,327,000
CASH FLOWS FROM
 INVESTING ACTIVITIES
Additions to notes
 receivable.............   (9,472,000)  (20,539,000)  (26,843,000) (19,512,000) (30,004,000)
Proceeds from sales of
 notes receivable.......    7,211,000    18,425,000    11,645,000   10,009,000    6,210,000
Collections of notes
 receivable.............      300,000       740,000     2,252,000      571,000    6,571,000
Purchases of property
 and equipment..........     (236,000)     (552,000)     (467,000)     (77,000)    (631,000)
Investment in common
 stock..................          --            --            --           --       (50,000)
                          -----------  ------------  ------------  -----------  -----------
Net cash used by
 investing activities...   (2,197,000)   (1,926,000)  (13,413,000)  (9,009,000) (17,904,000)
CASH FLOWS FROM
 FINANCING ACTIVITIES
Proceeds from notes
 payable................    1,115,000     4,413,000    22,410,000   10,144,000   34,632,000
Principal payments on
 notes payable..........   (1,874,000)   (3,542,000)  (12,301,000)  (4,991,000) (20,178,000)
Proceeds from
 capitalized leases
 payable................      238,000       315,000       604,000      189,000          --
Principal payments on
 capitalized leases
 payable................      (65,000)     (110,000)     (220,000)    (162,000)    (331,000)
Minority interest in
 limited partnership....                                                   --     1,612,000
Redemptions of partners.      (18,000)          --            --           --           --
Payments to redeeming
 partners...............      (79,000)          --            --           --           --
Purchase of treasury
 stock..................          --        (30,000)          --           --           --
Issuance of common
 stock, net of issuance
 costs..................      500,000           --        885,000      984,000          --
                          -----------  ------------  ------------  -----------  -----------
Net cash provided (used)
 by financing
 activities.............     (183,000)    1,046,000    11,378,000    6,164,000   15,735,000
                          -----------  ------------  ------------  -----------  -----------
Net increase (decrease)
 in cash................      527,000      (589,000)    1,529,000      256,000     (842,000)
Cash, excluding
 restricted cash, at
 beginning of period....       62,000       589,000           --           --     1,529,000
                          -----------  ------------  ------------  -----------  -----------
Cash, excluding
 restricted cash, at end
 of period..............  $   589,000  $        --   $  1,529,000  $   256,000  $   687,000
                          ===========  ============  ============  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION
Income taxes paid.......  $       --   $    127,000  $    367,000  $    33,000  $   353,000
                          ===========  ============  ============  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF NONCASH ACTIVITY
Acquisition of resort
 property through
 origination of notes
 payable................  $       --   $  7,275,000  $    805,000  $   805,000  $10,094,000
Acquisition of office
 building and land
 through origination of
 note payable...........          --      1,165,000           --           --     2,098,000
Payment received for
 stock held in escrow
 through forgiveness of
 note payable to
 stockholder............          --         10,000           --           --           --
Acquisition of stock in
 Trion through
 origination of note
 payable................                                                            550,000
Acquisition of notes
 receivable through
 origination of note
 payable................                                                          1,832,000
Acquisition of equipment
 through origination of
 capitalized leases.....                                                          1,156,000
Conversion of note
 payable to common
 stock..................                                                            400,000

                          See accompanying notes.

                        AVCOM INTERNATIONAL, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31, 1995

       (INFORMATION AT SEPTEMBER 30, 1996 AND FOR THE PERIODS ENDED

                SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business Combination

  American Vacation Company, Inc., a Delaware corporation, was incorporated on August 16, 1993. On August 20, 1993, Cannon Time Corp. (Cannon) was merged with and into the Company. Cannon was formed on March 16, 1988 and had not conducted business operations since 1990. On September 27, 1993, American Vacation Company, Inc. changed its name to AVCOM International, Inc. (Company).

  Effective September 1, 1993, the Company exchanged 1,531,300 shares of common stock and 1,310,700 shares of preferred stock for 100 percent of the partners equity of Villashare Partners Limited Partnership (Villashare Partners) and the common stock of its general partner, All Seasons Resorts, Inc. (formerly All Seasons Development, Incorporated) (All Seasons). The merger has been accounted for as a reverse merger with Villashare Partners as the acquirer for accounting purposes.

  On September 30, 1995, the Company purchased all of the outstanding stock of All Seasons Properties, Inc. (ASP) and Great Western Financial, Inc. (GWFI) for $100,000, by issuing promissory notes to the shareholders of ASP and GWFI. ASP and GWFI were wholly-owned by the chief executive officer and the president of the Company and had liabilities in excess of assets on an historical cost basis of approximately $177,000 at the date of the acquisition. ASP's assets, which aggregated approximately $580,000, consisted primarily of resort property held for timeshare sales and timeshare notes receivable at the date of acquisition. The acquisition has been accounted for as a purchase and the results of the operations of ASP and GWFI are included in the Company's consolidated financial statements from the date of acquisition.

  Prior to June 20, 1995, the Company utilized one company at its projects to provide all marketing and selling services which were paid solely on a commission basis. The Company terminated its relationship with the marketing company and acquired All Seasons Realty, Inc. in June 1995, for $1,000. As a result, the Company is currently performing the selling and marketing of its projects through All Seasons Realty, Inc. All Seasons Realty, Inc. did not have material activity prior to the acquisition, which has been accounted for as a purchase.

  In January 1996, the Company purchased 40 percent of the common stock of Trion Capital Corporation (Trion), the general partner of Arrowhead Capital Partners developing North Bay Resort at Lake Arrowhead (see Note 3).

 Business Activities

  The Company develops resort properties for timeshare sales, finances ownership interests in such properties, and manages the operations of the resort properties and their related homeowners associations. The Company's capital requirements related to the development of future projects and the financing of notes receivables have been and will continue to be significant. In addition, the Company's level of general and administrative costs is based on the level of sales and development activity which occurred in 1995 and which is anticipated in 1996. Further, the Company has and will continue to incur initial start-up sales and marketing costs in anticipation of future projects and transactions. To date, the Company has been substantially dependent upon loans from banks and private lenders and the sale or pledge of notes receivable to finance its developments and operations. The Company will be required to seek significant amounts of additional debt and/or equity capital to continue to finance or sell its notes receivable, develop its proposed projects and carry the current level of overhead. There is no assurance that the Company can continue to obtain adequate financing from lenders for its financing or sale

                        AVCOM INTERNATIONAL, INC.

of notes receivable or its project developments and operations if and when required, or on terms acceptable to the Company.

  In the event the Company is unsuccessful in obtaining additional funds necessary for these purposes, management may need to take steps to continue to operate within the available cash flow. Such steps may include, among others, postponement or abandonment of certain timeshare projects and transactions, reduction of general and administrative costs, or reduction of selling and marketing costs.

 Principles of Consolidation

  The consolidated financial statements include the accounts of AVCOM International, Inc. and its wholly-owned subsidiaries and a majority owned limited partnership. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in joint ventures and the Company's investment in 40 percent of the common stock of Trion Capital Corporation are accounted for on the equity method.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions include expected default rates on notes receivable, resale value of the timeshare interests received through foreclosure, total construction and other costs to develop projects and the resulting cost per interval, and recoverability of costs incurred on projects, particularly those projects which are in the early stages. Actual results could differ from those estimates.

 Resort Property Held for Timeshare Sales and Underdevelopment

  Resort property held for timeshare sales and under development is recorded at historical cost less amounts charged to cost of sales for timeshare sales. As timeshare interests are sold, the Company amortizes to cost of sales the average carrying cost of the respective timeshare interest, which includes an estimate of future completion costs related to remodeling and/or construction. Timeshare interests received in exchange for timeshare interests in property which were not developed by the Company are recorded at the fair value of the timeshare interest received. Timeshare interests received in exchange for timeshare interests at properties developed by the Company or through foreclosure are recorded at the average carrying cost of timeshare interests for the related project, which management believes approximates fair value.

  In addition to direct construction costs, interest and indirect product costs are capitalized as part of the cost of the property during the periods of qualifying activities. Indirect product costs include the allocation of certain payroll and administrative costs attributed to personnel directly involved with the development and construction of the respective properties and estimated subsidies of the homeowners' association related to the property.

 Recognition of Revenue

  Generally, timeshare interests are sold under contracts which provide a cash down payment and a deferred payment balance evidenced by a promissory note secured by a deed of trust or mortgage on the timeshare interest. Sales of timeshare interests are recognized using the percentage of completion method after a binding sales contract has been executed, a 10 percent minimum down payment has been received, and certain minimum sales and construction levels have been obtained. Under the percentage of completion method, the portion of revenue applicable to costs incurred, as compared to total estimated development costs, is recognized in the period of sale. Sales which do not meet these criteria are deferred using the deposit method.

                        AVCOM INTERNATIONAL, INC.

  Until a contract for sale qualifies for revenue recognition, all payments received are accounted for as deposits. Commissions and other selling costs, attributable to the sale, are deferred until the sale is recorded. If a contract is canceled before qualifying as a sale, nonrecoverable selling expenses are charged to expense and deposits forfeited are credited to income.

  Contract commission revenues are earned and recognized upon close of escrow of the related sale. Contract marketing and selling costs are expensed when incurred.

  The deferred revenue resulting from the percentage of completion method was approximately $80,000, $0 and $6,980,000 at December 31, 1994 and 1995, and September 30, 1996, respectively.

  Timeshare management revenue represents daily room rentals and fees for management of the resorts. Such revenues are net of amounts due to timeshare interval owners, if any, and are recorded as the rooms are rented or the services are performed.

  Health club initiation fees are deferred and amortized to revenue over three years.

  The present value of the difference between the stated interest rate of notes receivable sold and the yield to the purchaser (interest rate differential) is recognized as a gain at the time the notes receivable are sold, less an allowance for estimated prepayments and notes receivable repurchased pursuant to the recourse provisions.

 Allowances for Losses

  The Company provides for losses on notes receivable, including notes receivable owned by the Company and notes sold with recourse, by a charge against earnings at the time of sale, at a rate based on historical default experience.

 Property and Equipment

  Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method based on the following estimated lives:

        Equipment......................................................  5 years
        Furniture and fixtures.........................................  7 years
        Building improvements.......................................... 10 years
        Buildings...................................................... 40 years

 Income Taxes

  Prior to the merger, Villashare Partners was taxed as a partnership. Accordingly, Villashare Partners did not pay federal or state income taxes on its income. Instead, the partners were liable for individual federal and state income taxes based on their respective partnership interests.

  On September 1, 1993, the assets, liabilities and operations of Villashare Partners were transferred to All Seasons as a result of the merger. Deferred income taxes were established at that time for temporary differences between the financial reporting basis and the tax basis of the assets and liabilities.

  The Company follows Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes," which uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when differences are expected to reverse.

                        AVCOM INTERNATIONAL, INC.

 Capitalized Start-Up Costs

  It is the Company's policy to capitalize as start-up costs all marketing and selling expenses incurred at new resort projects up to sixty days after sales begin. Capitalized start-up costs are then amortized over one year.

 Advertising Expense

  The cost of advertising is expensed as incurred. The Company did not incur any significant amounts of advertising costs during the years ended December 31, 1993, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively.

 Stock Based Compensation

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

  In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. Statement No. 123 allows for a fair value based method of accounting for employee stock options and similar equity instruments. The Company applies the recognition and measurement provisions of APB Opinion No. 25 to all employee stock options and similar equity instruments awarded after December 31, 1995.

 Fair Value of Financial Instruments

  The carrying value of cash, receivables, and accounts payable and other accrued liabilities approximate fair value due to the short-term nature of these assets and liabilities. The fair value of notes receivable held with a carrying value of $15,357,000 is approximately $15,900,000 at December 31, 1995. The fair value of debt approximates its carrying value since the current rates reflect the rates at which the Company could borrow funds with similar maturities.

 Concentration of Credit Risks

  Most of the Company's notes receivable held and notes receivable sold on a recourse basis originated from sales of timeshare interests of Tahoe Beach and Ski Club in Lake Tahoe, California, Sedona Summit Resort, Sedona Springs Resort, Villas of Sedona and Villas at Poco Diablo resorts in Sedona, Arizona and Scottsdale Villa Mirage Resort in Scottsdale, Arizona. The sales have been primarily made to residents of California and Arizona. The Company performs credit evaluations prior to timeshare sales. The timeshare deed of trust serves as collateral on the note receivable.

  The Company's development of timeshare projects through September 30, 1996 has been limited to Sedona and Scottsdale, Arizona, Lake Tahoe, California and Houston, Texas. This lack of geographic diversification results in a high correlation between the profitability of such operations and the local market, economy and legislative conditions of such locations and generally the states of Arizona, California and Texas. While management of the Company intends to expand operations and to engage in timeshare development projects at other locations, there is no assurance that significant geographic diversification of the timeshare operations can be achieved.

                        AVCOM INTERNATIONAL, INC.

 Earnings (Loss) Per Share and Pro Forma Earnings Per Share

  Earnings (loss) per share for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 is based on net income
(loss), adjusted for cumulative and unpaid dividends on convertible preferred stock, and on the outstanding weighted average shares (less treasury shares), common stock equivalents and convertible preferred stock outstanding. Common stock held in escrow has been considered to be outstanding and stock options are considered common stock equivalents. Common stock equivalents, which are antidilutive, were not included in the computation of the net loss per share for the nine months ended September 30, 1996.

  Pro forma earnings per share for the year ended December 31, 1993 gives effect to the reorganization, as if it occurred at the beginning of the period and is based on income before income taxes, adjusted for cumulative and unpaid dividends on convertible preferred stock and adjusted for a pro forma income tax provision at the rate of 40 percent, and on the outstanding weighted average shares (less treasury stock), common stock equivalents and convertible preferred stock.

 Impact of Recently Issued Accounting Standards

  In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of, including resort property held for timeshare sales. The Company adopted Statement No. 121 in 1996 which did not have a material effect.

  In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company plans to adopt Statement No. 125 in 1997 and the Company has yet to determine its impact.

 Interim Financial Information

  The financial information at September 30, 1996 and for the nine month periods ended September 30, 1995 and 1996 is unaudited, but includes all adjustments that the Company considered necessary for a fair presentation of the financial information set forth therein, in accordance with generally accepted accounting principles. The results for the nine months ended September 30, 1996 are not considered indicative of the results to be expected for any future period or for the entire year.

  Reclassifications

   Certain prior year amounts in the consolidated financial statements have been reclassified to conform them to the current year presentation.

                        AVCOM INTERNATIONAL, INC.

2. NOTES RECEIVABLE

  Notes receivable consist of the following:

                                                DECEMBER 31,         SEPTEMBER
                                           -----------------------      30,
                                              1994        1995         1996
                                           ----------  -----------  -----------
                                                                    (UNAUDITED)
   Timeshare notes receivable............. $2,751,000  $15,357,000  $35,017,000
   Holdbacks on notes receivable sold.....  3,177,000    3,197,000    2,046,000
   Accrued interest rate differential.....    678,000      921,000      823,000
   Other notes receivable.................        --       202,000      131,000
                                           ----------  -----------  -----------
                                            6,606,000   19,677,000   38,017,000
   Less allowance for possible losses.....   (667,000)  (1,018,000)  (1,358,000)
                                           ----------  -----------  -----------
                                           $5,939,000  $18,659,000  $36,659,000
                                           ==========  ===========  ===========

  Notes receivable from the sale of timeshare interests bear interest at annual rates ranging generally from 9.9 percent to 14.9 percent and have terms of generally seven years. The notes are collateralized by first deeds of trust on the timeshare interests sold.

  The Company has outstanding commitments under which the Company may sell its notes receivable under certain terms and conditions. At September 30, 1996, the remaining commitments aggregated approximately $4,885,000, expiring primarily in 1996. In connection with one commitment, Fletcher Financial, Inc. (Fletcher Financial), which is owned by one of the stockholders of the Company (see Note 9), has guaranteed $5,000,000 of notes receivable sold. In exchange, therefore, the Company has agreed to share 50 percent of the interest rate differential with Fletcher Financial resulting from the sale of these notes receivable.

  The Company's obligations pursuant to these agreements are generally guaranteed by the Company's president and chief executive officer, and are secured by the related holdbacks. The commitments also contain various restrictive financial covenants which the Company must meet. Among the most restrictive are covenants prohibiting the payment of dividends and requiring the maintenance of at least $3,000,000 of tangible net worth and no more than a 15-to-1 debt-to-equity ratio. The Company was not in compliance with the debt-to-equity ratio covenants at September 30, 1996; however, a waiver from the lender was obtained.

  The agreements which provide for sales of the notes receivable are on a recourse basis with a percentage (generally 10 percent) of the amount sold held back by the purchaser as additional collateral, which is released to the Company as the notes receivable are paid down. The Company is paid interest on the holdback at generally a money market rate. At December 31, 1994 and 1995 and September 30, 1996, the Company had approximately $32,844,000, $32,449,000 and $29,009,000, respectively, of outstanding notes receivable sold on a recourse basis.

  The activity in the allowance for possible losses consisted of the following:

                                                           NINE MONTHS ENDED
                            YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                         -------------------------------  --------------------
                           1993       1994       1995       1995      1996
                         ---------  --------  ----------  -------- -----------
                                                              (UNAUDITED)
Balance, beginning of
 period................. $ 300,000  $300,000  $  667,000  $667,000 $ 1,018,000
Provisions..............   251,000   371,000     792,000   212,000   1,055,000
Charge offs.............  (251,000)   (4,000)   (441,000)      --     (715,000)
                         ---------  --------  ----------  -------- -----------
Balance, end of period.. $ 300,000  $667,000  $1,018,000  $879,000 $ 1,358,000
                         =========  ========  ==========  ======== ===========

                        AVCOM INTERNATIONAL, INC.

3. RESORT PROPERTY HELD FOR TIMESHARE SALES AND UNDER DEVELOPMENT

  Resort property held for timeshare sales and under development consists of the following projects:

                                                 DECEMBER 31,
                                            -----------------------  SEPTEMBER
                                               1994        1995      30, 1996
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
Held for timeshares sales:
  Villas of Sedona/ Poco Diablo............ $   458,000 $   301,000 $   357,000
  Sedona Springs Resort....................   1,287,000     233,000     226,000
  Tahoe Beach & Ski Club...................   7,635,000   6,367,000   4,852,000
  Villas on The Lake.......................         --       56,000   2,676,000
  Other....................................      91,000     573,000     505,000
  Tahoe Seasons............................         --          --      450,000
Under development:
  Scottsdale Villa Mirage Resort...........     238,000   1,095,000   7,061,000
  Sedona Summit............................         --    1,220,000   3,411,000
  Park Plaza Resort........................     833,000     833,000         --
  Sedona Golf Resort.......................         --       62,000   4,594,000
  Tunlii...................................         --       61,000   2,402,000
  Other....................................     101,000      26,000     171,000
                                            ----------- ----------- -----------
                                            $10,643,000 $10,827,000 $26,705,000
                                            =========== =========== ===========

 Completed Developments

  The Villas at Poco Diablo and Villas of Sedona resorts are 33-unit and 40-unit townhouse projects, respectively, located in Sedona, Arizona.

  Sales were substantially complete at the Villas at Poco Diablo in October 1992 and at Villas of Sedona in June 1994. The current balance consists of timeshare interests available for sale that were received in trade for timeshare interests at other developments of the Company.

  Sedona Springs Resort. Sedona Springs Resort (Sedona Springs) is a 40-unit resort located in Sedona, Arizona adjacent to the Villas of Sedona resort. Sales at the project began in 1994 and were substantially completed in January 1996.

 Current Developments

  Tahoe Beach & Ski Club. The Tahoe Beach & Ski Club is located in South Lake Tahoe, California and was purchased in March 1994 for approximately $6,400,000. The project includes a total of 140 units of which 110 were renovated as timeshare units at the date acquired. Renovation of the remaining 30 units was completed in April 1996. At the time of purchase by the Company, 4,533 timeshare interests related to the 110 renovated units of the resort had been sold. As part of the purchase, the Company acquired approximately $9,245,000 of notes receivable related to these prior sales, which were concurrently resold. Further, the Company provided approximately $875,000 to the homeowners association for reserves for current and future renovation and refurbishing, which was recorded as part of the acquisition cost.

 Under Development

  Scottsdale Villa Mirage Resort. The Scottsdale Villa Mirage Resort is a planned 176 unit resort located in Scottsdale, Arizona. The Company entered into an agreement with Desert Princess Resort L.L.C. (Princess) to

                        AVCOM INTERNATIONAL, INC.

develop the project for the Company in three phases of 64, 48, and 64 units, respectively. The Company has a construction loan commitment for $4,350,000 and a take-out commitment for $8,800,000. Construction of phase one and sales began in March 1996.

  The Company had advanced approximately $1,000,000 as of December 31, 1995 in construction and development costs and in January 1996 paid an additional $1,600,000 to pay off prior encumbrances. The Company purchased on February 28, 1996 substantially all of the outstanding interests in Princess for a total of $550,000. The purchase price consists of $285,000 paid at closing, and a note payable of $265,000 payable in 12 monthly installments.

  Princess has a construction contract for Phase I of $8,389,000 and for Phases II and III of $9,563,000. The construction contractor has a right to $500,000 of the profits, as defined, and the construction lender has a right to 15% of the profits, as defined.

  Park Plaza Resort. In October 1993, the Company acquired the timeshare development rights for approximately 195 units in South Lake Tahoe from a third-party developer (the Developer). The project is a component of a major area redevelopment program sponsored in part by the South Lake Tahoe Redevelopment Agency (the Agency). The purchase price is $2,500,000, of which the Company has made a deposit of $750,000 and the balance of $1,750,000 is due upon issuance of certain building permits anticipated in 1998. The Developer has a right to 9% of the gross project sales as additional consideration. The Company is further required to pay a developers fee to be determined by the Agency, but not to exceed $1,500,000. The Company is currently negotiating the termination of this agreement and does not anticipate proceeding with this project. It is anticipated that the proposed termination will provide for a partial refund of the Company's $750,000 deposit conditioned on the Developer or the Agency finding a replacement developer should the existing Developer decide not to proceed with its development rights. Notwithstanding the proposed termination agreement, pursuant to the current purchase agreement, the Company's recovery would be limited to $600,000 conditioned on the Developer or Agency finding a replacement purchaser of the Company's development rights. Under either circumstance, since recovery is conditioned on a future event, the Company has written-off the full amount of its deposit, together with costs previously capitalized with regard to this project.

  Sedona Summit. In May, 1995, the Company purchased approximately three acres in Sedona, Arizona for $1,067,000, which is planned for development of 26 timeshare units. The Company made additional payments of $52,000 through December 31, 1995 and $52,000 thereafter, which does not apply toward the purchase price. Additionally, the Company purchased in May 1996 an adjacent parcel consisting of approximately four acres for $1,220,000, which is planned for development of 34 timeshare units. Development of the property includes the start-up and operation of a private waste water treatment facility, which has been leased by the Company. The start-up costs of the waste water treatment facility is estimated at approximately $30,000.

  The Company is developing the property through an affiliated entity, Sedona Summit Development Limited Partnership (SSDLP), which was formed on May 1, 1996 and All Seasons is the sole general partner. The activities of SSDLP are consolidated in the financial statements. SSDLP sold limited partnership interests in March 1996 of approximately $1,500,000 representing a 99% ownership interest. The Company has secured a revolving construction loan of $2,500,000 which has been guaranteed by SSDLP for the development of the project. The Company has contracted to purchase completed units in phases from SSDLP for an aggregate of $14,084,000. Sales and construction commenced in February 1996.

  Tahoe Seasons Resort. In February 1996, the Company acquired a portfolio of 1,057 non-performing timeshare receivables generated from the sale of timeshare interests at Tahoe Seasons Resort in South Lake Tahoe, California. The purchase price of $1,548,000 was funded by a loan. The Company has also agreed to purchase other receivables generated from sales at Tahoe Seasons Resort that subsequently become delinquent.

                        AVCOM INTERNATIONAL, INC.

The Company will convert non-performing loans into timeshare interest inventory which will be sold by the Company's marketing group at Lake Tahoe.

  Villas on the Lake. In February 1996, the Company acquired an existing condominium project in Lake Conroe, Texas for $1,860,000. The project consists of 37 completed units and existing approvals and land for the construction of 48 additional units. The Company obtained a $2,400,000 loan for acquisition and renovation of the project. Renovation of existing units began in February 1996 and sales commenced in June 1996.

 Future Developments

  The Ridge on Sedona Golf Resort. In October 1995, the Company entered into a purchase agreement to acquire an approximately 12 acre parcel in Sedona, Arizona for $5,500,000, including the Ridge Spa & Racquet Club, an existing, though inactive facility. The Company anticipates developing the property into a 120 unit timeshare resort in phases. The Company closed this transaction in February 1996 with a $1,000,000 cash payment and notes payable of $700,000 due on March 15, 1996 which was paid, and $500,000 due on October 31, 1996. The remaining purchase price of $3,300,000 is payable in quarterly installments of principal and interest of $79,800 with the balance due in February 1999. The Company obtained a short-term loan of $1,307,000 to fund the acquisition payment.

  Main Street Pier. The Company entered into a letter of intent in November 1995 whereby the Company agreed to purchase 80 condominium units located in Huntington Beach, California for a total cost not to exceed $17,176,000. The seller is to acquire the property and construct the condominium units. The Company has deposited $50,000 earnest money in escrow. The seller has not timely obtained the necessary governmental approvals for the project. The Company has informed the seller of its intent to terminate the letter of intent and close the purchase escrow. The Company anticipates full recovery of its earnest money.

  Tunlii (formerly known as Cherry Creek Country Club). In February 1996, the Company acquired a 68.4 acre parcel of land in Camp Verde, Arizona, approximately 100 miles north of Phoenix. This parcel is contiguous to a 127 acre tract owned by an independent party with cooperative intent to jointly develop the properties. At the same time, the Company contracted to purchase an additional 99.2 acres and 263 acres adjacent to the development parcels. The purchase of the 99.2 acre tract closed in May 1996. The acquisition cost of the 68.4 acres and the 99.2 acres was $547,000 and $843,000, respectively, which includes seller financing of $447,000 and $632,000, respectively. The 263 acre tract is under contract for $790,000 with an earnest money deposit of $40,000, and seller financing of $552,000.

  During March 1996, the Company entered into a limited liability company operating agreement (LLC) with the independent land owner whereby the respective parties will contribute their respective land holdings (approximately 557 acres) and liabilities related to this project into a limited liability company in exchange for an 82.5% and 17.5% ownership, respectively. During September 1996, the LLC entered into a sale agreement for the bulk sale of the LLC's land holdings contingent upon certain land use approvals being obtained. The LLC Operating Agreement provides for a 76.5% and 23.5% allocation, respectively, in the event of a bulk sale.

  North Bay Resort at Lake Arrowhead. The North Bay Resort at Lake Arrowhead, located in San Bernardino County, California, is the first "affiliated property" of the Company. The Company entered into a series of agreements in January 1996 whereby the Company provided guarantees for $12,650,000 of the developer's financing for a fee of $450,000 (evidenced by a note payable), received a right of first refusal to offer timeshare receivable financing to the developer after expiration of the developer's present $10,000,000 financing commitment, received an option to assume property management for the project's homeowners' association and

                        AVCOM INTERNATIONAL, INC.

purchased a 40% equity position in the corporate general partner of the developer partnership. The equity position was acquired for $600,000, of which $550,000 is financed by a note payable due in installments of $150,000 in May 1996 (which has been paid) and $400,000 in January 1998. The proposed project contemplates the consolidation of two adjacent developments. One development consists of two completed condominium buildings converted to timeshare use and additional undeveloped land. The second parcel consists of a combination of three existing condominium buildings in various stages of construction and pads for two additional condominium buildings. The developer has been provided with a $2,650,000 construction and operating loan commitment and a $10,000,000 commitment for timeshare receivable financing from a financing company, subject to operational involvement and financial guarantees of the Company.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                               DECEMBER 31,
                                           ----------------------  SEPTEMBER 30,
                                              1994        1995         1996
                                           ----------  ----------  -------------
                                                                    (UNAUDITED)
Land and building........................  $1,200,000  $1,200,000   $3,403,000
Building improvements....................     172,000     430,000      961,000
Computer equipment.......................     335,000     464,000      896,000
Office equipment, furniture and fixtures.     306,000     330,000    1,005,000
Sales center.............................     104,000      91,000      135,000
                                           ----------  ----------   ----------
                                            2,117,000   2,515,000    6,400,000
Accumulated depreciation and amortiza-
 tion....................................    (211,000)   (327,000)    (820,000)
                                           ----------  ----------   ----------
                                           $1,906,000  $2,188,000   $5,580,000
                                           ==========  ==========   ==========

                         AVCOM INTERNATIONAL, INC.

5. NOTES PAYABLE

  Notes payable consist of the following:

                                             DECEMBER 31,        SEPTEMBER
                                        -----------------------     30,
              TERM NOTES                   1994        1995        1996
              ----------                ----------- ----------- ----------- ---
                                                                (UNAUDITED)
Warehouse note payable secured by
 timeshare notes receivable, interest
 at LIBOR plus 3 percent, personally
 guaranteed by the president and chief
 executive officer....................  $       --  $12,277,000 $29,165,000
Notes payable secured by unsold
 timeshare interests and common area
 of Tahoe Beach & Ski Club:
Interest at 13.5 percent, payable
 through a release price of the
 greater of 10 percent of the selling
 price of the timeshare interest or
 $1,200, plus 5 percent of net
 profits, as defined, due in April
 1997.................................    2,246,000   1,408,000     615,000
Interest at 10 percent payable
 monthly, principal payable at the
 greater of 13 percent of the selling
 price of the timeshare interest or
 $1,200, balance due in March 1997,
 personally guaranteed by the
 president and the chief executive
 officer, subordinate to the 13.5
 percent note payable.................    3,677,000   1,921,000     711,000
Construction notes payable, secured by
 unsold timeshare interests and common
 area of Sedona Springs, principal
 payable by release prices of $2,375
 per annual sale and $1,188 per
 biannual sale, interest at the prime
 rate (8.8 percent at December 31,
 1995) plus 3.5 percent payable
 monthly, due April, 1996. The loan is
 guaranteed by the president and chief
 executive officer....................    1,654,000     174,000         --
Notes payable, secured by deed of
 trust on Sedona Summit land:
Interest at 15.0 percent, monthly
 installments of interest only, due
 June, 1996...........................          --      307,000         --
Interest of 13.0 percent, quarterly
 installments of interest only, due
 June, 1996...........................          --      500,000         --
Unsecured note payable, interest at 5
 percent, due in equal monthly
 principal and interest installments
 of $1,946, due June, 1997............          --       33,000      17,000
Convertible subordinated note payable,
 monthly installments of interest
 only, interest at 9.0 percent,
 convertible into 310,000 shares of
 common stock at $3 per share. On
 April 30, 1996, the Company paid down
 the principal balance to $580,000 and
 received an extension until August
 31, 1996. As part of the extension
 agreement, interest changed to
 $10,000 per month. An additional
 extension was granted until December
 31, 1996 when a principal payment of
 $94,000 was made in September, 1996
 and $86,000 is due in December, 1996.
 The remaining $400,000 principal
 balance was converted into 310,000
 shares of the Company's common stock.          --      930,000      86,000
Note payable, secured by office
 building, interest at 8.5 percent,
 due in equal monthly principal and
 interest installments of $8,112,
 balance due March, 2001..............    1,054,000   1,046,000   1,040,000

                         AVCOM INTERNATIONAL, INC.

                                                DECEMBER 31,
                                           ---------------------- SEPTEMBER 30,
               TERM NOTES                     1994       1995         1996
               ----------                  ---------- ----------- -------------
                                                                   (UNAUDITED)
Note payable, secured by unsold timeshare
 interests, principal payable by release
 price of $1,000 per timeshare interval
 sold, and monthly installments of
 interest only, interest at 17.5 percent.  $      --  $   185,000  $  138,000
Unsecured note payable with Fletcher
 Financial, Inc., interest at
 20.0 percent due monthly, principal due
 December 1996, personally guaranteed by
 the president and chief executive
 officer.................................     650,000     650,000     650,000
Unsecured notes payable to chief
 executive officer and president,
 interest at 12.5 percent, due September
 2000....................................         --      100,000     100,000
Note payable to Glaser Capital, interest
 at prime plus 1 percent, paid January
 1995....................................     500,000         --          --
Note payable, secured by office building,
 interest at 12.0 percent, due in equal
 monthly principal and interest
 installments of $8,239, balance due
 January, 1999...........................         --          --      752,000
Note payable secured by stock in Trion
 Capital Corporation, interest at 10.0
 percent, interest payable in quarterly
 installments, balance due January, 1998.         --          --      400,000
Note payable secured by deed of trust,
 interest at 15.0 percent, installments
 of $16,000 including interest, due
 monthly, balance due July, 1997.........         --          --      973,000
Note payable secured by deed of trust,
 interest at 9.0 percent, principal
 payment of $500,000 plus accrued and
 unpaid interest due August, 1996,
 thereafter interest and principal
 installments of $79,774 due quarterly,
 balance due May, 1999...................         --          --    3,800,000
Note payable secured by deed of trust,
 due in monthly payments of $4,500
 including interest at 9.0 percent,
 balance due March, 2001.................         --          --      440,000
Construction note payable, secured by
 unsold timeshare interests and common
 area of Scottsdale Villa Mirage,
 principal payable by release price,
 interest at prime rate (8.5 percent at
 September 30, 1996) plus 3 percent
 payable monthly, due April, 1997........         --          --    2,614,000
Construction note payable, secured by
 unsold timeshare interests and common
 area of Sedona Summit, principal payable
 by release price, interest at prime (8.5
 percent at September 30, 1996) plus
 3 percent payable monthly, due
 September, 1997.........................         --          --      614,000
Note payable, secured by unsold timeshare
 interests, principal payable by release
 price, interest at prime plus 4.5
 percent payable monthly, due February,
 1999....................................         --          --    1,523,000
Note payable secured by deed of trust,
 due in monthly installments of $5,000
 including interest at 10.0 percent,
 balance due February, 1997..............         --          --      234,000

                        AVCOM INTERNATIONAL, INC.

                                               DECEMBER 31,
                                          ----------------------- SEPTEMBER 30,
               TERM NOTES                    1994        1995         1996
               ----------                 ----------- ----------- -------------
                                                                   (UNAUDITED)
Other...................................  $   231,000 $            $       --
Notes payable secured by deed of trust
 on Tunlii land: Interest at 8.0
 percent, monthly installments of
 principal and interest of $6,052.
 $315,000 due December 15, 2000 and
 remaining balance due January, 2001....          --          --       623,000
Interest at 6.8 percent, quarterly
 installments of $9,320, due June, 1999.          --          --       552,000
Note payable secured by deed of trust on
 Sedona Golf Resort land, interest at
 15.0 percent, monthly installments of
 principal and interest of $4,952, due
 April, 1997............................          --          --       303,000
Note payable secured by deed of trust
 and lien on real property and
 improvements, due in monthly
 installments of principal and interest
 at prime rate (8.5 percent at September
 30, 1996) plus 2.5 percent, balance due
 August, 1997...........................          --          --     2,047,000
Note payable secured by deed of trust on
 Sedona Golf Resort land, interest at
 15.0 percent, monthly installments of
 principal and interest of $4,030, due
 July 31, 1997..........................          --          --       247,000
Warehouse note payable secured by
 timeshare notes receivable, interest at
 prime plus 1.75 percent................          --          --       403,000
                                          ----------- -----------  -----------
Total term notes........................   10,012,000  19,531,000   48,047,000
              DEMAND NOTES
              ------------
Subordinated notes payable secured by
 notes receivable from sales of
 timeshare interests, interest ranging
 from 12.5 percent to 15.5 percent:
  Stockholders, due on demand...........    1,557,000   1,742,000    1,509,000
  Others, due on demand or five years
   from origination.....................    1,013,000   1,356,000    1,355,000
Notes payable, secured by a collateral
 assignment of beneficial interest,
 monthly installments of interest only,
 interest at 15 percent, due on 60 day
 demand or June 1998....................          --       63,000       63,000
Note payable, secured by contract
 commissions, monthly installments of
 $50,000, interest at 15.0 percent, due
 on demand..............................          --          --       225,000
Note payable, secured by contract
 commissions, interest at 15.0 percent,
 due on demand..........................          --          --       121,000
                                          ----------- -----------  -----------
                                          $12,582,000 $22,692,000  $51,320,000
                                          =========== ===========  ===========

  The warehouse loan agreement provides for borrowings up to an aggregate of $25,000,000 and in September 1996 it was increased to $40,000,000 and was extended to September 1997. The Company has an additional warehouse line of credit available up to an aggregate of $5,000,000 of which $4,597,000 is unused at September 30, 1996. These loan agreements and certain other of the notes payable contain various restrictive covenants prohibiting the payment of dividends and requiring the maintenance of at least $3,000,000 of tangible net worth and no more than a 15-to-1 debt to equity ratio. The Company was not in compliance with the debt-to-equity ratio covenants at September 30, 1996; however, a waiver from the lender was obtained.

                        AVCOM INTERNATIONAL, INC.

  The following is a schedule by year of principal payments of the term notes payable as of December 31, 1995 and September 30, 1996:

                                                                      SEPTEMBER
                                                          DECEMBER       30,
                                                          31, 1995      1996
                                                         ----------- -----------
                                                                     (UNAUDITED)
      1996.............................................. $16,988,000 $33,212,000
      1997..............................................   1,416,000   7,185,000
      1998..............................................      10,000   1,098,000
      1999..............................................      11,000   4,521,000
      2000 and thereafter...............................   1,106,000   2,031,000
                                                         ----------- -----------
      Total term notes.................................. $19,531,000 $48,047,000
                                                         =========== ===========

  Interest and finance costs capitalized and expensed for the years ended December 31 and for the nine months ended September 30, 1995 and 1996 is as follows:

                                                           NINE MONTHS ENDED
                            YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                         -------------------------------  ---------------------
                           1993       1994       1995       1995        1996
                         ---------  ---------  ---------  ---------  ----------
                                                              (UNAUDITED)
Capitalized, beginning
 of period.............. $ 142,000  $ 227,000  $ 508,000  $ 508,000  $  597,000
  Capitalized...........   411,000    755,000    745,000    612,000     996,000
  Expensed as cost of
   sales................  (326,000)  (474,000)  (656,000)  (568,000)   (426,000)
                         ---------  ---------  ---------  ---------  ----------
Capitalized, end of pe-
 riod................... $ 227,000  $ 508,000  $ 597,000  $ 552,000  $1,167,000
                         =========  =========  =========  =========  ==========

  Interest and finance costs paid aggregated $766,000, $1,406,000 and $2,563,000 during the years ended December 31, 1993, 1994 and 1995, respectively and $1,734,000 and $3,940,000 for the nine months ended September 30, 1995 and 1996, respectively. Included in interest and finance costs paid is interest paid to related parties of $128,000, $192,000, and $232,000 for the years ended December 31, 1993, 1994 and 1995, respectively and $175,000 and $169,000 for the nine months ended September 30, 1995 and 1996, respectively.

6. INCOME TAXES

  The income tax provision consists of the following:

                                                      YEAR ENDED DECEMBER 31,
                                                    ----------------------------
                                                       1993      1994     1995
                                                    ---------- -------- --------
Current
  Federal.......................................... $  262,000 $183,000 $360,000
  State............................................     50,000    6,000   30,000
Deferred
  Federal..........................................  1,409,000  430,000  381,000
  State............................................    249,000   76,000   67,000
                                                    ---------- -------- --------
                                                    $1,970,000 $695,000 $838,000
                                                    ========== ======== ========

                        AVCOM INTERNATIONAL, INC.

  A reconciliation of the provision for income taxes with the expected income taxes based on the statutory federal and state income tax rate is as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                     1993       1994     1995
                                                  ----------  -------- --------
Expected federal income tax provision............ $  743,000  $549,000 $639,000
State income taxes...............................    131,000    97,000  113,000
Other............................................     95,000    49,000   86,000
Establishment of deferred tax liability at Sep-
 tember 1, 1993..................................  1,380,000       --       --
Reduction in allowance...........................    (40,000)      --       --
Villashare Partners Limited Partnership income
 taxed to partners...............................   (339,000)      --       --
                                                  ----------  -------- --------
                                                  $1,970,000  $695,000 $838,000
                                                  ==========  ======== ========

  The net deferred tax liability results from the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are shown below:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1994       1995
                                                          ---------- ----------
Deferred tax assets
  Allowance for losses................................... $  267,000 $  407,000
  Net operating loss carryforward........................    514,000  1,383,000
  Prepaid interest.......................................    182,000     62,000
  Uniform capitalization costs...........................     94,000     94,000
  Credit carryforwards...................................    319,000    592,000
                                                          ---------- ----------
Total deferred tax assets................................  1,376,000  2,538,000
                                                          ---------- ----------
Deferred tax liabilities
  Other..................................................    368,000    371,000
  Percentage of completion...............................    271,000        --
  Deferred sales expense.................................        --     304,000
  Interest rate differential.............................    272,000    368,000
  Installment sales......................................  2,161,000  3,879,000
  Cash to accrual adjustment.............................    480,000    240,000
                                                          ---------- ----------
Total deferred tax liabilities...........................  3,552,000  5,162,000
                                                          ---------- ----------
Net deferred tax liability............................... $2,176,000 $2,624,000
                                                          ========== ==========

  At December 31, 1995, the Company has a minimum tax credit carryforward of approximately $592,000 for income tax purposes available to offset future income taxes payable to the extent regular income taxes payable exceeds alternative minimum taxes payable. Minimum tax credits can be carried forward indefinitely. The Company has a net operating loss carryforward at December 31, 1995 of approximately $3,211,000 for state and federal income tax purposes. The state net operating loss carryforward will begin to expire in 1999 and the federal net operating loss carryforward will begin to expire in 2009.

                        AVCOM INTERNATIONAL, INC.

7. LEASES

 Capital Leases

  The Company leases furnishings and equipment under capital leases with a cost of approximately $284,000, $470,000 and $1,550,000 at December 31, 1994
and 1995 and September 30, 1996, respectively, and accumulated amortization of approximately $48,000, $119,000 and $281,000, respectively, and such amounts are included with property and equipment. The amortization of the costs of the furnishings and equipment is included with depreciation expense.

  The Company also leases furniture and equipment under capital leases which it subleases to the homeowner associations at the projects under financing leases. The balance of the lease receivables from the homeowners associations are included in receivables from related parties and were $275,000, $675,000 and $514,000 at December 31, 1994 and 1995 and September 30, 1996, respectively.

  The following is a schedule by year of future minimum lease payments under the capital leases together with the present value of the payments as of September 30, 1996.

                                                                    (UNAUDITED)
      1996......................................................... $  206,000
      1997.........................................................    727,000
      1998.........................................................    558,000
      1999.........................................................    286,000
      2000.........................................................    117,000
      2001.........................................................     15,000
                                                                    ----------
      Total minimum lease payments.................................  1,909,000
      Less interest................................................   (323,000)
                                                                    ----------
      Present value of net minimum lease payments.................. $1,586,000
                                                                    ==========

  The scheduled future sublease receivables related to the furniture and equipment subleased to the homeowners associations approximates the following at September 30, 1996 (including interest of $152,000): 1996--$63,000; 1997--
$153,000; 1998--$153,000; 1999--$153,000; and 2000 and thereafter $144,000.
These sublease receivables vary in amount from the future minimum lease payments under the capital leases as the result of differing lease maturities and lease commencement dates.

OPERATING LEASES

  The Company leases offices and equipment under operating leases expiring at various dates through 2001. Future minimum annual rental payments required under operating leases with initial or remaining noncancelable terms of one year or more consisted of the following at September 30, 1996:

                                                                     (UNAUDITED)
      1996.......................................................... $  189,000
      1997..........................................................    382,000
      1998..........................................................    354,000
      1999..........................................................    220,000
      2000..........................................................     53,000
      2001..........................................................     12,000
                                                                     ----------
                                                                     $1,210,000
                                                                     ==========

                        AVCOM INTERNATIONAL, INC.

  Total rental expense, including short-term rentals, was approximately $35,000, $167,000, and $279,000, for the years ended December 31, 1993, 1994 and 1995, respectively, and $240,000 and $391,000 for the nine months ended September 30, 1995 and 1996.

8. STOCKHOLDERS' EQUITY

 Common Stock

  The Company has 10,000,000 shares of $.01 par value common stock authorized, of which 3,653,936 are outstanding at December 31, 1995, including 12,000 shares held as treasury stock. On all matters voted upon by stockholders, each outstanding share of common stock is entitled to one vote. No dividends may be declared on the common stock unless all cumulative dividends on preferred stock have been declared and paid as of the declaration date. The terms of certain of the agreements for the sale or financing of notes receivable prohibit payment of dividends (see Note 2). Substantially all of the Company's operations and assets are held by its wholly-owned subsidiary All Seasons, which is also prohibited from paying dividends by virtue of these agreements.

  In connection with the stock exchange discussed in Note 1, 500,000 shares of common stock issued to Sangar Investment Company, L.L.C. (jointly owned by the chief executive officer and the president) and 65,000 shares issued to an individual are subject to the terms of an escrow agreement which provides that the shares are to be released upon the Company attaining earnings per share on a fully diluted basis of at least $0.20. If the shares are not released prior to December 31, 2000, the shares shall be redeemed by the Company at $0.02 per share.

  During 1993, the Company issued 400,000 shares of common stock pursuant to Rule 504 of Regulation D for $1.25 per share.

  During 1994, the Company repurchased 12,000 shares of its common stock, to be held as treasury stock, from stockholders for $30,000.

  In January 1995, the Company issued 363,636 shares of common stock pursuant to Rule 504 of Regulation D at $2.75 per share for net proceeds of approximately $885,000.

  In August 1996, the Company issued 310,000 shares of common stock pursuant to an agreement to modify a convertible note payable and subscription agreement. Under the agreement, the convertible note payable was reduced by$400,000 in exchange for the stock (see Note 5).

CONVERTIBLE PREFERRED STOCK

  The Company has 1,400,000 shares of convertible preferred stock authorized of which 1,310,700 shares are issued and outstanding at December 31, 1995 and September 30, 1996. The preferred stock may be issued by action of the board of directors without further shareholder approval. Holders of preferred stock do not have preemptive rights. Each share of preferred stock is entitled to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of the preferred stock also vote and must approve as a class any material changes to the Company's articles of incorporation or to the rights and preferences of the preferred stock. Dividends may be paid to the holders of preferred stock out of funds legally available for dividends when and if declared by the board of directors. Each share of preferred stock is entitled to a cumulative dividend of $.08 per share per annum, which shall be declared and paid before any dividend is payable to holders of the common stock. The $.08 dividend shall accrue on July 1, 1994 and each July 1st thereafter. In the event of a liquidation, dissolution or winding-up of the affairs of the Company, the holders of the preferred stock will

                        AVCOM INTERNATIONAL, INC.

be entitled to receive $1.00 per share plus all accrued but unpaid dividends before any liquidation proceeds are distributed to the holders of any other class of Company stock. The preferred stock is convertible into common stock as a class, by affirmative vote of the holders of 66.67 percent of the preferred stock, on a one-for-one basis, subject to adjustment for stock dividends, stock splits, mergers and similar changes of the Company's capital structure. The Company has no obligation to pay accrued but unpaid dividends on the shares of preferred stock converted. The accumulated but unpaid and undeclared dividends on preferred stock was $210,000 at December 31, 1995 and $289,000 at September 30, 1996. The terms of certain of the agreements for the sale or financing of notes receivable prohibit payment of dividends (see Note
2). Subsequent to September 30, 1996, all holders of the convertible preferred stock converted their shares into common stock and forfeited their rights to cumulative dividends.

STOCK OPTIONS

  In connection with the merger with Cannon described in Note 1, the Company issued an option to purchase up to 350,000 shares of common stock with an exercise price of $.02 per share to an individual. The option is currently exercisable and expires August 1998. The option (or the common stock received upon exercise of the option) vests and becomes nonforfeitable if the common stock trades in a public market for at least $4.00 for 120 consecutive trading days prior to the expiration date. If the option is exercised prior to vesting and the vesting criteria is not met prior to the expiration date of the option, the shares issued upon exercise of the option shall be repurchased by the Company for $0.02 per share. The option has not vested and has not been exercised as of September 30, 1996. The Company has made a claim against the individual for cancellation of the 371,500 outstanding shares of common stock held by the individual and of this option (see Note 10) which, if successful, would reduce the number of outstanding shares and impact the calculation of earnings per share.

  The Company granted 100,000 options on January 5, 1995 to an employee to purchase common stock at $2.75 per share exercisable for up to 10 years. Although the options are immediately exercisable, the employee is restricted from selling any shares in 1995 and shares in excess of 25,000 in 1996. No options have been exercised as of September 30, 1996.

  Effective October 1, 1995, the Company's Board of Directors adopted a non-statutory stock option plan and an incentive stock option plan under a single stock option plan (Stock Option Plan). The Stock Option Plan was approved by the stockholders in June 1996. Under the terms of the Stock Option Plan, both qualified incentive stock options (ISOs) and non-qualified stock options may be granted. ISOs may be granted to the officers and key personnel of the Company. Non-qualified stock options may be granted to the Company's directors and key personnel, and to providers of various services to the Company.

  Under the Stock Option Plan, options to purchase a maximum of 750,000 shares of the Company's common stock may be granted. The exercise price for any option granted under the Stock Option Plan may not be less than 100% (110% if the option is granted to a stockholder who at the time the option is granted owns stock comprising more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the common stock at the time the option is granted. The option holder may pay the exercise price in cash or by delivery of previously acquired shares of common stock of the Company. Each option granted must terminate no more than 10 years from the date it is granted.

  The Stock Option Plan will terminate in September 2005, but any option granted thereunder will continue throughout the terms of such option.

  Pursuant to the Stock Option Plan, 250,000 options were issued on December 19, 1995 and 50,000 options were issued in July 1996 at an exercise price of $3.44, and vest ratably over five years. No options had been exercised through September 30, 1996.

                        AVCOM INTERNATIONAL, INC.

9. RELATED PARTY TRANSACTIONS

  At December 31, 1994, ASP owed the Company $454,000 in advances, including accrued interest, to facilitate resale of timeshare interests which is included in receivables from related parties. At December 31, 1994, the Company owed the executive officers of ASP $78,000, included in amounts due to related parties, and $130,000 included in notes payable to stockholders relating to the issuance of subordinated notes payable (see Note 5).

  As discussed in Note 1, the Company purchased all of the outstanding stock of ASP and GWFI on September 30, 1995 from the chief executive officer and the president of the Company. The Company received commissions of $37,000 from ASP through September 30, 1995 related to the sale of ASP timeshare interests.

  Fletcher Financial, a company owned by one of the stockholders of the Company, has guaranteed up to $5,000,000 of timeshare notes receivable sold (see Note 2). In addition, Fletcher Financial has an unsecured note payable (see Note 5).

  The Company provides management services to the homeowners associations of its developments. Certain officers of the Company are members of the board of directors and officers of the homeowners associations. The homeowners associations board of directors is responsible for presenting the annual budget to each homeowners association and supervising the daily operations of each resort. The Company has provided covenants in its debt agreements and note receivable sale and financing agreements that it will support the operations of the homeowners associations, if required, until substantially sold-out. The Company has receivables, including lease receivables (Note 7), from the homeowners' association of $280,000, $675,000 and $568,000 at December 31, 1994 and 1995 and September 30, 1996, respectively, and payables of $309,000, $484,000 and $353,000, respectively, included in receivables from and amounts due to related parties.

10. CONTINGENCIES

  The stockholders approved the removal of one of the Company's directors in February 1995. The Company has initiated litigation against this former director and Cannon for damages and rescission of the merger of Cannon into the Company based upon breach of contract, fraud, securities fraud and violations of the Arizona Racketeering Act. The director has filed a counter-claim alleging defamation, interference with business relations, breach of contract and indemnification.

  The Company is a defendant in several lawsuits filed by its former marketing company, Success Marketing, Inc. (Success). On September 20, 1995 Success gave the Company notice of termination of their sales agreement. On August 3, 1995 Success filed suit and made demand for arbitration alleging breach of contract, loss of compensation, failure to negotiate in good faith and promissory fraud. Success seeks contract and punitive damages. The suit is a result of a prior marketing and sales agreement between the parties and negotiations of a new agreement which was not consummated. The Company is vigorously defending these actions and has filed counterclaims. The Company has withheld commissions related to sales prior to termination of the sales agreement and has paid various costs subsequent to termination of the sales agreement which it believes are recoverable through offset against the commissions and has established a receivable. The ultimate resolution of this commission payable and receivable is dependent upon the resolution of the litigation.

  The Company is a defendant in other litigation arising in the course of the operations. Management intends to vigorously defend these and the foregoing actions and does not believe such lawsuits will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

                        AVCOM INTERNATIONAL, INC.

11. DEFINED CONTRIBUTION PLAN

  The Company adopted a 401(k) defined contribution plan (Plan) covering all employees who elect to participant in the Plan effective January 1, 1995. Each participant may make pretax contributions to the Plan up to 10 percent of such participant's earnings with a maximum of approximately $9,240 in 1995.

12. SUBSEQUENT EVENT

  The Company received an extension and modification of the warehouse loan agreement (Note 5) on July 1, 1996. The loan was extended to August 13, 1996 and the aggregate maximum amount of advances was increased to $28,000,000. The loan was further modified as discussed in Note 5.

13. PROPOSED MERGER (UNAUDITED)

  Pursuant to a merger agreement entered into in September, 1996, ASP Acquisition Corp., a wholly owned subsidiary of Signature Resorts, Inc. (Signature), will merge with and into AVCOM. Upon consummation of the merger, each share of AVCOM Stock, except shares held in treasury and shares owned by dissenting shareholders who have taken all required steps to exercise their appraisal rights, will be converted into shares of Signature Stock. As part of the Merger, Signature agreed to make a working capital loan to the Company up to $4.0 million to accommodate the Company's working capital needs in lieu of the Company otherwise continuing its capital raising activities during the due diligence period contemplated by the Merger. The outstanding loan amount is $3.0 million as of December 18, 1996 with an interest rate of 12 percent. The loan will be paid from the proceeds of sale of the Tunlii, L.L.C. property and release prices and paid from the sale of intervals at the Sedona Summit Resort with a maturity date of not later than December 31, 1997 but can mature sooner if, e.g., Signature validly terminates the Merger Agreement.

  Separately, should the Merger fail to be consummated, the Company will grant Signature an irrevocable option exercisable through December 31, 1998 to acquire a number of shares of AVCOM Stock equal to 19.9 percent of the total issued and outstanding AVCOM Stock, on a fully diluted basis, at an exercise price of $5.00 per share. Additionally, if the Merger Agreement is terminated by Signature under certain circumstances, the Company would be required to pay Signature a termination fee of $1,800,000 plus certain expenses.

                                   APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        SIGNATURE RESORTS, INC. ("SIGR")

                                      AND

                      AVCOM INTERNATIONAL, INC. ("AVCOM")

                                     DATED

                               SEPTEMBER 22, 1996



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I   TERMS OF THE MERGER
              1.1 Merger..................................................   A-4
              1.2 Time and Place of Closing...............................   A-4
              1.3 Effects of Merger.......................................   A-4
              1.4 Method of Carrying Merger into Effect...................   A-7
              1.5 Registration Statement/Prospectus/Proxy Statement.......   A-8
 ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SIGR
              2.1 Organization............................................   A-9
              2.2 Articles of Incorporation...............................   A-9
              2.3 Authorization...........................................   A-9
              2.4 Reporting...............................................   A-9
              2.5 Disclosure..............................................  A-10
              2.6 Reaffirmation of Prospectus.............................  A-10
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF AVCOM
              3.1 Organization............................................  A-10
              3.2 Articles of Incorporation, Bylaws and Agreements........  A-11
              3.3 Capital Structure and Ownership.........................  A-11
              3.4 Authorization...........................................  A-11
              3.5 Financial Statements and Absence of Changes.............  A-12
              3.6 Title to and Condition of Assets and Property...........  A-12
              3.7 Insurance...............................................  A-14
              3.8 Environmental Matters...................................  A-15
              3.9 Minute and Stock Books; Records.........................  A-17
             3.10 Liabilities.............................................  A-17
             3.11 Contracts...............................................  A-18
             3.12 Litigation and Compliance...............................  A-19
             3.13 Non-Contravention.......................................  A-19
             3.14 Licenses, Permit and Required Consents..................  A-19
             3.15 Labor Matters...........................................  A-20
             3.16 Employee Benefit Plans..................................  A-20
             3.17 Taxes and Returns.......................................  A-21
             3.18 Changes.................................................  A-22
             3.19 Accounts Receivable.....................................  A-23
             3.20 No Adverse Actions......................................  A-23
             3.21 Reporting...............................................  A-23
             3.22 Disclosure..............................................  A-23
             3.23 Updating of Exhibits and Disclosure Documents...........  A-23
 ARTICLE IV  ADDITIONAL AGREEMENTS OF THE PARTIES
              4.1 Ordinary Course.........................................  A-24
              4.2 Access Prior to Closing.................................  A-25
              4.3 Regulatory and Other Authorizations.....................  A-25
              4.4 Further Assurances......................................  A-25
              4.5 Payment of Taxes........................................  A-25
              4.6 Delivery................................................  A-25
              4.7 Employees...............................................  A-25
              4.8 Continued Relationships.................................  A-25
              4.9 Confidentiality.........................................  A-25

                                                                            PAGE
                                                                            ----
              4.10 Options................................................  A-26
              4.11 No Solicitation........................................  A-26
              4.12 Option to Acquire AVCOM Shares.........................  A-26
              4.13 SIGR Loan..............................................  A-27
              4.14 Agreement of Affiliates................................  A-27
              4.15 Conversion of Preferred Stock..........................  A-27
 ARTICLE V    CONDITIONS TO CLOSING
               5.1 Closing Conditions of AVCOM............................  A-27
               5.2 Closing Conditions of SIGR.............................  A-28
 ARTICLE VI   THE CLOSING
               6.1 Deliveries by AVCOM....................................  A-29
               6.2 SIGR's Deliveries......................................  A-30
 ARTICLE VII  TERMINATION
               7.1 Termination............................................  A-31
               7.2 Effect of Termination..................................  A-32
               7.3 Cancellation Payments and Expenses.....................  A-32
 ARTICLE VIII INDEMNIFICATION
               8.1 Agreement to Indemnify.................................  A-34
               8.2 Survival of Representations and Warranties.............  A-34
               8.3 Security for Indemnification Obligation................  A-34
               8.4 Delivery of Holdback Shares............................  A-35
               8.5 No Bar.................................................  A-35
               8.6 Limitation on Claims...................................  A-35
 ARTICLE IX   MISCELLANEOUS
               9.1 Governing Law and Consent to Jurisdiction..............  A-36
               9.2 Notices................................................  A-36
               9.3 Assignment.............................................  A-37
               9.4 Section Headings.......................................  A-37
               9.5 Counterparts...........................................  A-37
               9.6 Amendment..............................................  A-37
               9.7 Entire Agreement.......................................  A-37
               9.8 Binding Effect.........................................  A-37
               9.9 Survival...............................................  A-37
              9.10 Severability...........................................  A-37

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger ("AGREEMENT") is made as of September 22, 1996, by and among Signature Resorts, Inc., a Maryland corporation ("SIGR"), and AVCOM International, Inc., a Delaware corporation ("AVCOM").

                             W I T N E S S E T H :

  In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                   ARTICLE I

                              TERMS OF THE MERGER

  1.1 Merger.

  (a) SIGR and AVCOM acknowledge and agree that their representations, covenants, warranties, agreements, indemnities and other undertakings contained in this Agreement are made and given to induce the other party to enter into this Agreement and consummate the transactions contemplated by this Agreement and that each party in reliance thereon has agreed to execute this Agreement and consummate the transactions contemplated by this Agreement. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), pursuant to the terms and provisions of this Agreement and all relevant laws, AVCOM shall merge with a subsidiary of SIGR to be formed or designated by SIGR prior to Closing (the "MERGER"). The corporation which will survive the Merger shall be determined by SIGR. The parties shall prepare and execute a plan of merger, articles of merger and any other related documents in order to comply in all respects with the requirements of the corporate laws of the state(s) having jurisdiction over the Merger and with the terms and provisions of this Agreement.

  1.2 Time and Place of Closing. The Closing of the Merger (the "CLOSING") shall occur on such date (the "CLOSING DATE") at such time and at such place as SIGR shall determine as soon as practicable after all of the conditions to the obligations of the parties hereto shall have been satisfied or waived. SIGR shall give AVCOM not less than five days' prior notice of the place and time of Closing.

  1.3 Effects of Merger. Upon consummation thereof, the Merger shall have the effects described below:

    (a) Conversion of Shares and Merger Consideration. Subject to adjustment as hereinafter provided, the issued and outstanding shares of common stock of AVCOM (the "AVCOM SHARES") and the outstanding and unexercised options (the "OPTIONS") to acquire shares of common stock of AVCOM, if any, on the Closing Date shall be converted into and become, and there shall be paid and issued, in exchange for the AVCOM Shares and the Options (subject to the provisions of this Agreement, any applicable withholding requirements, applicable statutory provisions with respect to appraisal rights and adjustment pursuant to this Section, Sections 4.7 and 8.1, below) a number of shares of common stock of SIGR ("SIGR STOCK") determined as follows:

      (i) Subject to adjustments required herein, the aggregate consideration to be received by the shareholders of AVCOM (the "AVCOM SHAREHOLDERS" or, individually, an "AVCOM SHAREHOLDER") in connection with the Merger (the "MERGER CONSIDERATION"), results in each share of AVCOM Shares and Option Shares issued and outstanding at the Closing Date (with the exception of shares held in treasury which shall be canceled), by virtue of the merger and without any action on the part of the holder thereof, being converted into and exchanged for .26 shares of SIGR Stock [$5.00 / $19.44] (the "INITIAL CONVERSION RATIO"), the shares of SIGR Stock required for such purpose being drawn from the authorized but unissued shares of SIGR Stock. The conversation ratio determined after taking into consideration any adjustments shall be referred to herein as the "FINAL CONVERSION RATIO" which shall be the same as the Initial Conversion Ratio if there are no adjustments. The Merger Consideration (subject to the provisions of this Agreement, any applicable withholding requirements, applicable statutory provisions with respect to appraisal rights or other adjustments required herein), prior to the adjustments described in subsection (d), shall be not less than $4.00 multiplied by the number of AVCOM Shares and Option Shares (the "MINIMUM PRE-ADJUSTMENT MERGER CONSIDERATION"), nor more than $6.00 multiplied by the number of Option Shares (as hereinafter defined) and AVCOM Shares (the "MAXIMUM PRE-ADJUSTMENT MERGER CONSIDERATION"). In the event that there are any adjustments to the Pre-Adjustment Merger Consideration pursuant to subsection (ii) hereof, the result will be referred to herein as the "Final Merger Consideration" which will be the same as the Pre-Adjustment Merger Consideration if no adjustments are required. The Final Merger Consideration will be payable in shares of SIGR Stock, delivered in accordance with Section 1.3(d) of this Agreement. The value of each share of SIGR Stock (the "CONVERSION SHARE VALUE" or "SHARE VALUE") for purposes of determining the number of shares issuable hereunder shall be equal to the mean average high and low trades of SIGR Stock as reported on the NASDAQ National Market System for each of the ten (10) consecutive trading days immediately preceding ten (10) days prior to the Closing Date.

  To Determine the Final Conversion Ratio,

  (1) First determine the Pre-Adjustment Merger Consideration by multiplying the Initial Conversion Ratio by the number of AVCOM Shares and Option Shares, with the result then being multiplied by the Conversion Share Value. In the event that the result is less than the Minimum Pre-Adjustment Merger Consideration or greater than the Maximum Pre-Adjustment Merger Consideration, the Initial Conversion Ratio shall be adjusted in an amount necessary to increase or decrease the result to the Minimum or Maximum amount, as appropriate.

  (2) Second, determine the Final Merger Consideration by adjusting the Pre-Adjustment Merger Consideration as required in subsection (ii).

  (3) Third, and finally, adjust the Initial Conversion Ratio (after taking into consideration the adjustments already made in (i) above so that the product of the Final Conversion Ratio times the number of AVCOM Shares and Option Shares times the Conversion Share Value equals the Final Merger Consideration.

    (ii) The Final Merger Consideration, shall be reduced, if and as necessary, in an amount equal to the sum of the following: (i) Any amount paid by AVCOM or a Subsidiary in excess of $800,000 as part of a final settlement between AVCOM and each Subsidiary and Success Marketing, Inc., Success Companies, Inc., Success Ventures, Inc., and their affiliates arising out of a dispute concerning the relationship between Success and AVCOM and its Subsidiaries, and (ii) all amounts in excess of $250,000 paid or to be paid by AVCOM for the fees and expenses of consultants, attorneys, accountants and the like by AVCOM in connection with the Merger and the due diligence conducted in regard to the Merger, unless a higher amount is agreed to by SIGR, such agreement not to be unreasonably withheld.

The Share Value for the SIGR Stock referenced above shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization applicable to shares of SIGR Stock held of record prior to the Closing to the extent not reflected in such prices. No fractional shares of SIGR Stock shall be issued. In lieu thereof, any AVCOM Shareholder who would otherwise be entitled to a fractional share of SIGR Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share. The value of such fractional share shall be the product of such fraction multiplied by the Share Value per whole share determined pursuant to the foregoing provisions.

  The Merger Consideration shall be paid to the holders of the AVCOM Shares and the Options outstanding on the Closing Date based upon the number of AVCOM Shares and Option Shares owned by each such holder on the Closing Date. For purposes hereof, "OPTION SHARES" shall mean the sum of the Separate Option

Shares, rounded down to the nearest whole share. The term "SEPARATE OPTION SHARES" means, as to Options having the same exercise price, the number of AVCOM Shares issuable pursuant to Options outstanding and unexercised on the Closing Date which have the same exercise price multiplied by a fraction (rounded to the nearest thousandth), the denominator of which is $5.00 (subject to reduction for adjustments pursuant to this Agreement) and the numerator of which is the excess in the amount of the denominator referenced above over the exercise price of the Options involved, rounded down to the nearest whole share. By way of example, if there are fifteen (15) shares underlying Options with an exercise price of $2.00 per share and forty (40) shares underlying Options with an exercise price of $2.50 per share all held by one person, the number of Option Shares would be twenty-nine (29), determined as follows:

  Separate Option Shares for 15 Option Shares at $2.00

  1. $5.00 -- $2.00 = 3.00 (numerator)

  2. $3.00 / $5.00 = .60 (multiplicand)

  3. 15 shares X .60 = 9 shares

  Separate Option Shares for 40 Option Shares at $2.50

  1. $5.00 -- $2.50 = $2.50 (numerator)

  2. $2.50 / $5.00 = .50 (multiplicand)

  3. 40 shares X .50 = 20 shares

                                 Option Shares

                       9 shares + 20 shares = 29 shares

  The aggregate Merger Consideration shall be reduced by the amount otherwise payable or issuable to AVCOM Shareholders who exercise appraisal rights in connection with the Merger based upon such holders' ownership of AVCOM Shares and Option Shares outstanding on the Closing Date.

  Each share of common stock of AVCOM held in the treasury of AVCOM or wholly owned subsidiary of AVCOM shall be canceled as of the effective time of the Merger. From and after the effective time of the Merger, there shall be no further transfers on the stock transfer books of AVCOM of any of the AVCOM Shares.

  (b) Shareholders' Rights upon Merger. Upon confirmation of the Merger (i) all unvested options granted pursuant to AVCOM's 1995 stock option plan (i.e. options for 150,000 shares to each of the Principal Shareholders) and options to acquire 100,000 shares of AVCOM stock granted to Robert M. Eckenroth shall vest and be nonforfeitable and (ii) the requirements for release of 500,000 shares of AVCOM common stock to Sangar Investments, LLC and 65,000 shares of AVCOM common stock to Robert Fletcher pursuant to that certain Escrow Agreement between such parties and AVCOM shall be waived and such shares released. Upon consummation of the Merger, the holders of all certificates which theretofore represented AVCOM Shares and the holders of all Options shall cease to have any rights with respect thereto, and, subject to applicable law, shall only have the right (i) in the case of holders who do not exercise appraisal rights, to receive the number of shares of SIGR Stock into which their Shares or Options have been converted pursuant to this Agreement and the Merger, or (ii) in the case of holders who do exercise appraisal rights in accordance with the Delaware General Corporation Law (the "DELAWARE ACT"), to receive the fair value of their AVCOM Shares in accordance with the Delaware Act. Holders of AVCOM Shares or Options who exercise appraisal rights shall not be entitled to any dividends or other distributions payable after the Closing Date to holders of SIGR Stock, regardless of whether such holders of AVCOM Shares or Options who exercise appraisal rights have received payment of the fair value of their AVCOM Shares or Options at the time any such dividend or distribution is declared or paid by SIGR.

  (c) Corporate Existence, Rights and Obligations. Upon consummation of the Merger and pursuant to this Agreement, the surviving corporation shall possess all the rights, privileges, immunities and franchises, as well as of a public as of a private nature, of each of the merging corporations; and all property, whether real, personal or mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest, of or belonging or due to each of the merging corporations, shall be taken and deemed to be transferred to and vested in the corporation which survives the Merger without further act or deed; and the title to any real estate, or any interest therein, vested in either of such corporations shall not revert or be in any way impaired by reason of the Merger. The Merger shall have all further effects as specified in all applicable corporate laws of the State of Delaware and such other state, if any, the laws of which shall govern the Merger.

  (d) Payment of Merger Consideration. Immediately upon consummation of the Merger and receipt by SIGR of (i) certificates representing the AVCOM Shares and cancellation of any Options, (ii) the federal taxpayer identification number of each holder of such stock certificates and Options, (iii) duly executed transmittal letters in form and substance acceptable to SIGR, and (iv) the other documents and instruments required pursuant to this Agreement, SIGR immediately shall cause to be paid by SIGR's check and issued to each holder of AVCOM Shares or Options, the amount of cash and a certificate representing 90% of the number of shares of SIGR Stock which such holder is entitled to receive pursuant to subsection (a) hereof (less the amount of any required withholding), with the remaining SIGR stock due to each AVCOM Shareholder (the "HOLDBACK STOCK") to be retained by SIGR and delivered in accordance with the holdback provisions of Article VIII hereof. As soon as practicable after Closing, SIGR will send or cause to be sent a notice and transmittal materials to each AVCOM Shareholder and holder of Options of record at the effective time of the Merger advising of the effectiveness of the Merger and the procedure for delivering the above-referenced documents and instruments in order to receive the Merger Consideration. If any certificate evidencing shares of SIGR Stock is to be issued in a name other than that in which the certificate(s) surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay any transfer or other taxes required by reason of the issuance of a certificate for shares of SIGR Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of SIGR that such tax has been paid or is not payable.

  (e) Tax-Free Reorganization. The parties intend that the Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code, as amended (the "CODE").

  1.4 Method of Carrying Merger into Effect. SIGR and AVCOM shall cooperate in effecting the transactions contemplated by this Agreement, including without limitation, taking, or causing to be taken, such actions as may be required in order to cause the Merger to become effective, subject to and in accordance with the provisions hereof. The Chief Executive Officers of SIGR and AVCOM shall mutually agree on the specific time, date and place for a meeting of the AVCOM Shareholders for the purpose of voting upon the Merger and on the information and documents to be provided in connection therewith. Costs required to be paid during the course of proceeding with the actions to implement the Merger shall be advanced by AVCOM or SIGR based upon whichever is taking the actions required to be taken. Costs advanced or incurred by AVCOM (or by SIGR in the event that SIGR shall advance any costs properly chargeable to AVCOM under the preceding sentence) shall be charged against the adjustment factor (the "SALE EXPENSE CAP") in clause (ii) of paragraph (ii) of Section 1.3(a) above based upon the following:

    (i) The entirety of any cost or expense shall be charged against the Sale Expense Cap if the cost or expense is incurred solely to reduce the likelihood of imposing any liabilities on the pre-Merger officers, directors or shareholders of AVCOM, to satisfy any obligation that AVCOM is required under this Agreement to perform in order to satisfy any condition to Closing or any condition to Closing that is outside the control of SIGR or that SIGR does not have the responsibility to accomplish under this Agreement or that is required to assure that AVCOM (or its Subsidiary) retains good and marketable title to the assets that this Agreement provides for SIGR to control after the Merger.

    (ii) None of the cost or expense shall be charged against the Sale Expense Cap if the cost or expense is incurred solely to reduce the likelihood of imposing any liabilities on the pre-Merger officers, directors, or shareholders of SIGR, to satisfy any obligations that SIGR is required under this Agreement to perform in order to satisfy any condition to Closing or any condition to Closing that is outside the control of AVCOM or that AVCOM does not have the responsibility to accomplish under this Agreement.

    (iii) Otherwise, fifty percent (50%) of the cost or expense shall be charged against the Sale Expense Cap.

  1.5 Registration Statement/Prospectus/Proxy Statement.

  (a) For the purposes (i) of registering the SIGR Stock to be issued to holders of the AVCOM Shares in connection with the Merger with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, (the "SECURITIES ACT") and the rules and regulations thereunder and complying with applicable state securities laws, and (ii) of holding the meeting of AVCOM Shareholders, SIGR and AVCOM will cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "REGISTRATION STATEMENT"), including a prospectus/proxy statement satisfying all applicable requirements of applicable state securities laws and of the Securities Act and the Securities Exchange Act of 1934, as amended (the "SECURITIES EXCHANGE ACT"), and the rules and regulations thereunder (such prospectus/proxy statement in the form mailed by AVCOM to its shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "PROSPECTUS/PROXY STATEMENT").

  (b) AVCOM will furnish SIGR with such information concerning AVCOM and the Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with applicable law. AVCOM agrees promptly to advise SIGR if at any time prior to the meeting of AVCOM shareholders any information provided by it in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide AVCOM with the information needed to correct such inaccuracy or omission. AVCOM will furnish SIGR with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to AVCOM and the Subsidiaries, to comply with applicable law after the mailing thereof to AVCOM Shareholders.

  (c) SIGR will furnish AVCOM with such information concerning SIGR and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with applicable law. SIGR agrees promptly to advise AVCOM if at any time prior to the meeting of AVCOM Shareholders any information provided by it in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide AVCOM with the information needed to correct such inaccuracy or omission. SIGR will furnish AVCOM with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to SIGR and its subsidiaries, to comply with applicable law after the mailing thereof to AVCOM Shareholders.

  (d) SIGR will, at its expense, as promptly as practicable file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities laws at the earliest practicable date. AVCOM authorizes SIGR to utilize in the Registration Statement and in all such state filed materials, the information concerning AVCOM and the Subsidiaries provided to SIGR in connection with, or contained in, the Prospectus/Proxy Statement. SIGR will advise AVCOM promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and SIGR will furnish AVCOM with copies of all such documents. Prior to the effective time of Merger or the termination of this Agreement, AVCOM shall consult with SIGR with respect to any written material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act.

  (e) AVCOM shall determine which of the AVCOM Shareholders may be deemed to be "affiliates" of AVCOM (herein called "AFFILIATED PERSONS") within the meaning of Rule 145 of the rules and regulations of the SEC promulgated under the Securities Act and advise SIGR of the names and addresses of the Affiliated Persons at least ten (10) days prior to the Closing Date.

                                  ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SIGR

  SIGR represents and warrants to AVCOM as follows, which representations and warranties are made as of the date hereof and as of the Closing Date and shall survive the Closing:

  2.1 Organization.

  (a) SIGR is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is duly qualified and in good standing as a foreign corporation in the jurisdictions where the ownership of its assets or the conduct of its business requires such qualification with full power and authority to own its properties and assets and to carry on lawfully its business as currently conducted.

  (b) Except as set forth on Exhibit 2.1 attached hereto, SIGR does not have any subsidiaries which engage in active operations (hereinafter, any such subsidiaries are referred to collectively as the "SIGR SUBSIDIARIES" and individually as an "SIGR SUBSIDIARY"). Each such SIGR Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation (as set forth on said Exhibit 2.1), is duly qualified and in good standing as a foreign corporation in the jurisdictions where the ownership of its assets or the conduct of its business requires such qualification with full power and authority to own its property and assets and to carry on lawfully its business as currently conducted.

  2.2 Articles of Incorporation, Bylaws and Agreements. A true, complete and correct copy of the Articles of Incorporation and Bylaws of SIGR as currently in effect have been delivered to AVCOM. SIGR has no actual knowledge that there are any agreements by and between or among SIGR and any or all of their shareholders imposing any restrictions upon the transfer of or otherwise pertaining to the SIGR Stock to be received by the AVCOM Shareholders or any Subsidiary or the ownership thereof.

  2.3 Authorization. SIGR has full legal right, power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution, delivery and performance by SIGR of this Agreement and the other agreements and documents referred to herein and the actions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and this Agreement and such other agreements and documents constitute valid and binding obligations of SIGR, enforceable in accordance with their terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

  2.4 Reporting. SIGR has timely filed (within applicable extension periods) all reports and documents required to be filed by it on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act and the rules and regulations promulgated thereunder. All such reports were appropriately responsive to all applicable requirements, were complete, correct and proper in form and did not contain an untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SIGR shall send to AVCOM copies of all financial statements and reports as and when sent to the SIGR shareholders and the SEC, as to which the representations and warranties in the preceding sentence shall also apply.

  2.5 Disclosure. No representation, warranty or statement made by or on behalf of SIGR in this Agreement or the Exhibits attached hereto or in the certificates or other materials furnished or to be furnished to AVCOM or its representatives or lenders in connection with this Agreement and the transactions contemplated hereby or thereby, contains or will contain any untrue statement of fact or omits or will omit to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. All information and documents provided prior to the date of this Agreement, and all information and documents subsequently provided, to AVCOM or its representatives by or on behalf of SIGR are or contain, or will be or will contain, as to subsequently provided information or documents, true, accurate and complete information with respect to the subject matter thereof and are, or will be as to subsequently provide information or documents, fully responsive to any specific request made by or on behalf of AVCOM or its representatives. SIGR shall promptly notify AVCOM of any change or event which could materially adversely affect the assets, operations, business, conditions or prospects of SIGR or an SIGR Subsidiary.

  2.6 Reaffirmation of Prospectus. The information contained in the prospectus issued by SIGR with respect to an offering of its common stock dated August 15, 1996 is reaffirmed to be true and correct in all material respects as of the date hereof.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF AVCOM
                          AND PRINCIPAL SHAREHOLDERS

  AVCOM, Gary Hughes ("HUGHES"), and John Stevens ("STEVENS") (Hughes and Stevens being referred to herein as the "PRINCIPAL SHAREHOLDERS") do hereby jointly and severally represent and warrant to SIGR as follows, which representations and warranties are made as of the date hereof and as of the Closing Date and shall survive the Closing:

  3.1 Organization.

  (a) AVCOM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing as a foreign corporation in the states set forth on
Exhibit 3.1(a) attached hereto (which list of states includes all states in which the Real Properties (as defined below) are located and all states in which AVCOM is advertising, soliciting or consummating the sale of Intervals (as defined below) the sale, with full power and authority to own its properties and assets and to carry on lawfully its business as currently conducted in the states so indicated on said Exhibit 3.1(a), and, to the best of AVCOM's and the Principal Shareholders' knowledge, is not required to be qualified to do business as a foreign corporation in any other jurisdiction.

  (b) Except as set forth on Exhibit 3.1(b) attached hereto, AVCOM does not have any wholly or partially owned subsidiaries (hereinafter, any such subsidiaries are referred to collectively as the "SUBSIDIARIES" and individually as a "SUBSIDIARY") and neither it nor any Subsidiary owns or holds any securities of, or any ownership interest (whether directly or indirectly or whether beneficial or otherwise) in, any other person or entity other than the Related Parties (as defined below). Each such Subsidiary is a corporation, partnership, or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization), is duly qualified and in good standing as a foreign corporation, partnership, or limited liability company in the states so indicated on said Exhibit 3.1(b), with full power and authority to own its property and assets and to carry on lawfully its business as currently conducted, and, to the best of AVCOM's and the Principal Shareholders' knowledge is not required to be qualified to do business as a foreign corporation, partnership, or limited liability company in any other jurisdiction.

  (c) Except as set forth on Exhibit 3.1(c) attached hereto, there are no condominium, timeshare or other homeowner associations (hereinafter, any such Associations are referred to collectively as the

"ASSOCIATIONS" and individually as a "ASSOCIATION") for any of the Real Properties and neither AVCOM nor any Association owns or holds any securities of, or any material interest in, any other person or entity. Each such Association is a non-profit corporation or other non-profit entity duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified and in good standing, with full power and authority to own its property and assets and to carry on lawfully its business as currently conducted.

  (d) The ownership structure of each of the Related Parties (as defined below) and any Subsidiary in which AVCOM does not own 100% of ownership interests therein (whether beneficial or otherwise) is set forth on Exhibit 3.1(d) and, except as set forth on Exhibit 3.1(d), there are no constituent ownership interests (whether beneficial or otherwise) in any of the Subsidiaries or the Related Parties which is owned by any party not described on Exhibit 3.1(d).

  3.2 Articles of Incorporation, Bylaws and Agreements. A true, complete and correct copy of the organizational documents (e.g. charter, articles of incorporation, bylaws, partnership certificate and agreement, limited liability company certificate and operating agreement) of AVCOM and each Subsidiary, each Association and each Related Party together with all amendments thereto have been delivered to SIGR, as set forth on Exhibit 3.2(a) attached hereto. Except as set forth on Exhibit 3.2(b) attached hereto, AVCOM and the Principal Shareholders have no actual knowledge that there are any agreements by and between or among AVCOM, any Subsidiary, any Association, any Related Party or any or all of their respective shareholders, whether or not AVCOM or a Subsidiary, an Association or a Related Party is a party thereto, imposing any restrictions upon the transfer of or otherwise pertaining to the securities of AVCOM (including but not limited to the AVCOM Shares) or any Subsidiary or the ownership thereof. Any and all such restrictions shall be duly complied with or effectively waived as of the Closing.

  3.3 Capital Structure and Ownership. AVCOM and each Subsidiary has authorized, issued and outstanding the number of shares of stock and other securities so indicated on Exhibit 3.3 attached hereto. It is expressly represented and warranted that as of September 22, 1996 the number of shares of outstanding stock and options to acquire stock of AVCOM do not exceed the preliminary Exhibit 3.3 attached to this Agreement and initialed by AVCOM for identification. All such outstanding securities have been duly and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person or applicable federal or state securities laws. No shares of any other class of capital stock or security of AVCOM or any Subsidiary are outstanding. There are no outstanding options, warrants or other rights to acquire securities of AVCOM or any Subsidiary, nor are there securities outstanding which are convertible into securities of AVCOM or any Subsidiary, except as set forth on said Exhibit 3.3. Except pursuant to applicable corporate, partnership or limited liability company laws, there are no restrictions, including but not limited to self-imposed restrictions, on the retained earnings of AVCOM or any Subsidiary or on the ability of AVCOM or any Subsidiary to declare and pay dividends or distributions that are not disclosed on Exhibit 3.3. The name and residence address of each of the record holders of the AVCOM Shares and the Options of AVCOM and the securities of each Subsidiary and the respective number and description of outstanding securities held by each holder are set forth on
Exhibit 3.3 attached hereto.

  3.4 Authorization. AVCOM has full legal right, power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution, delivery and performance by AVCOM of this Agreement and the other agreements and documents referred to herein and the actions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and this Agreement and such other agreements and documents constitute valid and binding obligations of AVCOM, enforceable in accordance with their terms, subject to (i) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (ii) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

  Approval of the transactions contemplated by this Agreement requires the approval of no more than a simple majority of any class of outstanding securities of AVCOM.

  3.5 Financial Statements and Absence of Changes. The consolidated and separate balance sheets as of December 31, 1995, 1994, and 1993, and the consolidated and separate income statements and consolidated and separate statements of changes in financial condition or cash flows for the fiscal years then ended and the consolidated and separate balance sheets as of the end of each month from January through June 30, 1996, and the consolidated and separate income statements for each of the months then ended of AVCOM and the Subsidiaries (the "FINANCIAL STATEMENTS") have been provided to SIGR except for the statements for the period January through June 30, 1996 which shall be provided by AVCOM in final form not later than October 15, 1996. Each of the Financial Statements fairly presents (subject to year-end adjustments with respect to interim periods which will be necessary to present fairly the financial condition and assets and liabilities or the results of operations of AVCOM and the Subsidiaries on a consolidated basis as to consolidated Financial Statements and individually as to separate Financial Statements) the financial condition and assets and liabilities or the results of operations of AVCOM and the Subsidiaries as of the dates and for the periods indicated on a consolidated basis as to consolidated Financial Statements and individually as to separate Financial Statements. The year-end financial statements and reports on Form 10-K were prepared in accordance with generally accepted accounting principles applicable to the business of AVCOM and the Subsidiaries consistently applied in accordance with past accounting practices, and the interim financial statements have been prepared internally to fairly present the financial condition of AVCOM and the Subsidiaries, subject to year-end adjustments. Except as reflected in the Financial Statements, none of AVCOM or any Subsidiary has any debts, obligations, subsidies or assessment buy-down, cost sharing or other agreements required by any Authorities or in favor of any Associations or otherwise, guaranties of obligations of others or liabilities (contingent or otherwise) of a material nature that would be required to be disclosed in financial statements prepared as described herein. Except as set forth in Exhibit 3.5 attached hereto, since December 31, 1995, there have been no adverse changes to the business, financial condition, results of operations or prospects of AVCOM or any Subsidiary from that described and reflected in the Financial Statements as of that date. All operating budgets and reserves of the Associations are adequately funded and neither AVCOM nor any Subsidiary is delinquent in the payment of any regular or special assessments thereto whether due with respect to Undedicated Units, Inventory or otherwise or under the terms and conditions of any subsidy agreement or otherwise.

  3.6 Title to and Condition of Assets and Property.

  (a) Exhibit 3.6(a) attached hereto sets forth a (i) list of each of the resorts, properties under development and undeveloped real property holdings or interests therein (collectively, the "RESORTS") in which AVCOM and the Subsidiaries directly or (through constituent ownership interests in the entities which do own all or any portion of the Resorts (such entities being referred to herein as the "RELATED PARTIES" and each Related Party being included within the term "Subsidiary" except where specifically excluded) indirectly own real property, (ii) a legal description of all real property which comprises the Resorts (the "REAL PROPERTY") (which description includes a legal description of all land comprising the Resorts (the "LAND"), a legal description of all condominium, undivided interest and other dwelling units which have been constructed on the Land (the "DWELLING UNITS") including all Dwelling Units which have been dedicated to timeshare regimes (the "DEDICATED UNITS") and which have not been dedicated to timeshare regimes (the "UNDEDICATED UNITS") as well as a list of all timeshare interests therein (the "INTERVALS") which have been sold (the "SOLD INVENTORY") and which have not been sold and which are owned by AVCOM, the Subsidiaries and/or the Related Parties (the "UNSOLD INVENTORY")), and (iii) a list of all leases, licenses or similar agreements subject to which AVCOM, any Subsidiary and any Related Party uses or otherwise uses or occupies any portion of the Real Property (the "LEASES"), true, correct and complete copies of which have been delivered to SIGR. Except as set forth on Exhibit 3.6(a), neither AVCOM, any Subsidiary nor any Related Party owns any real property or any interest therein and has not entered into any agreement to acquire additional Real Property ("PURCHASE AND OPTION AGREEMENTS"). AVCOM, the Subsidiaries and/or the Related Parties have good and marketable title to all Unsold Inventory and all other assets reflected in the Financial Statements or currently owned and used in the operation of their businesses, and such Unsold Inventory and other assets are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances, except as set forth on the title policies listed on Exhibit 3.6(a) attached hereto (which liens, claims, charges, security interests, options, or other title defects or encumbrances are collectively referred to herein as the "TITLE EXCEPTIONS" and such title policies are referred to herein as the "TITLE POLICIES"). The ownership of all such assets as among AVCOM and the Subsidiaries is as set forth on said Exhibit 3.6(a). The Undedicated Units, the Unsold Inventory and the Sold Inventory and any personal property owned by any Association (as defined below) collectively comprise 100% of the Real Property and 100% of the personal property which is used and/or occupied in the ownership and operation of the Resorts (with such personal property being referred to herein as the "PERSONAL PROPERTY") and no real property other than that which constitutes the Undedicated Units, the Unsold Inventory, and the Sold Inventory is needed or necessary for the ownership and operation of the Resorts as currently owned and operated by AVCOM and the Subsidiaries, as contemplated by SIGR, or as required under the Licenses and Permits (as defined below).

  (b) Except as set forth in Exhibit 3.6(b) attached hereto, neither AVCOM nor any of the Subsidiaries has any patents, copyrights, trade names, trademarks, service marks, other such names or marks or applications therefor and has not conducted business under any corporate, trade or fictitious name other than their current corporate name. There are no pending, nor to the best of AVCOM or the Principal Shareholders' knowledge, threatened claims of infringement upon the rights to any intellectual property referred to on Exhibit 3.6 of others or, except as set forth in Exhibit 3.11 attached hereto, any agreements or undertakings with respect to any such rights.

  (c) Except as noted on Exhibit 3.11 with respect to the Leases and the Purchase and Option Agreements, there is (i) no material breach or event of default on the part of AVCOM or any Subsidiary, (ii) no material breach or event of default, to the knowledge of AVCOM and the Principal Shareholders, on the part of any other party thereto, and (iii) no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of AVCOM or any Subsidiary or, to the knowledge of AVCOM and the Principal Shareholders, on the part of any other party thereto, has occurred and is continuing. The Leases and the Purchase and Option Agreements are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms and all rental and other payments due under each of the Leases and all option and other payments due under each of the Purchase and Option Agreements have been duly paid in accordance with the terms thereof. The consummation of the transactions contemplated hereby will not require the consent of any party to any Lease or Purchase and Option Agreement and will not terminate or allow any party to terminate any Lease or Purchase and Option Agreement.

  (d) Except as noted on Exhibit 3.11 with respect to any deeds, title insurance policies, surveys, mortgages, agreements and other documents granting to AVCOM or any Subsidiary title to or an interest in or otherwise affecting any real property, there is (i) no material breach or event of default on the part of AVCOM or any Subsidiary, (ii) no material breach or event of default, to the knowledge of AVCOM and the Principal Shareholders, on the part of any other party thereto and (iii) no event that, with the giving of notice or lapse of time or both, would constitute such material breach or event of default on the part of AVCOM or any Subsidiary, or to the knowledge of AVCOM and the Principal Shareholders, on the part of any other party thereto, has occurred and is continuing.

  (e) Except as set forth on Exhibit 3.6(a), the buildings and improvements owned or leased by AVCOM or any Subsidiary, and the operation and maintenance thereof as operated and maintained, do not (and all buildings and improvements contemplated to be owned, developed and/or operated by AVCOM or any Subsidiary will not) (i) contravene any zoning or building law or ordinance or other administrative regulation or (ii) violate any restrictive covenant or any law (including working conditions and access), and, further, all such buildings and improvements comply with all applicable federal, state and local laws including, but not limited to, the Americans with Disabilities Act and similar state laws. All Dwelling Units are fully furnished with all improvements and furniture, fixtures and equipment therein are in good operating condition ordinary wear and tear excepted) and all improvements required to be completed or bonded as a requirement of any of the Licenses and Permits (as defined below) which has not been completed or bonded as required therein. All other plants, buildings, structures and equipment owned or leased by AVCOM and any Subsidiary are in a state of good maintenance and repair (normal wear and tear excepted) suitable in all respects for the operation of the Business.

  (f) There is no pending or threatened condemnation, eminent domain or similar proceeding with respect to, or that could affect, any Real Property or leased property.

  (g) The Real Property owned or leased by AVCOM or any Subsidiary (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of AVCOM or any Subsidiary of their business as presently conducted at such parcel; and (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel. AVCOM and the Principal Shareholders have no notice or knowledge of any fact or condition which would result in the discontinuation of water, sewage, electric, telephone, drainage or other utilities or services to such real property which are necessary and required for the use and operation thereof. All impact fees have been completely and fully paid with respect to all Real Property owned or leased by AVCOM or any Subsidiary and all buildings and improvements contemplated to be owned, developed and/or operated by AVCOM or any Subsidiary.

  (h) There are no outstanding options or rights of first refusal to purchase any of the Real Property, or any portion thereof or interest therein except as noted in Exhibit 3.6(a).

  (i) The legal descriptions for the parcels of Real Property contained in the deeds thereof describe such parcels fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), building code requirements, permits, licenses or other forms of approval by any governmental authority, and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and, except as noted in Exhibit 3.6(a), the Real Properties are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

  (j) Except as set forth on Exhibit 3.6(a), there are no contracts, arrangements, licenses, concessions, easements, or other agreements, including, without limitation, service arrangements and employment agreements, either recorded or unrecorded, written or oral, which affect or could affect the Real Property or any portion thereof, or the use thereof, after the Closing Date.

  (k) Prior to Closing, no portion of the Real Property or any interest therein shall be further (after the date hereof) alienated, encumbered, conveyed or otherwise transferred except for sales of time-share interests ("Intervals") in the ordinary course of business. Except as set forth on
Exhibit 3.6(a), there are no agreements (whether or oral or written) to sell, convey or transfer any Intervals except sales of Intervals in the ordinary course of business (i.e, for a price and upon terms which are in the ordinary course of business of AVCOM and any Subsidiary).

  (l) Neither AVCOM, nor any Subsidiary is a "foreign person" within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2). At Closing, AVCOM and each Subsidiary shall deliver to SIGR an affidavit to such effect, and also stating the employer identification number of AVCOM and each Subsidiary and the State within the United States under which each such entity was organized and exists. AVCOM acknowledges and agrees that SIGR shall be entitled to fully comply with Internal Revenue Code Section 1445 and all related sections and regulations, as same may be modified and amended from time to time, and AVCOM shall act in accordance with all reasonable requirements of SIGR to effect such full compliance by SIGR.

  3.7 Insurance. Exhibit 3.7 attached hereto sets forth a list of all policies of insurance which insure the properties, business or liability (including, but not limited to, directors' and officers' liability) of AVCOM and each of the Subsidiaries, setting forth the types and amounts of coverage, true, correct and complete copies of which have previously been delivered to SIGR. Each of such policies is current and in full force and effect and neither AVCOM nor any of the Subsidiaries has received notice of default under, or intended cancellation or nonrenewal of, any such policies. AVCOM and each of the Subsidiaries will keep all current insurance policies in effect through the Closing. Neither AVCOM nor any of the Subsidiaries has been refused any insurance by an insurance carrier to which it has applied for insurance.

  3.8 Environmental Matters.

  (a) AVCOM and all Subsidiaries are and have at all times been in compliance with all Environmental, Health and Safety Laws (as defined herein) governing its business, operations, properties and assets. Neither AVCOM nor any Subsidiary is not currently liable for any penalties, fines or forfeitures for failure to comply with any Environmental, Health and Safety Laws. AVCOM and the Subsidiaries are in full compliance with all notice, record keeping and reporting requirements of all Environmental, Health and Safety Laws, and have complied with all informational requests or demands arising under the Environmental, Health and Safety Laws.

  (b) AVCOM and each Subsidiary has obtained, or caused to be obtained, and is in full compliance with, all licenses, certificates, permits, approvals and registrations (collectively "ENVIRONMENTAL LICENSES") required by the Environmental, Health and Safety Laws for the ownership of its respective properties and assets and the operation of its business as presently conducted. AVCOM and each Subsidiary is in full compliance with all the terms, conditions and requirements of such Environmental Licenses, and copies of such Environmental Licenses have been provided to SIGR. There are no administrative or judicial investigations, notices, claims or other proceedings pending or threatened by any governmental authority or third parties against AVCOM or a Subsidiary, its businesses, operations, properties, or assets, which question the validity of or its entitlement to any Environmental License required by the Environmental, Health and Safety Laws for the ownership of each of the properties and assets of AVCOM or any Subsidiary and the operation of its business or wherein an unfavorable decision, ruling or finding could have a material adverse effect on AVCOM or any Subsidiary.

  (c) Neither AVCOM nor any Subsidiary has not received and is not aware of any non-compliance order, warning letter, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending against or involving AVCOM or any Subsidiary, its business, operations, properties, or assets, issued by any governmental authority or third party with respect to any Environmental, Health and Safety Laws in connection with the ownership by AVCOM or any Subsidiary of its properties or assets or the operation of its business, which has not been resolved to the satisfaction of the issuing governmental authority or third party in a manner that would not impose any obligation, burden or continuing liability on SIGR in the event that the merger contemplated by this Agreement closes, or which could have a material adverse effect on AVCOM or any Subsidiary.

  (d) AVCOM and each Subsidiary is in full compliance with, and is not in breach of or default under any applicable Order issued pursuant to the Environmental, Health and Safety Laws and no event has occurred or is continuing which, with the passage of time or the giving of notice or both, could constitute such non-compliance, breach or default thereunder.

  (e) Neither AVCOM nor any Subsidiary has generated, manufactured, used, transported, transferred, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed, nor has it allowed or arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, spill, leak, dump, discharge, release or dispose of, Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, release or disposal in contravention of any Environmental, Health and Safety Laws. Neither AVCOM, nor any Subsidiary has generated, manufactured, used, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed of, or allowed or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, Hazardous Substances, or other waste upon property owned or leased by it, except as permitted by law. For purposes of this Section the term "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental, Health and Safety Laws or which are to become regulated, listed or controlled by, under or pursuant to any Environmental, Health and Safety Laws, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. (S) 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.
(S) 6901, et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. (S) 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. (S) 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. (S) 7401-7642); Toxic Substances Control Act, as amended, 15 U.S.C.
(S) 2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. (S) 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. (S) 11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. (S) 651, et seq. ("OSHA"); any similar state statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, decrees, or which has been or shall be determined or interpreted at any time by any governmental authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, or decree. For purposes of this Section the term "Waste" shall be construed broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash.

  (f) Neither AVCOM nor any Subsidiary has caused, or allowed to be caused or permitted, either by action or inaction, a Release or Discharge, or threatened Release or Discharge, of any Hazardous Substance on, into or beneath the surface of any such parcel of realty. There has not occurred, nor is there presently occurring, a Release or Discharge, or threatened Release or Discharge, of any Hazardous Substance on, into or beneath the surface of any parcel of realty. For purposes of this Section, the terms "Release" or "Discharge" shall have the meanings given them in the Environmental, Health and Safety Laws.

  (g) Neither AVCOM nor any Subsidiary has generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any Hazardous Substance or other Waste to or at a site which, pursuant to CERCLA or and similar state law (i) has been placed on the National Priorities List or its state equivalent; or (ii) the Environmental Protection Agency or the relevant state agency has notified AVCOM or any Subsidiary that it has proposed or is proposing to place on the National Priorities List or its state equivalent. Neither AVCOM, any Subsidiary nor the Principal Shareholders has received notice, and neither AVCOM nor the Principal Shareholders has knowledge of any facts which could give rise to any notice, that AVCOM or any Subsidiary is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA, RCRA or any other applicable Environmental, Health and Safety Laws. Neither AVCOM nor any Subsidiary has submitted or was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to any realty.

  (h) Except as set forth on Exhibit 3.8, neither AVCOM nor any Subsidiary uses, nor has it used, any Aboveground Storage Tanks or Underground Storage Tanks, and there are not now nor have there ever been any Underground Storage Tanks on any realty. For purposes of this Section, the terms "Aboveground Storage Tanks" and "Underground Storage Tanks" shall have the meanings given them in Section 690l et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

  (i) Exhibit 3.8 identifies (i) all environmental audits, assessments or occupational health studies undertaken by AVCOM, any Subsidiary or its agents or, to the knowledge of AVCOM or the Principal Shareholders, undertaken by any governmental authority, or any third party, relating to or affecting or any realty; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by any governmental authority or any third party, relating to or affecting AVCOM; (iii) all written communications between AVCOM (and its Subsidiaries) and any governmental authority arising under or related to Environmental, Health and Safety Laws; and (iv) all citations issued under OSHA, or similar state or locate statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting AVCOM.

  (j) Exhibit 3.8 contains a list of the assets of AVCOM or any Subsidiary which contain "asbestos" or "asbestos-containing material" (as such terms are identified under the Environmental, Health and Safety Laws). AVCOM and each Subsidiary has operated and continues to operate in compliance with all Environmental, Health & Safety Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. There are no claims, actions, suits, governmental investigations or proceedings before any governmental authority or third party pending, or threatened against or directly affecting AVCOM, any Subsidiary or any of their assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

  (k) As used in this Agreement, "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances or judicial or administrative interpretations thereof, currently in existence, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA.

  3.9 Minute and Stock Books; Records. The respective minute books of AVCOM and each of the Subsidiaries made available to SIGR contain all of the records of meetings and other corporate or similar actions of the respective shareholders, directors, partners and members (and committees thereof) to the extent such records were prepared. The Bylaws contained in or kept with said minute books are true, complete and correct copies of the Bylaws of AVCOM and each of the Subsidiaries and all amendments thereto duly adopted and in force. The stock transfer ledger maintained by AVCOM's transfer agent and made available to SIGR is complete and accurate. The respective stock or other interest transfer records maintained by each of the Subsidiaries and made available to SIGR are complete and accurately disclose all issuances and transfers of stock or other interest of each of the Subsidiaries. All other records maintained by AVCOM and each of the Subsidiaries accurately reflect the information presented therein, including but not limited to records pertaining to bank accounts and safe deposit boxes. Except as set forth in
Exhibit 3.9 attached hereto, none of AVCOM or any Subsidiary has any of its records or information recorded, stored, maintained or held off its premises.

  3.10 Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements, neither AVCOM nor any of the Subsidiaries had any material liabilities or obligations as of the dates thereof, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation, tax liabilities due or to become due, and neither AVCOM nor any of the Subsidiaries has incurred, or will incur, any material liabilities or obligations outside of the ordinary course of business since the date of the most recent of the Financial Statements, except liabilities permitted by this Agreement. Except as set forth in Exhibit 3.10 or Exhibit 3.6(a) attached hereto, neither AVCOM nor any of the Subsidiaries has any material obligations or liabilities, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, secured or unsecured, which could be affected by the execution and delivery of this Agreement or consummation of the transactions contemplated by this Agreement or which could affect the same. For the purposes of this paragraph, "material" shall be defined as any obligation or liability individually in excess of $25,000 or in the aggregate in excess of $100,000.

  3.11 Contracts. Except as set forth in Exhibit 3.11 attached hereto or in any other Exhibit attached hereto and referenced below, true, correct and complete copies of which referenced items have previously been delivered to SIGR, neither AVCOM nor any Subsidiary is a party to or bound by any of the following (hereinafter, any of the following are referred to collectively as the "CONTRACTS" and individually as a "CONTRACT"):

    (a) any contract outside of the ordinary course of business for the purchase or sale of services, equipment, inventory, materials, supplies, or any capital item or items, or supply agreements with the federal government or any state or local government or any agency thereof;

    (b) any collective bargaining agreement or other agreement with any labor union or labor organization or any employment, consulting, severance, bonus, deferred compensation, independent contractor, commission or similar agreement;

    (c) any acquisition, development, working capital, receivables or other loan (whether secured or unsecured) agreement or indenture or other instrument relating to the borrowing of money or guaranty of any obligation for the borrowing of money;

    (d) any tenancy, lease, license or similar agreement relating to property except as set forth in Exhibit 3.6(a) attached hereto;

    (e) any license, lease or other agreement outside of the ordinary course of business to provide or acquire services or equipment related to the timeshare industry of any kind;

    (f) except as noted in Exhibit 3.7, any insurance policies currently in force naming AVCOM or a Subsidiary as an insured or beneficiary or as a loss payee, or for which AVCOM or a Subsidiary has paid all or part of the premium;

    (g) any instrument or agreement relating to indebtedness by way of lease-purchase arrangements, conditional sale, guarantee or other undertakings on which others rely in extending credit, any joint venture agreements or any chattel mortgages or other security arrangements;

    (h) any agreement or contract with, or any obligation to or from an affiliate or a shareholder of any of the Principal Shareholders, or to the best knowledge of AVCOM and the Principal Shareholders, any Affiliate of any Shareholder. For purposes of this Agreement, "AFFILIATE" shall mean any person or entity (i) that controls or is controlled by or is under common control with, the person or entity involved, including, without limitation, officers and directors, (ii) that beneficially owns or holds 5% or more of any equity interest in any person or entity involved, or (iii) 5% or more of whose voting securities (or in the case of a person which is not a corporation, 5% or more of any equity interest) is owned beneficially by the person or entity involved. As used herein, the term "CONTROL" shall mean possession of the power to direct or cause the direction of the management or policies of a person or entity, whether through ownership of securities, by contract or otherwise;

    (i) any marketing and sales agreement, any management agreement, any exchange agreement, any franchise agreement, any profit interest agreement, any agreement in favor of any Association or any Authority, declarations of covenants, conditions and restrictions, indemnification agreement, or partnership or joint venture agreement; or

    (j) any other plans, agreements, contracts, powers of attorney, bids or proposals, whether written or oral.

  Except as set forth in Exhibit 3.11 attached hereto, none of AVCOM nor any Subsidiary has committed any material breach of any provisions of, or is in violation or default under the terms of, or has caused or permitted to exist any event that without due notice or lapse of time or both would constitute a default or event of default under, any such Contract. The execution and delivery of this Agreement by AVCOM and the consummation of the transactions contemplated by this Agreement will not violate or cause a default or event of default under any provision of, or result in the acceleration of any obligation under, or the termination of, any such Contract. To the best knowledge of AVCOM and the Principal Shareholders, all such Contracts are valid, binding and in full force and effect and will continue in full force and effect to the benefit of AVCOM or a Subsidiary, as indicated on said
Exhibit 3.11, their respective successors and assigns, if such party so elects, without change following the consummation of the transactions contemplated by this Agreement without obtaining the consent of any other party, except as set forth on Exhibit 3.14(b) attached hereto.

  3.12 Litigation and Compliance. Except as set forth on Exhibit 3.12 attached hereto, there is no pending claim, investigation, lawsuit or administrative proceeding by or against AVCOM or a Subsidiary or the operation of their business; the business of AVCOM or a Subsidiary is not affected by any pending or threatened strike or other labor disturbance. AVCOM and each of the Subsidiaries and the operation of their business are in substantial compliance with all federal, state and local laws and regulations and administrative orders applicable thereto including, but not limited to, all federal, state, local and foreign laws and regulations regarding the advertising, marketing, offer to sell, or sale of Intervals in each state and local jurisdiction in which AVCOM and the Subsidiaries are doing business including, but not limited to, the Federal Trade Commission Act, Regulation Z (the Truth in Lending Act), Equity Credit Opportunity Act and Regulation B, Interstate and Land Sales Full Disclosure Act, Real Estate Standards Practices Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Housing Act and Civil Rights Act of 1964 and 1968, and any and all other licensure, anti-fraud, telemarketing, price, gift, and sweepstakes laws to which AVCOM and the Subsidiaries are subject (collectively, "Consumer Protection Laws"); and there is no order, writ, injunction or decree affecting the operations or the business of AVCOM or any of the Subsidiaries or the transactions contemplated by this Agreement. No actions are being taken by AVCOM or the Subsidiaries or any other party in connection with the operation of the Resorts and/or the rental of Dedicated Units which would constitute a "rental pool" or which would otherwise constitute a violation of any federal or state securities or other laws.

  3.13 Non-Contravention. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the breach of any term or provision of, constitute a default under, or accelerate or augment the performance otherwise required under, any provision of the governing documents of AVCOM or a Subsidiary, or any agreement (including without limitation any loan agreement or promissory note), indenture, instrument, order, law or regulation to which AVCOM or a Subsidiary is a party or by which they are bound, or will result in the creation of any lien or encumbrance upon any property of AVCOM or a Subsidiary.

  3.14 Licenses, Permits and Required Consents. To the best of AVCOM's knowledge and the knowledge of the Principal Shareholders, AVCOM and each of the Subsidiaries have all federal, state and local franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits necessary to the conduct of their business as currently conducted including, but not limited to, all public reports, brokerage and OPC licenses and other permits required by federal, state and local laws to sell the Intervals in the states and local jurisdictions in which the Properties are located as well as all other state and local jurisdictions in which the Intervals are being advertised, marketed and sold (collectively, "LICENSES AND PERMITS"). A list of the Licenses and Permits is set forth on Exhibit 3.14(a) attached hereto, true, correct and complete copies of which have previously been delivered to SIGR. To the best of AVCOM's knowledge and the knowledge of the Principal Shareholders, all Licenses and Permits are in full force and effect, no material violations have been made in respect thereof, and no proceeding is pending which could have the effect of revoking or limiting any such Licenses and Permits and, except for amendments to Licenses and Permits which will be necessary as a result of the change in control which will occur as a result of the transactions contemplated hereby and which can be obtained in due course, the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

  Exhibit 3.14(b) attached hereto sets forth all registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind known by AVCOM to be required to be made, filed, given or obtained by or on behalf of AVCOM or any of the Subsidiaries with, to or from any persons, governmental authorities or private entities in connection with the consummation of the transactions contemplated by this Agreement, and, to the best knowledge of the Principal Shareholders, there is no reason why all registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions will not be able to be made and/or granted in a manner that will permit the transactions contemplated herein within the time frame contemplated herein without the payment of any fee or other amount and without any material adverse affect on the business or operations of AVCOM.

  3.15 Labor Matters. Neither AVCOM nor any of the Subsidiaries has any obligations, contingent or otherwise, under any employment or consulting agreement (except if and as set forth in Exhibit 3.11 attached hereto), collective bargaining agreement or other contract with a labor union or other labor or employee group. To the best of AVCOM's knowledge, there are no efforts presently being made or threatened by or on behalf of any labor union with respect to employees of AVCOM or a Subsidiary. To the best of AVCOM's knowledge and the knowledge of the Principal Shareholders, AVCOM and each of the Subsidiaries are in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and have not and are not engaged in any unfair labor practice; no unfair labor practice complaint against AVCOM or any Subsidiary is pending or threatened before the National Labor Relations Board; there is no labor strike, dispute, slowdown or stoppage pending or threatened against or involving AVCOM or any Subsidiary; no representation question exists respecting the employees of AVCOM or any Subsidiary; no grievance or internal or informal complaint which might have an adverse effect upon AVCOM or any Subsidiary or the conduct of their respective businesses exists; no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and no collective bargaining agreement is currently being negotiated by AVCOM or any Subsidiary. There has not been any adverse change in relations with employees of AVCOM or any Subsidiary as a result of any announcement or consummation of the transactions contemplated by this Agreement.

  3.16 Employee Benefit Plans.

  (a) Exhibit 3.16 attached hereto sets forth a complete list and brief description of each employee benefit plan ("EMPLOYEE BENEFIT PLAN" or "PLAN"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), maintained for employees of AVCOM or any of the Subsidiaries or contributed to by AVCOM or any of the Subsidiaries. For purposes of this Section, AVCOM and the Subsidiaries shall include all trades or businesses (whether or not incorporated) which are a member of a group of which AVCOM or a Subsidiary is a member and which are under common control within the meaning of Section 414 of the Code and the regulations promulgated thereunder.

  (b) Each Employee Benefit Plan and any related trust agreement, annuity contract or any other funding or implementing instrument complies currently and has complied in the past, as to form, operation and administration, with the provisions of ERISA, as amended, and all other laws, rules and regulations and with the Code where required in order to be tax-qualified under Sections 401(a) or 403(a) and 501(a) of the Code and no event has occurred which will or could give rise to disqualification of any such Plan under said sections. All necessary governmental approvals for the Employee Benefit Plans have been obtained; each Employee Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) has been duly authorized by the Board of Directors of AVCOM or a Subsidiary, as appropriate, and a favorable determination as to the qualification under the Code of each such employee pension benefit plan has been made by the Internal Revenue Service. None of the Plans is a "Multiemployer Plan" within the meaning of Section 3(37) of ERISA.

  (c) None of AVCOM, any Subsidiary or any fiduciary or administrator of any Employee Benefit Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code. No event has occurred which will or could subject any such Plan to income tax under Section 511 of the Code or to an excise tax under Section 4971 through 4981 of the Code.

  (d) No Employee Benefit Plan is subject to the minimum funding standards of
Section 302 of ERISA or Section 412 of the Code. No Employee Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA.

  (e) AVCOM has delivered to SIGR a complete and correct copy of (i) each Employee Benefit Plan (and related trust agreement, annuity contract or other funding or implementing instrument), including all amendments thereto; (ii) all filings (including all attachments thereto) made or required to be made (including but not limited to annual reports and returns) with the Internal Revenue Service, Department of Labor or the PBGC relative to any Employee Benefit Plan for each of the three (3) most recent plan years; (iii) the actuarial reports as of the last valuation date, balance sheets and consolidated financial statements as of the last valuation date, and the most recent IRS determination letters; and (iv) other relevant documents in the possession of AVCOM, a Subsidiary or their respective employees or agents, with respect to each Employee Benefit Plan. Such documents fairly present the financial condition of each of such Plans.

  (f) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in: (i) a complete or partial withdrawal from any Employee Benefit Plan, or (ii) any funding deficiency or lien under ERISA.

  3.17 Taxes and Returns.

  (a) All returns or filings respecting federal, state, county and local, and all foreign and other, income, franchise, excise, tariff, gross receipts, sales and use, payroll, real and personal property and other taxes and governmental charges, assessments and contributions ("TAXES") which AVCOM or any of the Subsidiaries is required to make have been filed and all taxes due pursuant to such returns or filings have been paid or collected or withheld and remitted to the appropriate governmental agency except for any Taxes which AVCOM or a Subsidiary is contesting in good faith which have been noted in the Financial Statements, and except for Taxes not yet payable which AVCOM believes have been adequately provided for in the Financial Statements. Copies of returns (including, without limitation, information returns) have been timely filed with the appropriate governmental agency with respect to all Taxes and the copies thereof which have been provided to SIGR are true, accurate and complete. None of AVCOM, a Subsidiary or any group of which AVCOM or any Subsidiary is now or ever was a member has filed or entered into any currently effective election, consent or extension agreement that extends any applicable statute of limitations. No issues have been raised (and are currently pending) by any taxing authority in connection with any return of AVCOM or any Subsidiary. Exhibit 3.17 sets forth the years for which examination of any return are presently being conducted. All deficiencies asserted or assessments made as a result of any examination have been fully paid, or are being contested and an adequate reserve therefore has been established and is reflected in the financial statements of the AVCOM. Except as otherwise indicated on Exhibit 3.1 attached hereto, neither AVCOM nor any of the Subsidiaries ever has been an "S" corporation under the Code.

  (b) All elections with respect to Taxes affecting AVCOM and the Subsidiaries are set forth in Exhibit 3.17 attached hereto. None of AVCOM or the
Subsidiaries: (i) has made or will make a deemed dividend election under Treas. Reg. (S) 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) has consented at any time under Section 341(f)(l) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of AVCOM's or the Subsidiaries' assets; (iii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has made an election, or is required, to treat any asset of AVCOM or the Subsidiaries as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or
(v) has made any of the foregoing elections under any comparable state or local income tax provision.

  (c) Except as set forth in Exhibit 3.17 attached hereto, AVCOM and the Subsidiaries are not and have never been includable corporations in an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than in the affiliated group of which AVCOM is the common parent corporation.

  (d) All tax sharing agreements or similar arrangements with respect to or involving AVCOM and the Subsidiaries are set forth in Exhibit 3.17 attached hereto.

  (e) Neither AVCOM nor any of the Subsidiaries has made an election under
Section 338 of the Code or has taken any action that would result in any tax liability of AVCOM or any of the Subsidiaries as a result of a deemed election within the meaning of Section 338 of the Code.

  (f) Neither AVCOM nor any of the Subsidiaries has made or become obligated to make, or will, as a result of the transactions contemplated by this Agreement, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

  (g) Except as set forth in Exhibit 3.17 attached hereto, there are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions among AVCOM and the Subsidiaries.

  (h) The amount of consolidated net operating losses, net capital losses, foreign tax credits, investment and other tax credits of the consolidated group of which AVCOM is the common parent allocable to AVCOM and the Subsidiaries under Treas. Reg. (S) 1.1502-79 is set forth in Exhibit 3.17 attached hereto.

  (i) AVCOM's basis, and excess loss account, if any, in each Subsidiary is set forth in Exhibit 3.17 attached hereto. The earnings and profits (and any adjustment required by Section 1503(e) of the Code) for each Subsidiary is set forth in Exhibit 3.17 attached hereto.

  (j) The amount of investment tax credit of AVCOM and the Subsidiaries subject to recapture is set forth in Exhibit 3.17 attached hereto. The aggregate amount of ordinary losses on $1231 (b) property that has been deducted by AVCOM and the Subsidiaries is set forth in Section 3.17 attached hereto.

  (k) Except as set forth in Exhibit 3.17 or Exhibit 3.1 attached hereto, neither AVCOM nor any of the Subsidiaries is subject to any joint venture, partnership or other arrangement or contract which is or should be treated by AVCOM or a Subsidiary as a partnership for federal income tax purposes.

  (l) Except as set forth on Exhibit 3.17 attached hereto, the consolidated net operating losses, net capital losses, foreign tax credits, investment and other tax credits set forth in Exhibit 3.17 attached hereto are not currently subject to any limitations under Section 382, Section 383 or any Treasury Regulations (whether temporary, proposed or final) under Section 1502 of the Code.

  (m) All representations and warranties made in this Section 3.17 are being made by AVCOM and the Principal Shareholders to the extent of its knowledge after reasonable inquiry and investigation of tax returns.

  (n) Except as set forth on Exhibit 3.17 attached hereto, there are no documentary, stamp or other taxes (exclusive of income taxes) which shall become due and payable as a result of the transactions contemplated herein.

  3.18 Changes. Except as otherwise expressly disclosed on the Exhibits hereto, since December 31, 1995, there has not been:

    (a) any damage, destruction, other casualty loss or other occurrence resulting in a loss individually of $25,000 and in the aggregate of $100,000;

    (b) any disposition of any asset of AVCOM or a Subsidiary other than Intervals in the ordinary course of business;

    (c) any amendment, modification or termination of any existing, or entering into any new, contract, agreement, lease, license, permit or franchise with a value individually of $25,000 and in the aggregate of $100,000;

    (d) any direct or indirect redemption, purchase or other acquisition of, or any declaration, setting aside or payment of any dividend or other distribution on or in respect of, any stock or other securities of AVCOM or a Subsidiary;

    (e) any material changes in the accounting methods or practices followed by AVCOM or any of the Subsidiaries or any change in depreciation or amortization policies or rates; or

    (f) any other materially adverse change in the assets, business, condition or prospects of AVCOM or a Subsidiary.

  3.19 Accounts Receivable. The accounts receivable which are reflected in the Financial Statements or which arose subsequent thereto were or will be, as the case may be, validly obtained in the ordinary course of business of AVCOM and the Subsidiaries and AVCOM and the Subsidiaries own 100% of the beneficial interests therein, none of which has been pledged, encumbered or sold (or are subject to a contract which for the sale, encumbrance or pledge thereof) except as set forth on Exhibit 3.19. The reserves for doubtful accounts reflected on the Financial Statements were determined in accordance with generally accepted accounting principles and past practice consistently applied.

  3.20 No Adverse Actions. There is no existing, pending or threatened termination, cancellation, limitation, modification or change in the business relationship of AVCOM or a Subsidiary with any principal supplier, customer or other person or entity except as are immaterial individually and in the aggregate and which are in the ordinary course of business. None of AVCOM, a Subsidiary or, to the best of AVCOM's and the Principal Shareholders' knowledge, any shareholder, director, officer, agent, employee or other person associated with or acting on behalf of any of the foregoing has used any corporate funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental officials or others.

  3.21 Reporting. AVCOM and each Subsidiary has timely filed (within applicable extension periods) all reports and documents required to be filed by it pursuant to federal and state securities laws and the rules and regulations promulgated thereunder. All such reports and documents were appropriately responsive to all applicable requirements, were complete, correct and proper in form and did not contain an untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. AVCOM shall send to SIGR copies of all financial statements and reports as and when sent to the AVCOM Shareholders, the SEC or any other regulatory authority, as to which the representations and warranties in the preceding sentence shall also apply.

  3.22 Disclosure. No representation, warranty or statement made by or on behalf of AVCOM in this Agreement or the Exhibits attached hereto or in the certificates or other materials furnished or to be furnished to SIGR or its representatives or lenders in connection with this Agreement and the transactions contemplated hereby or thereby, contains or will contain any untrue statement of fact or omits or will omit to state a fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. AVCOM shall promptly notify SIGR of any change or event which could materially adversely affect the assets, operations, business, conditions or prospects of AVCOM or a Subsidiary.

  3.23 Updating of Exhibits and Disclosure Documents. This Agreement is being executed without the attachment of all contemplated Exhibits due to AVCOM's lack of immediate access to the information required to complete the Exhibits. Notwithstanding anything to the contrary herein, SIGR's due diligence period described in Section 5.2(o) shall not commence until all Exhibits have been completed and identified to the reasonable satisfaction of SIGR. SIGR's approval of information in an exhibit for the purpose of approving the same as an exhibit to be attached to this Agreement shall not preclude SIGR from reviewing the information contained therein as part of SIGR's due diligence investigation. SIGR shall have the right to terminate this Agreement if the exhibits have not been completed and identified by October 15, 1996. AVCOM shall notify SIGR of any changes, additions or events which may cause any change in or addition to any Exhibits delivered by it under this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Schedules and Exhibits. No notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless SIGR specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by SIGR of any condition set forth in this Agreement. AVCOM warrants that the Exhibits to be attached shall be consistent with and in accordance with the Financial Statements provided to SIGR as referenced in Section 3.5, and the determination of SIGR to proceed with Closing notwithstanding that the final Exhibits do not satisfy such warranty shall not preclude SIGR from asserting remedies under Article VIII or otherwise due to the failure to satisfy such warranty.

                                  ARTICLE IV

                     ADDITIONAL AGREEMENTS OF THE PARTIES

  4.1 Ordinary Course. Except as described on Exhibit 4.1 attached hereto and made a part hereof, prior to the Closing from and after the execution of this Agreement, without SIGR's written consent, AVCOM represents and warrants that neither AVCOM nor a Subsidiary shall have:

    (a) borrowed any sums or entered into any financial guarantees or otherwise incurred any indebtedness or liability in excess of $10,000 individually or $50,000 in the aggregate for AVCOM and all Subsidiaries as a group;

    (b) sold, assigned, transferred, leased, mortgaged, pledged or subjected to lien, or otherwise encumbered, any of its assets, with the exception of interval sales made in the ordinary course of business;

    (c) managed customer accounts, equipment, inventories and other supplies other than in the ordinary course of business;

    (d) issued or sold any shares of its capital stock of any class, or issued or sold any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of its capital stock of any class, nor made any commitment to issue or sell any such shares or securities;

    (e) directly or indirectly through any investment banker or other representative or otherwise, solicited or negotiated with respect to any inquiries or proposals from any person relating to: (1) the merger or consolidation of AVCOM or a Subsidiary with any person or entity, (2) the direct or indirect acquisition by any person of any of the assets of AVCOM or a Subsidiary, or (3) the acquisition of direct or indirect beneficial ownership or control of AVCOM or a Subsidiary or any securities thereof by any person;

    (f) entered into any agreement or transaction not in the ordinary course of business (i) pursuant to which the aggregate financial obligation of AVCOM or a Subsidiary may exceed $10,000 individually or $50,000 in the aggregate for AVCOM and the Subsidiaries as a group, or (ii) which is not terminable by AVCOM or such Subsidiary without penalty upon no more than 31 days' notice;

    (g) entered into any employment, consulting or similar agreement with, or made or authorized any compensation increase for, any executive officer, director or key employee of AVCOM or a Subsidiary whether such increase relates to base compensation, commissions, bonuses or benefits, or otherwise;

    (h) declared, paid or set aside for payment any dividend, distribution or return of capital in respect of its capital stock or other equity securities or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock, options, warrants or securities convertible into its capital stock or other equity securities;

    (i) made or committed to make any capital expenditures in excess of $10,000 individually or $50,000 when aggregated with all other such expenditures by AVCOM and all Subsidiaries as a group during any 30-day period;

    (j) made any new elections with respect to Taxes or any changes in current elections with respect to Taxes; or

    (k) otherwise entered into any transaction or taken other action not in the ordinary course of business.

  4.2 Access Prior to Closing. Upon reasonable notice from the date hereof through the Closing, AVCOM, SIGR and the respective subsidiaries of each and their respective directors, officers, agents and employees shall afford the other party hereto and its representatives (including, without limitation, its independent public accountants, engineers, consultants, attorneys, lenders and other representatives) reasonable access to, and opportunity to examine, any and all of the premises, properties, contracts, books, records, business, data, personnel, customers and vendors of or relating to AVCOM or SIGR as the case may be, any of their subsidiaries or their operations. AVCOM, SIGR and the respective Subsidiaries, and their respective officers, directors, agents and employees shall cooperate fully in connection with the foregoing.

  4.3 Regulatory and Other Authorizations. AVCOM and each of the Subsidiaries shall obtain, and/or shall cooperate fully in obtaining, all governmental, regulatory and third-party approvals, consents, filings, authorizations or certifications necessary in order to consummate the transactions contemplated hereby. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any of the foregoing and will use their best efforts to secure the same as promptly as possible.

  4.4 Further Assurances. At any time and from time to time at or after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby.

  4.5 Payment of Taxes. The AVCOM Shareholders shall pay all sales taxes, other property transfer taxes, all documentary or other stamp taxes and all similar taxes, including but not limited to income taxes, if any, arising out of or related to their receipt of SIGR stock (including the Holdback Stock) or cash as contemplated by this Agreement.

  4.6 Delivery. The parties shall cause the delivery of the respective documents required to be delivered or caused to be delivered by them pursuant to Article VI below.

  4.7 Employees. Except as otherwise provided herein, AVCOM hereby acknowledges that SIGR has no obligation to employ, or to continue the employment by AVCOM or a Subsidiary of, any of the employees of AVCOM or a Subsidiary. Neither AVCOM nor a Subsidiary shall make any representation to the contrary to any of such employees; provided, however, SIGR and/or its Affiliates may interview or otherwise contact such employees regarding any future employment. If and to the extent SIGR so requests, the respective directors and officers of AVCOM and each of the Subsidiaries will use their best efforts to cause employees of AVCOM or a Subsidiary designated by SIGR to remain employees of AVCOM or a Subsidiary or become employees or consultants of SIGR, with it being understood and agreed that such employment or engagement shall be with no contractual obligation on the part of AVCOM, a Subsidiary or SIGR to continue any such employment or engagement, which employment or engagement shall be upon terms and conditions satisfactory to SIGR.

  4.8 Continued Relationships. AVCOM and each of the Subsidiaries shall preserve intact the business of AVCOM and each of the Subsidiaries and keep available the services of their respective officers and employees and maintain good relationships with suppliers, customers and others having business relations with AVCOM or any of the Subsidiaries, and shall cause to be taken no change in the business, condition or results of operations of AVCOM or any of the Subsidiaries which may have an adverse effect on the assets, business, condition or prospects of AVCOM or a Subsidiary.

  4.9 Confidentiality. Except as contemplated by this Agreement, as required by law or otherwise expressly consented to in writing by SIGR and AVCOM, all information or documents furnished hereunder by any party shall be kept strictly confidential by the party or parties to whom furnished at all times prior to the Closing Date, and in the event such transactions are not consummated, each shall return to the other all documents furnished hereunder and copies thereof upon request and shall continue to keep confidential all information furnished hereunder and shall not thereafter use the same for its advantage. Notwithstanding the foregoing, (a) SIGR or AVCOM may, with the consent of the other, which consent shall not be unreasonably withheld or delayed, issue or make a press release, announcement or other disclosure regarding this Agreement and the transactions contemplated hereby which it reasonably determines necessary or desirable under applicable law, and (b) SIGR or AVCOM may, at any time after the date of this Agreement, file with the SEC a Form 8-K pursuant to the Exchange Act with respect to the transactions contemplated by this Agreement, which Form 8-K may include, among other things, financial statements and pro forma financial information with respect to AVCOM and the Subsidiaries, and/or file with the Commission a registration statement under the Securities Act which includes a prospectus containing any information required to be included therein with respect to the transactions contemplated by this Agreement, including but not limited to financial statements and pro forma financial information with respect to AVCOM and the Subsidiaries, and thereafter distribute said prospectus in connection with the offer and sale of securities of SIGR. AVCOM shall cooperate with SIGR and provide such information and documents as may be required in connection with any such filings.

  In the event the Closing is not consummated, each party hereto will hold in absolute confidence any information obtained from another party except to the extent (a) such party is required to disclose such information by law or regulation, (b) disclosure of such information is necessary in connection with the pursuit of a claim by such party against another party, (c) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, or (d) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (a) or (b) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so. Notwithstanding the foregoing, SIGR or AVCOM may, with the consent of the other, which consent shall not be unreasonably withheld or delayed, issue or make a press release, announcement or other disclosure regarding the termination of this Agreement and the transactions contemplated hereby which it reasonably determines necessary or desirable under applicable law.

  4.10 Options. AVCOM shall use its best efforts to cause all holders of the Options to exercise said Options prior to the Closing and to pay the exercise price by the delivery of Options.

  4.11 No Solicitation. AVCOM and its respective Subsidiaries, and those acting on behalf of any of them will not, and AVCOM will use its best efforts to cause its officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or entity other than SIGR and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving AVCOM or any Subsidiary or division of AVCOM or any sale of any of its capital stock or of the capital stock or other securities or assets of any Subsidiary or division of AVCOM. AVCOM will notify SIGR immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of AVCOM's business, or providing information to government authorities.

  4.12 Option to Acquire AVCOM Shares. AVCOM hereby grants to SIGR an irrevocable option exercisable in whole or in part at any time or times through December 31, 1998, following the occurrence of any of the termination events set forth in Section 7.1(d)-(i) below, to acquire a number of shares of AVCOM common stock equal to 19.9% of the total issued and outstanding AVCOM Shares, on a fully diluted basis assuming the exercise of all conversion privileges, at a exercise price of $5.00 per share (the "STRIKE PRICE"), the Strike Price to be reasonably adjusted based upon any corporate recapitalizations, reorganizations, issuances of securities or instruments convertible into securities of AVCOM subsequent to the date hereof, such that SIGR shall maintain the economic benefits contemplated herein as of the date of this Agreement. Moreover, such shares deliverable upon exercise of the option shall constitute 19.9% of both economic interest in AVCOM as well as 19.9% of the voting power of AVCOM. The Strike Price will be payable at the sole option of SIGR, in either cash or by the delivery of common stock of SIGR. In the event payment is by SIGR Stock, the Strike Price may vary to the maximum of $6.00 per share or a minimum of $4.00 per share with the Initial Conversion Ratio between the SIGR Stock and the AVCOM Shares being .26 and subject to adjustment in a manner consistent with the method described in Section 1.3 hereof (with the exception of the adjustment in Section 1.3(ii)), and the Share Value being calculated from the date of exercise.

  4.13 SIGR Loan. SIGR shall proceed with funding of the loan referenced in
Exhibit 4.13 in accordance with the terms of such loan.

  4.14 Agreement of Affiliates. AVCOM shall use its reasonable efforts to cause each Person whom it reasonably believes is an "affiliate" of AVCOM for purposes of Rule 145 of the Securities Act of 1933 to deliver to SIGR the Affiliate Agreement attached hereto as Exhibit 5.2. If the Merger will qualify for pooling-of-interests accounting treatment, shares of SIGR Stock issued to affiliates of AVCOM in exchange for their AVCOM Shares shall not be transferable until such time as the financial results covering at least 30 days of combined operations of SIGR and AVCOM have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. SIGR shall be entitled to place a restrictive legend on certificates issued to AVCOM affiliates to enforce the provisions of this Section, regardless of whether the affiliate has executed the Affiliate Agreement.

  4.15 Conversion of Preferred Stock. All preferred stock of AVCOM shall, prior to Closing, be converted into AVCOM Common Stock. The failure of AVCOM to complete the conversion of all preferred stock into AVCOM Common Stock by June 30, 1997 shall be a material breach of this Agreement.

                                   ARTICLE V

                             CONDITIONS TO CLOSING

  5.1 Closing Conditions of AVCOM. The obligations of AVCOM under this Agreement are subject to the reasonable satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of such conditions may be waived, in writing, by AVCOM:

    (a) The representations and warranties of SIGR contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date;

    (b) SIGR shall have performed and complied with all of the covenants and agreements in all material respects and satisfied all of the conditions required by this Agreement to be performed or complied with or satisfied by SIGR at or prior to the Closing;

    (c) SIGR and its attorneys, accountants and representatives shall have provided reasonable cooperation to AVCOM's tax professionals in supplying information and representations reasonably necessary in preparing a tax opinion to the AVCOM Shareholders with respect to the tax treatment of the Merger;

    (d) All required governmental, regulatory and third party approvals, consents and/or waiting periods shall have been obtained or shall have expired;

    (e) On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement;

    (f) The Merger shall have received the requisite approval of the AVCOM Shareholders, which to the best of AVCOM's knowledge will be timely obtained and which in any event is represented by AVCOM to require approval by not more than a simple majority of any class of AVCOM Stock; and

    (g) AVCOM's lenders shall have consented to the merger to the extent that proceeding without such consent would allow such lender to accelerate its indebtedness; however, (i) AVCOM undertakes to seek such consent and to promptly provide such lenders with such information as they may require to provide consent; (ii) SIGR shall have the right (but not the obligation) to negotiate directly with such lenders to obtain consent; and (iii) SIGR shall have the right (but not the obligation) to satisfy the loan (on such terms as may be negotiated by SIGR) for which the lender declines to provide the consent necessary to satisfy this condition.

  5.2 Closing Conditions of SIGR. The obligations of SIGR under this Agreement are subject to the reasonable satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of any such conditions may be waived, in writing, by SIGR:

    (a) The representations and warranties of AVCOM contained in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date;

    (b) AVCOM and each of the Subsidiaries shall have performed and complied with all the covenants and agreements in all material respects and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by it or them at or prior to the Closing;

    (c) All required governmental, regulatory and third-party approvals, consents and/or waiting periods shall have been obtained or shall have expired;

    (d) No action, suit or proceeding shall have been instituted by any person or entity, or by any governmental agency or body, before a court or governmental body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that seeks other material relief with respect to any of such transactions or that could, individually or in the aggregate, have a material adverse effect on the business or prospects of AVCOM or any Subsidiary. On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement;

    (e) AVCOM Shareholders holding more than ten percent (10%) of the AVCOM Shares shall not have dissented or exercised appraisal rights under applicable law in connection with the transactions contemplated by this Agreement;

    (f) SIGR shall have received "comfort" letters from the independent certified public accountants for AVCOM, dated the date on which the Registration Statement, or last amendment thereto, shall become effective, and dated the Closing Date, and addressed to SIGR and AVCOM, covering such matters as are customary for such certified public accountants to deliver in connection with transactions similar to the Merger;

    (g) The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC, and the SIGR Stock to be received by the AVCOM Shareholders shall be fully registered and freely tradeable, subject to the provisions of Rules 144 and 145 of the Securities Act of 1933;

    (h) SIGR shall have received all state securities laws or blue sky laws and other authorizations necessary to consummate the transactions contemplated hereby;

    (i) SIGR's lenders shall have consented to the transactions contemplated by this Agreement;

    (j) SIGR's lenders shall have received such documents and instruments as SIGR's lenders may reasonably require, provided SIGR shall use reasonable efforts to obtain the same;

    (k) Each person who is or may be an Affiliated Person of AVCOM shall have entered into an agreement with SIGR in the form customarily given in similar transactions, including the Affiliate Letter, Lock-Up Letter and Standstill Agreement, copies of which are attached hereto as Exhibit 5.2;

    (l) The Merger shall have received the requisite approval of the AVCOM Shareholders and that all shares of AVCOM preferred stock shall have been converted into shares of AVCOM Common Stock;

    (m) SIGR shall receive, in a form and substance reasonably acceptable to SIGR estoppel certificates and beneficiary statements from all of AVCOM's and each Subsidiary's lenders and material parties;

    (n) SIGR shall have received a letter, dated as of the Closing Date, in a form and substance reasonably acceptable to SIGR, from Arthur Anderson & Co. to the effect that the Merger shall qualify for pooling-of-interest accounting treatment;

    (o) On or before sixty (60) days following the date of this Agreement (subject to extension pursuant to Section 3.23 hereof), SIGR shall have completed its due diligence investigation in regard to AVCOM and shall have resolved to its full satisfaction any issue which arises in the course of the investigation;

    (p) The Conversion Share Value determined pursuant to Section 1.3(a), above, shall not be less than 80% of $19.44, subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization as referenced therein;

    (q) All consents, permits, approvals, licenses or orders from any governmental or regulatory body or other third party required to be obtained, including but not limited to, notification of the proposed transaction to the Federal Trade Commission and the United States Department of Justice for review pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, shall have been obtained or the applicable or required waiting periods shall have expired; and

    (r) There shall not have occurred any material adverse change in the assets, business, condition or prospects of AVCOM or any Subsidiary.

                                  ARTICLE VI

                                  THE CLOSING

  6.1 Deliveries by AVCOM. At the Closing, SIGR shall receive from AVCOM the following and AVCOM shall cause the same to be delivered to SIGR:

    (a) Certificate of good standing from the Secretary of State of each of the states in which AVCOM or any of the Subsidiaries is incorporated, organized or qualified stating that each such entity is a validly existing corporation in good standing;

    (b) A certificate, dated as of the Closing, signed by an officer of, AVCOM to the effect that the conditions specified in Section 5.1, and
  Section 5.2(a), (b), (e), (l) and (r) above, have been satisfied;

    (c) An opinion from counsel of AVCOM and the Subsidiaries, in form and substance satisfactory to counsel for SIGR, to the effect that: (i) AVCOM and each Subsidiary is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction in which it has qualified to do business, as known by such counsel, requires such qualification, has all requisite power and authority to own all of its properties and assets, and has all required governmental certifications, licenses, permits, approvals and authorizations and the foregoing shall not cease to remain in full force and effect in accordance with their terms by reason of the transactions contemplated by this Agreement; (ii) the AVCOM Shares and the securities of the Subsidiaries outstanding immediately prior to the Closing Date have been duly and validly authorized and issued, are fully paid and nonassessable and were not, to the knowledge of such counsel, issued in contravention to the preemptive rights of any person and, based upon a review of the stock or other security transfer records and inquiry of the officers and directors of AVCOM and the Subsidiaries, constitute all of the issued and outstanding securities of AVCOM and the Subsidiaries, which securities of the Subsidiaries are held as set forth in
  Exhibit 3.3 of this Agreement; (iii) all authorizations, consents, approvals, certifications or notices of any federal, state, local or foreign regulatory or administrative agency, commission or other body required to be obtained or given or waiting period required to expire in order that the transactions contemplated hereby may be consummated have been satisfied or waived; (iv) this Agreement and the other agreements and documents contemplated hereby have been duly and validly authorized, executed and delivered on behalf of AVCOM and constitute (subject to standard exceptions to enforceability) its valid, binding and enforceable agreements; (v) except as disclosed in this Agreement or the Exhibits hereto, and as may be specified by such counsel, to the knowledge of such counsel, there is no litigation, proceeding, or governmental investigation or labor dispute pending or threatened against or relating to AVCOM, any of the Subsidiaries or their properties or business which is material to the business of AVCOM or a Subsidiary or which may prohibit or inhibit consummation of this Agreement; (vi) the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby do not (a) violate any provision of the Certificate and/or Articles of Incorporation or Bylaws of AVCOM or the governing documents of any Subsidiary, or (b) to the knowledge of such counsel, violate any provision of, or constitute an event which is or with the passage of time, or notice or both could result in a violation or acceleration of, or result in the imposition of any lien upon the AVCOM Shares, any other securities of AVCOM or a Subsidiary or the assets of AVCOM or a Subsidiary pursuant to, any mortgage, lien, security agreement, lease, agreement, instrument, order, award, judgment, decree or other matter to which AVCOM, a Subsidiary or an AVCOM Shareholder is a party or by which they are bound; and (vii) the Merger has been duly and validly approved and adopted by the AVCOM Shareholders and the Board of Directors of AVCOM and all actions on the part of AVCOM necessary to cause the Merger to become effective have been duly and validly taken;

    (d) Copies of duly adopted resolutions approving the execution, delivery and performance of this Agreement and the other instruments contemplated hereby certified by the Secretary of AVCOM;

    (e) If requested by SIGR, a policy or policies of title insurance or commitments therefor (with the actual policy or policies to be issued subsequent to Closing), with all premiums therefor to be paid by AVCOM, from a title insurance company acceptable to SIGR in amounts and in form and substance acceptable to SIGR, insuring all real estate interests of AVCOM and each of the Subsidiaries, subject only to such exceptions as are reasonably acceptable to SIGR;

    (f) A true, correct and complete copy of the Articles of Incorporation (or similar public record of formation), as amended, of AVCOM and each Subsidiary, certified by the Secretary of State of its state of incorporation or formation, and a true, correct and complete copy of the Bylaws, operating agreement or partnership agreement (as applicable) as amended, of AVCOM and each Subsidiary, certified by the corporate Secretary;

    (g) A list of the AVCOM Shareholders entitled to vote on the Merger as of the Closing and certified by the transfer agent of AVCOM;

    (h) An original or photostatic copy duly certified as accurate and complete of all requisite governmental or regulatory approvals of the transactions contemplated hereby; and

    (i) Such other documents and instruments as SIGR may reasonably request.

  6.2 SIGR's Deliveries. At the Closing, counsel for AVCOM shall receive from SIGR the following:

    (a) Certificate of good standing from the Secretary of State of the State of Maryland stating that SIGR is a validly existing corporation in good standing;

    (b) A certificate, dated as of the Closing, signed by an officer of SIGR to the effect that the conditions specified in Section 5.1(a) and (b) and (based in part on the certificate delivered pursuant to Section 6.1(b) above), Section 5.2, above, have been satisfied;

    (c) Copies of duly adopted resolutions of SIGR's Board of Directors as well as any necessary shareholder approval or Board resolutions from any other party to the reorganization affiliated with SIGR approving the execution, delivery and performance of this Agreement, certified by its Secretary;

    (d) An opinion from counsel of SIGR, in form and substance satisfactory to counsel for AVCOM, to the effect that: (i) SIGR is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Maryland; (ii) the shares of SIGR Stock, when issued pursuant to this Agreement, will have been duly and validly authorized and issued and will be fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws; (iii) this Agreement and the other agreements and documents contemplated hereby have been duly and validly authorized, executed and delivered on behalf of SIGR and constitute (subject to standard exceptions to enforceability) its valid, binding and enforceable agreements; and (iv) the execution, delivery and performance of this Agreement and other agreements and documents contemplated hereby do not violate any provision of the Certificate and/or Articles of Incorporation or By-laws of SIGR or any other party to the reorganization which is an affiliate with SIGR; and (v) that any requisite shareholder approvals of SIGR or any other party to the reorganization affiliated with SIGR have been obtained; and

    (e) Employment agreements to be entered into upon Closing between SIGR or an SIGR subsidiary and Gary Hughes, John Stevens and Bob Eckenroth, in a form substantially similar to Exhibit 6.2 hereto.

                                  ARTICLE VII

                                  TERMINATION

  7.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated only:

    (a) by mutual consents of the Boards of Directors of SIGR and AVCOM;

    (b) by SIGR or AVCOM if, for any reason, the Closing has not occurred on or before June 30, 1997;

    (c) by SIGR or AVCOM if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger or the acceptance and payment for the AVCOM Shares and such order, decree, ruling or other action is or shall have become non-appealable;

    (d) by SIGR if AVCOM (or its Board of Directors) shall have (x) authorized, recommended or filed a Solicitation/ Recommendation Statement on Schedule 14d-9 not opposing any tender or exchange offer (other than the offer described in this Agreement), or (y) authorized, recommended or publicly announced its intention to enter into any merger (other than the Merger), consolidation, liquidation, dissolution, business combination, recapitalization, acquisition or disposition of a material amount of assets or securities or any comparable transaction (each of the transactions described in subclause (x) and (y) being referred to herein as an "ACQUISITION TRANSACTION") which has not been consented to in writing by SIGR;

    (e) by SIGR if the Board of Directors of AVCOM shall have withdrawn or materially modified its authorization, approval or recommendation to the stockholders of AVCOM with respect to the Merger or the Agreement, unless such withdrawal or modification results solely from a material breach by SIGR of any material obligation, covenant or agreement of SIGR contained in the Agreement which SIGR fails to cure within 10 business days after notice thereof is received from AVCOM, or the failure by AVCOM to complete the conversion of its preferred stock pursuant to Section 4.15 hereof;

    (f) by SIGR if any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than SIGR or any of its affiliates) shall have commenced a tender offer for at least a majority of the outstanding AVCOM Shares at a price in excess of $5.00 per Share or shall have become the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the then outstanding AVCOM Shares;

    (g) by either SIGR or AVCOM, if prior to the Closing Date, (i) a person or group shall have made a bona fide proposal which the Board of Directors of AVCOM believes, in good faith after consultation with its financial advisor and special counsel, is for a superior offer, and (ii) the Board of Directors of AVCOM withdraws its recommendation or changes its recommendation in a manner adverse to SIGR or the likelihood of the consummation of the Offer and Merger;

    (h) by SIGR if any person or group other than an associate or an affiliate of SIGR presents to AVCOM a proposal for an acquisition or similar transaction (including, without limitation, a recapitalization), whether or not it constitutes a superior offer, which the Board of Directors of AVCOM believes in good faith, after consultation with its financial advisor, should be presented for approval by AVCOM's shareholders and the Board of Directors thereafter resolves, without terminating this Agreement pursuant to paragraph 7.1(g) above and (i) without withdrawing or changing the recommendation, to present to the shareholders for approval both such other transaction or proposal and the Merger or (ii) withdraws or changes its recommendation;

    (i) by SIGR in the event the Board of Directors of AVCOM shall have failed to reaffirm, following written request by SIGR for such reaffirmation after AVCOM shall have received any inquiry or proposal with respect to any proposal for an Acquisition Event, its approval of the Merger (to the exclusion of any other proposal for an Acquisition Event), or shall have resolved not to reaffirm the Merger;

    (j) by AVCOM if the Board of Directors of SIGR shall have withdrawn or materially modified its authorization or approval with respect to the Merger or this Agreement, unless such withdrawal or modification is permitted hereunder or results from a material breach of AVCOM of any material obligation, covenant or agreement of AVCOM contained in this Agreement which AVCOM fails to cure within ten (10) business days after notice thereof is received from SIGR;

    (k) by SIGR if, within the period described in Section 5.2(o), as may be extended, SIGR shall not have resolved to its full satisfaction any issues arising in its due diligence investigation; or

    (l) by SIGR if, the Conversion Share Value determined pursuant to Section 1.3(a), above, shall at any time subsequent to the date of this Agreement be less than 80% of $19.44, subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization as referenced therein.

  As used herein, "Acquisition Event" shall mean the consummation of any Acquisition Transaction (or series of transactions) that results in any person, entity or "group" (other than SIGR or any of its affiliates) acquiring more than 50% of the outstanding AVCOM Shares or assets of Avcom (including through any merger or business combination).

  The date on which this Agreement is terminated pursuant to any of the foregoing paragraphs is herein referred to as the "Termination Date."

  7.2 Effect of Termination. Except for the provisions set forth in Sections 4.9, 4.12, 4.13, 7.3, and in this Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void. It is expressly agreed and understood that nothing in this Agreement shall preclude either party from seeking specific performance, injunctive relief or any other remedies not involving the payment of monetary damages in the event of any breach or violation of any provision of this Agreement by the other party (whether or not this Agreement is terminated as a result of such breach or violation) and each party acknowledges that, in light of the unique benefit to it of its rights under this Agreement, such remedies shall be available in respect of any such breach or violation by it in any suit properly instituted in a court of competent jurisdiction.

  7.3 Cancellation Payments and Expenses.

  (a) Expenses and Cancellation Fee to SIGR. If the Merger is not consummated or this Agreement is terminated (i) pursuant to Sections 7.1(d), (e), (f),
(g), (h) or (i), or (ii) if a Change in Control (as defined below) shall occur prior to December 31, 1998 (other than a change of control pursuant to the Merger), or (iii) because of a material breach by AVCOM of its obligations under this Agreement or because the representations and warranties of AVCOM contained in this Agreement shall be or become inaccurate or incomplete in any material respects (any of the foregoing constituting an "AVCOM PAYMENT EVENT"), AVCOM shall, (A) upon demand, reimburse SIGR for all Reimbursable Expenses (as defined below) and, in addition, (B) pay immediately to SIGR a cancellation fee (the "AVCOM CANCELLATION FEE") of $1,800,000, as liquidated damages, and not as a penalty, payable in immediately available funds.

  A "CHANGE IN CONTROL" shall be deemed to have occurred on the earliest date on or by which (i) the beneficial ownership of the equity securities of AVCOM on the part of any person or group (other than SIGR or its affiliates or associates), together with the beneficial ownership thereof on the part of the affiliates and or associates of such person or group (other than SIGR or its affiliates or associates), together with the beneficial ownership thereof on the part of the affiliates and or associates of such person or group, first equals or exceeds 50 percent of the equity securities of AVCOM then outstanding, or (ii) any person or group (other than SIGR or its affiliates or associates) acquires assets of AVCOM or its Subsidiaries which, together with any assets acquired from AVCOM or its Subsidiaries by any affiliates and or associates or such person or group, constitute 50 percent of the assets owned by AVCOM and its Subsidiaries on the Termination Date; provided, however, that if during the Measuring Period (as defined below), AVCOM enters into an agreement providing for a transaction or series of transactions that would result in Change in Control, the AVCOM Cancellation Fee shall become payable on the date such agreement is entered into, provided further, however, that no payment shall become due in respect of such Change in Control until the earliest date upon which such transaction or series of transactions is consummated (whether or not such date occurs during the Measuring Period).

  The "MEASURING PERIOD" shall be the period of time beginning on the Termination Date and ending on the first anniversary of such date.

  (b) Expenses and Cancellation Fee to AVCOM. If the Merger is not consummated or this Agreement is terminated (i) pursuant to Section 7.1(j), or (ii) because of a material breach by SIGR of its obligations under this Agreement or because the representations and warranties of SIGR contained in this Agreement shall be or become inaccurate or incomplete in any material respect (any of the foregoing constituting a "SIGR PAYMENT EVENT"), SIGR shall (A) upon demand reimburse AVCOM for all reimbursable expenses (as defined below) and, in addition, (B) pay immediately to AVCOM a cancellation fee (the "SIGR CANCELLATION FEE") of $900,000, as liquidated damages, and not as a penalty, payable in immediately available funds.

  (c) Reimbursable Expenses. "REIMBURSABLE EXPENSES" shall mean all reasonable out-of-pocket expenses and fees incurred by the party being reimbursed hereunder (including, without limitation, legal and accounting fees and fees payable to banks and other financial institutions and advisors, including such party's respective agents) or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement, or incurred by banks, financial institutions or advisors and assumed by the party being reimbursed hereunder in connection with the negotiation, preparation, execution and performance of this Agreement or any related financing.

  (d) Remedies. The parties acknowledge that the agreements contained in this
Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if either party fails to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, suit is commenced which results in a judgment against such party therefor, such party shall pay the plaintiffs' reasonable costs (including attorneys' reasonable fees and expenses) in connection with such suit, together with interest computed on any amounts determined to be due pursuant to this Section 7.3 (computed from the date upon which such amounts were due and payable pursuant to this Section 7.3) and such costs (computed from the date(s) incurred) at the prime rate of interest published from time to time by the Wall Street Journal (using the highest if more than one is published for a particular day). The obligations under this Section 7.3 shall survive any termination of this Agreement. The provisions for liquidated damages hereunder are acknowledged by the parties to be reasonable due to the inability to accurately estimate damages for breach hereunder.

                                 ARTICLE VIII

                      INDEMNIFICATION AND HOLDBACK SHARES

  8.1 Agreement to Indemnify. AVCOM and the Principal Shareholders agree for themselves and the AVCOM Shareholders jointly and severally to indemnify and hold SIGR harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by SIGR (collectively, "Indemnifiable Damages") resulting from or arising out of (i) any breach of a representation or warranty made by AVCOM in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by AVCOM in this Agreement, or (iii) any inaccuracy in any certificate delivered by AVCOM pursuant to this Agreement.

  Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, SIGR shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of AVCOM been true and correct and had the covenants and agreements of AVCOM been performed in full.

  8.2 Survival of Representations and Warranties. Each of the representations and warranties made by AVCOM in this Agreement or pursuant hereto shall survive for a period of one year after the Effective Time, notwithstanding any investigation at any time made by or on behalf of SIGR and upon expiration of such one year period, such representations and warranties shall expire except as follows: (i) the representations and warranties of AVCOM contained in
Section 3.17 shall expire at the time the period of limitations (including any extensions thereof pursuant to the delivery of waivers of the applicable period of limitations) expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate; (ii) the representations and warranties of the Shareholders contained in Sections 3.8 and 3.14 shall expire at the time the latest period of limitations expires for the enforcement by an applicable governmental authority of any remedy with respect to which the particular representations and warranties of AVCOM related; and (iii) the representations and warranties of AVCOM contained in Sections 3.1, 3.2, 3.3 and 3.4 shall not expire but shall continue indefinitely. No claim for the recovery of Indemnifiable Damages may be asserted by SIGR against AVCOM or the AVCOM Shareholders after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representations, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

  8.3 Security for Indemnification Obligation. As security for the agreement by AVCOM and the AVCOM Shareholders to indemnify and hold SIGR harmless as described in Section 8.1, at the Closing, SIGR shall set aside and hold certificates representing the Holdback Shares issued pursuant to this Agreement. SIGR may set off against the Holdback Shares any loss, damage, cost or expense for which AVCOM or the AVCOM Shareholders may be responsible pursuant to this Agreement (including without limitations, any Indemnifiable Damages for which AVCOM or the AVCOM Shareholders may be responsible pursuant to this Agreement) whether or not indemnified pursuant to Section 8.1 of this Agreement, subject, however, to the following terms and conditions:

    (1) SIGR shall give written notice to the AVCOM Shareholders of any claim for Indemnifiable Damages or any other damages hereunder, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which SIGR claims to have sustained by reason thereof, and (ii) the basis of the claim therefor;

    (2) Such set off shall be effected pro rata against the AVCOM
  Shareholders' Holdback Shares on the later to occur on the expiration of 10 days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved, and such set off shall be charged proportionally against the shares set aside;

    (3) If, prior to the expiration of the Notice of Contest Period, any one or more AVCOM Shareholders due to receive as much as (in the aggregate) ten percent (10%) of the Holdback Shares shall notify SIGR in writing of an intention to dispute the claim and if such dispute is not resolved within 30 days after expiration of such period (the "Resolution Period"), then SIGR may elect that such dispute shall be resolved by a committee of three arbitrators (one appointed by a majority in interest of the AVCOM Shareholders, one appointed by SIGR and one appointed by the two arbitrators so appointed), which shall be appointed within 60 days after the expiration of the Resolution Period. If a majority in interest of the AVCOM Shareholders does not appoint an arbitrator within such period, then the arbitrator appointed by SIGR shall arbitrate the dispute. The arbitrators shall abide by the rules of the American Arbitration Association and their decision shall be made within 45 days of being appointed and shall be final and binding on all parties;

    (4) Any of the AVCOM Shareholders may instruct SIGR to sell some or all of such AVCOM Shareholder's Holdback Shares and the net proceeds thereof shall be substituted for such Holdback Shares in any set off to be made by SIGR pursuant to any claim hereunder.

  Except with respect to shares transferred pursuant to the foregoing right of setoff (and in the case of such shares, until the same are transferred), all Holdback Shares shall be deemed to be owned by the AVCOM Shareholders, and the AVCOM Shareholders shall be entitled to vote the same; provided, however, that, there shall also be deposited with SIGR subject to the terms of this
Section 8.3, all shares of SIGR Stock issued to the Shareholders as a result of any stock dividend or stock split and all cash issuable to the Shareholders as a result of any cash dividend, with respect to the Holdback Shares. All stock and cash issued or paid upon Holdback Shares shall be distributed to the AVCOM Shareholders together with such Holdback Shares.

  8.4 Delivery of Holdback Shares. SIGR agrees to deliver to the Shareholders no later than one year following the Effective Time any Holdback Shares then held by it (or proceeds from the Holdback Shares) unless there then remains unresolved any claim for Indemnifiable Damages or other damages hereunder as to which notice has been given, in which event any Holdback Shares remaining on deposit (or proceeds from the sale of Holdback Shares) after such claim shall have been satisfied shall be returned to the Shareholders promptly after the time of satisfaction; provided, however, that any litigation or disputes between AVCOM or any Subsidiaries and Success Marketing, Inc., Success Marketing Companies, Inc., Success Ventures, Inc., or any of their affiliates, as described in Exhibit 3.12 to be settled for not more than $800,000, must have in fact been settled for not more than $800,000, and dismissed with prejudice prior to any release of the Holdback Shares sooner than five years following the Effective Date.

  8.5 No Bar. If the Holdback Shares are insufficient to set off any claim for Indemnifiable Damages hereunder (or have been delivered to the AVCOM Shareholders prior to the making or resolution of such claim), then SIGR may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages from the AVCOM Shareholders specifically including the Principal Shareholders.

  8.6 Limitations on Claims. Notwithstanding anything contained in this
Article VIII to the contrary, no claim for indemnification may be made by SIGR unless the amount of the individual claim exceeds $25,000, or the aggregate amount of all claims made from the date of Closing shall exceed $100,000. Once such limitations are met, whether individually or in the aggregate, the entire claim shall be subject to indemnification. This provision does not provide for a deductible and shall not apply, in any event, in the event that the claim arises out of fraud or intentional or willful misconduct on the part of the breaching party.

                                  ARTICLE IX

                                 MISCELLANEOUS

  9.1 Governing Law and Consent to Jurisdiction. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Arizona (without regard to such state's conflicts of law principles).

  9.2 Notices. Any notices or other communications required under this Agreement shall be in writing, shall be deemed to have been given when delivered in person, by telex or telecopier, when delivered to a recognized next business day courier, or, if mailed, when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, addressed as follows or to such other address as notice shall have been given pursuant hereto:

  If to AVCOM:

    AVCOM International, Inc.
    Attn: Gary Hughes/John Stevens
    Post Office Box 1243
    Sedona, Arizona 86339
    561 Highway 179
    Sedona, Arizona 86336
    Telecopy: (520) 282-9428

  With a copy to:

    Gallagher & Kennedy
    Attn: Thomas J. Morgan, Esq.
    2600 North Central Avenue
    Phoenix, Arizona 85004-3020
    Telephone: (602) 530-8000
    Telecopy: (602) 257-9459

  and a copy to:

    DeConcini McDonald Brammer Yetwin & Lacy, P.C.
    Attn: David V. Sanderson, Esq.
    2901 North Central Avenue
    Suite 1644
    Phoenix, Arizona 85012-2736
    Telephone: (602) 241-0100
    Telecopy: (602) 241-0220

  If to SIGR:

    Signature Resorts, Inc.
    Attn: Mr. Steven C. Kenninger
    911 Wilshire Blvd.
    Suite 2250
    Los Angeles, California 90017
    Telecopy: (213) 622-2211

  With a copy to:

    Edward H. Brown, Esq.
    Schreeder, Wheeler & Flint, LLP
    127 Peachtree Street, N.E.
    1600 Candler Building
    Atlanta, Georgia 30303-1845
    Telephone: (404) 681-3450

  9.3 Assignment. This Agreement may not be assigned, by operation of law or otherwise, except that SIGR may assign its rights under this Agreement in whole or in part to a subsidiary or other Affiliate of SIGR (including but not limited to any subsidiary or Affiliate of SIGR formed or acquired following the date hereof) or to any lender of SIGR.

  9.4 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

  9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  9.6 Amendment. Except as hereinafter provided, this Agreement may not be amended except by a writing signed by the party to be charged.

  9.7 Entire Agreement. This Agreement and the Lock-Up Letters constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

  9.8 Binding Effect. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

  9.9 Survival. The covenants, agreements, indemnities, representations and warranties of SIGR and AVCOM made in or pursuant to this Agreement shall survive the Closing, notwithstanding any investigation made or information obtained by or on behalf of another party.

  9.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby unless SIGR elects otherwise.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SIGNATURE RESORTS, INC.                   AVCOM INTERNATIONAL, INC.
By: /s/ Andrew J. Gessow                  By: /s/ Gary L. Hughes
 ___________________________________      ____________________________________
Name: Andrew J. Gessow                    Name: Gary L. Hughes
Title: President                          Title: C.E.O.

  (CORPORATE SEAL)                     (CORPORATE SEAL)

                       JOINDER OF PRINCIPAL SHAREHOLDERS

  The undersigned Principal Shareholders hereby join in and execute the foregoing Agreement for the purposes of Article III and VIII.

                                          /s/ Gary Hughes          (SEAL)
                                          -------------------------------
                                            Gary Hughes

                                          /s/ John Stevens         (SEAL)
                                          -------------------------------
                                            John Stevens

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

  THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") by and among SIGNATURE RESORTS, INC. ("SIGR") and AVCOM INTERNATIONAL, INC. ("AVCOM") is hereby made and entered into this 15th day of November, 1996, by and among SIGR and AVCOM and ASP ACQUISITION CORP., a Delaware corporation ("ASP") (SIGR, AVCOM and ASP collectively referred to herein as the "Parties").

                             W I T N E S S E T H:

  WHEREAS, SIGR and AVCOM did enter into the Merger Agreement, dated September 22, 1996, which contemplated the creation of ASP, a subsidiary of Signature, which entity has subsequently been created; and

  WHEREAS, the parties hereto are desirous of amending the Merger Agreement in certain respects.

  NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged is hereby acknowledged, the parties hereto agree as follows:

  1. Section 3.12--Status of Litigation and Compliance. Section 3.12 of the Merger Agreement is hereby amended to provide that the matters set forth on
Exhibit 3.12 include all pending, threatened or potential litigation, arbitration or administrative proceedings against AVCOM or a Subsidiary (known, or which through the conduct of reasonable investigation, should have been known), whether or not incurred in the ordinary course of business, including matters which may reasonably be anticipated to give rise to litigation, arbitration or administrative proceedings, such disclosure being made as of the date of the Merger Agreement and as of the Closing Date, provided, however, that AVCOM may amend Exhibit 3.12 at any time through the Closing Date to add any matter of which AVCOM has subsequently obtained knowledge and which matter is not one which was known, or which through the conduct of reasonable investigation should have been known, to AVCOM at the date of the Merger Agreement or preparation of Exhibit 3.12.

  2. Section 8.1--Indemnification for Outstanding Litigation. Section 8.1 of the Merger Agreement is hereby amended to provide that Indemnifiable Damages shall consist of, in addition to the items stated in Section 8.1, any expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) (collectively, "Litigation Expenses") with respect to any litigation or claims described on Exhibit 3.12 to the Merger Agreement incurred from and after September 22, 1996 in excess of $1,000,000, in the aggregate (it being acknowledged that Indemnifiable Damages resulting from litigation and claims which should have been but were not disclosed on Exhibit 3.12 are not subject to the $1,000,000 amount), including any amounts paid with respect to the litigation and disputes between AVCOM or any Subsidiaries, and Success Marketing, Inc., Success Marketing Companies, Inc., Success Ventures, Inc., or any of their affiliates as described in Exhibit 3.12. Notwithstanding the foregoing, Indemnifiable Damages (i) shall not include any Litigation Expenses which arise out of or are based upon either the proposed Merger or any alleged actions or misrepresentations or breaches of duty by either AVCOM, its Subsidiaries and/or its officers, directors or shareholders in connection therewith, except to the extent of any fraudulent or willful or grossly negligent conduct or misrepresentation by any of such persons or entities in connection therewith; and (ii) shall not include any Litigation Expenses with respect to any matter which is either disclosed on Exhibit 3.12 or which should have been disclosed on Exhibit 3.12 to the extent that any solvent insurance carrier has agreed to defend and indemnify the applicable defendant within the policy limits of the applicable insurance policy.

  3. Section 8.2--Survival of Representations and Warranties. Section 8.2 of the Merger Agreement is amended to provide that, prior to the expiration of one year after the Effective Time (the "Evaluation Date"), SIGR and the Principal Shareholders will meet and confer and attempt in good faith to agree upon and establish prior to the Evaluation Date the realistic Exposure (as defined below) to AVCOM, SIGR and/or either's Subsidiaries with respect to each matter remaining on Exhibit 3.12 which has not previously been adjudicated, dismissed or settled, and, with respect to each such remaining matter, counsel for AVCOM shall have acknowledged that such Exposure as so determined is not "unreasonable" (an "Exposure Analysis"). In the event that SIGR and the Principal Shareholders cannot so agree, SIGR shall have the obligation to act in good faith and determine in the exercise of its good faith business judgment what such Exposure should be with respect to any matter to which the parties cannot reach agreement. As used herein, "Exposure" shall mean the reasonably projected cost of defense or prosecution through a final judgment of such matter (including attorneys' fees, costs and any direct expenses of either AVCOM and SIGR in connection therewith) plus a realistic assessment expressed as a dollar amount of the likelihood and amount of either an adverse or favorable judgment on all claims and counterclaims in connection with each of such matters. The sum of the Exposure determined for each of such matters remaining on Exhibit 3.12 as of the Evaluation Date plus the cumulative amount of Litigation Expenses through the Evaluation Date which either AVCOM or SIGR has incurred, paid out or accrued to adjudicate, dismiss and/or settle each of the matters originally included (or which should have been included) on
Exhibit 3.12 shall be the "Cumulative Exposure" in connection with such matters pending on the Evaluation Date.

  4. Section 8.4--Delivery of Holdback Shares. Section 8.4 of the Merger Agreement is amended to provide that, to the extent that the Cumulative Exposure determined in any Exposure Analysis is:

    a. Equal to or less than $1.0 Million, all of the Holdback Shares shall promptly be delivered to the Shareholders in accordance with the provisions of Section 8.4 of the Merger Agreement; and

    b. Greater than $1.0 Million, SIGR shall be entitled to continue to withhold that amount of the Holdback Shares equal to the amount by which the Cumulative Exposure exceeds $1.0 Million without the need to submit a notice for claim of Indemnifiable Damages, and the balance of the Holdback Shares, if any, shall promptly be delivered to the Shareholders in accordance with the provisions of Section 8.4 of the Merger Agreement; provided, however, to the extent that the then Cumulative Exposure exceeds the amount of the Holdback Shares, there shall be no obligation of either AVCOM or the Shareholders to supplement or increase the amount of the Holdback Shares.

  At any date between the Evaluation Date and the distribution by SIGR of all Holdback Shares, any of the Principal Shareholders can request that an Exposure Analysis be done as of such date ("Revised Cumulative Exposure"), provided that such analysis does not occur more than once in any three month period and only when the parties have reason to believe that a new Exposure Analysis will produce a meaningful reduction in the amount of Holdback Shares being held by SIGR. To the extent that the Revised Cumulative Exposure as recalculated in the current Exposure Analysis has decreased from the most recently calculated Cumulative Exposure, and to the extent that the Revised Cumulative Exposure is less than the amount of the Holdback Shares which SIGR is holding, SIGR shall be obligated to reduce the Holdback Shares (and deliver to the Shareholders in accordance with the provisions of Section 8.4 of the Merger Agreement) by the amount by which the Revised Cumulative Exposure is less than the Cumulative Exposure, but only to the extent that the Revised Cumulative Exposure is less than the amount of the Holdback Shares. SIGR shall have the obligation to distribute any and all Holdback Shares remaining in its possession as soon as the Revised Cumulative Exposure is reduced to zero, but, in any event, no later than five years after the Effective Time except for any Holdback Shares being held by SIGR to satisfy disputed claims for Indemnifiable Damages.

  5. Taxes. Section 3.17 of the Merger Agreement is hereby clarified to provide that, to the best knowledge of AVCOM and each of the Principal Shareholders after reasonable inquiry and investigation, all tax returns (including informational returns) described therein filed by AVCOM and the Subsidiaries are true, complete and correct, subject to reasonable interpretation of the applicable tax codes, rulings, and regulations, and that all Taxes (including interest and penalties) required to be paid, collected or withheld with respect to all open tax years have been paid or collected or withheld and remitted to the appropriate governmental agency or otherwise accrued as a liability in AVCOM's June 30, 1996 financial statements.

  6. Other Matters. In all other respects, the terms of the Merger Agreement are ratified and confirmed.

  7. IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the day and year first written above.

                                          SIGNATURE RESORTS, INC.

                                          By: /s/ Steven C. Kenninger
                                            -----------------------------------
                                          Title: Chief Operating Officer

                                                     [CORPORATE SEAL]

                                          AVCOM INTERNATIONAL, INC.

                                          By: /s/ Gary L. Hughes
                                            -----------------------------------
                                          Title: C.E.O., President

                                          By: /s/ Robert M. Eckenroth
                                            -----------------------------------
                                          Title: Vice President

                                                     [CORPORATE SEAL]

                                          ASP ACQUISITION CORP.

                                          By: /s/ Andrew D. Hutton
                                            -----------------------------------

                                          Title: Vice President

                                                     [CORPORATE SEAL]

                       JOINDER OF PRINCIPAL SHAREHOLDERS

  The undersigned Principal Shareholders hereby join in and execute the foregoing Agreement for the purposes of Articles III and VIII.

                                          By: /s/ Gary Hughes
                                            -----------------------------------
                                                 Gary Hughes

                                          By: /s/ John Stevens
                                            -----------------------------------
                                                 John Stevens

               SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

  THIS SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") by and among SIGNATURE RESORTS, INC., ("Signature") and AVCOM INTERNATIONAL, INC. ("AVCOM") is hereby made and entered into this 18th day of December, 1996, by and among SIGR and AVCOM and ASP ACQUISITION CORP., a Delaware corporation ("ASP") (Signature, AVCOM and ASP collectively referred to herein as the "Parties").

                                  WITNESSETH:

  WHEREAS, Signature and AVCOM did enter into the Merger Agreement, dated September 22, 1996, which contemplated the creation of ASP, a subsidiary of Signature, which entity has subsequently been created; and

  WHEREAS, said Merger Agreement was subsequently amended effective November 15, 1996 (said Merger Agreement, as amended, being herein referred to as the "Merger Agreement"); and

  WHEREAS, Section 1.3 of the Merger Agreement provides for the issued and outstanding shares of common stock of AVCOM and the outstanding and unexercised options, if any, to acquire shares of common stock of AVCOM to be converted into and become (subject to certain conditions and qualifications) a number of shares of common stock of Signature determined in accordance with the formula stated in the Merger Agreement; and

  WHEREAS, Signature desires to be able to convert such options to options to acquire shares of Signature common stock, in lieu of converting the options into Signature common stock; and

  WHEREAS, AVCOM has advised Signature that certain disputed claims have been asserted to acquire the common stock of AVCOM pursuant to which no shares of the common stock of AVCOM have been issued or are outstanding and that certain disputed claims have been asserted to acquire options to acquire the common stock of AVCOM which options are not outstanding; and

  WHEREAS, the parties hereto desire to amend the Merger Agreement for the purposes stated herein.

  NOW THEREFORE, for and in consideration of the premises and other good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto amend the Merger Agreement as follows:

  1. CONVERSION OF AVCOM SHARES AND OPTIONS.

  (a) The Provisions of Section 1.3 of the Merger Agreement shall apply not only to the issued and outstanding shares of the common stock of AVCOM, but also to all shares of the common stock of AVCOM that any person or entity had the valid right to require to be issued.

  (b) The provisions of Section 1.3 of the Merger Agreement with respect to outstanding and unexercised options to acquire shares of the common stock of AVCOM shall apply equally to any valid rights to acquire such options regardless of whether such options were outstanding on or after September 22, 1996.

  (c) Nothing in this Section is intended to constitute an acknowledgement of AVCOM or Signature or ASP that AVCOM has any unfilled obligations to issue AVCOM common stock or to issue any options to acquire AVCOM common stock that were not issued and outstanding on September 22, 1996, or at anytime thereafter. The purpose of this Section is to provide that any such rights, if established, shall be converted into the same rights as are provided under the Merger Agreement to acquire shares of the common stock of Signature on the same terms as the holders of issued and outstanding shares of the common stock of AVCOM or holders of outstanding and unexercised options to acquire shares of the common stock of AVCOM.

  2. CARRYOVER OF AVCOM OPTIONS. Notwithstanding anything to the contrary in the Merger Agreement, Signature may, in its sole option, elect to carryover any option to acquire shares of AVCOM common stock (an "AVCOM Option") into an option to acquire shares of Signature common stock (a "Signature Option") in lieu of the conversion provisions of Section 1.3 of the Merger Agreement with respect to options to acquire AVCOM shares. In such event the holder of an AVCOM Option shall receive a Signature Option on terms and conditions substantially similar to such holder's AVCOM Option. The number of Signature shares subject to such Signature Option shall be equal to the number of AVCOM shares subject to the AVCOM Option multiplied by the Final Conversion Ratio established in Section 1.3 of the Merger Agreement, and the exercise price per share for such Signature Option shall be equal to the exercise price per share for the AVCOM Option divided by the Final Conversion Ratio established in
Section 1.3 of the Merger Agreement.

  3. METHOD OF CONVERTING OPTIONS. Section 1.3 of the Merger Agreement is hereby amended to state that for purposes of determining the Separate Option Shares the denominator of the fraction used in the second step of such determination shall be the Merger Consideration, per share, rather than $5.00 as stated in the Merger Agreement.

  4. RATIFICATION. Except as specifically amended hereby, the Merger Agreement continues without any amendment or modification whatsoever.

  IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the day and year first written above.

                                       SIGNATURE RESORTS, INC.

                                       By: /s/ Andrew D. Hutton __________

                                         Title:Vice President____________
                                          (CORPORATE SEAL)

                                       AVCOM INTERNATIONAL, INC.

                                       By: /s/ Gary L. Hughes____________

                                         Title:President_________________
                                          (CORPORATE SEAL)

                                       ASP ACQUISITION CORP.

                                       By: /s/ Andrew D. Hutton__________

                                         Title:Vice-President____________
                                          (CORPORATE SEAL)

                       JOINDER OF PRINCIPAL SHAREHOLDERS

  The undersigned Principal Shareholders hereby join in and execute the foregoing Agreement.

/s/ John Stevens                          /s/ Gary Hughes
-------------------------------------     -------------------------------------
John Stevens                              Gary Hughes

                                APPENDIX B

                           FORM OF ESCROW AGREEMENT

  THIS ESCROW AGREEMENT, dated as of this    day of     , 199  (this
"AGREEMENT"), is by and among SIGNATURE RESORTS, INC., a Maryland corporation (the "PARENT"), AVCOM INTERNATIONAL, INC., a Delaware corporation (the "COMPANY"), GARY L. HUGHES and JOHN R. STEVENS (collectively, the "STOCKHOLDER REPRESENTATIVES"), CHICAGO TITLE INSURANCE COMPANY, as escrow agent (the "ESCROW AGENT").

                                   RECITALS

  A. The Parent, the Company and AS Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Parent (the "PURCHASER"), have entered into an Agreement and Plan of Merger dated as of September 22, 1996 (the "MERGER AGREEMENT"), which provides, among other things, for the merger ("MERGER") of the Purchaser with and into the Company, with the result that the Company will become a wholly owned subsidiary of the Parent.

  B. The Parent, the Company, the Purchaser and the Stockholder Representatives who are parties hereto desire, pursuant to Article VIII of the Merger Agreement, to set aside a portion of the consideration to be paid to the AVCOM Shareholders (as defined in the Merger Agreement) in connection with the Merger, for the purpose of providing the Parent with a remedy in the event of a breach by the Company of certain representations, warranties and covenants made in the Merger Agreement.

  C. The Escrow Agent has agreed to hold the Escrowed Shares (as defined below) in accordance with the terms and provisions contained herein.

                                   AGREEMENT

  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

  1. Definitions. Except as hereinafter defined, capitalized terms used in this Agreement will have the meanings assigned to such terms in the Merger Agreement.

  "Average Share Price" shall refer to the mean average high and low trades of SIGR Stock as reported on the NASDAQ National Market System for each of the ten (10) consecutive trading days immediately preceding ten (10) days prior to the date that the Average Share Price is to be determined.

  "Breach" shall mean (A) any breach of any representation or warranty or the inaccuracy of any representation made by the Company in or pursuant to the Merger Agreement; and (B) any breach of any covenant or agreement made by the Company in or pursuant to the Merger Agreement.

  "Claim" shall mean a claim for Damages incurred by the Parent or the Purchaser as a result of one or more Breaches.

  "Claim Date" shall have the meaning set forth in Section 5 hereof.

  "Claim Expiration Time" shall mean the date of first anniversary following the Effective Date unless litigation pending on the date hereof involving AVCOM or any of its subsidiaries disclosed on Exhibit 3.12 to the Merger Agreement continues to be pending and unresolved on such first anniversary, in which case the Claim Expiration Time with respect to such litigation only shall extend to the fifth anniversary following the Effective Date.

  "Damage Amount" shall have the meaning set forth in Section 5 hereof.

  "Escrowed Funds" shall have the meaning set forth in Section 4 hereof.

  "Escrowed Shares" shall have the meaning set forth in Section 3 hereof.

  "Final Instruction" shall have the meaning set forth in Section 6 hereof.

  "AVCOM Shareholders" shall mean holders of AVCOM Shares or the options immediately prior to the Effective Date.

  "Indemnifiable Amount" shall mean those amounts for which the Parent is entitled to indemnity pursuant to Article VIII of the Merger Agreement.

  "Parent Net Claim" shall have the meaning set forth in Section 5 hereof.

  "Total Shares Available" shall, as of any date of determination, mean the sum of the aggregate number of Escrowed Shares held in escrow and governed by this Agreement as of such date of termination.

  2. Appointment of Escrow Agent. The Parent, the Company and the AVCOM Shareholders hereby designate and appoint Chicago Title Insurance Company as Escrow Agent for the purposes set forth herein and the Escrow Agent hereby accepts such appointments on the terms herein provided.

  3. Deposit of Escrowed Shares. Promptly after the Effective Date, the Parent shall deliver to the Escrow Agent one or more certificates in the name of each AVCOM Shareholder representing 10% of the aggregate number of shares of SIGR Common Stock issuable to the AVCOM Shareholders in connection with the Merger (collectively, the "ESCROWED SHARES").

  4. Maintenance of Escrow.

  (a) The Escrow Agent shall hold the Escrowed Shares in escrow, and shall maintain and disburse the Escrowed Shares, pursuant to this Agreement.

  (b) All stock splits or dividends payable in stock or other securities of the Parent that are made by the Parent with respect to the Escrowed Shares while such shares are held by the Escrow Agent, shall be registered in the name of the respective AVCOM Shareholders, deposited in escrow and become part of the Escrowed Shares and any cash in lieu of fractional shares of the SIGR Stock are collectively referred to in this Agreement as the "Escrowed Funds." All other dividends or distributions made by the Parent with respect to the Escrowed Shares while such shares are held by the Escrow Agent shall be delivered to each AVCOM Shareholder based on the number of Escrowed Shares to which such AVCOM Shareholder is entitled, and such dividends or distributions shall be made to each such AVCOM Shareholder at the same time such dividends or distributions are paid or delivered to holders of SIGR Stock.

  5. The Parent's Right to Assert Claim to Escrowed Funds. The Parent shall have the right to make one or more Claims on or prior to the Claim Expiration Time by delivering a notice of such Claim (a "Claim Notice") to the Stockholder Representatives, the AVCOM Shareholders and the Escrow Agent prior to such time (the date of such notice, the "Claim Date"). If the Parent asserts a Claim, such Claim Notice shall state with particularity (i) all Breaches asserted, together with sufficient facts relating thereto so that the Stockholder Representatives may reasonably evaluate such Claim, (ii) the Parent's estimate of the amount that equals the aggregate amount of such Indemnifiable Amount (the "Damage Amount"), (iii) the Parent's estimate of the amount (the "Parent Net Claim") that equals (A) the Indemnifiable Amount multiplied by (B) the aggregate number of Escrowed Shares divided by (C) the aggregate number of Total Shares Available, and (iv) a calculation of the number of Escrowed Shares to be disbursed from the Escrow Fund in connection with such Parent Net Claim (for purposes of such calculation, each share of SIGR Stock shall be valued at the Average Share Price).

  6. Determination of Valid Parent Net Claim; Final Instruction. For purposes of this Agreement, a "Final Instruction" shall mean a written notice given to the Escrow Agent directing the disbursement of the amount of the Parent Net Claim (which had previously been set forth in a Claim Notice properly delivered in accordance with the provisions of Section 5 hereof), and shall be signed both by the Parent and by the Stockholder Representatives except as otherwise provided below in clause (b) or (d). A Final Instruction shall be delivered to the Escrow Agent under the following circumstances, and accompanied by the indicated documentation:

  (a) If the Stockholder Representatives dispute either the validity, amount or calculation of the Claim and/or the Parent Net Claim, the Stockholder Representatives shall give written notice of such dispute to the Parent, with a copy to the Escrow Agent, within 10 business days after the delivery of the Claim Notice by the Parent to the Stockholder Representatives. In such circumstances, no Final Instruction may be given to the Escrow Agent except as provided in (c) or (d) below.

  (b) If the Stockholder Representatives fail to respond to the Claim Notice within 10 business days after the delivery to the Stockholder Representatives and the Escrow Agent of the Claim Notice, or if the Stockholder Representatives notify the Escrow Agent that there is no dispute with respect to the Claim and/or the Parent Net Claim, the Parent shall have the right to deliver to the Escrow Agent a Final Instruction, signed only by the Parent, with respect to the Claim and/or the Parent Net Claim.

  (c) If the Stockholder Representatives and the Parent reach an agreement with respect to the proper determination of the Claim and/or the Parent Net Claim, the Stockholder Representatives and the Parent shall give to the Escrow Agent a Final Instruction, signed by both the Stockholder Representatives and the Parent, with respect to the Claim and/or the Parent Net Claim.

  (d) If an arbitration award pursuant to Section 24 hereof is entered with respect to the Claim and/or the Parent Net Claim, either the Stockholder Representatives or the Parent shall have the right to deliver to the Escrow Agent a Final Instruction with respect to the Claim and/or the Parent Net Claim based on and in compliance with such award, signed only by the Stockholder Representatives or by the Parent, as the case may be, and accompanied by a copy of such award.

  Upon receipt of a Final Instruction in accordance with this Section, the Escrow Agent shall disburse to the Parent from the Escrow such number of shares of the SIGR Stock as shall equal the Parent Net Claim based on the valuation procedures set forth in Section 8 hereof and shall distribute the remaining Escrowed Shares and Escrowed Funds in accordance with Section 7 hereof.

  Notwithstanding anything contained in this Section 6 to the contrary, no claim may be made by Parent unless the amount of the individual claim exceeds $25,000, or the aggregate amount of all claims made from the Effective Date shall exceed $100,000. Once such limitations are met, whether individually or in the aggregate, the entire claim may be made the subject of a Claim Notice. This provision does not provide for a deductible and shall not apply, in any event, in the event that the claim arises out of fraud or intentional or willful misconduct on the part of the breaching party.

  7. Distribution of Escrowed Funds. If the Parent fails to make a Claim on or prior to the Claim Expiration Date in accordance with Section 5 hereof, then as promptly as practicable thereafter (and in no event later than 10 business days following the Claim Expiration Time), the Escrow Agent shall deliver to each AVCOM Shareholder the Escrowed Shares to which such AVCOM Shareholder is entitled together with all other Escrowed Funds relating to such Escrowed Shares. If the Parent timely makes a Claim or Claims and if at or after the expiration of the Claim Expiration Time, such Claim or Claims (whether or not in dispute) aggregate less than the sum of the remaining Escrowed Shares (valued at the Average Share Price) plus the remaining Escrowed Funds, then the Escrow Agent shall deliver such remaining amount of Escrowed Funds and Escrowed Shares (less the amount of such Claim or Claims) to each AVCOM Shareholder based on the number of Escrowed Shares to which such AVCOM Shareholder is entitled. If, however, the Parent timely makes a Claim or Claims in accordance with Section 5 hereof and if at the expiration of the Claim Expiration Time, such Claim or Claims (whether or not in dispute) aggregate more than the sum of the remaining Escrowed Shares (valued at the Average Share Price) plus the remaining Escrowed Funds, then only upon the Escrow Agent's receipt of a Final Instruction shall the Escrow Agent deliver that portion of the Escrowed Funds and Escrowed Shares to the Parent that is set forth in such Final Instruction and then deliver any remaining portion of the Escrowed Funds and Escrowed Shares to each AVCOM Shareholder based on the number of Escrowed Shares to which such AVCOM Shareholder is entitled. Whenever less than all Escrowed Funds and Escrowed Shares are required to be released to AVCOM Shareholders under this Section, the release shall be satisfied to the extent possible from Escrowed Funds, then from Escrowed Shares.

  8. Valuation of Escrowed Shares; Fractional Shares. For purposes of determining the number of Escrowed Shares to be disbursed from the Escrow under this Agreement with respect to the Parent Net Claim, each share of the SIGR Stock shall be valued at the Average Share Price. No certificates or scrip representing fractional shares of the SIGR Stock shall be issued pursuant to this Agreement. In lieu of any fractional share of the SIGR Stock, each AVCOM Shareholder who would otherwise have been entitled to a fraction of a share of the SIGR Stock hereunder shall be paid an amount in cash (without interest) equal to the value of such fraction of a share based upon the Average Share Price. The Parent agrees to pay to Escrow Agent such amounts as are necessary to pay such cash in lieu of fractional shares and the Escrow Agent shall transfer and deliver such shares to the Parent with respect to which cash is so paid as a result of the distribution to the AVCOM Shareholders.

  9. Actions by AVCOM Shareholders Representative. A decision, act, consent or instruction of both Stockholder Representatives acting jointly (or, in the event there is only one Stockholder Representative as a result of the legal disability of a Stockholder Representative, any decision, act, consent or instruction of such remaining Stockholder Representative) shall constitute a decision of all the AVCOM Shareholders, and shall be final, binding and conclusive upon each of the AVCOM Shareholders, and the Escrow Agent, and the Parent may rely upon any decision, act, consent or instruction of both Stockholder Representatives acting jointly (or, in the event there is only one Stockholder Representative as a result of the legal disability of a Stockholder Representative, any decision, act, consent or instruction of such remaining Stockholder Representative) as being the decision, act, consent or instruction of each and all of the AVCOM Shareholders. The Escrow Agent and the Parent are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction. Although the Stockholder Representatives shall not be obligated to obtain instructions from the AVCOM Shareholders prior to any decision, act, consent or instruction, if, and to the extent that, the Stockholder Representatives receive any written instructions from AVCOM Shareholders entitled to receive a majority of the Escrowed Shares held in the Escrow Fund, the Stockholder Representatives shall comply with such instructions. In the event that there is a disagreement between either of the Stockholder Representatives, AVCOM Shareholders entitled to receive a majority of the Escrowed Shares held in the Escrow Fund may resolve such disagreement or remove any Stockholder Representative.

  10. Reliance by Escrow Agent; Liability of Escrow Agent. The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization or other paper or document that the Escrow Agent believes to be genuine and what it purports to be. The Escrow Agent may confer with its own corporate or outside legal counsel in the event counsel in the event of any dispute or question as to the construction of any of the provisions hereof, or its duties hereunder, and shall incur no liability and shall be fully protected in acting in accordance with the written opinions of such counsel. The duties of the Escrow Agent hereunder will be limited to the observance of the express provisions of this Agreement. The Escrow Agent will not be subject to, or be obliged to recognize, any other agreement between the parties hereto or directions or instructions not specifically set forth as provided for herein. The Escrow Agent will not make any payment or disbursement from or out of the Escrow that is not expressly authorized pursuant to this Agreement. The Escrow Agent may rely upon and act upon any instrument received by it pursuant to the provisions of this Agreement that it reasonably believes to be genuine and in conformity with the requirements of this Agreement. The Escrow Agent undertakes to use the same degree of care and skill in performing its services hereunder as an ordinary prudent person would do or use under the conduct of his or her own affairs. The Escrow Agent will not be liable for any action taken or not taken by it under the terms hereof in the absence of breach of its obligations hereunder or gross negligence or willful misconduct on its part.

  11. Indemnification of Escrow Agent. The Parent will indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages or expenses (including, but not limited to, reasonable attorneys' fees) it may sustain by reason of its service as Escrow Agent hereunder, except such losses, costs, damages or expenses (including, but not limited to, reasonable attorneys' fees) incurred by reason of such acts or omissions for which the Escrow Agent is liable or responsible under the last sentence of Section 9 hereof.

  12. Fees and Expenses of the Escrow Agent. All fees of the Escrow Agent for its services hereunder, together with any expenses reasonably incurred by the Escrow Agent in connection with this Agreement, shall be paid by the Parent. The fees and reasonable expenses of the Escrow Agent in connection with the negotiation, preparation, execution and delivery of this Agreement, the deposit of the Escrowed Shares into the escrow, and the distribution of Escrow
pursuant to no more than two Final Instructions shall be $     and shall be
paid by the Parent within 30 days of the execution of this Agreement. The fees and reasonable expenses of the Escrow Agent for the distribution of Escrow to more than two Final Instructions shall be determined at the time of such distributions and shall be paid by the Parent.

  13. Resignation of Escrow Agent. The Escrow Agent may resign from its duties hereunder by giving Parent and the AVCOM Shareholder Representative not less than 30 days prior written notice of the effective date of such resignation (which effective date shall be at least 30 days after the date such notice is given). The parties hereto intend that a substitute Escrow Agent will be appointed by the Parent to fulfill the duties of the Escrow Agent hereunder for the remaining term of this Agreement in the event of the Escrow Agent's resignation. If on or before the effective date of such resignation, a substitute Escrow Agent has not been appointed, the Escrow Agent will thereupon deposit the Escrowed Funds into the registry of a court of competent jurisdiction.

  14. Designees for Instructions. The Parent, may, by notice to the Escrow Agent, designate one or more persons who will execute notices and from whom the Escrow Agent may take instructions hereunder. Such designations may be changed from time to time upon notice to the Escrow Agent from the Parent. The Escrow Agent will be entitled to rely conclusively on any notices or instructions from any person so designated by the Parent.

  15. Tax Reporting. Unless otherwise required by Treasury Regulations issued in the future, the parties will treat the Escrowed Shares and any other shares of the SIGR Stock deposited with the Escrow Agent hereunder for purposes of
Section 468(g) of the Internal Revenue Code of 1986, as amended, and for all other income tax purposes as being owned by the AVCOM Shareholders during the period such shares are held in escrow, and therefore any income earned on such shares during such period will be allocated and reported to the AVCOM Shareholders as such income is earned. The parties will make any elections or filings required to characterize such shares in a manner consistent with the preceding sentence. The AVCOM Shareholders will be entitled to vote their respective Escrowed Shares while they remain in escrow. Notwithstanding the provisions of the Merger Agreement, no AVCOM Shareholder shall have the right to direct Escrow Agent to sell any of the Escrowed Shares.

  16. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if trnasmitted by telecopy, electronic or digital transmission method; the day after it is ;sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Fedex); and upon receipt, if sent by certified or registered mail, return receipt requested. Notwithstanding the foregoing, a Final Instruction provided pursuant to Section 6 hereof shall be deemed to have been duly given (whether delivered personally, by telecopy, by electronic or digital delivery, by recognized overnight delivery or by certified or registered mail) if receipt of such Final Instruction was acknowledged in writing. In each case notice shall be sent to:

  If to the Parent or, after the Effective Date, to the Company, addressed to:

    Signature Resorts, Inc.
    Attn: Mr. Steven C. Kenninger
    5933 W. Century Blvd.
    Suite 210
    Los Angeles, California 90045
    Telecopy: (310) 348-1010

  With a copy to:

    Edward H. Brown
    Schreeder, Wheeler & Flint, LLP
    1600 Candler Building
    127 Peachtree Street, N.E.
    Atlanta, Georgia 30303-1845
    Telecopy No.: (404) 681-1046

  If to the Stockholder Representatives:

    Gary L. Hughes
    100 Broken Lance Way
    Sedona, Arizona 86351

  and

    John R. Stevens
    50 Cord Circle
    Sedona, Arizona 86351

  With a copy to:

    David V. Sanderson, Esq.
    Deconcini McDonald Brammer
    Yetwin & Lacy, P.C.
    2901 North Central Avenue
    Suite 1644
    Phoenix, AZ 85012-2736

  If to the Escrow Agent:

    Chicago Title Insurance Company

    -------------------------------------

    -------------------------------------

    -------------------------------------

  17. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; except that the Parent may, without such consent, assign all such rights and obligations to a wholly owned subsidiary (or a partnership controlled by the Parent) or subsidiaries of the Parent or to a successor in interest to the Parent which shall assume all obligations of the Parent, as the case may be, under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

  18. Ammendment and Termination. This Agreement may be amended by and upon written notice to the Escrow Agent given jointly by the Parent and the Stockholder Representatives, but the duties and responsibilities of the Escrow Agent may not be increased without its written consent. This Agreement will terminate on the date on which all the Escrowed Funds and Escrowed Shares have been distributed.

  19. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  20. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or any other such instrument.

  21. Titles. The titles, captions or headings of the Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

  22. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

  23. Governing Law; Jurisdiction. IT IS THE PARTIES' INTENT THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ARIZONA (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF
LAW).

  24. Arbitration. Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Los Angeles, California, administered by AAA, in accordance with AAA's Commercial Arbitration Rules then in effect. There shall be three (3) arbitrators (one appointed by the AVCOM Shareholder Representatives, one appointed by the Parent, and one appointed by the two arbitrators so appointed), which shall be appointed within 70 days after the Claim Notice. If AVCOM Shareholder Representatives do not appoint an arbitrator within such period, then the arbitrator appointed by the Parent shall arbitrate the dispute. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrators, as follows (i) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (ii) depositions of all party witnesses, (iii) other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The costs of the arbitration and reasonable attorneys' fees shall be paid by the Parent, but the arbitrators shall have the right to increase the Parent Net Claim by any or all of such costs.

  25. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted assigns. The rights of any person or entity to receive Escrowed Shares hereunder shall not be transferable except by operation of law.

  IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

                                          COMPANY:

                                          AVCOM INTERNATIONAL, INC.,
                                          a Delaware corporation

                                          By: _________________________________
                                             Name: ____________________________

                                          PARENT:

                                          SIGNATURE RESORTS, INC.,
                                          a Maryland corporation

                                          By: _________________________________
                                             Name: ____________________________
                                             Title: President and Chief
                                                 Executive
                                          Officer

                                          ESCROW AGENT:

                                          CHICAGO TITLE COMPANY

                                          By: _________________________________
                                             Name: ____________________________
                                             Title: ___________________________

                                          STOCKHOLDER REPRESENTATIVES:

                                          By: _________________________________
                                             Name: ____________________________
                                             Title: ___________________________

                                APPENDIX C

                       DELAWARE GENERAL CORPORATION LAW

                                  SECTION 262

                               APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented hereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to subsection (g) of (S) 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (l) if this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the items of an agreement of merger or consolidation pursuant to
  (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holder of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register of Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, of if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter within the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L. '96 eff. 7-1-96).

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Signature is a Maryland corporation. Section 2-418 of the Maryland General Corporation Law empowers Signature to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The Maryland General Corporation Law also provides that Signature may purchase insurance on behalf of any such director, officer, employee or agent.

  Signature's Charter and Bylaws provide in effect for the indemnification by Signature of each director and officer of Signature to the fullest extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  A list of exhibits filed with this Registration Statement on Form S-4 is set forth in the Index to Exhibits on page E-1, and is incorporated herein by reference.

  (b) Financial Statement Schedules

  None. Schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

  (a)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference unto the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, Signature Resorts, Inc. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 20, 1996.

                                          Signature Resorts, Inc.

                                                  /s/ Andrew D. Hutton
                                          By: _________________________________
                                                     Andrew D. Hutton,
                                            Vice President and General Counsel

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Chairman of the Board and     December 20, 1996
____________________________________  Chief Executive Officer
           Osamu Kaneko               (Principal Executive
                                      Officer)

                 *                   Director and President        December 20, 1996
____________________________________
         Andrew J. Gessow

                 *                   Director, Chief Operating     December 20, 1996
____________________________________  Officer and Secretary
        Steven C. Kenninger

     /s/ Michael A. Depatie          Executive Vice President and  December 20, 1996
____________________________________  Chief Financial Officer
         Michael A. Depatie           (Principal Financial
                                      Officer)

                 *                   Senior Vice President and     December 20, 1996
____________________________________  Treasurer (Principal
          Charles C. Frey             Accounting Officer)

                 *                   Executive Vice President and  December 20, 1996
____________________________________  Director
           James E. Noyes

                 *                   Director                      December 20, 1996
____________________________________
          Juergen Bartels

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Director                      December 20, 1996
____________________________________
         Sanford H. Climan

                 *                   Director                      December 20, 1996
____________________________________
         Joshua S. Friedman

                 *                   Director                      December 20, 1996
____________________________________
          W. Leo Kiely III

*Power of Attorney by

      /s/ Andrew D. Hutton
____________________________________
          Andrew D. Hutton
           Vice President

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
   2.    Plan and Agreement of Merger, as amended (included as Appendix
          A to this Registration Statement)
   3.1   Charter of Signature Resorts, Inc. (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form
          S-1 (No. 333-06027))
   3.2   Bylaws of Signature Resorts, Inc. (incorporated by reference to
          Exhibit 3.2 to Registrant's Registration Statement on Form S-1
          (No. 333-06027))
   4.1   Form of Stock Certificate of Signature Resorts, Inc.
          (incorporated by reference to Exhibit 4.1 to Registrant's
          Registration Statement on Form S-1 (No. 333-06027))
  *5.1   Opinion of Schreeder, Wheeler & Flint, LLP regarding the
          validity of the Common Stock being registered (including
          consent)
  *8.1   Form of Opinion of Gallagher & Kennedy, P.A. regarding federal income tax consequences
  10.1   Form of Registration Rights Agreement among Signature Resorts,
          Inc. and the persons named therein (incorporated by reference to Exhibit 10.1 to Registrant's Registration Statement on Form
          S-1 (No. 333-06027))
  10.2.1 Form of Employment Agreements between Signature Resorts, Inc.
          and each of Osamu Kaneko, Andrew J. Gessow and Steven C.
          Kenninger (incorporated by reference to Exhibit 10.2.1 to
          Registrant's Registration Statement on Form S-1 (No. 333-
          06027))
  10.2.2 Employment Agreement between Signature Resorts, Inc. and James
          E. Noyes (incorporated by reference to Exhibit 10.2.2 to
          Registrant's Registration Statement on Form S-1 (No. 333-
          06027))
 *10.2.3 Form of Employment Agreement between Signature Resorts, Inc.
          and Gary L. Hughes
 *10.2.4 Form of Employment Agreements between Signature Resorts, Inc.
          and John R. Stevens
 *10.2.5 Employment Agreement between Signature Resorts, Inc. and
          Michael A. Depatie
 *10.2.6 Form of Stock Option Agreement between Signature Resorts, Inc.
          and Gary L. Hughes
 *10.2.7 Form of Stock Option Agreement between Signature Resorts, Inc.
          and John R. Stevens
 *10.2.8 Stock Option Agreement between Signature Resorts, Inc. and
          Michael A. Depatie
  10.3   1996 Equity Participation Plan of Signature Resorts, Inc.
          (incorporated by reference to Exhibit 10.3 to Registrant's
          Registration Statement on Form S-1 (No. 333-06027))
  10.4   Agreement of Limited Partnership of Pointe Resort Partners,
          L.P. (subsequently renamed Poipu Resort Partners L.P.) dated
          October 11, 1994 (incorporated by reference to Exhibit 10.4 to
          Registrant's Registration Statement on Form S-1 (No. 333-
          06027))
  10.5   Signature Resorts, Inc. Employee Stock Purchase Plan
          (incorporated by reference to Exhibit 10.5 to Registrant's
          Registration Statement on Form S-1 (No. 333-06027))
  10.6   Agreement between W&S Hotel L.L.C. and Argosy/KOAR Group, Inc.
          dated as of May 3, 1996 (incorporated by reference to Exhibit
          10.6 to Registrant's Registration Statement on Form S-1 (No.
          333-06027))
 *10.7   Contitrade Services, L.L.C. Loan and Security Agreement
 +10.8.1 Lender's Certification and Consent from Resort Capital
          Corporation to Signature Resorts, Inc. dated as of August 15,
          1996
 +10.8.2 Lender's Certification and Consent from FINOVA Capital
          Corporation to Signature Resorts, Inc. dated as of August 15,
          1996

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
 +10.8.3 Assumption Agreement between FINOVA Capital Corporation and
          Signature Resorts, Inc. dated as of August 15, 1996
 +10.8.4 Assumption Agreement between Resort Capital Corporation and
          Signature Resorts, Inc. dated as of August 15, 1996
 +10.8.5 Assumption Agreement between FINOVA Capital Corporation and
          AKGI-Sint Maarten, N.V. dated as of August 15, 1996
 *11     Statement re Computation of Earnings
 *12     Computation of Ratios of Earnings to Fixed Charges
  16.1   Letter from Ernst & Young LLP regarding change in certifying accountant (incorporated by reference to Exhibit 16.1 to
          Registrant's current report on Form 8-K filed with the
          Commission on September 18, 1996)
 *21     Subsidiaries of Signature Resorts, Inc.
  23.1   Consent of Schreeder, Wheeler & Flint, LLP (included as part of
          Exhibit 5.1)
 *23.2   Consent of Gallagher & Kennedy, P.A.
 *23.4   Consent of Ernst & Young LLP
 *23.5   Consent of Arthur Andersen LLP
 +24.1   Power of Attorney
 *27     Amended Financial Data Schedule
 *99     Form of Proxy

--------

+ previously filed

* filed herewith